As filed with the Securities and Exchange Commission on March 17, 2021.
Registration No. 333-249779

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MultiPlan Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware	6411	84-3536151
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
115 Fifth Avenue
New York, NY 10003
(212) 780-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Mark Tabak
Chief Executive Officer
MultiPlan Corporation
115 Fifth Avenue
New York, NY 10003
(212) 780-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
William B. Brentani
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
(650) 251-5000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-249779) (the “Registration Statement”) of MultiPlan Corporation (“MultiPlan”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on November 16, 2020, is being filed pursuant to the undertakings in Item 17 of the Registration Statement to (i) include the information contained in MultiPlan’s Annual Report on Form 10-K for the year ended December 31, 2020, that was filed with the SEC on March 16, 2021, (ii) update the Management’s Discussion and Analysis of Financial Condition and Results of Operations, (iii) include updated information regarding the selling securityholders named in the prospectus, including a reduction in the number of shares of Class A common stock being offered by the selling securityholders to 576,882,592 shares of Class A common stock, and (iv) update certain other information in the Registration Statement to reflect current business operations.
The information included in this filing amends this Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated March 17, 2021
Preliminary Prospectus
633,750,000 Shares of Class A Common Stock
24,500,000 Warrants to Purchase Class A Common Stock
This prospectus relates to (a) 415,700,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), issued in connection with the Mergers (as defined below), (b) 132,050,000 shares of Class A common stock issued in connection with the Common PIPE Investment (as defined below), (c) 27,500,000 shares of Class A common stock issued upon the conversion of Churchill’s Class B common stock in connection with the Transactions (as defined below) and (d) 58,500,000 shares of our Class A common stock that may be issued upon exercise of warrants to purchase Class A common stock at exercise prices ranging from $11.50 to $12.50 per share of Class A common stock, including the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants (each as defined below).
The prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 576,882,592 shares of our Class A common stock (which includes up to 31,000,000 shares of Class A common stock issuable upon the exercise of outstanding warrants) and (b) up to 24,500,000 warrants representing the Private Placement Warrants and Working Capital Warrants. We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock is listed on The New York Stock Exchange under the symbol “MPLN.” On March 16, 2021, the last reported sale price of our Class A common stock on The New York Stock Exchange was $6.30 per share.
Investing in our Class A common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 21.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
           , 2021

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 58,500,000 shares of Class A common stock upon exercise of the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 576,882,592 shares of Class A common stock (which includes up to 31,000,000 shares of Class A common stock issuable upon the exercise of outstanding warrants) and up to 24,500,000 warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
On October 8, 2020, Churchill consummated the Transactions, including the previously announced business combination (the “Mergers ”) pursuant to the terms of the Merger Agreement, which, among other things, provided for (i) First Merger Sub to be merged with and into Polaris Parent Corp. with Polaris Parent Corp. being the surviving company in the First Merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Polaris Parent Corp. to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Churchill. In connection with the Transactions, Churchill changed its name to MultiPlan Corporation and the New York Stock Exchange ticker symbols for its Class A common stock and warrants to “MPLN” and “MPLN.WS,” respectively.

FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“2020 Omnibus Incentive Plan” are to our 2020 Omnibus Incentive Plan, as it may be amended and/or restated from time to time;
“5.750% Notes” are to the $1,300,000,000 in aggregate principal amount of 5.750% Senior Notes due 2028 issued by MPH;
“7.125% Notes” are to the 7.125% Senior Notes due 2024 issued by MPH. All of the outstanding 7.125% Notes were redeemed on October 29, 2020;
“ASC” are to Accounting Standards Codification;
“Board” are to the board of directors of the Company;
“Churchill” are to Churchill Capital Corp III, a Delaware corporation, which changed its name to MultiPlan Corporation following the consummation of the Transactions;
“Churchill IPO” are to the initial public offering by Churchill which closed on February 19, 2020;
“Churchill’s Class A common stock” are, prior to consummation of the Transactions, to Churchill’s Class A common stock, par value $0.0001 per share and, following consummation of the Transactions, to our Class A common stock, par value $0.0001 per share;
“Churchill’s Class B common stock” are to Churchill’s Class B common stock, par value $0.0001 per share;
“Class A common stock” are to MultiPlan’s Class A common stock, par value $0.0001 per share;
“Closing” are to the consummation of the Mergers;
“Closing Date” are to October 8, 2020, the date on which the Transactions were consummated;
“Common PIPE Investment” are to the private placement pursuant to which Churchill entered into subscription agreements with certain investors whereby such investors subscribed for (a) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $1,300,000,000 and (b) warrants to purchase 6,500,000 shares of Churchill’s Class A Common Stock (for each share of Churchill’s Class A common stock subscribed, the investor received 1/20th of a warrant to purchase one share of Churchill’s Class A common stock, with each whole warrant having a strike price of $12.50 per share and a maturity date of October 8, 2025). The Common PIPE Investment was subject to an original issue discount (which was paid in additional shares of Churchill’s Class A common stock) of 1% for subscriptions of $250,000,000 or less and 2.5% for subscriptions of more than $250,000,000, which resulted in an additional 2,050,000 shares of Churchill’s Class A common stock being issued. The Common PIPE Investment was consummated on the Closing Date;
“Common PIPE Investors” are to the investors participating in the Common PIPE Investment;
“Common PIPE Subscription Agreements” are to the common stock subscription agreements entered into (a) by and between Churchill and the PIF (the “PIF Common Subscription Agreement”) and (b) by and among Churchill, Holdings and MultiPlan Parent, on the one hand, and certain investment funds, on the other hand (the “Other Common Subscription Agreements”), in each case, dated as of July 12, 2020 and entered into in connection with the Common PIPE Investment;
“common stock” are, prior to the consummation of the Transactions, to Churchill’s Class A common stock and Churchill’s Class B common stock and, following consummation of the Transactions, to the Class A common stock;
“Company” are, prior to the consummation of the Transactions, to Churchill and, following consummation of the Transactions, to MultiPlan Corporation;

“Convertible PIPE Investment” are to the private placement pursuant to which the Company entered into subscription agreements with certain investors whereby such Convertible PIPE Investors agreed to buy $1,300,000,000 in aggregate principal amount of Senior Convertible PIK Notes. The Convertible PIPE Investment was consummated on the Closing Date;
“Convertible PIPE Investors” are to the investors participating in the Convertible PIPE Investment;
“Convertible Subscription Agreement” are to the subscription agreements, dated as of July 12, 2020, entered into in connection with the Convertible PIPE Investment;
“certificate of incorporation” are to the Company’s second amended and restated certificate of incorporation in effect as of the date of this prospectus;
“DHP” are to Discovery Health Partners;
“DGCL” are to the Delaware General Corporation Law, as amended;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“FASB” are to Financial Accounting Standards Board;
“First Health” are to First Health Group Corp., an indirect wholly owned subsidiary of Aetna Inc.;
“First Merger Sub” are to Music Merger Sub I, Inc. a Delaware corporation and direct, wholly owned subsidiary of the Company;
“founder shares” are to shares of Churchill’s Class B common stock and Churchill’s Class A common stock issued upon the automatic conversion thereof in connection with the Closing;
“H&F” are to Hellman & Friedman Capital Partners VIII, L.P.;
“Holdings” are to Polaris Investment Holdings, L.P.;
“HST” are to HSTechnology Solutions, Inc.;
“Insiders” are to Michael Klein, Jay Taragin, Jeremy Paul Abson, Glenn R. August, Mark Klein, Malcolm S. McDermid, and Karen G. Mills;
“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of July 12, 2020, by and among the Company, the Sponsor, Holdings, H&F, the PIF and certain other parties thereto;
“KG” are to The Klein Group, LLC, an affiliate of Michael Klein and the Sponsor and an affiliate and wholly owned subsidiary of M. Klein and Company. KG (and not the Sponsor) was engaged by Churchill to act as Churchill’s financial advisor in connection with the Transactions, and as a placement agent in connection with the PIPE Investment as more fully described herein;
“LIBOR” are to London Interbank Offered Rate;
“Liquidity Event” are to are to any transaction or series or related transactions involving (i) the sale of all or substantially all of the assets of Holdings on a consolidated basis to a person, or group of persons, other than (A) the H&F Investors and their affiliates or (B) a distribution of IPO Corporation to the unitholders of Holdings as part of an IPO Conversion (as defined in the unitholders agreement) or following an initial public offering, (ii) a merger, reorganization, consolidation or other similar corporate transaction in which the outstanding voting securities of Holdings are exchanged for securities of the successor entity and the holders of the voting securities of Holdings immediately prior to such transaction do not own a majority of the outstanding voting securities of the successor entity immediately upon completion of such transaction or (iii) the direct or indirect sale (whether by sale, merger or otherwise) of all or a majority of the voting securities of Holdings to a person, or group of persons, other than the H&F Investors and their affiliates;;
“M. Klein and Company” are to M. Klein and Company, LLC, a Delaware limited liability company, and its affiliates;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of July 12, 2020, by and among Churchill, MultiPlan Parent, Holdings, First Merger Sub and Second Merger Sub, as the same has been or may be amended, modified, supplemented or waived from time to time;
“Mergers” are to, together, (a) the merger of First Merger Sub with and into MultiPlan Parent with MultiPlan Parent being the surviving company in the merger (the “First Merger”) and (b) immediately following and as part of the same transaction as the First Merger, the merger of MultiPlan Parent with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Churchill (the “Second Merger”);
“MPH” are to MPH Acquisition Holdings LLC;
“MultiPlan” are, prior to consummation of the Transactions, to MultiPlan Parent and its consolidated subsidiaries and, following consummation of the Transactions, to MultiPlan Corporation and its consolidated subsidiaries;
“MultiPlan Parent” are to Polaris Parent Corp., a Delaware corporation;
“Non-Employee Director” are to each member of our Board that is not an employee of the Company or any parent or subsidiary of the Company;
“PIF” are to The Public Investment Fund of The Kingdom of Saudi Arabia;
“PIPE Investment” are to, collectively, the Common PIPE Investment and the Convertible PIPE Investment;
“PIPE Warrants” are to the warrants to purchase Churchill’s Class A common stock issued in connection with the Common PIPE Investment, on terms identical to the terms of the Private Placement Warrants;
“Plan of Liquidation” are to the Plan of Liquidation and Dissolution and Distribution Agreement of Holdings, dated as of July 12, 2020, by and among Holdings, Polaris Investment Holdings GP, LLC and certain other parties hereto;
“Polaris Plan” are to an incentive plan established by Holdings effective June 7, 2016;
“Polaris Plan Participants” are to directors, officers, employees, consultants and advisors who are eligible for the Polaris Plan;
“Private Placement Warrants” are to the warrants issued to the Sponsor in a private placement simultaneously with the closing of the Churchill IPO and the Working Capital Warrants whose terms are identical to the Private Placement Warrants;
“public shares” are to shares of Churchill’s Class A common stock sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“public shareholders” are to the holders of the Company’s public shares, including the Sponsor and Churchill’s officers and directors to the extent the Sponsor and Churchill’s officers or directors purchase public shares, provided that each of their status as a “public shareholder” shall only exist with respect to such public shares;
“Public Warrants” are to the Company’s warrants sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“Refinancing” are to (a) the consummation of the 5.750% Notes offering by MPH and the increase of the revolving credit facility under the senior secured credit facilities from $100.0 million to $450.0 million and (b) the repayment of all outstanding 7.125% Notes and $369.0 million of indebtedness under MPH’s term loan facility with the net proceeds of the 5.750% Notes offering, together with cash on hand, which occurred on October 29, 2020;
“Revolver G” are to the revolving credit facility in conjunction with Term Loan G;

v

“revolving credit facility” are to MPH's $450.0 million senior secured revolving credit facility maturing on June 7, 2023;
“ROU” are to operating lease right-of-use asset;
“SEC” are to the United States Securities and Exchange Commission;
“Second Merger Sub” are to Music Merger Sub II, LLC a Delaware limited liability company and direct, wholly owned subsidiary of the Company;
“Section 404” are to Section 404 of the Sarbanes Oxley Act;
“Securities Act” are to the Securities Act of 1933, as amended;
“Senior Convertible PIK Notes” are to the $1.3 billion aggregate principal amount of 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027 issued by the Company in connection with the Convertible PIPE Investment;
“Senior PIK Notes” are to the 8.500% / 9.250% Senior PIK Toggle Notes due 2022 issued by Polaris Intermediate Corp. on November 21, 2017. All of the outstanding Senior PIK Notes were redeemed on October 8, 2020;
“senior secured credit facilities” are to MPH’s senior secured credit facilities which consist of (a) a $2,341.0 million term loan facility maturing on June 7, 2023 and (b) a $450.0 million revolving credit facility maturing on June 7, 2023;
“Sponsor” are to Churchill Sponsor III, LLC, a Delaware limited liability company and an affiliate of M. Klein and Company in which certain of Churchill’s directors and officers hold membership interests;
“Sponsor Agreement” are to the Amended and Restated Sponsor Agreement, dated as of July 12, 2020, by and among the Company, the Sponsor and the Insiders;
“Sponsor Note” are to the unsecured promissory note issued by the Company to the Sponsor in an aggregate principal amount of $1,500,000. The Sponsor converted the unpaid balance of the Sponsor Note into Working Capital Warrants in connection with the Closing;
“Subscription Agreements” are to, collectively, the Common PIPE Subscription Agreements and the Convertible PIPE Subscription Agreements;
“TCJA” are to the Tax Cuts and Jobs Act of 2017;
“term loan facility” are to the MPH $2,341.0 million senior secured term loan facility maturing on June 7, 2023;
“Term Loan G” are to a term loan payable borrowed on June 7, 2016 in the amount of $3,500.0 million with a group of lenders due and payable on June 7, 2023;
“Transactions” are to the Mergers, together with the other transactions contemplated by the Merger Agreement and the related agreements;
“trust account” are to the Churchill trust account that held the proceeds from the Churchill IPO prior to the consummation of the Transactions;
“warrants” are to the Public Warrants, the Private Placement Warrants, the PIPE Warrants and the Working Capital Warrants;
“we,” “our” or “us” are to MultiPlan and its consolidated subsidiaries; and
“Working Capital Warrants” are to the warrants to purchase Churchill’s Class A common stock pursuant to the terms of the Sponsor Note, on terms identical to the terms of the Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes statements that express our and our subsidiaries’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and these forward-looking statements reflect management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. Such forward- looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting our business. Factors that may impact such forward-looking statements include:
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the impact of COVID-19 and its related effects on our projected results of operations, financial performance or other financial metrics;

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loss of our customers, particularly our largest customers;

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decreases in our existing market share or the size of our Preferred Provider Organization (“PPO”) networks;

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effects of competition;

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effects of pricing pressure;

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the inability of our customers to pay for our services;

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decreases in discounts from providers;

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the loss of our existing relationships with providers;

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the loss of key members of our management team;

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pressure to limit access to preferred provider networks;

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the ability to achieve the goals of our strategic plans and recognize the anticipated strategic, operational, growth and efficiency benefits when expected;

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our ability to identify, complete and successfully integrate acquisitions;

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changes in our industry;

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interruptions or security breaches of our information technology systems;

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our ability to protect proprietary applications;

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our inability to expand our network infrastructure;

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our ability to remediate any material weaknesses or maintain effective internal controls over financial reporting;

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changes in our regulatory environment, including healthcare law and regulations;

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the expansion of privacy and security laws;

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heightened enforcement activity by government agencies;

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our ability to pay interest and principal on our notes and other indebtedness;

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the possibility that we may be adversely affected by other political, economic, business, and/or competitive factors;

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other factors disclosed in this prospectus; and

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other factors beyond our control.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock or warrants. You should read this entire prospectus carefully, including the matters discussed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.
MultiPlan Corporation
MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management, payment and revenue integrity solutions to the U.S. healthcare industry. We are also one of the largest independent PPOs in the U.S., with contracted providers in all 50 states and the District of Columbia. We are committed to helping healthcare payors manage the cost of care, improve their competitiveness and inspire positive change. Leveraging sophisticated technology, data analytics and a team rich with industry experience, MultiPlan interprets clients’ needs and customizes innovative solutions through the following offerings:
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Analytics-Based Services: data-driven algorithms which detect claims over-charges and recommend or negotiate fair reimbursement;

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Network-Based Services: contracted discounts with healthcare providers, including one of the largest independent preferred provider organizations in the United States, and outsourced network development and/or management services; and

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Payment and Revenue Integrity Services: data, technology, and clinical expertise deployed to identify and remove improper and unnecessary charges before or after claims are paid, or to identify and help restore and preserve underpaid premium dollars.

Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider- sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills related to the commercial healthcare, government, workers’ compensation and auto medical markets (collectively, “payors”). We offer these payors a single electronic gateway to a comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services and Payment and Revenue Integrity Services) which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payments to the providers. These offerings have enabled us to maintain long-term relationships with a number of our customers, including relationships of over 25 years with some of the nation’s largest commercial payors. For the year ended December 31, 2020, our expansive network included access to over 1,200,000 healthcare providers and our comprehensive services identified approximately $18.8 billion in potential medical cost savings. We generated revenues of $982.9 million and $937.8 million, net income (loss) of $9.7 million and $(520.6) million and Adjusted EBITDA of $750.4 and $706.3 million, respectively, for the years ended December 31, 2019 and 2020, respectively. For a reconciliation of Adjusted EBITDA to net income (loss), see “— Summary Historical Financial Information.”
Payors generally aim to pay provider claims at a discount to reduce cost, to eliminate any improperly billed charges before payment is made, and to recover any incorrectly paid charges after payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or re-pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Also included in this category are services that enable lower cost health plans that feature reference-based pricing either in conjunction with or in place of a provider network. These services are generally priced at a bundled per-employee-per-month, or “PEPM”, rate. Our Network- Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. This service category also includes customized network development and management services for payors seeking to expand their network footprint using outsourced services. These build services are generally priced on a per contract or other project based price. Our Payment and Revenue Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before or after claims are paid., as well as issued with premiums paid by the Centers for Medicare & Medicaid Services (“CMS”) for government health plans caused by discrepancies with enrollment-related data. Payment and Revenue Integrity Services are generally priced based on a percentage of savings achieved.
We believe that our solutions provide a strong value proposition to payors and their insureds, policyholders or health plan members (collectively, “consumers”), as well as to providers. Overall, our service offerings aim to reduce healthcare costs for payors and consumers in a manner that is orderly, efficient and fair to all parties. In addition, because the fee for our services is in most instances directly linked to the savings realized by our customers, our interests are aligned with the interests of our customers.
Our Industry
Healthcare Industry
According to CMS, healthcare expenditures will grow from $3.8 trillion, or 17.8% of GDP, in 2019 to represent 19.7% of U.S. GDP by 2028, representing a compounded annual growth rate of 5.5%. There are a multitude of factors driving this expected growth, including recent regulations and ongoing secular trends, such as the aging population and other demographic factors, which are driving expanded healthcare coverage and increased utilization. Additional growth in healthcare costs are driven by availability of new medical technologies, therapies and modalities. As expenditures continue to rise, stakeholders and especially payors are becoming increasingly focused on solutions that reduce medical costs and improve payment accuracy.
We believe cost management and revenue/payment integrity solutions will continue to be highly valuable to payors. We expect that growth in demand for these services will be driven by two major trends: (i) increasing costs per claim from medical inflation and technology enhancements and (ii) increasing treatment volume from an aging population and increases in the insured population. As medical activity rises as a result of an aging population and a focus on preventative healthcare and technological advances, medical claims volume and value are expected to increase significantly, which we believe will further increase utilization of our solutions. Furthermore, we benefit from medical cost inflation since the access fee we charge for use of our services is primarily based on a percentage of the savings achieved. We see opportunity in trying to counter the accelerating pace of medical cost inflation, leading to more savings for our customers, and associated revenues for us. For example, for those services priced in this manner, if the average charge per claim increases by 10%, we will have a 10% greater dollar value of claims from which to capture savings and revenue.
Cost Management Solutions
Payors of medical claims include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored and independent health plans, TPAs, Taft-Hartley plans, property and casualty bill review vendors, and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation and auto medical markets. The government market comprises state and federal government programs such as Medicare Advantage, Medicaid, TRICARE and Veterans Administration. These payors attempt to manage and control the medical costs they face by addressing the price and the quantity of the procedures and products utilized. The chart below demonstrates the way in which payors employ several solutions and services to control medical costs.

Cost Management Solutions
Medical Costs
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Price
X
Quantity
PPO Networks
Negotiation Services
Reference-Based Pricing
Case Management
Utilization Management
Disease Management/Wellness
Payment Integrity
Pharmacy Benefits

Our Services
Analytics-Based Services
We leverage our information technology platform to offer customers Analytics-Based Services to reduce medical costs. Our proprietary algorithms allow claims to be quickly and accurately compared against a library of the most updated and relevant pricing data. Our extensive nationwide network of providers and our list of payor customers provides us with deep insights into the latest pricing trends. Customers of our Analytics Based Services are primarily large commercial insurers, Blue Cross and Blue Shield plans, provider-sponsored and independent health plans, TPAs, and property and casualty carriers through their bill review companies. Fees are generally based on a percentage of savings achieved.
Reference-Based Pricing (“RBP”).   RBP provides payors with a recommended payment amount on claims using a variety of methodologies based on a reference point. We rely on data from public and private sources on a national and local level which are then analyzed using proprietary automated algorithms that deliver consistency and defensibility. The recommendations factor in key variables such as the provider’s location, type and size; and where applicable, the severity and resource intensity of the procedures performed; costs/accepted reimbursements of other providers under the same circumstances; and/or Medicare-based price. Three approaches are used to arrive at these recommendations, which are then used by the payor during the adjudication and payment process. The first approach is a cost-based (facilities) or reimbursement-based (professionals) approach which determines a fair reimbursement by calculating the median cost incurred or payment amount accepted by a benchmark group of like providers to deliver the same service. The second approach is charge-based and arrives at the recommended amount based on analysis of charges from comparable facilities for a specific procedure. The third applies a mark up or down from the amount Medicare reimburses for the same service, with various methodologies deployed to determine the amount when a Medicare equivalent is not available.
Financial Negotiation.   Our Financial Negotiation services assist payors with claims from providers with whom neither they nor MultiPlan have been able to secure a contractual discount. We handle these claims on an individual basis and attempt to negotiate with the provider an acceptable payment amount for a specific claim. Approximately half of the successfully negotiated claims are completed in a fully automated manner. The claims include those in which the proposed negotiated amount is generated by algorithms and automatically transmitted to the provider’s office. Certain providers also choose to set up an arrangement with MultiPlan for pre-determined levels of discount to be automatically deducted on claims that would otherwise be individually negotiated. For those claims that are not automatically negotiated, MultiPlan negotiates directly with the provider’s office through our negotiations staff that are aided by compiled statistics about the discounts typically received on these types of claims.
Network-Based Services
Network-Based Services includes MultiPlan’s Primary and Complementary Networks in which payors can utilize our extensive national network of over 1,200,000 contracted providers to process claims at a significant discount compared to billed fee-for-service rates, or increasingly, to build customized access for use by the customer’s health plan. The establishment of a large and successful network of providers utilized by multiple payors creates a self-reinforcing network effect whereby, as more payors and their consumers access the network, participation in the network becomes more desirable to other providers. MultiPlan’s large provider network allows payors to share the prohibitive costs of maintaining a large and complex network. In addition, providers that join MultiPlan’s network gain access to a wide range of payors with the execution of a single contractual relationship.
Primary Network.   For customers without their own direct contractual discount arrangements with providers, our Primary Network serves as the network for the payor’s commercial or government health plan in a given service area in exchange for a PEPM rate, or as the payor’s out-of-area extended primary network in exchange for a percentage of the savings achieved. Increasingly, the network is also being used to configure custom-built access for a payor’s Medicare Advantage plans. The Primary Network is National Committee for Quality Assurance (“NCQA”) accredited, which we believe provides assurances to payors regarding provider credentials and network compliance and provides consumers additional confidence regarding the quality of the providers in our network. Customers mainly include provider-sponsored and independent health plans; Medicare Advantage, Medicaid and other government-sponsored health plans; Taft-Hartley plans and TPAs as it is more cost effective for these payors to outsource this function than to incur the expense of developing and maintaining their own network of thousands of doctors and hospitals.
Complementary Network.   Our Complementary Network provides payor customers with access to our national network of healthcare providers that offer discounts under the health plan’s out-of-network benefits, or otherwise can be accessed secondary to another network. Payors use the network to expand provider choice for consumers, and to achieve contracted reductions on more claims. Our customers pay us if they achieve savings from the Complementary Network; therefore, we believe that MultiPlan provides payors with an effective method to reduce costs. Our Complementary Network customers include large commercial insurers, property and casualty carriers via their bill review vendors, TPAs and provider-sponsored and independent health plans.
Payment and Revenue Integrity Services
This category includes Payment Integrity Services, which we have offered since 2014, and Revenue Integrity Services, which we introduced in 2021 with the acquisition of DHP.
Our Payment Integrity Services use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges before or after claims are paid. There are six services presently offered to a variety of payors.
Clinical Negotiation (pre-payment).   With Clinical Negotiation, payment integrity analytics score the claim, and then based on the score the claim is reviewed by a clinician and/or coder and routed to a negotiator to attempt to reach an agreement for a lower reimbursement as a result of the identified billing issues. If successful, the payor reimburses under the negotiated agreement. This service targets non-contracted claims and is used by large commercial insurers and Blue Cross and Blue Shield plans. The service is also integrated into MultiPlan’s network pricing, so is used by many of the customers of our primary and/or complementary networks.
Claim Correction (pre-payment).   With Claim Correction, payment integrity analytics and the clinician/coder review (if needed, based on the confidence level of the analytics findings) lead to a recommendation to remove certain charges which is factored into the payor’s final adjudication of the claim. This service targets all claims, including the in-network claims of large commercial and Medicare Advantage insurers, Blue

Cross and Blue Shield plans, provider-sponsored commercial and Medicare Advantage health plans, property and casualty carriers via their bill review vendors, and TPAs. It is also integrated into MultiPlan’s network pricing, so is used by many of the customers of our primary and/or complementary networks.
Clinical Audits (pre- and post-payment).   Clinical Audits deploys payment integrity analytics backed by expert clinical review to evaluate the cost and clinical appropriateness of inpatient and other facility charges before or after they are paid. Specific audits include itemized bill review, medical necessity short stays and hospital bill audits. This service is used by commercial, Medicare Advantage, Managed Medicaid and state Medicaid payors.
Data Mining (pre- and post-payment).   Data Mining deploys artificial intelligence based payment integrity analytics combining industry-accepted rules and plan-specific policies to identify potential or actual overpayments associated with claim adjudication errors, billing errors and contract language, as well as their root causes. This service is used by commercial, Medicare Advantage, Managed Medicaid and state Medicaid payors.
Coordination of Benefits (pre- and post-payment).   Coordination of Benefits identifies payments that should have been made by a health plan member’s other health insurance coverage (for example, if the member’s spouse has coverage through another employer-sponsored plan). Outcomes include validation of coverage status, recovery of claims paid in error, and updated eligibility data. This service is used by commercial, Medicare Advantage and Managed Medicaid payors.
Subrogation Services (post-payment).   Subrogation Services identifies payments made related to an accident that are the responsibility of another responsible third party. Outcomes include case identification, validation, management and recovery of claims paid in error. Available as an outsourced service or inhouse technology, this service is used by at-risk commercial, Medicare Advantage and Managed Medicaid payors.
Our Revenue Integrity Services use data, technology, and clinical expertise to improve accuracy of premiums paid to Medicare Advantage plans by CMS. There are three services currently offered, each specific to Medicare Advantage payors.
Medicare Secondary Payer.   Medicare Secondary Payer interfaces with CMS to confirm member eligibility records, correct inaccuracies, and help restore and preserve underpaid premium dollars.
End Stage Renal Disease (“ESRD”).   ESRD identifies Medicare Advantage plan members with missing ESRD statuses at CMS, works with dialysis centers and CMS to correct the statuses and help restore and preserve underpaid premiums.
Part D OHI.   Launched in late 2020, Part D OHI leverages analytics to identify Medicare Advantage plan members where the Part D Pharmacy Coverage on file with CMS is inaccurate. Updates correct information directly to the CMS source file to improve compliance, efficiencies and member satisfaction.
Our Strategy
MultiPlan operates in the healthcare market, which continues to grow each year as a result of aging, growth in services and technology. MultiPlan works on the front lines of these trends, working to reduce healthcare costs, and has established itself as a leader in the Payor Out-of-Network segment. With our decades-long strategic relationships with payors, we believe that we can further deepen our relationships with payors by providing new products and services that address additional cost savings opportunities. Further, with our proprietary data and algorithms, we have a growth opportunity to expand into services that support our payors, providers and consumers to service the healthcare market more completely. We intend to seize the opportunity to address a larger market and grow our revenues by executing our enhance, extend, and expand strategy.
The first part of our strategy is enhancing the platform by improving and innovating upon our existing core products through combining proprietary data with third party data, further deploying artificial intelligence and machine learning, and increasing cross selling activity with our payor customers.

The second element of the strategy is extending the platform by deepening penetration in under-performing customer segments. The initial target segments are the in-network cost management product segment, government programs such as Medicare Advantage and Managed Medicaid, TPAs and Property & Casualty (“P&C”).
The third element of the strategy is to expand the platform by adding new business models to deliver value-added services for our providers and consumers. This strategy is a natural progression given the 1.2 million providers under contract and the more than 60 million consumers who have access to MultiPlan’s services. Our data, algorithms and service components can be leveraged by MultiPlan, our payor customers, and partner software companies to tackle some providers’ and consumers’ biggest pain points such as transparency of patient medical bills and consumer financing of medical expenses.
Markets
Substantially all of MultiPlan’s services are available in all 50 U.S. states and the District of Columbia. All services are available to all customers regardless of geographic location, company type or size.
Group Health
The rising cost of healthcare to employers and a focus on slowing the growth of healthcare expenditures are increasing the importance of cost management and payment integrity solutions such as those offered by MultiPlan. The demographic shifts caused by an aging population are expected to lead to more utilization while increased treatment sophistication will drive the cost of care.
Government Programs
Government health programs with growing member bases increasingly require cost management and payment integrity services, and we have recently leveraged our network and payment integrity assets to compete in the Medicare, Managed Medicaid and other public sector markets. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (“Affordable Care Act”), related regulations and administrative actions, and an aging population are driving increased membership in state and federal government funded health insurance programs. Membership in Medicare is growing by an estimated 10,000 people every day, and as of December 31, 2020, 39 states and the District of Columbia have committed to Medicaid expansion under the Affordable Care Act. With over 80% of Medicaid enrollees receiving services through managed care in 2018, Managed Medicaid penetration is also expected to increase as a result of Medicaid expansion.
Workers’ Compensation
Workers’ compensation insurers must pay both the indemnity costs and the medical costs associated with an injured worker. Recent trends in medical cost inflation have become a major driver in the overall cost growth for workers’ compensation insurers. Medical services today constitute about 60% of workers’ compensation claims costs, up from 40% in the early 1980s. Rising medical costs have increased focus on cost management measures for the medical portion of workers’ compensation insurance claims through network and analytics-based cost reductions and improved payment accuracy.
Auto Medical
Auto insurance carriers face both costs from auto damage and medical claims. Economic losses for bodily injury liability claims increased 10% annually from 2012  –  2017, well above the 3% annual medical inflation rate, with medical expenses accounting for 79% of claimed losses. Given anticipated medical cost inflation, this trend is expected to continue into the future. Similar to the aforementioned markets, the increasing costs are driving auto insurance carriers to seek out cost management and payment accuracy solutions for the medical cost portion of auto insurance claims.
Our Strengths
We believe the following competitive strengths have been instrumental to our success and position us for future growth.

Long-standing customer relationships.   We believe that we have strong relationships with our customers, which include substantially all of the largest health plans. We have a diversified customer base and longstanding relationships with our top customers. Our top ten customers have been customers for an average of 25 years. Our contracts with large customers generally have terms of three to five years while other contracts have terms of one year that include automatic renewals (although most contracts permit early termination without penalty and with short notice periods). Once a contract is signed with a payor, we have typically retained that customer for many years, and the volume of claims repriced typically continues to grow as we introduce new services or receive more claims by strengthening electronic data interchange (“EDI”) connectivity or deepening penetration. Our customer relationships are further strengthened by high switching costs for our customers as MultiPlan is both electronically linked to customers in their time- sensitive claims processing functions and its logo is often featured on commercial customers’ membership cards when networks are used.
Proprietary, scalable and secure IT platform.   We believe that our IT platform provides us with a substantial competitive advantage. Recently, we have made significant investments in upgrading our IT infrastructure which is certified under HITRUST, NIST and AICPA SOC programs and in May 2020, we were rated at the top of our peer group by BitSight, an IT security rating organization. This upgrade enables us to automatically process and store significantly more transactions and greatly improve our capacity to serve our customers. It is designed for high throughput: our proprietary network repricing application is capable of returning approximately 99% of network claims to our payor customers within one business day. We also have implemented connectivity via EDI (the sending and receiving of claims data between entities in an agreed upon electronic format) or direct web service integration with all of our top customers. In the year ended December 31, 2020, nearly all of the claims processed in our system were received via EDI or direct web service integration. As we process more claims through EDI and direct web service integration, our electronic integration with customers results in substantial back office interconnectivity and considerably reduces complexity and processing failures. As our IT platform is scalable, it is able to absorb significant increases in volume at minimal marginal costs. Today our platform accesses historical claims data for 1 billion claims and processes an average of 360,000 claims per day with the capacity to grow substantially within our current infrastructure.
Comprehensive Services.   We believe the combination of our Analytics-Based, Network-Based and Payment and Revenue Integrity services is the most comprehensive in the industry. Our network of providers includes approximately 5,600 hospitals, 164,000 ancillary facilities, and 1,075,000 practitioners. We employ approximately 350 negotiators and support staff, 100 clinicians, medical coders, data scientists and others dedicated to creating payment integrity analytic algorithms, and over 450 IT and approximately 700 operations and service staff focused on MRA and the back-end services associated with all three solution areas. In 2020, these services identified approximately $18.8 billion in potential medical cost savings. Moreover, the solutions are highly customizable, so payors can use them in any combination and in any order to achieve the objectives each of their customers seek.
Strong cash flow generation.   We have historically been able to generate strong cash flow from operations less capital expenditures because of low capital expenditure requirements and minimal working capital needs. For example, MultiPlan’s capital expenditures as a percentage of revenues were less than 7% in each of the last three fiscal years. Our current strategy may require moderate additional capital investment in the near future as our internally developed IT platform is highly scalable. Our ability to generate strong and consistent cash flow has historically enabled us to invest in our operations, opportunistically reduce our debt and pursue attractive growth opportunities.
Proven and experienced management team.   Our chief executive officer, chief financial officer and chief revenue officer have over 100 years of combined experience managing and leading companies in the healthcare cost management industry. Despite significant payor consolidation over the past several years, our management team has continued to develop new revenue opportunities, expand our margins and strengthen our customer relationships. In addition, our management team has successfully grown our operations in size and profitability through a combination of focused network and product expansion, cost initiatives and acquisitions. Our management team also has a successful track record of acquiring, integrating and managing healthcare businesses.

Limited legal and regulatory risks.   We believe that each of MultiPlan’s service offerings bears less risk than other healthcare businesses that bear insurance risk and bill federal healthcare programs or directly provide care. While we support our customers that are regulated entities, we generally are not directly regulated or face significantly lower levels of regulatory complexity. We function as a transaction processor and we believe we have limited risk for services or billing.
Recent Developments
Transactions Completed
On October 8, 2020, Churchill consummated the Transactions, including the Mergers pursuant to the terms of the Merger Agreement, which, among other things, provided for (i) First Merger Sub to be merged with and into Polaris Parent Corp. with Polaris Parent Corp. being the surviving company in the First Merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Polaris Parent Corp. to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Churchill. In addition, on the Closing Date, the Company issued $1,300.0 million in aggregate principal amount of Senior Convertible PIK Notes and all of the outstanding Senior PIK Notes were redeemed. In connection with the Transactions, Churchill changed its name to MultiPlan Corporation and The New York Stock Exchange ticker symbols for its Class A common stock and warrants to “MPLN” and “MPLN.WS,” respectively. For more information regarding the Transactions, see “Certain Relationships and Related Party Transactions — The Transactions.”
Acquisition of HSTechnology Solutions, Inc.
On November 9, 2020, we acquired HST, a healthcare technology company that enables value-driven health benefit plan designs featuring reference-based pricing and tools to engage health plan members and providers in making the best use of available benefits both before and after care delivery. The services are used in conjunction with, or in lieu of, a provider network and generally deliver lower overall cost of care for health plan sponsors and their members. As a result of the acquisition, MultiPlan renamed its Medical Reimbursement Services solution category to Reference Based Pricing and also added Value-Driven Health Plan Services to the category.
Acquisition of Discovery Health Partners
On February 26, 2021, we acquired DHP, an analytics and technology company offering healthcare payment and revenue integrity services to commercial and government healthcare payors. DHP extends MultiPlan’s payment integrity offerings by adding a number of services including post-payment services, as well as a line of services that improve the accuracy of revenue collected. As a result, following our acquisition of DHP, MultiPlan revised its Payment Integrity Services solution category to Payment and Revenue Integrity Services.
Corporate Information
MultiPlan Corporation is a Delaware corporation. Our principal executive offices are located at 115 Fifth Avenue, New York, New York 10003 and our telephone number at that address is (212) 780-2000. Our website is located at www.multiplan.us. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making an investment decision.
MultiPlan, formerly known as Churchill Capital Corp III (formerly known as Butler Acquisition Corp), was incorporated in Delaware on October 30, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
On July 12, 2020, Churchill entered into the Merger Agreement by and among First Merger Sub, Second Merger Sub, Holdings, and MultiPlan Parent. On October 8, 2020, the Merger Agreement was consummated and the Transactions were completed. In connection with the Transactions, Churchill changed its name to MultiPlan Corporation and The New York Stock Exchange ticker symbols for its Class A common stock and warrants to "MPLN" and "MPLN.WS", respectively.

The Offering
We are registering the issuance of (a) 415,700,000 shares of Class A common stock issued in connection with the Mergers, (b) 132,050,000 shares of Class A common stock issued in connection with the Common PIPE Investment, (c) 27,500,000 shares of Class A common stock issued upon the conversion of Churchill Class B common stock in connection with the Transactions and (d) 58,500,000 shares of Class A common stock issuable by us upon exercise of the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants.
We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (a) up to 576,882,592 shares of our Class A common stock and (b) up to 24,500,000 warrants representing the Private Placement Warrants and the Working Capital Warrants.
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 22 of this prospectus.
Issuance of Class A Common Stock
The following information is as of March 5, 2021 and does not give effect to issuances of our Class A common stock, warrants or options to purchase shares of our Class A common after such date, or the exercise of warrants or options after such date.
Shares of our Class A common stock to be issued upon exercise of all Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants
58,500,000 shares.
Shares of our Class A common stock outstanding prior to exercise of all Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants
668,923,984 shares (excluding 9,132,164 shares held by the company as treasury shares).
Use of proceeds
We will receive up to an aggregate of approximately $679,250,000 million from the exercise of all Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants, assuming the exercise in full of all such warrants for cash.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
Resale of Class A common stock and warrants
Shares of Class A common stock offered by the Selling Securityholders (including 31,000,000 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, Working Capital Warrants and PIPE Warrants)
576,882,592 shares (excludes the 27,500,000 shares issuable upon exercise of the Public Warrants as such shares will be freely tradeable upon issuance unless issued to one of our affiliates within the meaning of Rule 144 under the Securities Act).
Warrants to purchase Class A common stock offered by the Selling Securityholders
24,500,000 warrants (representing the Private Placement Warrants and Working Capital Warrants).
Exercise price .
$11.50 per share for each Private Placement Warrant and each Working Capital Warrant and $12.50 per share for each whole PIPE Warrant, in each case, subject to adjustment as described herein.
Use of proceeds
We will not receive any proceeds from the sale of the Class A common stock and warrants to be offered by the Selling Securityholders. With respect to shares of Class A common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.
Lock-up agreements .
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities — Lock-up Agreements” for further discussion.
NYSE Ticker symbols .
“MPLN” and “MPLN.WS” for the Class A common stock and Public Warrants, respectively.
Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Class A common stock that will be outstanding after this offering is based on 668,923,984 shares of our Class A common stock outstanding as of March 5, 2021 and excludes:
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9,132,164 shares of Class A common stock held by the Company as treasury shares;

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84,301,939 shares of Class A common stock available for future issuance under our 2020 Omnibus Incentive Plan; and

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the shares of Class A common stock issuable upon conversion of the Senior Convertible PIK Notes.

Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes no exercise of the outstanding stock options described above.

Risk Factor Summary
Our operations and financial results are subject to various risks and uncertainties that could adversely affect our business. You should consider carefully the risks and uncertainties described below, in addition to other information contained in this prospectus, including our consolidated financial statements and related notes.
The following risks and uncertainties are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks or others not specified below materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline.
The following summary highlights certain of the principal risks and uncertainties included in the section titled “Risk Factors” below. This is not a complete list of the risks set out therein and readers are encouraged to review the section titled “Risk Factors” in its entirety for a more fulsome understanding of the risks and uncertainties that may impact the Company.
Business and Operations Risks
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The impact of the COVID-19 pandemic and related risks could materially affect our results of operations, financial position and/or liquidity.

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Our success is dependent on retaining, and the success of, our customers as we depend on a core group of customers for a significant portion of our revenues.

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If we are unable to preserve or increase our market share or maintain our PPO networks, our results may be adversely affected.

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The market for our services is fragmented and competitive and we may not be able to maintain our competitive position in the market.

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If competition or pricing pressures increase, our growth and profits may decline.

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The inability of our customers to pay for our services could decrease our revenue.

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Our PPO networks may experience decreases in discounts from providers, thereby adversely affecting our competitive position and revenue.

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We depend on our providers to maintain the profitability of our business and expand our operations.

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If we do not continue to attract, motivate and retain members of our senior management team and qualified employees, we may not be able to support our operations.

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Pressure from healthcare providers, and/or changes in state laws, regarding access to preferred provider networks may adversely affect our profitability and ability to expand our operations.

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We may be unable to achieve some or all of the operational, growth and other benefits that we expect to realize through our strategic plans.

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We may not successfully enter new lines of business and broaden the scope of our services.

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If we are unable to identify, complete and successfully integrate acquisitions, our ability to grow our business may be limited and our business, financial position and results of operations may be adversely impacted.

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We may be unable to obtain additional financing to fund our operations or growth.

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Changes in the healthcare industry could adversely affect us.

Risks Related to Information Technology Systems
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We depend on uninterrupted computer access for our customers and the reliable operation of our information technology systems; any prolonged delays due to data interruptions or revocation of our software licenses could adversely affect our ability to operate our business and cause our customers to seek alternative service providers.

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Computer systems like ours could suffer security and privacy breaches or incidents that could negatively impact our business and reputation, harm both us and our customers and create liability.

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Failure to adequately protect the confidentiality of our trade secrets, know-how, proprietary applications, business processes and other proprietary information could adversely affect the value of our technology and products.

Other Business and Operations Risks
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We have identified two material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations.

Risks Related to the Healthcare Industry and other Legal Regulations
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We operate in an industry that is subject to extensive federal, state and local regulation. Changes in existing health care laws and regulatory interpretations on a state or federal level may adversely affect us.

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New federal and state laws and regulations could force us to change the conduct of our business or operations or affect our ability to expand our operations into other states.

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Our use and disclosure of individually identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or adequately secure the information we hold could result in significant liability or reputational harm.

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Heightened enforcement activity by federal and state agencies may increase our potential exposure to damaging lawsuits, investigations and other enforcement actions.

Risks Related to Indebtedness
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Our level of indebtedness and current leverage may materially adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

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Despite our current leverage, we and our subsidiaries may still be able to incur substantially more indebtedness, including secured indebtedness.

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Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

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Our debt agreements contain restrictions that limit our flexibility in operating our business.

Risks Related to Our Common Stock
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H&F and the Sponsor beneficially own a significant equity interest in us and their interests may conflict with us or other shareholders’ interests.

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Our charter designates a state court within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us and may discourage such claims.

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A significant portion of our Class A common stock is restricted from immediate resale, but may be sold into the market in the future, which could cause the market price of our Class A common stock to drop significantly.

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We are currently and may in the future be subject to securities litigation, which is expensive and could divert management attention.

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The other risk factors described in the section titled “Risk Factors.”

Summary Historical Financial Information
The following tables present summary historical consolidated financial data of MultiPlan and MPH Acquisition Holdings LLC (“MPH”) (the predecessor of MultiPlan Parent) for the periods presented. The consolidated statements of (loss) income and comprehensive (loss) income data for the year ended December 31, 2020, 2019 and 2018 and the other financial data as of December 31, 2020 and 2019 have been derived from MultiPlan Corporation’s audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of income and comprehensive income data for the years ended December 31, 2017 and the other financial data as of December 31, 2017 have been derived from MultiPlan Parent’s audited consolidated financial statements not included in this prospectus. The summary historical consolidated financial data for the year ended December 31, 2015, the period from January 1, 2016 through June 6, 2016, the period from May 2, 2016 through December 31, 2016 have been derived from MultiPlan Parent’s (or its predecessor’s) unaudited consolidated financial statements not included in this prospectus.
On June 7, 2016, affiliates of Hellman & Friedman LLC, certain other investors and certain members of management acquired, indirectly, all of the capital stock of MultiPlan Parent. The following discussion includes references to the “successor” and “predecessor” of, and the related accounting periods resulting from, the consummation of such acquisition on June 7, 2016. In accordance with accounting principles generally accepted in the United States of America (“GAAP”), the accounting period for the successor began on May 2, 2016, the date the successor began accruing expenses related to such acquisition.
You should read the summary financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MultiPlan’s consolidated financial statements and the related notes included elsewhere in this prospectus. The financial information contained in this section does not give pro forma effect to the impact of the Transactions and the Refinancing and the results reflected in this section may not be indicative of our results going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.
	Year Ended December 31,				May 2 – December 31, 2016	January 1 – June 6, 2016	Year Ended December 31, 2015
	2020	2019	2018	2017
($ in thousands)	Successor	Successor	Successor	Successor	Successor	Predecessor	Predecessor
					(unaudited)	(unaudited)	(unaudited)
Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income Data:
Revenues(1)	$937,763	$982,901	$1,040,883	$1,067,266	$575,889	$412,597	$865,094
Operating (loss) income	$(131,821)	$368,209	$427,541	$363,636	$89,415	$(50,607)	$245,570
Net (loss) income	$(520,564)	$9,710	$36,223	$648,132	$(56,503)	$(247,598)	$7,749
Basic and diluted net (loss) income per share:	$(1.11)	$0.02	$0.09	$1.56	$(0.14)	$(0.60)	$0.02
Other Financial Data:
Medical charges processed(2)	$105,400,000	$106,300,000	$101,600,000	$97,400,000	—	—	$88,600,000
Potential medical cost savings(3)	$18,800,000	$18,900,000	$18,600,000	$17,800,000	—	—	$15,200,000
Capital expenditures(4)	$70,813	$66,414	$63,556	$60,709	$31,055	$22,602	$49,714
Total assets(5)	$8,283,578	$8,360,411	$8,642,973	$8,987,709	$9,285,126	—	$5,297,921
EBITDA(6)	$186,938	$778,463	$815,503	$731,953	$309,651	$(77,656)	$473,581
Adjusted EBITDA(6)	$706,313	$750,350	$824,886	$812,086	$416,884	$298,653	$611,845

(1)
On January 1, 2018, MultiPlan Parent adopted ASC Topic 606, Revenue from Contracts with Customers. See Note 2 to our annual consolidated financial statements included elsewhere in this prospectus for additional information.

(2)
Medical charges processed represents the aggregate dollar amount of claims processed by our cost management solutions in the period presented. The dollar amount of the claim for purposes of this calculation is the dollar amount of the claim prior to any reductions that may be made as a result of the claim being processed by our cost management solutions.
(3)
Potential medical cost savings represents the aggregate amount of potential savings in dollars identified by our cost management solutions in the period presented. Since certain of our fees are based on the amount of savings achieved by our customers and our customers are the final adjudicator of the claims and may choose not to reduce claims or reduce claims by only a portion of the potential savings identified, medical cost potential savings may not directly correlate with the amount of fees earned in connection with the processing of such claims.

(4)
Capital expenditures includes purchases of property and equipment and capitalized software development costs.

(5)
On January 1, 2019, MultiPlan Parent adopted ASC Topic 842, Leases.

(6)
EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not required by or presented in accordance with GAAP. These measurements of financial performance have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

We present EBITDA and Adjusted EBITDA because certain covenants in our debt instruments are tied to ratios and baskets based on these measures. EBITDA represents net income before interest expense, interest income, income tax provision (benefit) and depreciation and amortization of intangible assets. Adjusted EBITDA is EBITDA as further adjusted by certain items as described in the table below. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and Adjusted EBITDA. The presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Based on our industry and debt financing experience, MultiPlan Parent believes that EBITDA and Adjusted EBITDA are customarily used by investors, analysts and other interested parties to provide useful information regarding a company’s ability to service and/or incur indebtedness.
MultiPlan Parent also believes that Adjusted EBITDA is useful to investors and analysts in assessing our operating performance during the periods these charges were incurred on a consistent basis with the periods during which these charges were not incurred. Both EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:
•
EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•
EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation and amortization are non-cash charges, the tangible assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

The following table reconciles net income to EBITDA and Adjusted EBITDA:

	Year Ended December 31,				May2 – December 31, 2016	January 1 – June 6, 2016	Year Ended December 31, 2015
	2020	2019	2018	2017
($ in thousands)	Successor	Successor	Successor	Successor	Successor	Predecessor	Predecessor
					(unaudited)	(unaudited)	(unaudited)
Net (loss) income	$(520,564)	$9,710	$36,223	$648,132	$(56,503)	$(247,598)	$7,749
Adjustments:
Interest expense(a)	335,638	376,346	383,261	281,972	155,140	81,385	$152,127
Interest income	(288)	(196)	(51)	(9)	(19)	—	(12)
Income tax (benefit) provision	(26,343)	799	8,108	(586,512)	(9,203)	(11,701)	85,706
Depreciation	60,577	55,807	52,268	53,002	30,244	19,818	41,650
Amortization of intangible assets	334,697	334,053	334,053	334,053	189,297	80,152	184,967
Non-income taxes(b)	3,221	1,944	1,641	1,315	695	288	1,394
EBITDA	$186,938	$778,463	$815,503	$731,953	$309,651	$(77,656)	$473,581
Adjustments:
Other expense (income)(c)	1,896	$1,947	$4,617	$5,857	$3,727	$3,144	$6,252
Change in fair value of Private Placement Warrants and unvested founder shares(d)	(35,422)	—	—
Transaction related expenses(e)	31,689	3,270	$49	$3,435	$74,503	$14,907	$3
Loss on investments(f)	12,165	—	—	—	—	—	—
Loss (gain) on debt extinguishment(g)	102,993	$(18,450)	—	$20,053	—	$127,307	—
Stock-based compensation(h)	406,054	$(14,880)	$4,717	$50,788	$29,003	$230,951	$132,009
Adjusted EBITDA	$706,313	$750,350	$824,886	$812,086	$416,884	$298,653	$611,845

(a)
In the years ended December 31, 2017, 2018 and 2019, MultiPlan Parent did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of MPH’s term loan facility in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. MultiPlan Parent corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the year ended December 31, 2020.

(b)
Non-income taxes includes personal property taxes, real estate taxes, sales and use taxes and franchise taxes which are included in cost of services and general and administrative expenses in MultiPlan Parent’s consolidated statements of income and comprehensive income.

(c)
Represents miscellaneous expenses, gain or loss on disposal of assets, gain or loss on disposal of leases, tax penalties, management fees, and costs associated with the integration of acquired companies into MultiPlan.

(d)
Represents the changes in fair value of Private Placement Warrants and unvested founder shares.

(e)
Represents ordinary course transaction costs, including transaction costs related to the acquisition of MultiPlan by affiliates of Hellman & Friedman LLC, certain other investors and certain members of management on June 7, 2016, the issuance of the Senior PIK Notes on November 21, 2017, the refinancing of MPH’s term loan facility effective June 12, 2017, the Transactions, and the acquisitions of HST and DHP.

(f)
Loss on investments primarily includes the change in fair value of shares purchased prior to the Transactions. These shares are now held in treasury.

(g)
2020 includes the loss on debt extinguishment related to the prepayment of $369.0 million of indebtedness under our term loan facility, redemption in full of the Senior PIK Notes on October 8, 2020, and redemption in full of the 7.125% Notes on October 29, 2020. 2019 includes the gain related to the repurchase and cancellation of $121.3 million in aggregate principal amount of Senior PIK Notes. 2017 includes expenses related to the refinancing of MPH’s term loan facility effective June 12, 2017 and 2016 expenses includes the early termination fees associated with MPH’s 6.625% Senior Notes due 2022 on June 7, 2016.

(h)
Includes the cost of employee and non-employee director stock-based compensation plans. MultiPlan Parent changed its assumptions in computing the fair market value of the Holdings Class B Units (the “Units”) to incorporate a 20% discount for lack of marketability of the Units for the years ended December 31, 2019 and December 31, 2018, respectively. The valuation as of December 31, 2020 used the cumulative exit value of MultiPlan Parent, corresponding to the transaction value and prior distributions, and removed the discount for lack of marketability. See Note 15 to our audited consolidated financial statements included elsewhere in this prospectus for additional information.

Market Price, Ticker Symbols and Dividend Information
Market Price and Ticker Symbols
Our Class A common stock and Public Warrants are currently listed on NYSE under the symbols “MPLN” and “MPLN.WS,” respectively.
The closing price of the Class A common stock and Public Warrants on March 16, 2021, was $6.30 and $1.12, respectively.
Holders
As of March 5, 2021, there were 105 holders of record of our Class A common stock. Such number does not include beneficial owners holding our securities through nominee names.
Dividend Policy
We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon, among other things, our revenues and earnings, capital requirements and general financial condition and the terms of any outstanding indebtedness. The payment of any cash dividends will be within the discretion of the Board at such time.

Summary Unaudited Pro Forma Combined Financial Information
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the business combination and the other transactions contemplated by the Transactions and Refinancing as described in the section entitled “Unaudited Pro Forma Combined Financial Information.” The Transactions were accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill was treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of MultiPlan Parent issuing shares of common stock for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which were consistent with carrying value), with no goodwill or other intangible assets recorded.
On October 8, 2020, the Transactions were consummated and, in accordance with the terms of the Merger Agreement, the aggregate consideration paid to Holdings, as agent on behalf of Holdings’ equityholders, was $5,678,000,000, which consisted of $1,521,000,000 in cash (the “Closing Cash Consideration”) and 415,700,000 shares of Churchill’s Class A common stock (the “Closing Share Consideration”).
In connection with the consummation of the Transactions:
•
$1,521,000,000 in cash was paid to Holdings on behalf of Holdings’ equityholders as the Closing Cash Consideration;

•
Churchill issued 415,700,000 shares of its Class A common stock as Closing Share Consideration;

•
8,693,855 shares of Churchill’s Class A common stock were redeemed for an aggregate of $87.2 million, or approximately $10.03 per share, paid from the Churchill trust account;

•
Churchill issued and sold to the Common PIPE Investors, (a) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for aggregate proceeds of $1,300,000,000, (b) warrants to purchase 6,500,000 shares of Churchill’s Class A common stock and (c) an additional 2,050,000 shares of Churchill’s Class A common stock were issued in lieu of an original issue discount;

•
Churchill issued $1,300,000,000 in aggregate principal amount of Senior Convertible PIK Notes for aggregate proceeds of $1,267,500,000;

•
the Senior PIK notes were redeemed in full for a total redemption price of $1,237.6 million (which includes accrued interest through October 7, 2020);

•
all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted into shares of Churchill’s Class A common stock on a one-for-one basis;

•
Churchill paid KG a transaction fee of $15,000,000 and a placement fee of $15,500,000, all of which was paid in cash; and

•
The Sponsor elected to convert the full balance of the Note into 1,500,000 Working Capital Warrants.

On October 29, 2020, MPH issued $1,300,000,000 aggregate principal amount of its 5.750% Notes. In addition, MPH increased the commitments under its revolving credit facility from $100.0 million to $450.0 million. MPH used the net proceeds from the 5.750% Notes, together with $715.0 million of cash on hand, to (i) redeem, satisfy and discharge all of the 7.125% Notes and repay $369.0 million of indebtedness under MPH’s term loan facility and (ii) pay fees and expenses in connection therewith.
The summary unaudited pro forma combined statements of loss for the year ended December 31, 2020 combines the historical unaudited statement of operations for the period from January 1, 2020 through October 8, 2020 of Churchill with the historical audited consolidated statement of (loss) income and comprehensive (loss) income of MultiPlan Corporation for the twelve months ended December 31, 2020. The summary unaudited pro forma combined statements of loss for the year ended December 31, 2020 give effect to the Transactions and Refinancing as if they had occurred as of January 1, 2020.
The summary unaudited pro forma combined financial information have been prepared for illustrative purposes only and is based on information currently available and the assumptions and estimates described herein. The summary unaudited pro forma combined financial information does not necessarily reflect what our financial condition or results of operations would have been had the Transactions and Refinancing occurred on the dates indicated. The summary unaudited pro forma combined financial information also may not be useful in predicting our future financial condition and results of operations. Our actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of Churchill was derived from the unaudited financial statements of Churchill for the period from January 1, 2020 through October 8, 2020. The historical financial information of MultiPlan Corporation was derived from the audited consolidated financial statements of MultiPlan Corporation for the year ended December 31, 2020, included elsewhere in this prospectus. This summary unaudited pro forma combined data has been derived from, and should be read in conjunction with, Churchill’s unaudited financial statements and related notes and MultiPlan Corporation’s audited financial statements and related notes, the more detailed unaudited pro forma combined financial information and the accompanying notes in the section entitled “Unaudited Pro Forma Combined Financial Information”, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
($ in thousands, other than share and per share data)	Year Ended December 31, 2020
Summary Unaudited Pro Forma Combined Statements of Loss
Pro Forma net loss attributable to shareholders	$(534,946)
Weighted average shares outstanding, basic and diluted	655,057,441
Basic and diluted net loss per share	$(0.82)

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the anticipated benefits of the Transactions, and may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Business and Operations Risks
The impact of the COVID-19 pandemic and related risks could materially affect our results of operations, financial position and/or liquidity.
In December 2019, a novel strain of coronavirus surfaced and has spread to many countries. The resulting disease, COVID-19, has been characterized as a pandemic by the World Health Organization. The global outbreak of COVID-19 has created significant volatility, uncertainty and economic disruption. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the ultimate geographic spread and severity of the COVID-19 pandemic; the duration of the pandemic; business closures, travel restrictions, social distancing and other actions taken to contain and treat COVID-19; the effectiveness of actions taken to contain and treat SARS-CoV-2, the virus that causes COVID-19, and mutations thereof; the administration of vaccines for COVID-19 or other effective treatments for COVID-19, the pace of which remains uncertain, and the efficacy of vaccines against new mutations; the impact of the pandemic on economic activity; the extent and duration of the effect on healthcare demand and treatment patterns; and any impairment in value of our tangible or intangible assets which could be recorded as a result of weaker economic conditions. For example, there has been a decrease in patient visits to hospitals and providers due to risk and fear of exposure to COVID-19, as well as decreases in, or temporary moratoriums on, elective procedures, which may be reimposed in the future. In addition, if the pandemic continues to create disruptions or turmoil in the credit or financial markets, or impacts our credit ratings, it could adversely affect our ability to access capital on favorable terms and continue to meet our liquidity and any acquisition financing needs, all of which are highly uncertain and cannot be predicted.
As the COVID-19 pandemic and any associated protective or preventative measures continue to spread in the United States and around the world, we may experience disruptions to our business. Risks and uncertainties presented or exacerbated by the ongoing effects of the COVID-19 pandemic, or any future pandemics, include the following:
•
impact of the pandemic on our results and financial position due to the significant uncertainty in relation to the duration and challenges that the ongoing pandemic may have on the healthcare industry and us at this time, including increases in unemployment and reductions in participants covered by our customers’ plans and related services;

•
effects of new laws and pandemic relief and economic stimulus measures on our and our customers’ business;

•
effects of pricing pressure and/or decreases in discounts from providers on COVID-19 related treatments;

•
the inability of our customers to pay for our services;

•
the loss of key members of our management team;

•
changes in our regulatory environment, including healthcare law and regulations;

•
the ability to implement or expand information systems or network infrastructure, or expand our workforce, while shelter-in-place and other pandemic related restrictions are in effect;

•
changes in our industry;

•
heightened enforcement activity by government agencies, in particular with respect to government subsidized or funded COVID-19 treatments;

•
interruptions or security breaches of our information technology systems, in particular while our and our customers’ workforce are working remotely;

•
the expansion of privacy and security laws;

•
our ability to identify, complete and successfully integrate recent and future acquisitions; and

•
our ability to pay interest and principal on our notes and other indebtedness.

These risks and uncertainties and other disruptions related to the COVID-19 pandemic could materially and adversely affect our business, financial condition and results of operations.
Our success is dependent on retaining, and the success of, our customers as we depend on a core group of customers for a significant portion of our revenues.
If significant customers terminate or do not renew or extend their contracts with us, our business, financial condition and results of operations could be adversely affected. Our customer contracts generally permit our customers to terminate with relatively short notice, including without cause. Our two largest customers accounted for approximately 35% and 20%, respectively, of our revenues for the year ended December 31, 2020. If we lose any one of our largest customers, one of our largest customers reduces its use of our services, or if any one of our largest customers negotiates less favorable terms with us, then we will lose revenue. Revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.
Many organizations in the insurance industry are consolidating, which could also result in the loss of one or more of our significant customers. To the extent that these consolidation trends do not cause the loss of customers, we could nevertheless encounter greater customer concentration as our customers become parts of larger organizations. In addition, we could lose significant customers due to competitive pricing pressures or other reasons. Any of the foregoing factors could also result in us receiving a lower ranking in our customer’s claims matching process, which would reduce the number of claims we match and as a result would reduce our revenues. Due to the substantial fixed costs in our business, the loss of a significant customer or receiving a lower ranking in our customers’ claims matching process could cause a material decline in our profitability and operating performance.
Our success is also dependent on our customers’ ability to attract individuals to join their health plans. Many individuals receive their coverage through their employer, and thus employers play a large role in selecting which health plan their employees use. Our customers may also lose members due to competition or if businesses reduce headcount and thus the number of employees who receive health insurance. In addition, our customers may reduce the scope of the health coverage they provide, which may then result in us matching fewer claims. If our customers suffer a decline in the number of members of their health plans or reduce the scope of the insurance coverage they provide, fees from the number of claims we match and the amount of PEPM fees we receive may decrease, which may have a material adverse effect on our business, financial condition and results of operations.
In addition, the majority of our contracts contain payment terms that are based on a percentage of savings to the customer or on the number of covered employees and most contain no minimum requirements for the amount of claims that the customer must process through us. As a result, the termination of customer contracts, the material reduction by our customers of claims processed through us or our inability to generate significant savings with respect to customer claims would adversely affect our business, financial condition and results of operations.

If we are unable to preserve or increase our market share or maintain our PPO networks, our results may be adversely affected.
Our business strategy and future success in marketing our services depends in large part on our ability to capture market share as national and regional insurance carriers and large, self-funded employers look for ways to achieve cost savings. We cannot assure you that we will successfully market our services to these insurance carriers and employers or that they will not resort to other means to achieve cost savings, including by in-sourcing or expanding their in-sourcing of such services. Our customers may further disaggregate the services we provide for them generally or in certain geographical areas, such as individual states, and in doing so create more competitive pricing conditions for such services. Moreover, some of our customers have acquired or may acquire our competitors. If the demand for our services declines or does not increase, our business may be materially and adversely affected.
The market for our services is fragmented and competitive and we may not be able to maintain our competitive position in the market.
We face competition from health maintenance organizations (“HMOs”), other independent PPOs, insurance companies and other managed healthcare companies and providers of non-network repricing services such as fee negotiation. In addition, some of our competitors have introduced enhanced PPO network products that increase the proportion of contracted in-network provider utilization as compared to out-of-network utilization. These products compromise the market position of our traditional out-of-network lines of business by reducing out-of-network utilization.
Our customers often select PPO providers by specific geography based upon the magnitude of the discount provided or the breadth of the network. Although we are one of the largest independent PPO network providers, regional and local PPO network providers may have deeper discounts or broader networks within their particular region. Our customers may select regional competitors in specific geographies based upon potential deeper discounts and broader networks. Accordingly, we cannot assure you that we will continue to maintain our existing customers or our ranking in their claims matching process. We also cannot assure you that we will be successful in any new markets that we may enter.
Our failure to do any of the foregoing may have a material adverse effect on our business, financial condition and results of operations.
If competition or pricing pressures increase, our growth and profits may decline.
Consolidation among our customers may lead to increased pricing pressures. Pricing is highly competitive across all of our lines of service. PPOs compete on the basis of many factors, including the quality of healthcare services, the breadth of provider networks, the discounts afforded by the provider contracts and the efficiency of the administration of claims. However, we expect that price will continue to be a significant competitive factor. Our customer contracts are subject to negotiation and renegotiation as customers seek to contain their costs, and they may elect to reduce benefits in order to constrain cost increases. Alternatively, customers may purchase different types of products that are less profitable to us or move to competitors to obtain more favorable pricing. Industry consolidation may make it more difficult for us to attract and retain customers and healthcare providers on advantageous terms. In addition, many of our current and potential competitors have greater financial and marketing resources than us and continued consolidation in the industry will likely increase the number of competitors that have greater resources than us. If we do not compete effectively in our markets, our business, financial condition and results of operations may be materially and adversely affected.
The inability of our customers to pay for our services could decrease our revenue.
Our health insurance payor customers may be required to maintain restricted cash reserves and satisfy strict balance sheet ratios promulgated by state regulatory agencies. In addition, the financial stability of our payor customers may be adversely affected by physician groups or associations within their organizations that become subject to costly litigation or become insolvent. Our ability to collect fees for our services may become impaired if our payor customers are unable to pay for our services because they need to maintain cash reserves, if they fail to maintain required balance sheet ratios or if they become insolvent. The potential financial instability of our customers in the future could adversely affect our revenues and cash flows.
Our PPO networks may experience decreases in discounts from providers, thereby adversely affecting our competitive position and revenue.
Our PPO networks receive discounts from healthcare providers (such as acute care hospitals, practitioners and ancillary facilities) who participate in such networks. These discounts could be reduced by the healthcare providers’ desire to increase their net level of reimbursement or to offset reductions, or lack of adequate increases, in reimbursement from payors or from our PPO competitors, any of whom may have greater market penetration and/or the ability to direct more patients to such providers. Any such reductions may reduce our revenues and make our network less attractive to our customers.
We depend on our providers to maintain the profitability of our business and expand our operations.
The healthcare providers that constitute our network are integral to our operations. Our growth depends on our ability to retain our existing providers and to attract additional providers to our network. Typical contracts with our providers have a one-year term, renewable automatically for successive one-year terms (although most such contracts permit early termination without penalty and with short notice periods). These contracts are also subject to negotiation and revisions with respect to the level and amount of price concessions for medical services. Our revenues are based on a percentage of the price concessions from these providers that apply to claims of our payor customers. In addition, our ability to contract at competitive rates with our PPO providers will affect the attractiveness and profitability of our products. Increasing consolidation in the provider sector also may make it more difficult for us to contract at competitive rates and could affect the profitability of our products.
The termination of a significant number of contracts with our high volume providers, the inability to replace such contracts, or the negotiation of contracts with lower discounts resulting in reduced price concessions would reduce the number and value of claims we are able to match and the attractiveness of our network to our customers, each of which could have a material adverse effect on our business, financial condition and results of operations.
If we do not continue to attract, motivate and retain members of our senior management team and qualified employees, we may not be able to support our operations.
The completion and execution of our strategies depend on the continued service and performance of our senior management team. If we lose key members of our senior management team, we may not be able to effectively manage our current and future operations.
In addition, our business depends on our ability to continue to attract, motivate and retain a large number of skilled employees across all of our product lines. There is a limited pool of employees who have the requisite skills, training and education. We compete with many businesses and organizations that are seeking skilled individuals, particularly those with experience in healthcare and insurance industries. Attracting and retaining highly skilled employees will be costly as we offer competitive compensation packages to prospective and current employees.
Competition for professionals across our business can be intense, as other companies seek to enhance their positions in the markets we serve. In addition, competition for experienced talent in our faster growing geographic areas, such as Illinois and Texas, continues to intensify, requiring us to increase our focus on attracting and developing highly skilled employees in these strategically important locations.
Future organizational changes, including the implementation of our cost savings initiatives, could also cause our employee attrition rate to increase. If we are unable to continue to identify or be successful in attracting, motivating and retaining appropriately qualified personnel, our business, financial condition and results of operations would be adversely affected.
Pressure from healthcare providers, and/or changes in state laws, regarding access to preferred provider networks may adversely affect our profitability and ability to expand our operations.
A number of healthcare providers have historically sought and in the future may seek to limit access to their contractually negotiated network discounts by, for example, limiting either the type of payor or the type of benefit plan that may access a contractual network discount. In addition, some states have proposed legislation designed to regulate the secondary PPO market by limiting the ability of preferred provider networks to offer broad access to discounted rates negotiated with contracted providers. For example, certain states have proposed or implemented laws limiting access to provider networks by requiring that the applicable network be identified on a member’s identification card in order for the network discount to apply. Although many of our network offerings are branded, such that members carry identification cards branded with our network logo, we also operate a non-logo business. Where enacted, such laws may adversely affect our non-logo business by limiting our ability to continue this business in existing markets or to expand it into new markets.
We may be unable to achieve some or all of the operational, growth and other benefits that we expect to realize through our strategic plans.
In support of our growth strategy, we have developed, and will continue to develop, new or additional strategic plans which include initiatives across sales and marketing, product development and mergers and acquisitions, and efficiency measures to help self-fund some of the necessary investments to support these initiatives.
We cannot assure you that we will be able to successfully execute our strategic plans in the short term, or at all, or realize the expected benefits of such plans. A variety of risks could cause us not to execute such plans or realize some or all of the expected benefits therefrom. These risks include, among others: higher than expected implementation expenses; delays in the anticipated timing of activities related to such initiatives, in particular with respect to the development and deployment of additional sales and marketing professionals and achievement of certain technology-related product development goals, which will require significant external resources; failure to realize estimated savings from our efficiency measures or, if realized, an inability to sustain such cost savings over time; and the risks and uncertainties inherent in pursuing acquisitions as a portion of our growth strategy in light of our limited acquisition and integration experience. Our ability to successfully manage the organizational changes that may be necessary to implement our strategic plans is important for our future business success. In particular, our reputation and results of operations could be harmed if employee morale, engagement or productivity decline as a result of organizational or other changes we effect as part of our implementation efforts.
Moreover, our implementation of these initiatives may disrupt our operations and performance, and distract management from day-to-day operations and other on-going initiatives, including initiatives relating to becoming a public company, and challenges, such as those presented by the COVID-19 pandemic. Additional costs associated with executing on our strategic plans, or the failure to achieve the estimated cost savings from efficiency initiatives may adversely impact our results of operations. Some of these expenses, such as the implementation of certain technology-related initiatives, may increase our fixed overhead costs for the foreseeable future and we may be unable to reduce these costs if such initiatives do not progress according to plan.
If, for any reason, the benefits we realize are less than our estimates, or our improvement initiatives adversely affect our operations or cost more or take longer to implement than we project, or if our assumptions prove inaccurate, our results of operations may be materially adversely affected.
We may not successfully enter new lines of business and broaden the scope of our services.
We have entered into new lines of business that are adjacent to our existing lines of business and have broadened the scope of our services, such as the recent expansion of our Payment and Revenue Integrity Solutions Services and introduction of our Reference-Based Pricing and Value-Driven Health Plan Services Solutions, and may in the future enter into non-adjacent lines of business. We may not achieve our expected growth if we do not successfully enter these new lines of business and broaden the scope of our services. Entering new lines of business and broadening the scope of our services may require significant upfront and ongoing expenditures that we may not be able to recoup in the future. To accommodate our past and anticipated future growth and to compete effectively, we will need to continue to integrate our financial information systems and expand, train, manage and motivate our workforce. Furthermore focusing our financial resources on the expansion of our operations may negatively impact our financial results. Any failure to implement our operational and financial information systems, or to expand, train, manage or motivate our workforce, may adversely affect our business. These efforts may also divert management’s attention and expose us to new risks and regulations. As a result, entering new lines of business and broadening the scope of our services may have material adverse effects on our business, financial condition and results of operations.
If we are unable to identify, complete and successfully integrate acquisitions, our ability to grow our business may be limited and our business, financial position and results of operations may be adversely impacted.
We may not be able to identify, complete and successfully integrate acquisitions in the future and any failure to do so may limit our ability to grow our business. Our acquisition strategy involves a number of risks, including:
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our ability to find suitable businesses to acquire at affordable valuations or on other acceptable terms;

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competition for acquisition targets may lead to substantial increases in purchase prices or one of our competitors acquiring one of our acquisition targets;

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our continued dependence on access to the credit and capital markets to fund acquisitions;

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prohibition of any of our proposed acquisitions under United States or foreign antitrust laws;

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the diversion of management’s attention from existing operations to the integration of acquired companies;

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our inability to realize expected cost savings and synergies;

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expenses, delays and difficulties of integrating acquired businesses into our existing business structure, which risks are heightened for large-scale acquisitions; and

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difficulty in retaining key customers and management personnel.

We recently acquired HST and DHP and our ability to realize the benefits we anticipate from these and future acquisitions, including anticipated cost savings and additional sales opportunities, will depend in large part upon whether we are able to integrate such businesses efficiently and effectively. Integration is an ongoing process and we may not be able to fully integrate such businesses smoothly or successfully and the process may take longer than expected. Further, the integration of certain operations and the differences in operational culture will continue to require the dedication of significant management resources, which may distract management’s attention from day-to-day business operations and from the evaluation of future acquisition targets. If we are unable to continue to acquire and efficiently integrate suitable acquisition candidates, our ability to increase revenues and fully implement our business strategy may be adversely impacted, which could adversely affect our business, financial position and results of operations. If we are unable to continue to acquire and efficiently integrate suitable acquisition candidates, our ability to increase revenues and fully implement our business strategy may be adversely impacted, which could adversely affect our business, financial position and results of operations.
We may be unable to obtain additional financing to fund our operations or growth.
We may require additional financing to fund our operations or growth. The failure to secure additional financing could have a material adverse effect on our continued development or growth. None of our officers, directors or stockholders will be obligated to provide any financing to us.
Changes in the healthcare industry could adversely affect us.
Our business is dependent on a variety of factors, including our ability to enter into contracts with payors and providers on terms attractive to all parties and the absence of substantial changes in the healthcare industry that would diminish the need for the services we offer. Our ability to continue conducting business in the current manner could be jeopardized if, among other things, a significant number of payors were to seek price concessions directly from providers. In addition, substantial changes in the health care industry, such as the enactment of laws and the adoption of regulations unfavorable to us or our relationships with payors and providers, including the No Surprises Act in the recently enacted Consolidated Appropriations Act,

2021, and other state laws and regulations aimed at addressing “surprise” billing (medical bills that arise when an insured patient receives care from an out-of-network provider resulting in costs that were not expected by the patient), a substantial trend towards HMOs from PPOs, the adoption of a single payor healthcare system in the United States or changes caused by, or that result from, the COVID-19 pandemic could have a material adverse effect on our business, financial condition and results of operations and could cause us to substantially alter our business strategy and methods of operation.
We operate in a litigious environment which may adversely affect our financial results.
We may become involved in legal actions and claims arising in the ordinary course of business, including litigation regarding employment matters, breach of contract, violations of laws and regulations, and other commercial matters. Due to the inherent uncertainty in the litigation process, the resolution of any particular legal proceeding could result in changes to our products and business practices and could have a material adverse effect on our financial position and results of operations.
Healthcare providers have become more resistant to the use of cost management techniques and are engaging in litigation to avoid application of cost management practices. Litigation brought by healthcare providers has challenged insurers’ claims adjudication and reimbursement decisions, and healthcare cost management providers are sometimes made party to such suits or involved in related litigation. We and our subsidiaries have and may, in the future, become involved in such litigation.
New federal and state laws and regulations or other changes that adversely impact healthcare providers or insurers could lead to increased litigation risk to us and other cost management providers and insurers. In addition, many healthcare providers and insurers have greater financial resources than us and other healthcare cost management providers have and may be more willing to engage in, and devote resources to, litigation as a result. In addition, certain of the agreements we enter into include indemnification provisions which may subject us to costs and damages in the event of a claim against an indemnified third party. We maintain insurance coverage for certain types of claims; however, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise.
If lawsuits of this type proliferate, they could materially adversely affect our results. In addition, lawsuits of this type may affect insurers’ use of our cost management services.
Evolving industry standards and rapid technological changes could result in reduced demand for our services.
Rapidly changing technology, evolving industry standards and the frequent introduction of new and enhanced services characterize the market for our services. Our success will depend upon our ability to enhance our existing services, introduce new services on a timely and cost-effective basis to meet evolving customer requirements, achieve market acceptance for new services and respond to emerging industry standards and other technological changes. We may not be able to respond effectively to technological changes or new industry standards. Moreover, other companies may develop competitive services that may result in reduced demand for our services.
Risks Related to Information Technology Systems
We depend on uninterrupted computer access for our customers and the reliable operation of our information technology systems; any prolonged delays due to data interruptions or revocation of our software licenses could adversely affect our ability to operate our business and cause our customers to seek alternative service providers.
Many aspects of our business are dependent upon our ability to store, retrieve, process and manage data and to maintain and upgrade our data processing capabilities. Our success is dependent on our ability to deliver high-quality and uninterrupted access for our customers to our computer system, requiring us to protect our computer equipment, software and the information stored in servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other technological problems could impair our ability to provide certain services. A system failure, if prolonged, could result in reduced revenues, loss of customers and damage to our reputation, any of which could cause our business to materially suffer. In addition, due to the highly automated environment in which we operate our computer systems, any undetected error in the operation of our business processes or computer software may cause us to lose revenues or subject us to liabilities for third party claims. While we carry property and business interruption insurance to cover operations, the coverage may not be adequate to compensate us for losses that may occur.
Computer systems like ours could suffer security and privacy breaches that could negatively impact our business and reputation, harm both us and our customers and create liability.
We currently operate servers and maintain connectivity from multiple facilities. Despite our implementation of standard network security measures, our infrastructure may be vulnerable to computer viruses, physical break-ins, attacks by hackers and similar disruptive problems caused by customers or other users. Computer viruses, ransomware and other cyber-attacks, break-ins or other security problems could lead to interruption, delays or cessation in service to our customers. In addition, our safeguards may not prevent incidents of inappropriate and/or unauthorized access to protected health information or other personally identifiable information by our employees, contractors , and/or unauthorized actors. Such incidents may result in unauthorized use, disclosure, modification or deletion of protected health information or other personally identifiable information that is transmitted or stored over our networks.
A security or privacy breach may:
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expose us to liability under federal and state laws related to the privacy and security of protected health information and other personally identifiable information, including liability to the individuals who are the subject of the information and/or the parties to whom we are contractually obligated, and subject us to fines or penalties;

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increase operating expenses as necessary to investigate security breaches and notify affected individuals, remediate and/or enhance security controls, comply with federal and state regulations, defend against and resolve actual and potential claims, implement and maintain any additional requirements imposed or adopted by reason of such claims or by government action, and take action to manage public relations issues and preserve our reputation; and

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harm our reputation and deter or prevent customers from using our products and services, and/or cause customers to find other means to achieve cost savings, including by switching to a competitor or by in-sourcing such services.

These problems could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which may deter potential customers from doing business with us and give rise to possible liability to such customers and/or individual users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the healthcare information services industry in general, and our customer base and business in particular. A significant customer security breach of this sort could result in loss of customers, loss of revenues, damage to our reputation, direct damages, costs of repair and detection and other unplanned expenses.
While we carry network-security and privacy insurance to cover events of the sort described above, the coverage may not be adequate to compensate us for losses that may occur by reason of such events.
Failure to adequately protect the confidentiality of our trade secrets, know-how, proprietary applications, business processes and other proprietary information could adversely affect the value of our technology and products.
We largely rely on our own security systems and confidentiality procedures, including employee nondisclosure agreements for certain employees, to maintain the confidentiality and security of our trade secrets, know-how, internally developed computer applications, business processes and other proprietary information. If third parties gain unauthorized access to our information systems or if our proprietary information is misappropriated, it may have a material adverse effect on our business, financial condition and results of operations. Trade secrets laws offer limited protection against third party development of competitive products or services. Because we lack the protection of registered copyrights for our internally developed software applications, we may be vulnerable to misappropriation of our proprietary applications by third parties or competitors. Enforcing a claim that a third party illegally obtained and is using any of our proprietary information or technology is expensive and time consuming, and the outcome is unpredictable. The failure to adequately protect our proprietary information could have a material adverse effect on our business, financial condition and results of operations.
We may be sued by third parties for alleged infringement of their proprietary rights.
Our success depends also in part on us not infringing the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. In the future, such third parties may claim that we are infringing their intellectual property rights, and we may be found to be infringing such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services, or require that we comply with other unfavorable terms. Even if we were to prevail in such a dispute, any litigation could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.
We employ third-party and open source licensed software for use in our business, and the inability to maintain these licenses, errors in the software we license or the terms of open source licenses could result in increased costs, or reduced service levels, which would adversely affect our business.
Our business relies on certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software in the future. Commercially reasonable alternatives to the third-party software we currently license may not always be available and such alternatives may be difficult or costly to implement. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business.
Additionally, the software powering our technology systems incorporates software covered by open source licenses. The terms of many open source licenses have not been interpreted by U.S. courts and there is a risk that the licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our systems. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code or re-engineer all or a portion of our technology systems, each of which could reduce or eliminate the value of our technology system. Such risk could be difficult or impossible to eliminate and could adversely affect our business, financial condition and results of operations.
If our ability to expand our network and technology infrastructure is constrained, we could lose customers and that loss could adversely affect our operating results.
The success of our business strategy depends in part on our ability to expand our operations in the future. Our growth has placed, and will continue to place, increased demands on our network and technology infrastructure and other resources and further expansion of our operations will require substantial financial resources. Our growth strategies include the evaluation of opportunities in new geographic markets as well as in adjacent and new market verticals. Any expansions into such markets could significantly increase the demands placed on our network and technology infrastructure. To accommodate such growth, we must continue to expand and adapt our network and technology infrastructure to accommodate additional users, increased transaction volumes, changing customer requirements and current and future growth initiatives. We may not be able to accurately project the rate or timing of increases, if any, in the volume of transactions we process, reprice or otherwise service or be able to expand and upgrade our systems and infrastructure to accommodate such increases. Projecting such needs may be particularly difficult for new solutions and services or for the expansion of existing solutions and services into international or other markets in which we have limited or no prior experience. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers’ changing needs on a timely basis, at a commercially reasonable cost or at all. Our current information technology systems, procedures and controls may not continue to support our operations while maintaining acceptable overall performance and may hinder our ability to exploit the market for healthcare applications and services. Service lapses could cause our users to switch to the services of our competitors or in-source such services.
Other Business and Operational Risks
We have identified two material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.
Prior to the consummation of the Transactions, we were a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of December 31, 2019 and 2020, and for the years ended December 31, 2018, 2019 and 2020, we identified two material weaknesses in our internal control over financial reporting:
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we did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge and experience commensurate with the financial reporting requirements for a public company, including condensed timelines to close and sufficient oversight of internal control over financial reporting; and

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we did not maintain sufficient formal accounting policies, procedures, and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements, including accounting for debt and equity arrangements.

We cannot assure you that additional significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or to implement our remediation plans or any difficulties we encounter in our implementation thereof, could result in additional significant deficiencies or material weaknesses or result in material misstatements in our financial statements. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, lenders and investors may lose confidence in the accuracy and completeness of our financial reports and we may face restricted access to various sources of financing in the future.
These material weaknesses, if not remediated, could result in misstatements of accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
Our management anticipates that our internal control over financial reporting will not be effective until the above material weaknesses are remediated. If our remediation of these material weaknesses is not effective, or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the NYSE listing requirements, investors may lose confidence in our financial reporting, and the price of our Class A common stock may decline as a result. We have implemented a remediation plan and, while progress has been made to remediate both material weaknesses, they will not be considered remediated until the applicable remedial processes and procedures have been in place for a sufficient period of time and management has concluded, through testing, that associated controls are effective. Therefore, while we expect to have remediated the material weaknesses well in advance of December 31, 2021, there is no guarantee that our remediation plan will be successful or that our remediation efforts will be completed prior to the audit of our 2021 financial statements.
We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.
We have substantial balances of goodwill and identified intangible assets. We are required to test goodwill and any other intangible assets with an indefinite life for possible impairment on an annual basis, or more frequently when circumstances indicate that impairment may have occurred. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.
Based on the results of the annual impairment test as of December 31, 2020, the fair values of our assets exceeded the carrying value, and goodwill was not impaired. The current goodwill impairment analysis incorporates our expectations for moderate sales growth and the overall outlook was consistent with our long-term projections.
There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long- lived assets is impaired. An impairment charge would be recorded if the estimated fair value of the assets is lower than the carrying value and any such impairment charge could have a material adverse effect on our results of operations and financial position.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes- Oxley Act, and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our Class A common stock. We are required to be in compliance with the provisions of the Sarbanes-Oxley Act by the end of our fiscal year ending December 31, 2021.
We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related and audit-related costs and significant management oversight.
We are currently in the process of remediating two material weaknesses in internal control over financial reporting and, even after successfully remediating such material weaknesses, these and other controls, including any new controls that we develop, may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE. In particular, we are required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
We will incur increased costs and obligations as a result of being a public company.
As a result of the Transactions, we are required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company and do not qualify for the exemptions and transition periods available to “emerging growth companies.” As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past.
Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.
Our results of operations may differ significantly from the unaudited pro forma financial data included in this prospectus.
This prospectus includes unaudited pro forma combined financial statements. The unaudited pro forma combined statement of loss combines the unaudited statements of operations for the period from January 1, 2020 through October 8, 2020 of Churchill, with the audited consolidated statements of loss and comprehensive loss of MultiPlan Corporation for the year ended December 31, 2020 and gives pro forma as adjusted effect to the Transactions and Refinancing as if they had been consummated on January 1, 2020.
The unaudited pro forma combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Transactions and Refinancing been consummated on the dates indicated above, or the future consolidated results of operations or financial position. Accordingly, our business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial statements included in this prospectus. For more information, please see the section entitled “Unaudited Pro Forma Combined Financial Information.”
Risks Related to the Healthcare Industry and other Legal Regulations
We operate in an industry that is subject to extensive federal, state and local regulation. Changes in existing health care laws and regulatory interpretations on a state or federal level may adversely affect us.
The healthcare industry is subject to extensive and evolving federal, state and local regulations, including among other things, laws and regulations relating to:

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health benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

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privacy and security of patient information, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), and regulations promulgated thereunder, which we collectively refer to as “HIPAA”;

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the conduct of operations, including fraud and abuse, anti-kickback, patient inducement and false claims prohibitions;

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the operation of provider networks, including transparency, access, licensing, certification and credentialing requirements;

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the methods of payment of out of network claims, including “surprise” billing;

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health information technology;

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breach of duty, the corporate practice of medicine and fee-splitting prohibitions;

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laws and regulations relating to business corporations in general;

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additional restrictions relating to our ability to utilize the claims data we collect from providers; and

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payors subject to the requirements for health reform under the Affordable Care Act.

As a provider of network management services to our customers and as a contractor and/or subcontractor with federal and state governments, we are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels with respect to the above laws. Because of the breadth of these laws and the narrowness of available statutory and regulatory exceptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws from time to time, including in private litigation. Statutory changes to, or changes in the interpretation or enforcement of, the laws and regulations described above may significantly impact or restrict our ability to carry on our business as currently conducted and may have a material adverse impact on our business, financial condition and results of operations. These risks may be exacerbated by our expansion into new geographic markets and, in particular, by any expansion into international markets.
New federal and state laws and regulations could force us to change the conduct of our business or operations or affect our ability to expand our operations into other states.
Federal Legislation
In recent years, Congress has introduced and, in some cases, passed a number of legislative proposals governing various aspects of the healthcare industry, including initiatives to provide greater government control of health care spending, to broaden access to health care services, to prohibit, restrict or address “surprise” billing by out of network providers and to change the operating environment for health care providers and payors.
We are unable to predict the success of such initiatives, but, if passed, these and other efforts may adversely affect our business or operations. Healthcare reform laws such as the Affordable Care Act have had a significant impact on the health care industry, including changing the manner in which providers and payors contract for services. In addition, under the Affordable Care Act payors are required to meet certain financial criteria. While these obligations directly affect many of our customers, the obligations may also affect the contract terms and relationships between us and those customers. In addition, the Consolidated Appropriations Act, 2021, which was signed into law on December 27, 2020, included the No Surprises Act, which provides new protections for patients from “surprise” bills, creates new processes for payments to non-participating providers and facilities, and necessitates new compliance efforts by group health plans and health insurance issuers offering group or health insurance coverage, as well as non-participating providers and facilities. While we currently service payor customers that are already subject to state-level “surprise” billing legislation, we cannot assure you that the No Surprises Act and its implementing regulations, once proposed and finalized, or any other initiatives aimed at addressing “surprise”

billing, if implemented, would not adversely impact our ability to continue certain lines of business in existing markets or expand such business into new markets or adversely affect the contractual terms and relationships between us and our customers or result in additional compliance costs.
Since its enactment, there have been judicial and congressional challenges to certain aspects of the Affordable Care Act, as well as efforts by the former Trump Administration to repeal or replace certain aspects of the Affordable Care Act, and we expect there will be additional challenges, amendments and modifications to the Affordable Care Act in the future.
For example, effective January 2019, the Tax Cuts and Jobs Act reduced to $0 the financial penalty associated with not complying with the Affordable Care Act’s individual mandate to carry qualifying health coverage insurance. These changes may impact the number of individuals that elect to obtain public or private health insurance or the scope of such coverage, if purchased. Further, because the financial penalty associated with the individual mandate was effectively eliminated, a federal district court in Texas ruled in December 2018 that the individual mandate is unconstitutional and that the rest of the Affordable Care Act is therefore, invalid. In December 2019, the Fifth Circuit Court of Appeals upheld this decision with respect to the individual mandate but remanded for further consideration of how this affects the rest of the law. On March 2, 2020, the U.S. Supreme Court granted petitions for writs of certiorari to review this case and the Court held oral argument on November 10, 2020. On February 10, 2021, the United States Department of Justice notified the Court that as a result of the change in presidential administrations, the current position of the United States is that the amended financial penalty provision is constitutional, and if the Court were to conclude that the provision was unconstitutional, the provision is severable from the remainder of the Affordable Care Act. The case is expected to be decided in mid-2021. It is unclear how this decision will impact the Affordable Care Act or our business. The law remains in place pending appeal. It is uncertain the extent to which any such judicial, legislative, regulatory or administrative changes, if made, may impact our business or financial condition. Although the Affordable Care Act has not caused us to significantly change our customer contracts or other aspects of our business, it is difficult to quantify the financial impact of the Affordable Care Act and there can be no assurances that we will not be adversely impacted in the future.
Other legislative or regulatory changes that could significantly harm us include, but are not limited to, changes that:
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increase the number of individuals covered by government entitlement programs such as Medicare and Medicaid as opposed to private health insurance plans;

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impact the operation of provider networks, including changes relating to transparency, access, licensing, certification and credentialing;

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limit contractual terms with providers, including audit, payment and termination provisions; and

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impose additional health care information privacy or security requirements.

As a result of the recent 2020 U.S. presidential and congressional elections, there are renewed and reinvigorated calls for health insurance reform, which could cause significant uncertainty in the U.S. healthcare market, could increase our costs, decrease our revenues or inhibit our business or operations. We cannot predict what impact, if any, U.S. federal and state health reforms or other government proposals and activities, which include efforts to change or reform the administration or interpretation of government health care programs, laws, regulations or policies, might have on us, but such changes could impose new and more stringent regulatory requirements on our activities, which could adversely affect our business, results of operations and financial condition. Accordingly, there can be no assurance that such activities will not limit the expansion of our business, impose new compliance requirements on us or have a material adverse effect on our business, financial condition and results of operation. The passage and implementation of new federal laws or regulations that govern the conduct of our business could significantly impact or restrict our ability to carry on our business as currently conducted and could have a material adverse impact on our business, financial condition and results of operations.
State Legislation
State laws and regulations governing our business vary widely among the states in which we operate, and include laws requiring credentialing of all network providers and “any willing provider” laws requiring networks to accept as participating providers any qualified professional who is willing to meet the terms and conditions of the network. There is little regulatory or judicial guidance with respect to the application of such laws and in some cases they may increase the costs of operations in such states.
Several states have implemented legislation mandating certain contract terms in provider contracts for group health plans, preferred provider organizations, HMOs and other third-party payors. Depending on the state, these mandatory contract terms may relate to prompt payment, payment amounts and payment methods. As a result of such legislation and similar future legislative initiatives, we may be required to amend some of our provider contracts and comply with legislative mandates related to payment.
Some states have also considered legislation designed to regulate the PPO market by limiting the ability of preferred provider networks to offer broad access to discounted rates negotiated with contracted providers. State laws limiting access to provider networks may affect our ability to continue certain lines of business in existing markets or expand such business into new markets. Some states have also recently considered legislation designed to regulate the manner in which certain insurers should pay for certain categories of out of network claims or aimed at addressing “surprise” billing by out of network providers, and it is uncertain how state proposals may change as a result of the recently enacted No Surprises Act. State laws regulating the basis of payment may affect our ability to continue certain lines of business in existing markets or expand such business into new markets and the contractual terms and relationships between us and our customers.
Changes to state laws and regulations or the interpretation and enforcement of such state laws and regulations may adversely impact our existing business in certain states, or restrict our ability to expand our operations in other states, in each case potentially adversely impacting our business, financial condition and results of operations.
Our use and disclosure of individually identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or adequately secure the information we hold could result in significant liability or reputational harm.
State and federal laws and regulations, including HIPAA, govern the collection, dissemination, use, disclosure, privacy, confidentiality, security, availability and integrity of individually identifiable information, including protected health information, or PHI. HIPAA establishes basic national privacy and security standards for protection of PHI by covered entities such as our clients, and the business associates with whom such entities contract for services, including us. As a business associate, we are also directly liable for compliance with HIPAA. In addition to HIPAA, we must adhere to state patient confidentiality and other laws that are not preempted by HIPAA, including those that are more stringent than HIPAA.
If we were found to have breached our obligations under HIPAA or other state laws, we could be subject to enforcement actions by the U.S. Department of Health and Human Services Office for Civil Rights (“OCR”) and state regulators and lawsuits, including class action lawsuits, by private plaintiffs. Mandatory penalties for HIPAA violations can be significant and OCR and state regulators may require businesses to enter into settlement or resolution agreements and corrective action plans that impose ongoing compliance requirements. If a person knowingly or intentionally obtains or discloses PHI in violation of HIPAA requirements, criminal penalties may also be imposed. In addition, state Attorneys General are authorized to bring civil actions under HIPAA or relevant state laws. Courts can award damages, costs and attorneys’ fees related to violations of HIPAA or state laws in such cases. While we maintain safeguards that we believe are reasonable and appropriate to protect the privacy and security of PHI and other personally identifiable information consistent with applicable law and our contractual obligations, we cannot provide assurance regarding how these laws, regulations, and contracts will be interpreted, enforced or applied to our operations; our systems may be vulnerable to physical break-ins, viruses, hackers, and other potential sources of security breaches. In addition, we may not be able to prevent incidents of inappropriate use or unauthorized access to PHI by our employees or contractors. Any such breaches could result in exposure to liability under federal and state laws and/or under our contractual arrangements and could adversely impact our business.
Numerous other state, federal and foreign laws govern the collection, dissemination, use, disclosure, access to, confidentiality and security of health information and personal data, breaches of such information, and actions that a business must take if it experiences a data breach, such as prompt disclosure to affected customers or individuals. In addition, Congress and some states are considering new laws and regulations that further protect the privacy and security of medical information and personal data and that address data breaches. The Federal Trade Commission, or FTC, and states’ Attorneys General have also brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act. In addition to data breach notification laws, some states have enacted statutes and rules requiring businesses to reasonably protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. For example, the California Consumer Privacy Act (the “CCPA”) established a new privacy framework for covered businesses and provided new and enhanced data privacy rights to California residents. The CCPA imposes severe statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. Additionally, the new California Privacy Rights Act (the “CPRA”) was approved by voters in the 2020 election. The CPRA generally takes effect on January 1, 2023 and significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal information and restricting the use of sensitive personal information, including health information. As with HIPAA, these laws may apply directly to our business or indirectly by contract when we provide services to other companies. We are currently evaluating potential growth opportunities, including opportunities that involve the processing and analysis of third-party data which may include PHI or other protected personal information, which could increase our compliance obligations and may subject us to state, foreign, federal or other laws that we are not currently subject. In the event that we are found out of compliance with applicable state, federal and foreign laws and regulations, we could potentially be subject to civil or criminal sanctions, which could have a material adverse effect on our business, financial condition and results of operations.
Heightened enforcement activity by federal and state agencies may increase our potential exposure to damaging lawsuits, investigations and other enforcement actions.
In recent years, both federal and state government agencies have increased civil and criminal enforcement efforts relating to the healthcare industry. This heightened enforcement activity increases our potential exposure to damaging lawsuits, investigations and other enforcement actions. Any such investigation or action could force us to expend considerable resources to respond to or defend against such investigation or action and could adversely affect our reputation or profitability.
By way of example, the Affordable Care Act allocated an additional $350.0 million of fraud enforcement funding over 10 fiscal years, starting in fiscal year 2011 and increased the penalties applied under the Federal Sentencing Guidelines for federal health care offenses that affect a governmental program. The fraud enforcement would apply to us to the extent we are deemed a government contractor for a federal health care program.
A number of laws bear on our relationships with physicians. There is a risk that state authorities in some jurisdictions may find that our contractual relationships with physicians violate laws prohibiting the corporate practice of medicine and fee-splitting. These laws generally prohibit the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician’s professional judgment. They may also prevent the sharing of professional services income with non-professional or business interests. Judicial and regulatory interpretation or other guidance regarding the application of these types of laws to businesses such as ours is limited. These laws regarding fee-splitting and the corporate practice of medicine could also be invoked by litigants in a breach of contract dispute against us or in an action to find our contracts to be legally invalid or unenforceable. In addition, patients may seek to hold us responsible for third parties’ recommendations regarding the appropriateness of providers’ medical treatment plans for patients. We could be subject to claims or investigations under certain state laws were such laws interpreted to apply to our provision of such recommendations.
A number of laws could impact our out of network products. Federal and state regulators may investigate us or our clients with respect to the payment of out of network claims, including the determination of payment amounts and what data and other factors are permitted to be used by commercial health payors and other payors in making such determinations, as well as investigations related to regulations targeting surprise billing and requiring transparency.

We can provide no assurance that state or federal regulators will not take the position that our current and planned activities and the conduct of our business constitute illegal fee-splitting, the unlawful practice of medicine or a breach of any legal duty, or do not comply with regulations relating to determination of payment amounts, surprise billing or transparency. Moreover, we can provide no assurance that future interpretations or applications of these laws will not require us to make material changes to our operations or business, including with respect to our existing contractual arrangements with providers and payors. If regulatory authorities assert or determine that we have violated any of these laws, we could be subject to significant penalties and/or restructuring requirements that could have a material adverse impact on our business, financial condition and results of operations.
Risks Related to Indebtedness
Our level of indebtedness and current leverage may materially adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.
As of December 31, 2020, we had total indebtedness (excluding an aggregate of $1.8 million of letters of credit) of $4,941.1 million, which is comprised of $1,300.0 million in aggregate principal amount of the Senior Convertible PIK Notes, $2,341.0 million in outstanding term loans under the term loan facility, $1,300.0 million in aggregate principal amount of 5.750% Notes and $0.1 million in non-current finance lease obligations. In addition, we would have had an additional $450.0 million available for borrowing under MPH’s senior secured revolving credit facility at that date (without giving effect to the $1.8 million of outstanding letters of credit referred to above). Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, may have a material adverse impact on us and our business. For example, it could:
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make it more difficult for us to satisfy obligations with respect our indebtedness and any repurchase obligations that may arise thereunder;

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require us to dedicate a substantial portion of cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

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increase our vulnerability to adverse economic, market and industry conditions and limit our flexibility in planning for, or reacting to, these conditions;

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expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

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limit our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures, and we may be more vulnerable to a downturn in general economic or industry conditions or be unable to carry out capital spending that is necessary or important to our growth strategy;

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limit our ability to borrow additional funds or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes; and

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limit our ability to compete with others who are not as highly-leveraged.

Despite our current leverage, we and our subsidiaries may still be able to incur substantially more indebtedness, including secured indebtedness. This could further exacerbate the risks that we and our subsidiaries face.
We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although certain of our subsidiaries are subject to restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us or such subsidiaries from incurring obligations that do not constitute indebtedness. We may also seek to increase the borrowing availability under the senior secured credit facilities through incremental term loans or an increase to the revolving credit facility commitments under the senior secured credit facilities under certain circumstances.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
All of the borrowings under the senior secured credit facilities bear interest at variable rates. As a result, an increase in interest rates, whether due to an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our debt even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. A 0.25% increase in interest rates under the senior secured credit facilities (assuming the revolving credit facility was fully drawn) would increase our annual interest expense by approximately $7.0 million. The impact of such an increase would be more significant than it would be for some other companies because of our substantial debt. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.
Our debt agreements contain restrictions that limit our flexibility in operating our business.
The senior secured credit facilities contain, and the indenture that governs the 5.750% Notes issued by MPH contains, various covenants that limit MPH’s and its restricted subsidiaries’ ability to engage in specified types of transactions. These covenants limit MPH’s and its restricted subsidiaries’ ability to, among other things:
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incur additional indebtedness or issue certain preferred shares;

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pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

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make certain loans, investments or other restricted payments;

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transfer or sell certain assets;

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incur certain liens;

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place restrictions on the ability of its subsidiaries to pay dividends or make other payments to MPH;

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guarantee indebtedness or incur other contingent obligations;

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consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

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engage in transactions with our affiliates.

In addition, under the senior secured credit facilities, in certain circumstances, MPH is required to satisfy specified financial ratios, including a first-lien secured debt leverage ratio. MPH’s ability to meet those financial ratios can be affected by events beyond our control, and MPH may not be able to meet those ratios and tests.
The restrictions and specified financial ratios could limit our ability to plan for or react to market or economic conditions or meet capital needs or otherwise restrict our activities or business plans and could adversely affect our ability to finance operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.
A breach of the covenants under the indentures that govern the Senior Convertible PIK Notes the credit agreement that governs the senior secured credit facilities or the indenture that governs the 5.750% Notes could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the senior secured credit facilities would permit the lenders under the senior secured credit facilities to terminate all commitments to extend further credit under those facilities. Furthermore, if we were unable to repay the amounts due and payable under the senior secured credit facilities, those lenders could proceed against the collateral granted to them to secure such indebtedness. These actions by lenders could cause cross-acceleration under the indentures that govern the Senior Convertible PIK Notes and the indenture that governs the 5.750% Notes. A significant portion of our indebtedness then may become immediately due and payable. We cannot be certain whether we would have, or would be able to obtain, sufficient funds to make these accelerated payments. If any such indebtedness is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.
We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which in turn are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The agreement that governs the senior secured credit facilities and the indenture that governs the 5.750% Notes restrict us, MPH and our restricted subsidiaries’ ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.
A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.
Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our performance under assorted financial metrics and other measures of financial strength, our business and financial risk, our industry or other factors determined by such rating agency, so warrant. There can be no assurances that our credit ratings or outlook will not be lowered in the future in response to adverse changes in these metrics and factors caused by our operating results or by actions that we take, that reduce our profitability, or that require us to incur additional indebtedness for items such as substantial acquisitions, significant increases in costs and capital spending in security and IT systems, significant costs related to settlements of litigation or regulatory requirements, or by returning excess cash to shareholders through dividends. Consequently, real or anticipated changes in our credit rating will generally affect the market value of our indebtedness. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure of our indebtedness. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing and may reduce our profitability.
Risks Related to Our Common Stock
H&F and the Sponsor beneficially own a significant equity interest in us and their interests may conflict with us or other shareholders’ interests.
H&F and the Sponsor collectively control approximately 40% of our voting equity. As a result, they have significant influence over our decisions to enter into any corporate transaction. In addition, H&F and the Sponsor are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. H&F and the Sponsor, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Our second amended and restated certificate of incorporation provides that certain parties may engage in competitive businesses and renounces any entitlement to certain corporate opportunities offered to the private placement investors or any of their managers, officers, directors, equity holders, members, principals, affiliates and subsidiaries (other than us and our subsidiaries) that are not expressly offered to them in their capacities as our directors or officers. The second amended and restated certificate of incorporation also provides that certain parties or any of their managers, officers, directors, equity holders, members, principals, affiliates and subsidiaries (other than us and our subsidiaries) do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.
Our charter designates a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us or with our directors, officers or employees and may discourage stockholders from bringing such claims.
Under our charter, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum will be a state court within the State of Delaware for:
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any derivative action or proceeding brought on behalf of MultiPlan;

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any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of ours to us or our stockholders;

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any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL or our charter or bylaws (as either may be amended, restated, modified, supplemented or waived from time to time);

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any action asserting a claim against us or any director or officer or other employee of ours governed by the internal affairs doctrine; or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

For the avoidance of doubt, the foregoing provisions of our charter will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. These provisions of our charter could limit the ability of our stockholders to obtain a favorable judicial forum for certain disputes with us or with our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our charter inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.
A significant portion of our Class A common stock is restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
The market price of shares of our Class A common stock could decline as a result of substantial sales of our Class A common stock, particularly by our significant stockholders, a large number of shares of our Class A common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. Sales of a substantial number of shares of common stock in the public market could occur at any time. As of March 5, 2021, we had 668,923,984 shares of our Class A common stock outstanding and we are registering up to 633,750,000 shares of Class A common stock pursuant to the registration statement of which this prospectus is a part.
In connection with the Merger Agreement, we, the Sponsor, Holdings, H&F and certain other parties thereto entered into the Investor Rights Agreement, pursuant to which such stockholders are entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. Certain parties to the Investor Rights Agreement, including H&F and the

Sponsor, have agreed not to sell, transfer, pledge or otherwise dispose of shares of our Class A common stock and warrants they hold or receive for certain time periods specified therein, however, upon expiration of their respective lock-up periods, the sale of shares of our Class A common stock and warrants or the perception that such sales may occur, could cause the market price of our securities to drop significantly.
The price of our securities may be volatile.
The trading price of our securities may fluctuate substantially. This may be especially true for companies like ours with a small public float. The trading price of our securities will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. Any of the factors listed below could have a material adverse effect on your investment in our securities. In such circumstances, the trading price of our securities may experience a decline.
The price of our securities may fluctuate due to a variety of factors, including:
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actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

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changes in the market’s expectations about our operating results;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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speculation in the press or investment community;

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short seller reports and negative public commentary;

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actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

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the operating results failing to meet the expectation of securities analysts or investors in a particular period;

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our ability to execute on our strategic plans and amount of costs we incur in connection therewith;

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changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

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the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

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operating and stock price performance of other companies that investors deem comparable to ours;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving us;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of our Class A common stock available for public sale;

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any major change in our board of directors or management;

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sales of substantial amounts of our common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

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mergers and strategic alliances in the industry in which we operate;

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market prices and conditions in the industry in which we operate;

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general economic and political conditions such as recessions, interest rates and “trade wars,” pandemics (such as COVID-19), natural disasters, potential or actual military conflicts or acts of terrorism;

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the general state of the securities markets; and

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other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our securities, regardless of our actual operating performance. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
We are currently and may in the future be subject to securities litigation, which is expensive and could divert management attention.
In the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against publicly traded companies. We are currently and may in the future be the target of this type of litigation. For example, on February 24, 2021 and March 5, 2021, putative securities class action complaints captioned Srock v. MultiPlan Corporation et al., No. 1:21-cv-1640 (S.D.N.Y.) and Verger v. MultiPlan Corporation et al., No. 1:21-cv-01965 (S.D.N.Y.) were filed in the United States District Court for the Southern District of New York. The Srock lawsuit was voluntarily dismissed on March 15, 2021. The Verger lawsuit is brought against us; our Chief Executive Officer, Mr. Mark Tabak; and our Chief Financial Officer, Mr. David Redmond, as well as individuals and entities involved in the Transactions, including Paul Galant, our President, New Markets, and Glenn August and Michael Klein, each of whom currently serve on our Board. The complaint asserts claims for violations of Sections 10(b), 14(a), and 20(a) of the Securities Exchange Act of 1934 and Rules 10b-5 and 14a-9 promulgated thereunder and seek damages based on alleged material misrepresentations and omissions concerning the Transactions. The proposed class period is July 12, 2020, through November 10, 2020, inclusive. These or other securities litigation against us could result in substantial costs and divert our management’s attention and resources from other business concerns, which could seriously harm our business. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

USE OF PROCEEDS
All of the shares of Class A common stock and the warrants (including shares of Class A common stock underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $679.25 million from the exercise of all Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants, assuming the exercise in full of all such warrants for cash.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.
There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

SELECTED HISTORICAL FINANCIAL INFORMATION
MultiPlan has applied the amendment to Regulation S-K Item 301 which became effective on February 10, 2021.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
On February 19, 2020, Churchill consummated its initial public offering (the “Churchill IPO”) of 110,000,000 units, including 10,000,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of Class A common stock and one-fourth of one warrant, each whole warrant to purchase one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $1,100,000,000. Simultaneously with the consummation of the Churchill IPO, Churchill consummated the private placement of 23,000,000 warrants at a price of $1.00 per warrant, generating total proceeds of $23,000,000. Transaction costs amounted to $57,620,020 consisting of $18,402,000 of underwriting fees, $38,500,000 of deferred underwriting fees and $718,020 of other offering costs.
Following the consummation of the Churchill IPO, $1,100,000,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee.
On July 12, 2020, Churchill entered into the Merger Agreement with MultiPlan Parent, Holdings, First Merger Sub and Second Merger Sub, which among other things, provides for (i) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent surviving the First Merger and (ii) MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Churchill.
On October 8, 2020, the Transactions were consummated in accordance with the terms of the Merger Agreement.
In connection with the consummation of the Transactions:
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$1,521,000,000 in cash was paid to Holdings on behalf of Holdings’ equityholders as the Closing Cash Consideration;

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Churchill issued 415,700,000 shares of its Class A common stock as Closing Share Consideration;

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8,693,855 shares of Churchill’s Class A common stock were redeemed for an aggregate of $87.2 million, or approximately $10.03 per share, paid from the Churchill trust account;

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Churchill issued and sold to the Common PIPE Investors, (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for aggregate proceeds of $1,300,000,000, (y) warrants to purchase 6,500,000 shares of Churchill’s Class A common stock and (z) an additional 2,050,000 shares of Churchill’s Class A common stock in lieu of an original issue discount (the shares of Class A common stock described in clause (x) and clause (z) are collectively referred to herein as the “Common PIPE Shares”);

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Churchill issued and sold to the Convertible PIPE Investors $1,300,000,000 in aggregate principal amount of Senior Convertible PIK Notes, with an original issue discount of $32,500,000, for aggregate proceeds of $1,267,500,000;

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the Senior PIK notes were redeemed in full for a total redemption price of $1,237.6 million (which includes accrued interest through October 7, 2020);

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all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted into shares of Churchill’s Class A common stock on a one-for-one basis;

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Churchill paid KG a transaction fee of $15,000,000 and a placement fee of $15,500,000, all of which was paid in cash; and

•
Sponsor elected to convert the full balance of the Sponsor Note, in the principal amount of $1,500,000, into 1,500,000 Working Capital Warrants.

The consummation of the Mergers constituted a definitive liquidity event under the agreements governing the Unit awards and as a result all unvested Units vested on October 7, 2020. MultiPlan Parent recorded these awards within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. The settlement of these awards was made in a combination of cash and shares of Churchill’s Class A common stock and was included in the aggregate consideration paid to MultiPlan Parent Owners.
In connection with the Transactions, the Company has incurred transaction costs. The transaction costs directly attributable to the Transactions represent $113.1 million and have been recorded as a reduction to additional paid in capital in the combined entity’s consolidated balance sheets. The transaction costs considered incremental have been expensed as incurred and these amounts, $28.7 million for the year ended December 31, 2020 are included in general and administrative expenses in MultiPlan Corporation’s audited consolidated statements of loss and comprehensive loss for the year ended December 31, 2020. Transaction costs included $19.7 million of transaction bonuses approved by the compensation committee that were paid to employees, including executive officers.
On October 29, 2020, the Refinancing was consummated. In connection with the Refinancing:
•
the 7.125% Notes were redeemed in full for a total redemption price of $1,661.3 million (which includes a redemption premium of $55.6 million and accrued interest of $45.7 million).

•
MPH issued the 5.750% Notes in the aggregate principal amount of $1,300.0 million. The 5.750% Notes will mature on November 1, 2028. MPH incurred $19.9 million in debt issuance costs on the 5.750% Notes.

•
MPH prepaid $369.0 million on the term loan facility and amended the credit agreement governing the revolving credit facility to increase the committed principal by $350.0 million, from $100.0 million to $450.0 million. MPH incurred $3.6 million in commissions on the revolving credit facility amendment.

The unaudited pro forma combined statements of loss for the year ended December 31, 2020 combines the historical unaudited statement of operations for the period from January 1, 2020 through October 8, 2020 of Churchill with the historical audited consolidated statement of (loss) income and comprehensive (loss) income of MultiPlan Corporation for the twelve months ended December 31, 2020. The unaudited pro forma combined statements of loss for the year ended December 31, 2020 give effect to the Transactions and Refinancing as if they had occurred as of January 1, 2020.
The unaudited pro forma combined financial information have been prepared for illustrative purposes only and is based on information currently available and the assumptions and estimates described herein. The unaudited pro forma combined financial information does not necessarily reflect what our financial condition or results of operations would have been had the Transactions and Refinancing occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting our future financial condition and results of operations. Our actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of Churchill was derived from the unaudited financial statements of Churchill for the period from January 1, 2020 through October 8, 2020. The historical financial information of MultiPlan Corporation was derived from the audited consolidated financial statements of MultiPlan Corporation for the year ended December 31, 2020, included elsewhere in this prospectus. This information should be read together with Churchill’s unaudited financial statements and related notes and MultiPlan Corporation’s audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
Accounting for the Transactions
The Transactions were accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America

(“GAAP”). Under this method of accounting, Churchill was treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of MultiPlan Parent issuing shares of common stock for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which were consistent with carrying value), with no goodwill or other intangible assets recorded.
MultiPlan Parent was determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:
•
The existing MultiPlan Parent shareholders (the “MultiPlan Parent Owners”) had the majority ownership interest and voting interest in the combined entity;

•
the combined company’s board of directors initially consisted of nine directors: three of whom were initially be appointed by H&F, three of whom were initially appointed by the Sponsor, two independent directors and one of whom is the combined company’s chief executive officer. Two additional members were also appointed as independent directors by H&F (subject to the Sponsor’s consent); and

•
MultiPlan Parent was the larger entity, in terms of both revenues and total assets.

Other factors were considered, including composition of management, purpose and intent of the Transactions and the location of the combined company’s headquarters, noting that the preponderance of evidence as described above was indicative that MultiPlan Parent was the accounting acquirer in the Transactions.
Accounting for the Refinancing
We have assumed the following accounting treatment for purposes of preparing the unaudited pro forma combined financial information herein.
The redemption of the 7.125% Notes was accounted for as an extinguishment and the difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt was recognized as a loss on extinguishment.
The issuance of the 5.750% Notes was accounted for as the issuance of new debt.
The call and put options embedded in the 7.125% Notes and the senior secured credit facilities are closely related to the debt host and not accounted for separately.
Description of the Transactions
The following represents the aggregate stock consideration issued by Churchill at the closing of the Transactions (the “Closing”) with the shares valued at $10.00 per share.
(in millions)
Share issuance to MultiPlan Parent Owners(1)	$4,157.0
Shares previously issued to Churchill public shareholders, net of redemptions(1)	1,013.1
Share issuance to the Sponsor (or any of its affiliates)(1)(2)	275.0
Share issuance to Purchasers of the Common PIPE Shares(1)	1,320.5
Share consideration – at Closing(3)	$6,765.6

(1)
Shares of Churchill issued as set forth in the Merger Agreement.

(2)
All of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted in the Transactions to shares of Churchill’s Class A common stock on a one-for-one basis.

(3)
Excludes the impact of the shares of common stock underlying the (a) Common PIPE Warrants, (b) Senior Convertible PIK Notes, (c) Working Capital Warrants, (d) warrants issued in the Churchill IPO and (e) the Private Placement Warrants. See Note 17 to the Consolidated Financial Statements, “Earnings Per Share.”

The value of share consideration issued at the Closing to the MultiPlan Parent Owners was $10.00 per share.
The following summarizes the pro forma common shares issued and outstanding immediately after the closing of the Transactions:
(shares in millions)	Number of Shares	% Ownership
Share issuance to the MultiPlan Parent Owners	415.7
Total MultiPlan Parent Owners shares	415.7	62.6%
Shares held by current Churchill public shareholders	110.0
Less: public shares redeemed	(8.7)
Total held by current Churchill public shareholders	101.3	15.2%
Shares held by the Sponsor (or any of its affiliates)(1)	15.1	2.3%
Common PIPE Shares	132.1	19.9%
Net Churchill shares, Sponsor Shares and Common PIPE Shares	248.5	37.4%
Pro Forma shares outstanding(2)	664.2	100.0%

(1)
All of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted in the Transactions to shares of Churchill’s Class A common stock on a one-for-one basis, including 12,404,080 of such shares that were unvested as of the Closing and will revest at such time as, during the 4-year period starting on October 8, 2021 and ending on October 8, 2025, the closing price of our Class A common stock exceeds $12.50 for any 40 trading days in a 60 consecutive day period.

(2)
Pro Forma Shares Outstanding includes the 415.7 million shares issued at the Closing and the Common PIPE Shares but does not give effect to the shares of common stock underlying the Common PIPE Warrants, Senior Convertible PIK Notes, the Private Placement Warrants, the Public Warrants and Working Capital Warrants, as these outstanding warrants are not exercisable immediately after the closing of the Transactions.

Pro Forma Combined Statements of Loss
For the Year Ended December 31, 2020
(Unaudited)
($ in thousands, except share and per share data)
	For the Period from January 1, 2020 thru October 8, 2020	Twelve Months Ended December 31, 2020			Twelve Months Ended December 31, 2020			Twelve Months Ended December 31, 2020
	Churchill (Historical)	Multiplan Corp. (Historical)	Transactions Pro Forma Adjustments	Ref	Pro Forma Combined as Adjusted	Refinancing Pro Forma Adjustments	Ref	Pro Forma Combined as Further Adjusted
Revenues	$—	$937,763	$—		$937,763	$—		$937,763
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	—	318,675	—		318,675	—		318,675
General and administrative expenses	11,073	355,635	—		366,708	—		366,708
Depreciation	—	60,577	—		60,577	—		60,577
Amortization of intangible assets	—	334,697	—		334,697	—		334,697
Total expenses	11,073	1,069,584	—		1,080,657	—		1,080,657
Operating loss	(11,073)	(131,821)	—		(142,894)	—		(142,894)
Interest earned on marketable securities held in Trust Account	(4,384)	—	4,384	(A)	—	—		—
Interest expense	—	335,638	(80,870)	(B)	366,395	(93,806)	(H)	340,424
	—	—	78,000	(C)	—	(10,652)	(I)	—
	—	—	33,627	(D)	—	875	(J)	—
	—	—	—		—	(664)	(K)	—
	—	—	—		—	1,034	(L)	—
	—	—	—		—	74,750	(M)	—
	—	—	—		—	2,492	(N)	—
Interest income	—	(288)	—		(288)	—		(288)
Loss on extinguishment of debt	—	102,993	—		102,993	—		102,993
Loss on investments	—	12,165	—		12,165	—		12,165
Change in fair value of Private Placement Warrants and unvested founder shares	—	(35,422)	—		(35,422)	—		(35,422)
Net loss before income taxes	6,689	(546,907)	(35,141)		(588,737)	25,971		(562,766)
Provision for income taxes	660	(26,343)	(8,188)	(E)	(33,871)	6,051	(E)	(27,820)
Net loss	7,349	(520,564)	(26,953)		(554,866)	19,920		(534,946)
Weighted average shares outstanding – Basic and Diluted:	30,862,800	470,785,192	153,409,449	(F)	655,057,441	—		655,057,441
Net loss per share – Basic and Diluted:	$(0.00)	$(1.11)			$(0.85)			$(0.82)

Notes to Unaudited Pro Forma Combined Financial Information
1. Basis of Presentation
The Transactions were accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill was treated as the “acquired” company for financial reporting purposes with MultiPlan  Parent determined to be the accounting acquiror. This determination was primarily based on MultiPlan  Parent Owners being the majority stockholders and holding majority voting power in the combined company, MultiPlan  Parent’s senior management comprising the majority of the senior management of the combined company, and the ongoing operations of MultiPlan  Parent comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of MultiPlan  Parent issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which were consistent with carrying value), with no goodwill or other intangible assets recorded.
The unaudited pro forma combined statements of loss for the year ended December 31, 2020 present the pro forma effect of the Transactions and Refinancing as if they had been completed on January 1, 2020. These periods are presented on the basis of the Company as the accounting acquirer. Results for the periods presented are not necessarily indicative of the results that may be expected for any subsequent period.
The unaudited pro forma combined statements of loss for the year ended December 31, 2020 have been prepared using and should be read in conjunction with other information relating to Churchill and Multiplan Corporation included in this prospectus, including the Merger Agreement, and the following:
•
Churchill’s statement of operations for the period from January 1, 2020 through October 8, 2020; and

•
MultiPlan Corporation’s audited consolidated statements of loss and comprehensive loss for the year ended December 31, 2020, included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. 85,850,000 shares of our Class A common stock have been reserved for future issuance under equity incentive plans as of the Closing Date.
The pro forma adjustments reflecting the consummation of the Transactions and Refinancing are based on certain currently available information and certain assumptions and methodologies that we believe are reasonable under the circumstances. Therefore, it is likely that the actual entries will differ from the pro forma adjustments and it is possible the difference may be material. We believe that assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions and Refinancing contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.
2. Adjustments and Assumptions to Unaudited Pro Forma Combined Financial Information
The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Transactions and Refinancing and has been prepared for informational purposes only. The unaudited pro forma combined statements of loss are not necessarily indicative of what our actual results of operations would have been had the Transactions and Refinancing taken place on the date indicated, nor is it indicative of our future consolidated results operations. The unaudited pro forma combined financial information is based upon historical financial statements of the companies and should be read in conjunction with their historical financial statements included elsewhere in this prospectus.

The historical financial statements have been adjusted in the unaudited pro forma combined financial information to give pro forma effect to events that are (a) directly attributable to the Transactions and Refinancing, (b) factually supportable and (c) with respect to the statements of income, expected to have a continuing impact on the results of the combined company. MultiPlan Parent and Churchill have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.
The unaudited pro forma combined basic and diluted loss per share amounts presented in the unaudited pro forma combined statements of loss are based upon the number of shares reflecting the exchange ratio established in the reverse recapitalization, assuming the Transactions occurred on January 1, 2020. Outstanding securities and other contracts to issue common stock whose effect on loss per share as of the closing of the Transactions would be anti-dilutive were excluded in the computation of diluted loss per share.
Transactions Adjustments to Unaudited Pro Forma Combined Statements of Loss
The pro forma adjustments included in the unaudited pro forma combined statements of loss for the year ended December 31, 2020 are as follows:
(A)
Reflects the elimination of Churchill historical interest income and gains on the trust account and related tax impacts that would not have been incurred had the Transactions been consummated on January 1, 2020.

(B)
Reflects the reduction in interest expense related to redemption and satisfaction and discharge of the Senior PIK Notes.

(C)
Reflects the increase in interest expense related to the $1,300.0 million of Senior Convertible PIK Notes issued by Churchill assuming cash interest of 6%.

(D)
Reflects the amortization of the 2.5% original issue discount on $1,300.0 million of Senior Convertible PIK Notes and the bifurcated cash conversion feature using the effective interest rate method.

(E)
Adjustments to the unaudited pro forma combined statements of loss have been made to reflect the income tax expense for the items described in (A) through (E) above and in Refinancing adjustments (H) through (N) below, calculated at the U.S. federal statutory rate of 21% and the blended state rate of 2.3%.

(F)
Represents the basic and diluted weighted average shares of common stock outstanding as a result of the pro forma adjustments. Refer to the table below for the reconciliation of the pro forma adjustments for the weighted average shares outstanding.

Year Ended December 31, 2020
Share issuance to the MultiPlan Parent Owners	415,700,000
Share issuance to purchasers of the Common PIPE Shares	132,050,000
Shares previously issued to Churchill’s Sponsor .	27,500,000
Shares that un-vested upon the consummation of the Transactions	(12,404,080)
Shares previously issued to Churchill public shareholders	110,000,000
Shares held in treasury	(9,094,876)
Shares redeemed	(8,693,855)
Shares issued and redeemed as part of the Transactions	655,057,192

The earnings per share amounts exclude the anti-dilutive impact from the following securities:
•
the 27,500,000 Public Warrants sold during the Churchill IPO that were converted in the Mergers into warrants to purchase a total of 27,500,000 shares of our Class A common stock, which are exercisable at $11.50 per share;

•
the 23,000,000 Private Placement Warrants sold to Churchill’s Sponsor concurrently with the Churchill IPO that were converted in the Mergers into warrants to purchase a total of 23,000,000 shares of our Class A common stock. The Private Placement Warrants are exercisable at $11.50 per share. 4.8 million of these Private Placement Warrants are subject to vesting only when a $12.50 stock price level is achieved; and

•
the shares of our Class A common stock underlying the Common PIPE Warrants, Senior Convertible PIK Notes and Working Capital Warrants.

Refinancing Adjustments to Unaudited Pro Forma Combined Statements of Loss
(G)
Reflects the reduction in interest expense related to redemption and satisfaction and discharge of the 7.125% Notes.

(H)
Reflects the change in interest expense related to the $369.0 million decrease in borrowings on the term loan.

(I)
Reflects the increase in interest expense from the additional commitment fees related to the $350.0 million increase in undrawn commitments under the revolving credit facility.

(J)
Reflects the change in amortization of the debt issuance costs and discounts associated with the prepaid portion of the term loan.

(K)
Reflects the amortization of the debt issuance costs incurred on the amendment of the revolving credit facility.

(L)
Reflects the increase in interest expense related to the $1,300.0 million of 5.750% Notes.

(M)
Reflects the amortization of the debt issuance costs on the $1,300.0 million of 5.750% Notes using the effective interest rate method.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes accompanying those statements appearing elsewhere in this prospectus. The results described below are not necessarily indicative of the results to be expected in any future periods.
Company Overview
We are a leading value-added provider of data analytics and technology-enabled end-to-end cost management, payment and revenue integrity solutions to the U.S. healthcare industry. We are also one of the largest independent PPOs in the U.S., with contracted providers in all 50 states and the District of Columbia. We are committed to helping healthcare payors manage the cost of care, improve their competitiveness and inspire positive change. Leveraging sophisticated technology, data analytics and a team-rich industry experience, we interpret clients’ needs and customizes innovative solutions through the following offerings:
•
Analytics-Based Services: data-driven algorithms which detect claims over-charges and recommend or negotiate fair reimbursement;

•
Network-Based Services: contracted discounts with healthcare providers, including one of the largest independent preferred provider organizations in the United States, and outsourced network development and/or management services; and

•
Payment Integrity Services: data, technology, and clinical expertise deployed to identify and remove improper and unnecessary charges before or after claims are paid, or to identify and help restore and preserve underpaid premium dollars.

Our customers almost entirely are payors. We offer these payors a single electronic gateway to a comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payments to the providers. These offerings have enabled us to maintain long-term relationships with a number of our customers, including relationships of over 25 years with some of the nation’s largest commercial payors. For the year ended December 31, 2020, our expansive network included access to over 1,200,000 healthcare providers and our comprehensive services identified approximately $18.8 billion in potential medical cost savings.
The Transactions
On July 12, 2020, Churchill entered into the Merger Agreement by and among First Merger Sub, Second Merger Sub, Holdings, and MultiPlan Parent. On October 8, 2020, the Merger Agreement was consummated and the Transactions were completed.
The Transactions were accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with generally accepted accounting principles (“GAAP”). Under this method of accounting, Churchill was treated as the “acquired” company for financial reporting purposes with MultiPlan Parent determined to be the accounting acquiror. This determination was primarily based on the existing MultiPlan Parent stockholders being the majority stockholders and holding majority voting power in the combined company, MultiPlan Parent’s senior management comprising the majority of senior management of the combined company, and the ongoing operations of MultiPlan Parent comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of MultiPlan Parent issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (where were consistent with carrying value), with no goodwill or other intangible assets recorded. See Note 4 The Transactions of the notes to our consolidated financial statementsfor further information on the Transactions.
As a consequence of the Transactions, we became the successor to an SEC-registered and NYSE-listed company.

HST Acquisition
On November 9, 2020, we acquired HSTechnology Solutions, Inc. (“HST”), a healthcare technology company that enables value-driven health benefit plan designs featuring reference-based pricing and tools to engage health plan members and providers in making the best use of available benefits both before and after care delivery. We acquired 100 percent of the voting equity interests of HST.
The results of operations and financial condition of HST have been included in our consolidated results from the date of acquisition. Through December 31, 2020, HST’s impact on revenues and net earnings was not material. In connection with the HST acquisition, we incurred transaction costs. The transaction costs have been expensed as incurred and these amounts, totaling $0.9 million for the year ended December 31, 2020, are included in general and administrative expenses in our consolidated statements of (loss) income and comprehensive (loss) income.
Uncertainty Relating to the COVID-19 Pandemic
The COVID-19 pandemic (“COVID-19”) has negatively impacted our business, results of operations and financial condition during 2020. Effects from COVID-19 began to impact our business in first quarter 2020 with various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. We experienced an approximately 4.6% decline in revenues for the year ended December 31, 2020 compared to 2019 primarily due to reduced volume from customers as a result of restrictions on elective medical procedures and non-essential medical services. The extent of the ultimate impact will depend on the severity and duration of the pandemic. Future developments are highly uncertain, including the widespread availability and distribution of COVID-19 vaccines, the emergence of highly contagious variants, and any actions taken by federal, state and local governments such as economic relief efforts, as well as U.S. and global economies and consumer behavior and health care utilization patterns.
We have temporarily closed all of our offices and restricted travel due to concern for our employees’ health and safety and also in compliance with state shelter in place orders. Most of our approximately 2,000 employees are working remotely. Other than these modifications, we have not experienced any material changes to our operations including receiving and processing transactions with our customers as a result of COVID-19.
The COVID-19 pandemic is evolving rapidly. We believe COVID-19’s impact on our businesses, operating results, cash flows and/or financial condition primarily will be driven by the severity and duration of the pandemic; the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns; and the timing, scope and impact of stimulus legislation as well as other federal, state and local governmental responses to the pandemic. Those primary drivers are beyond our knowledge and control. COVID-19 will continue to impact our businesses, operating results, cash flows and/or financial condition but it is uncertain if such impact will become more adverse or material as explained above.
The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020 and included certain changes to corporate income taxes. Specifically, the CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. We assessed these impacts and noted the largest impact is due to the tax law change related to the interest disallowance rules retroactive to 2019. The other aspects of the CARES Act did not have a material effect on us. See Note 12 Income Taxes of our consolidated financial statements for additional information.
Factors Affecting Our Results of Operations
Key Technology
Our strength as a company is our ability to use data and analytics to develop new service opportunities to enhance our customer relationships and to increase revenues. We use technology, data and analytics to transform healthcare transactions into multiple opportunities for savings and recurring revenues by leveraging data and analytics to inform our transaction processing systems (i.e., our claims processing systems). The transaction processing systems generate savings for our customers, revenues for us and each transaction adds more data to our intelligence engine and data warehouse. The intelligence engine drives our analytics and development of new saving opportunities and revenue growth through service enhancement or new product development.
Our technology also contributes to our ability to efficiently process our transactions through electronic data interchange (“EDI”) batch files, real time web services and online through customer and provider portals. We believe our current infrastructure can support significantly more than the current transaction volume giving us room for growth and increased volume. Our application platforms are architected and built with redundancy to eliminate downtime. All of the claims processed in our system are received via EDI or direct web service integration. As we process more claims through EDI and direct service integration, our electronic integration with customers, results in substantial back office interconnectivity and considerably reduces complexity and processing failures. Because we believe our transaction processing systems are scalable, we should be able to absorb significant increases in volume at minimal marginal costs. Our integration into our customers’ systems and processes is an important component of our business model.
Medical Cost Savings
Our business and revenues are driven by the ability to lower medical costs through claims savings for our customers. The medical charges of those claims can influence our ability to generate claim savings.
The following table presents the medical charges processed and the potential savings identified for the periods presented:
	For the Year Ended December 31,
(in billions)	2020	2019	2018
Medical charges processed(1)	$105.4	$106.3	$101.6
Potential medical cost savings(2)	$18.8	$18.9	$18.6

(1)
Medical charges processed represents the aggregate dollar amount of claims processed by our cost management solutions in the period presented. The dollar amount of the claim for purposes of this calculation is the dollar amount of the claim prior to any reductions that may be made as a result of the claim being processed by our cost management solutions.

(2)
Potential medical cost savings represent the aggregate amount of potential savings in dollars identified by our cost management solutions in the period presented. Since certain of our fees are based on the amount of savings achieved by our customers and our customers are the final adjudicator of the claims and may choose not to reduce claims or reduce claims by only a portion of the potential savings identified, potential medical cost savings may not directly correlate with the amount of fees earned in connection with the processing of such claims.

Our medical charges processed and potential medical cost savings figures may not be directly comparable from period to period due to the completion and integration of acquisitions made in a particular period.
Business Model
Our business model avoids reimbursement, underwriting and malpractice risk and exposure. We do not provide or manage healthcare services or provide medical care. This reduces our exposure to state and federal regulations that are imposed on insurers and medical services providers.
Healthcare Industry Exposure
According to CMS, healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of GDP by 2028, representing a compounded annual growth rate of 5.5%. There are a multitude of factors driving this expected growth, including recent regulations and ongoing secular trends, such as the aging population and other demographic factors, which are driving expanded healthcare coverage and increased utilization. Additional growth in healthcare costs are driven by availability of new medical technologies, therapies and modalities. As expenditures continue to rise, stakeholders and especially payors, are becoming increasingly focused on solutions that reduce medical costs and improve payment accuracy.
Components of Results of Operations
Revenues
We generate revenues from several sources including: (i)  Analytics-Based Services that use our leading and proprietary information technology platform to offer customers solutions to reduce medical costs, (ii) Network-Based Services that process claims at a discount compared to billed fee-for-service rates and by using an extensive network and (iii) Payment Integrity Services that use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges. Payors compensate us through either a percentage of savings (“PSAV”) achieved or a PEPM rate.
Costs of Services (exclusive of depreciation and amortization of intangible assets)
Costs of services (exclusive of depreciation and amortization of intangible assets) consist of all costs specifically associated with claims processing activities for customers, sales and marketing, and the development and maintenance of our networks, analytics-based solutions, and payment integrity solutions. Two of the largest components in costs of services are personnel expenses and access and bill review fees. Access and bill review fees include fees for accessing non-owned third-party provider networks, expenses associated with vendor fees for database access and systems technology used to reprice claims, and outsourced services. Third-party network expenses are fees paid to non-owned provider networks used to supplement our owned network assets to provide more network claim savings to our customers.
General and Administrative Expenses
General and administrative expenses include corporate management and governance functions composed of general management, legal, treasury, tax, real estate, financial reporting, auditing, benefits and human resource administration, communications, public relations, billing and information management. In addition, general and administrative expenses include taxes, insurance, advertising, transaction costs, and other general expenses.
Depreciation Expense
Depreciation expense consists of depreciation and amortization of property and equipment related to our investments in leasehold improvements, furniture and equipment, computer hardware and software, and internally generated capitalized software development costs. We provide for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.
Amortization of intangible assets
Amortization of intangible assets includes amortization of the value of our customer relationships and provider network which were identified in valuing the intangible assets in connection with the June 6, 2016 acquisition by H&F. The acquisition of HST contributed to an increase in intangibles of $32.2 million for customer relationships, trademarks, and technology.
Interest expense
Interest expense consists of accrued interest and related interest payments on our outstanding long-term debt and amortization of debt issuance costs, discounts on the Term Loan G, 7.125% Notes, 5.750% Notes, Senior Convertible PIK Notes and Senior PIK Notes. Interest expense for the year ended December 31, 2020 included a $2.3 million out-of-period adjustment to recognize expense for the portions of debt issuance costs related to amounts of principal loan prepayments of Term Loan G made in the  years ended December 31, 2019, 2018, and 2017.
Interest income
Interest income consists primarily of bank interest.
Gain or loss on debt extinguishment
The loss on debt extinguishment of $103.0 million for the year ended December 31, 2020 consists of:
•
the repayment of $369.0 million of indebtedness under our term loan facility as a result of which we wrote off $0.6 million of the term loan discount and $1.6 million of debt issuance costs;

•
the redemption in full of the 7.125% Notes, for which we paid a redemption premium of $55.6 million and wrote off unamortized debt issuance costs of $18.0 million and the unamortized debt premium of $8.6 million; and

•
the redemption in full of the Senior PIK notes, for which we paid a redemption premium of $23.6 million and wrote off unamortized debt issuance costs of $6.5 million and the unamortized debt discount of $5.7 million.

The gain on debt extinguishment for the year ended December 31, 2019 consists of the $18.5 million gain on the repurchase and cancellation of $121.3 million of Senior PIK Notes in 2019. The cash repurchase of $101.0 million Senior PIK Notes resulted in the recognition of a gain of $18.5  million as well as a write off of the pro-rate share of debt issue costs of $1.0 million and discount of $0.8 million.
Loss on investments
Loss on investments consists of the changes in the fair value of the Company’s investments. For the year ended December 31, 2020, the loss of $12.2 million primarily results from the decrease in the fair value of the shares held in treasury for the purpose of facilitating the Transactions. The shares held in treasury were purchased in August 2020 for a total amount of $100.6 million excluding fees and commissions, and upon the consummation of the Transactions the fair value of the shares had decreased to $89.5 million.
Change in fair value of Private Placement Warrants and unvested founder shares
For the year ended December 31, 2020, the change in fair value of Private Placement Warrants and unvested founder shares was $35.4 million. The Company remeasures at each reporting period the fair value of the Private Placement Warrants and unvested founder shares. From the consummation of the Transactions to December 31, 2020, the fair value of the Private Placement Warrants and the unvested founder shares decreased by $11.5 million and $23.9 million, respectively. The decrease was primarily due to the drop in the stock price of the Company’s Class A common stock over that period.
Income tax (benefit) expense
Income tax (benefit) expense consists of federal, state, and local income taxes. Due to the variability of our taxable income as compared to net income, stock-based compensation and the variability of the jurisdictions where income is earned, our effective tax rate can vary significantly from one period to the next depending on relative changes in net income.
Non-GAAP Financial Measures
We use EBITDA, Adjusted EBITDA and adjusted earnings per share (“Adjusted EPS”) to evaluate our financial performance. EBITDA, Adjusted EBITDA and Adjusted EPS are financial measures that are not presented in accordance with GAAP. We believe the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our financial operating results of our core business.

These measurements of financial performance have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, they may not be comparable to other similarly titled measures of other companies. Some of these limitations are:
•
such measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•
such measures do not reflect changes in, or cash requirements for, our working capital needs;

•
such measures do not reflect the significant interest expense, or cash requirements necessary to service interest or principal payments on our debt;

•
such measures do not reflect any cash requirements for any future replacement of depreciated assets;

•
such measures do not reflect the impact of stock-based compensation upon our results of operations;

•
such measures do not reflect our income tax (benefit) expense or the cash requirements to pay our income taxes;

•
such measures do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•
other companies in our industry may calculate these measures differently from how we do, limiting their usefulness as a comparative measure.

In evaluating EBITDA, Adjusted EBITDA and Adjusted EPS, you should be aware that in the future we may incur expenses similar to those eliminated in the presentation.
EBITDA, Adjusted EBITDA and Adjusted EPS are widely used measures of corporate profitability eliminating the effects of financing and capital expenditures from the operating results. We define EBITDA as net income adjusted for interest expense, interest income, income tax (benefit) expense, depreciation, amortization of intangible assets, and non-income taxes. We define Adjusted EBITDA as EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of our core business, including other expense, change in fair value of Private Placement Warrants and unvested founder shares, transaction related expenses, loss (gain) on the debt extinguishment, loss on investments and stock-based compensation. See our consolidated financial statements for more information regarding these adjustments. Adjusted EBITDA is used in our agreements governing our outstanding indebtedness for debt covenant compliance purposes. Our Adjusted EBITDA calculation is consistent with the definition of Adjusted EBITDA used in our debt instruments.
Adjusted EPS is used in reporting to our Board and executive management and as a component of the measurement of our performance. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.
Adjusted EPS is defined as net (loss) income adjusted for amortization of intangible assets, stock-based compensation, transaction related expenses, loss on investments, loss (gain) on debt extinguishment, other expense, change in fair value of Private Placement Warrants and unvested founder shares and tax effect of adjustments to arrive at Adjusted net income divided by our weighted average number of shares outstanding.

The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for the periods presented:
	For the Year Ended December 31,
($ in thousands)	2020	2019	2018
Net (loss) income	$(520,564)	$9,710	$36,223
Adjustments:
Interest expense(a)	335,638	376,346	383,261
Interest income	(288)	(196)	(51)
Income tax (benefit) provision(b)	(26,343)	799	8,108
Depreciation	60,577	55,807	52,268
Amortization of intangible assets	334,697	334,053	334,053
Non-income taxes(c)	3,221	1,944	1,641
EBITDA	$186,938	$778,463	$815,503
Adjustments:
Other expense(d)	1,896	1,947	4,617
Change in fair value of Private Placement Warrants and unvested founder shares(e)	(35,422)	—	—
Transaction related expenses(f)	31,689	3,270	49
Loss on investments(g)	12,165	—	—
Loss (gain) on debt extinguishment(h)	102,993	(18,450)	—
Stock-based compensation(i)	406,054	(14,880)	4,717
Adjusted EBITDA	$706,313	$750,350	$824,886

(a)
Please see the section entitled “Factors Affecting the Comparability of our Results of Operations — Debt Refinancings, Repayments and Repricing” for more information. Interest expense for MultiPlan Corporation is $107.2 million higher than interest expense for MPH due to interest expense incurred by MultiPlan Corporation on $1,178.7 million Senior PIK Notes (redeemed October 8, 2020) including amortization of discount on Senior PIK Notes and interest on $1,300.0 million Senior Convertible PIK Notes (issued on October 8, 2020), net of debt issue costs.

(b)
Income tax benefit for MultiPlan Corporation for the year ended December 31, 2020 is $28.1 million higher than the income tax provision for MPH due to differences in net loss before income taxes.

(c)
Non-income taxes includes personal property taxes, real estate taxes, sales and use taxes and franchise taxes which are included in cost of services and general and administrative expenses in our consolidated statements of income and comprehensive income.

(d)
Represents miscellaneous expenses, gain or loss on disposal of assets, gain or loss on disposal of leases, tax penalties, management fees, and costs associated with the integration of acquired companies into MultiPlan.

(e)
For the year ended December 31, 2020, the change in fair value of Private Placement Warrants and unvested founder shares was $35.4 million. The Company remeasures at each reporting period the fair value of the Private Placement Warrants and unvested founder shares. From the consummation of the Transactions to December 31, 2020, the fair value of the Private Placement Warrants and the unvested founder shares decreased by $11.5 million and $23.9 million, respectively. The decrease was primarily due to the drop in the stock price of the Company’s Class A common stock over that period. MultiPlan Corporation’s change in fair value of Private Placement Warrants and unvested founder shares is $35.4 million higher than MPH as a result.

(f)
Represents ordinary course transaction costs, including transaction costs related to the Transactions, the acquisition of HST and the acquisition of DHP.

(g)
Loss on investments primarily includes the change in fair value of shares purchased prior to the Transactions. These shares are now held in treasury. See the notes to our consolidated financial statements for additional information. For the year ended December 31, 2020, MultiPlan Corporation's loss on investments is $11.5 million higher than MPH as a result of the change in value as of such date of such treasury shares.
(h)
Represents the 2019 gain related to the repurchase and cancellation of $121.3 million in aggregate principal amount of Senior PIK Notes and the 2020 loss on debt extinguishment related to the prepayment of $369.0 million of indebtedness under our term loan facility, redemption in full of the 7.125% Notes on October 29, 2020 and redemption in full of the remaining Senior PIK Notes on October 8, 2020. For the year ended December 31, 2020, MultiPlan Corporation's loss on debt extinguishment is $35.7 million higher than MPH due to the redemption of the Senior PIK Notes on October 8, 2020.

(i)
Includes the cost of our employee and non-employee director stock-based compensation plans. Please see the section entitled “Factors Affecting the Comparability of our Results of Operations — Stock-Based Compensation” for additional information.

The following table presents a reconciliation of net (loss) income to Adjusted EPS for the periods presented:
	For the Year Ended December 31,
($ in thousands, except share and per share amounts)	2020	2019	2018
Net (loss) income	$(520,564)	$9,710	$36,223
Adjustments:
Amortization of intangible assets	334,697	334,053	334,053
Stock-based compensation	406,054	(14,880)	4,717
Transaction related expenses	31,689	3,270	49
Loss on investments	12,165	—	—
Loss (gain) on debt extinguishment	102,993	(18,450)	—
Other expense	1,896	1,947	4,617
Change in fair value of Private Placement Warrants and unvested founder shares	(35,422)	—	—
Estimated tax effect of adjustments	(106,989)	(76,992)	(81,288)
Adjusted net income	$226,519	$238,658	$298,371
Weighted average shares outstanding – basic and diluted(1)	470,785,192	415,700,000	415,700,000
Net (loss) income per share – basic and diluted	$(1.11)	$0.02	$0.09
Adjusted earnings per share	$0.48	$0.57	$0.72

(1)
The shares of the Company’s common stock, prior to the Transactions, have been retroactively restated as shares reflecting the exchange ratio established in the Transactions.

Factors Affecting the Comparability of our Results of Operations
As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods and may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.
The Transactions
On July 12, 2020, Churchill entered into the Merger Agreement by and among First Merger Sub, Second Merger Sub, Holdings, and Polaris. On October 8, 2020, the Merger Agreement was consummated and the Transactions were completed.
HST Acquisition
On November 9, 2020, we completed the acquisition of HST, a healthcare technology company that enables value-driven health benefit plan designs featuring reference-based pricing and tools to engage health plan members and providers in making the best use of available benefits both before and after care delivery. The results of operations and financial condition of HST have been included in our consolidated results from the date of acquisition. Through December 31, 2020, HST’s impact on revenues and net earnings was not material.
Debt Refinancings, Repayments and Repricing
We made several principal prepayments of the Term Loan G principal in the amounts of $369.0 million, $100.0 million and $245.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. These prepayments reduce interest expense for Term Loan G for these and future time periods.
In connection with the issuance of our debt instruments, we incurred specific expenses related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized and are being amortized over the term of the related debt using the effective interest method. The amortization of the debt issuance costs, premiums and discounts are included in interest expense in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
During the year-ended December 31, 2019, we repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million.
In the years ended December 31, 2019, 2018 and 2017, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the year ended December 31, 2020.
On October 8, 2020, the Company issued and sold $1,300.0 million in aggregate principal amount of the Senior Convertible PIK Notes. The Senior Convertible PIK Notes were issued with a 2.5% discount with a maturity date of October 15, 2027. The Senior Convertible PIK Notes will accrue interest at a rate per annum equal to six percent (6.00%) with respect to interest paid in cash (“Cash Interest”) and seven percent (7.00%) with respect to interest paid through an increase in the principal amount of the outstanding Senior Convertible PIK Notes or through the issuance of additional Senior Convertible PIK Notes (“PIK Interest”). We must elect prior to the third business day prior to any interest payment date to pay Cash Interest or PIK Interest for such interest period; provided that prior to any such election, we are deemed to have selected Cash Interest.
On October 8, 2020, we redeemed the Senior PIK Notes in full at a redemption price of 102.000% of the principal amount plus accrued and unpaid interest for a total redemption price of $1,237.6 million.
On October 29, 2020, MPH issued $1,300.0 million in aggregate principal amount of its 5.750% Notes and redeemed the 7.125% Notes in full at a redemption price of 103.563% of the principal amount plus accrued and unpaid interest for a total redemption price of $1,661.3 million. We also entered into an amendment to increase the commitments under our senior secured revolving credit facility from $100.0 million to $450.0 million.
Stock-Based Compensation
Prior to the consummation of the Transactions, we were a wholly owned subsidiary of Holdings and our stock-based compensation was granted to employees in the form of Units (“Units”) via a Class B Unit Award Agreement. See Note 15 Stock-Based Compensation of the notes to our consolidated financial statements for additional information.
The consummation of the Transactions constituted a definitive Liquidity Event under the agreements governing the Unit awards and as a result all unvested Units vested on October 7, 2020 and the fair value of the outstanding Units were adjusted to the cumulative exit value of the Class B Units of $475.5 million, which reflects the transaction value plus prior distributions. The Company removed the discount for lack of marketability. Therefore, we recorded a stock-based compensation expense for Class B Units of $405.8 million during the year ended December 31, 2020. We recorded these awards within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. The settlement of these awards was made in a combination of cash and shares of Class A common stock and was included in the aggregate consideration paid to the Company’s owners.
After the consummation of the Transactions, the Company operates under an incentive plan effective October 8, 2020 named the MultiPlan Corporation 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”). To date, awards granted under the 2020 Omnibus Incentive Plan have been in the form of Restricted Stock to employees (“Employee RS”) and Restricted Stock Units to non-employee Directors (“Director RSUs”).
We granted 1,500,000 shares of Employee RS and 42,847 Director RSUs during the year ended December 31, 2020. We recorded stock-based compensation expense under the 2020 Omnibus Incentive Plan of $0.2 million in general and administrative expenses in the accompanying consolidated statements of (loss) income and comprehensive (loss) income during the year ended December 31, 2020. There was $13.4 million of unrecognized compensation cost as of December 31, 2020 related to the outstanding shares of Employee RS and Director RSUs, which is expected to be recognized over a weighted average period of 3 years, 9 months.

Results of Operations for the Years Ended December 31, 2020 and December 31, 2019
The following table provides the results of operations for the periods indicated:
	For the Year Ended December 31,		Change
($ in thousands)	2020	2019	$	%
Revenues
Network Services	$271,262	$314,510	$(43,248)	(13.8)%
Analytics-Based Services	564,661	561,525	3,136	0.6%
Payment Integrity Services	101,840	106,866	(5,026)	(4.7)%
Total Revenues	$937,763	$982,901	$(45,138)	(4.6)%
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)
Personnel expenses excluding stock-based compensation	128,222	123,731	4,491	3.6%
Stock-based compensation	163,025	(7,904)	170,929	NM
Personnel expenses including stock-based compensation	291,247	115,827	175,420	151.5%
Access and bill review fees	13,794	15,996	(2,202)	(13.8)%
Other	13,634	17,784	(4,150)	(23.3)%
Total costs of services (exclusive of depreciation and amortization of intangible assets shown below)	318,675	149,607	169,068	113.0%
General and administrative expenses excluding stock-based compensation and transaction costs	80,917	78,931	1,986	2.5%
Stock-based compensation	243,029	(6,976)	250,005	NM
Transaction costs	31,689	3,270	28,419	869.1%
Total general and administrative expenses	355,635	75,225	280,410	372.8%
Depreciation expense	60,577	55,807	4,770	8.5%
Amortization of intangible assets	334,697	334,053	644	0.2%
Operating (loss) income	(131,821)	368,209	(500,030)	(135.8)%
Interest expense	335,638	376,346	(40,708)	(10.8)%
Interest income	(288)	(196)	(92)	46.9%
Loss (gain) on extinguishment of debt	102,993	(18,450)	121,443	NM
Loss on investments	12,165	—	—	NM
Change in fair value of Private Placement Warrants and unvested founder shares	(35,422)	—	(35,422)	NM
Net (loss) income before income taxes	(546,907)	10,509	(557,416)	NM
(Benefit) provision for income taxes	(26,343)	799	(27,142)	NM
Net (loss) income	$(520,564)	$9,710	$(530,274)	NM

NM = Not Meaningful
Revenues
Revenues for the year ended December 31, 2020 were $937.8 million as compared to revenues of $982.9 million for the year ended December 31, 2019, representing a decrease of $45.1 million, or 4.6%. This decrease in revenues was attributed to decreases in Network Services revenues of $43.2 million and Payment Integrity revenues of $5.0 million, offset by increases in Analytics-Based Services revenues of $3.1 million, primarily due to reduced volumes of claims from customers as a result of restrictions on elective medical procedures and non-essential medical services related to COVID-19.
For the year ended December 31, 2020, Network Services revenues were $271.3 million as compared to $314.5 million for the year ended December 31, 2019, representing a decrease of $43.2 million, or 13.8%.

This decrease was primarily due to declines in overall claims volume due to COVID-19 related reductions in medical services and restrictions on elective medical procedures and non-essential medical services and declines in claims volumes from some customers as claims were moved from using our Network Services product to our Analytics-Based Services products.
For the year ended December 31, 2020, revenues from our Analytics-Based Services, including Financial Negotiation and Reference-Based Pricing revenues, were $564.7 million as compared to $561.5 million for the year ended December 31, 2019, representing an increase of $3.1 million, or 0.6%. Increases in the Analytics-Based Services revenues were primarily due to overall increases in claims volumes from customers and due to some customers that moved their claims from using our Network Services product to our Analytics-Based Services products, offset by decreases in claims volume due to COVID-19 related reductions due in part to restrictions on elective medical procedures and non-essential medical services.
For the year ended December 31, 2020, revenues from our Payment Integrity Services were $101.8 million as compared to $106.9 million for the year ended December 31, 2019, representing a decrease of $5.0 million, or 4.7%. This decrease was primarily due to reduction in overall claim volume due to COVID-19 restrictions on elective procedures and non-essential medical services.
Costs of Services (exclusive of depreciation and amortization of intangible assets)
	For the Year Ended December 31,		Change
($ in thousands)	2020	2019	$	%
Cost of services (exclusive of depreciation and amortization of intangible assets)	$318,675	$149,607	169,068	113.0%
Less: stock-based compensation	163,025	(7,904)	170,929	NM
Costs of services excluding stock-based compensation	$155,650	$157,511	(1,861)	(1.2)%
Costs of services for the year ended December 31, 2020 were $318.7 million as compared to costs of services of $149.6 million for the year ended December 31, 2019, representing an increase of $169.1 million or 113.0%. This increase was primarily due to increases in personnel expenses of $175.4 million related to stock-based compensation as explained below, offset by decreases in access and bill review fees of $2.2 million and decreases in other expenses of $4.2 million.
Personnel expenses, including contract labor, were $291.2 million for the year ended December 31, 2020, as compared to $115.8 million for the year ended December 31, 2019, representing an increase of $175.4 million, or 151.5%. This increase was primarily due to increases in stock-based compensation of $170.9 million and net increases in other compensation related expenses, including salaries, commissions, and fringe benefits of $4.5 million.
Access and bill review fees for the year ended December 31, 2020 were $13.8 million, as compared to $16.0 million for the year ended December 31, 2019, representing a decrease of $2.2 million, or 13.8%. This decrease was primarily due to reductions in claims volumes resulting in decreases in network access fees for accessing non-owned third-party provider networks of $1.0 million and reductions in claims processing fees of $1.2 million.
General and Administrative Expenses
	For the Year Ended December 31,
($ in thousands)	2020	2019	Change $	Change %
General and administrative expenses	$355,635	$75,225	$280,410	372.8%
Less: stock-based compensation	243,029	(6,976)	250,005	NM
Less: transaction costs	31,689	3,270	28,419	869.1%
General and administrative expenses excluding stock-based compensation and transaction costs	$80,917	$78,931	$1,986	2.5%

General and administrative expenses for the year ended December 31, 2020 were $355.6 million as compared to $75.2 million for the year ended December 31, 2019, representing an increase of $280.4 million, or 372.8%. This increase was primarily due to increases in personnel expenses of $250.6 million primarily due to increases in stock-based compensation of $250.0 million and increases in transaction costs of $28.4 million. The increases in transactions costs of $28.4 million were primarily due to costs associated with the Transactions on October 8, 2020 and acquisition of HST on November 9, 2020. See Note 4 The Transactions of the notes to our consolidated financial statements for additional information.
Depreciation Expense
Depreciation expense was $60.6 million for the year ended December 31, 2020, as compared to $55.8 million for the year ended December 31, 2019, representing an increase of $4.8 million, or 8.5%. This increase was due to $70.8 million and $66.4 million purchases of property and equipment, including internally generated capitalized software in the years ended December 31, 2020 and December 31, 2019, respectively.
Amortization of Intangible Assets
Amortization of intangible assets was $334.7 million for the year ended December 31, 2020 as compared to $334.1 million for the year ended December 31, 2019. This expense represents the amortization of intangible assets, as explained above and in the notes to the consolidated financial statements.
Interest Expense and Interest Income
Interest expense was $335.6 million for the year ended December 31, 2020, as compared to $376.3 million for the year ended December 31, 2019, representing a decrease of $40.7 million, or 10.8%. The decrease in interest expense for this time period was due to lower term loan interest rates and a $369.0 million lower principal balance on the term loan in the year ended December 31, 2020, as compared to the year ended December 31, 2019, as well as reductions in interest on the Senior PIK Notes due to the repurchase and cancellation of $121.3 million of Senior PIK Notes in third quarter 2019. In addition, we refinanced our debt in October 2020, as explained below, resulting in overall lower annual interest providing interest savings of approximately $70 million. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the year ended December 31, 2020.
Interest income was $0.3 million for the year ended December 31, 2020 and $0.2 million for the year ended December 31, 2019.
As of December 31, 2020, our long-term debt was $4,578.5 million and included (i) $2,341.0 million Term Loan G, discount on Term Loan G of $3.8 million, (ii) $1,300.0 million of 5.750% Senior Notes, (iii) $1,300.0 million of Senior Convertible PIK Notes, discount on Senior Convertible PIK Notes of $329.5 million, and (iv) $0.1 million of long-term finance lease obligations, net of (v) debt issue costs of $29.3 million. As of December 31, 2020, our total debt had an annualized weighted average cash interest rate of 4.9%.
As of December 31, 2019, our long-term debt was $5,397.1 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $6.2 million, (ii) $1,560.0 million of 7.125% Notes, premium on 7.125% Notes of $10.3 million, (iii) $1,178.7 million of Senior PIK Notes, discount on Senior PIK Notes of $7.4 million, and (iv) $0.1 million of long-term finance lease obligations, net of (v) debt issue costs of $48.4 million. As of December 31, 2019, our total debt had a weighted average interest rate of 6.3%. During third quarter 2019, we repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. These amounts are included in interest expense.

Loss (gain) on extinguishment of debt
The loss on extinguishment of debt for the year ended December 31, 2020 was $103.0 million as compared to a gain on extinguishment of debt of $18.5 million for the year ended December 31, 2019. The loss on extinguishment of debt for the year ended December 31, 2020 was the result of the redemption in full of the 7.125% Notes, redemption in full of the Senior PIK Notes, and the repayment of $369.0 million of indebtedness under our term loan facility. The 7.125% Notes were redeemed in full on October 29, 2020 for which we paid a redemption premium of $55.6 million and wrote-off unamortized debt issuance costs of $18.0 million, and the unamortized debt premium of $8.6 million. The Senior PIK Notes were redeemed in full on October 8, 2020 for which we paid a redemption premium of $23.6 million and wrote-off unamortized debt issuance costs of $6.5 million and the unamortized debt discount of $5.7 million. We repaid $369.0 million of indebtedness under our term loan facility on October 29, 2020 for which we wrote off $0.6 million of the term loan discount and $1.6 million of debt issuance costs.
The gain on debt extinguishment for the year ended December 31, 2019 consists of the $18.5 million gain on the repurchase and cancellation of $121.3 million of Senior PIK Notes in 2019. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write off of the pro-rate share of debt issue costs of $1.0 million and discount of $0.8 million.
Loss on investments
Loss on investments was $12.2 million for the year ended December 31, 2020. This loss is primarily the result of changes in the fair value of the 9,094,876 shares purchased by us and held in treasury for the purpose of facilitating the Transactions. Prior to the consummation of the Transactions, this investment was accounted for as equity securities with a readily determinable fair value and carried at fair value with changes in value recorded in earnings. Upon the consummation of the Transactions, the fair value of the shares of $89.5 million was recorded as a reduction to shareholder’s equity.
Change in fair value of Private Placement Warrants and unvested founder shares
For the year ended December 31, 2020, the change in fair value of Private Placement Warrants and unvested founder shares was $35.4 million. The Company remeasures at each reporting period the fair value of the Private Placement Warrants and unvested founder shares. From the consummation of the Transactions to December 31, 2020, the fair value of the Private Placement Warrants and the unvested founder shares decreased by $11.5 million and $23.9 million, respectively. The decrease was primarily due to the drop in the stock price of the Company’s Class A common stock over that period.
Benefit for Income Taxes
Net loss before income taxes for the year ended December 31, 2020 of $546.9 million generated a benefit for income taxes of $26.3 million with an effective tax rate of 4.8%. Net income before income taxes for the year ended December 31, 2019 of $10.5 million generated a provision for income taxes of $0.8 million with an effective tax rate of 7.6%. Our effective tax rate for the years ended December 31, 2020 and December 31, 2019 differed from the statutory rate primarily due to non-deductible stock-based compensation expense, non-deductible mark-to-market liability, changes in our deferred state tax rate due to operations, and state tax expense.
Net (Loss) Income
Net loss for the year ended December 31, 2020 was $520.6 million as compared to net income of $9.7 million for the year ended December 31, 2019. The decrease in net income of $530.3 million was primarily due to a decrease in revenues of $45.1 million, increases in costs of services of $169.1 million (of which $170.9 million was due to increases in stock-based compensation), increases in general and administrative expenses of $280.4 million (of which $250.0 million was due to increases in stock-based compensation and $28.4 million was due to increases in transaction costs), increases in loss on extinguishment of debt of $121.4 million, increases in depreciation expense of $4.8 million, and increases in amortization of intangible assets of $0.6 million, offset by decreases in interest expense of $40.7 million, increases in change in fair value of Private Placement Warrants and unvested founder shares of $35.4 million, increases in the benefit for income taxes of $27.1 million and increases in interest income of $0.1 million as explained in the sections above.
Results of Operations for the Years Ended December 31, 2019 and December 31, 2018
The following table provides the results of operations for the periods indicated:
	For the Year Ended December 31,		Change
($ in thousands)	2019	2018	$	%
Revenues
Network Services	$314,510	$363,510	$(49,000)	(13.5)%
Analytics-Based Services	561,525	584,998	(23,473)	(4.0)%
Payment Integrity Services	106,866	92,375	14,491	15.7%
Total Revenues	982,901	1,040,883	(57,982)	(5.6)%
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)
Personnel expenses	115,827	115,920	(93)	(0.1)%
Access and bill review fees	15,996	16,735	(739)	(4.4)%
Other	17,784	16,808	976	5.8%
Total costs of services (exclusive of depreciation and amortization of intangible assets shown below)	149,607	149,463	144	0.1%
General and administrative expenses	75,225	77,558	(2,333)	(3.0)%
Depreciation expense	55,807	52,268	3,539	6.8%
Amortization of intangible assets	334,053	334,053	—	0.0%
Operating income	368,209	427,541	(59,332)	(13.9)%
Interest expense	376,346	383,261	(6,915)	(1.8)%
Interest income	(196)	(51)	(145)	N/M
Gain on repurchase and cancellation of notes	(18,450)	—	(18,450)	N/M
Net income before income taxes	10,509	44,331	(33,822)	(76.3)%
Provision for income taxes	799	8,108	(7,309)	(90.1)%
Net income	$9,710	$36,223	$(26,513)	(73.2)%

N/M = Not meaningful
Revenues
Revenues for the year ended December 31, 2019 were $982.9 million as compared to revenues of $1,040.9 million for the year ended December 31, 2018, representing a decrease of $58.0 million, or 5.6%. This decrease in revenues was attributed to declines in Network Services revenues of $49.0 million and Analytics-Based Services revenues of $23.5 million, offset by growth in Payment Integrity Services revenues of $14.5 million.
For the year ended December 31, 2019, Network Services revenues were $314.5 million as compared to $363.5 million for the year ended December 31, 2018, representing a decrease of $49.0 million, or 13.5%. This decrease was primarily due to declines in volumes of some customers as claims were moved from using our Network Services product to our Analytics-Based Services products.
For the year ended December 31, 2019, revenues from our Analytics-Based Services, including Financial Negotiation and Reference-Based Pricing revenues, were $561.5 million as compared to $585.0 million for the year ended December 31, 2018, representing a decrease of $23.5 million, or 4.0%.

Decreases in the Analytics-Based Services revenues were primarily due to an aggregate decline in Analytics-Based Services claims and revenues as a result of a change in claims practice by certain customers beginning in the third quarter of 2018. This change in claims practice resulted in an approximately $50 to $60 million decline in revenues for the year ended December 31, 2019 as compared to the prior year; however, claims and revenue from such customers began to stabilize by the end of 2019. We also experienced slower than expected growth in our Analytics-Based Services for the year ended December 31, 2019 resulting from implementation issues at certain customers due to the need to revise their internal policies and/or update their end-user plan documentation.
Costs of Services (exclusive of depreciation and amortization of intangible assets)
Costs of services for the year ended December 31, 2019, were $149.6 million, as compared to costs of services of $149.5 million for the year ended December 31, 2018, representing an increase of $0.1 million, or 0.1%. The increase in 2019 costs of services was primarily due to increases in other expenses of $1.0 million primarily due to increases in facilities expenses as a result of increases in office space rented and rent increases, offset by decreases in personnel expenses of $0.1 million and access and bill review fees of $0.7 million.
Personnel expenses, including contract labor, were $115.8 million for the year ended December 31, 2019, as compared to $115.9 million for the year ended December 31, 2018, representing a decrease of $0.1 million, or 0.1%. This decrease was primarily due to reductions in stock-based compensation of $8.1 million, offset by increases in bonuses, commissions, and fringe benefits of $8.1 million. Stock-based compensation expense declined as a result of changes in valuation of our Units year-over-year.
Access and bill review fees for the year ended December 31, 2019 were $16.0 million, as compared to $16.7 million for the year ended December 31, 2018, representing a decrease of $0.7 million, or 4.4%. This decrease was primarily due to decreases in network access fees for accessing non-owned third-party provider networks, primarily due to reduced volume and a renegotiated agreement with one of our large leased networks.
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2019 were $75.2 million as compared to $77.6 million for the year ended December 31, 2018, representing a decrease of $2.3 million, or 3.0%. This decrease was primarily due to reductions in stock-based compensation of $11.5 million, offset by increases in other personnel expenses of $9.2 million. Stock-based compensation expense declined as a result of changes in valuation of our Units year-over-year.
Depreciation Expense
Depreciation expense was $55.8 million for the year ended December 31, 2019, as compared to $52.3 million for the year ended December 31, 2018, representing an increase of $3.5 million. This increase was due to $63.6 million of purchases of property and equipment, including internally generated capitalized software in the year ended December 31, 2018.
Amortization of Intangible Assets
Amortization of intangible assets was $334.1 million for the years ended December 31, 2019 and December 31, 2018. This expense represents the amortization of intangible assets, as explained above and in the notes to our financial statements.
Interest Expense, Interest Income, and Gain on Repurchase and Cancellation of Notes
Interest expense was $376.3 million for the year ended December 31, 2019, as compared to $383.3 million for the year ended December 31, 2018, representing a decrease of $6.9 million, or 1.8%. This decrease was primarily due to reductions in interest on the Senior PIK Notes due to the repurchase and cancellation of the Senior PIK Notes as explained below and the combination of $100 million less term debt during most of 2019, as well as lower Term Loan G interest rates in the last half of 2019, offsetting higher interest rates that occurred in the first half of 2019, as compared to the comparable time periods in 2018. During third quarter 2019, we repurchased and cancelled $121.3 million of Senior PIK Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The write-off of debt issue costs and discount are included in interest expense. Interest income was $0.2 million for the year ended December 31, 2019, as compared to interest income of $51 thousand for the year ended December 31, 2018. Interest expense attributable to the Senior PIK Notes, including the write-off of debt issuance costs and discounts, were $113.0 million and $115.1 million for the year ended December 31, 2019 and 2018, respectively.
As of December 31, 2019, our long-term debt was $5,397.1 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $6.2 million, (ii) $1,560.0 million of 7.125% Notes, premium on 7.125% Notes of $10.3 million, (iii) $1,178.7 million of Senior PIK Notes, discount on Senior PIK Notes of $7.4 million, and (iv) $0.1 million of long-term finance lease obligations, net of (v) debt issue costs of $48.4 million. As of December 31, 2019, our total debt had an annualized weighted average interest rate of 6.3%. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the year ended December 31, 2020.
As of December 31, 2018, our long-term debt was $5,603.4 million and included (i) $2,810.0 million Term Loan G, discount on Term Loan G of $7.8 million, (ii) $1,560.0 million of 7.125% Notes, premium on 7.125% Notes of $12.3 million, (iii) $1,300.0 million of Senior PIK Notes, discount on Senior PIK Notes of $10.6 million, and (iv) $0.1 million of long-term finance lease obligations, net of (v) debt issue costs of $60.6 million. As of December 31, 2018, our total debt had a weighted average interest rate of 6.7%.
Provision for Income Taxes
Net income before income taxes for the year ended December 31, 2019 of $10.5 million generated a provision for income taxes of $0.8 million with an effective tax rate of 7.6%. Net income before income taxes for the year ended December 31, 2018 of $44.3 million generated a provision for income taxes of $8.1 million with an effective tax rate of 18.3%. Our effective tax rate during the 2019 and 2018 periods differed from the statutory rate primarily due to stock-based compensation expense and state tax rates. In 2018, there was a $4.9 million one-time non-cash benefit due to a change in state tax rates.
Net Income
Net income for the year-ended December 31, 2019 was $9.7 million as compared to net income of $36.2 million for the year-ended December 31, 2018. The decrease in net income of $26.5 million was primarily due to decreases in revenues of $58.0 million, increases in depreciation of $3.5 million, increase in costs of services of $0.1 million, offset by gain on the repurchase and cancellation of notes of $18.5 million, decreases in general and administrative expenses of $2.3 million, decreases in interest expense of $6.9 million, decreases in the provision for income taxes of $7.3 million, and increases in interest income of $0.1 million, as explained in the sections above. During 2019, we repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. These amounts are included in interest expense.
Quarterly Results of Operations Data
The following tables set forth selected unaudited quarterly condensed consolidated statements of (loss) income and comprehensive (loss) income for each of the twelve fiscal quarters ended December 31, 2020, as well as the percentage of revenues that each line item represents for each quarter. The information for each of these quarters has been prepared in accordance with GAAP on the same basis as our audited annual consolidated financial statements included elsewhere in this prospectus and includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.

	Three Months Ended
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Revenues	$255,344	$223,517	$206,880	$252,022	$246,404	$245,820	$245,653	$245,024
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)(1)	74,230	147,866	51,894	44,685	33,416	41,059	34,455	40,677
General and administrative expenses(1)	121,488	176,380	36,066	21,701	12,712	25,986	14,337	22,190
Depreciation	15,674	15,262	15,135	14,506	14,084	14,153	14,026	13,544
Amortization of intangible assets	84,157	83,513	83,514	83,513	83,513	83,513	83,514	83,513
Total expenses	295,549	423,021	186,609	164,405	143,725	164,711	146,332	159,924
Operating (loss) income	(40,205)	(199,504)	20,271	87,617	102,679	81,109	99,321	85,100
Interest expense	76,348	82,275	86,050	90,965	89,908	93,246	95,473	97,719
Interest income	(59)	(81)	(77)	(71)	(63)	(54)	(46)	(33)
Loss (gain) on extinguishment of debt	102,993	—	—	—	—	(18,450)	—	—
Loss on investments	4,381	7,784	—	—	—	—	—	—
Change in fair value of Private Placement Warrants and unvested founder shares	(35,422)
Net (loss) income before income taxes	(188,446)	(289,482)	(65,702)	(3,277)	12,834	6,367	3,894	(12,586)
(Benefit) provision for income taxes	(15,124)	(1,080)	(9,456)	(683)	990	1,005	3,026	(4,222)
(Loss) income from continuing operations	(173,322)	(288,402)	(56,246)	(2,594)	11,844	5,362	868	(8,364)
Net (loss) income	$(173,322)	$(288,402)	$(56,246)	$(2,594)	$11,844	$5,362	$868	$(8,364)
Weighted average shares outstanding — Basic and Diluted:	636,646,098	415,700,000	415,700,000	415,700,000	415,700,000	415,700,000	415,700,000	415,700,000
Net (loss) income per share — Basic and Diluted:	$(0.27)	$(0.69)	$(0.13)	$(0.01)	$0.03	$0.01	$0.00	$(0.02)
Comprehensive (loss) income	$(173,322)	$(288,402)	$(56,246)	$(2,594)	$11,844	$5,362	$868	$(8,364)

(1)
Amounts include stock-based compensation expense as follows:

	Three Months Ended
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Costs of services	$36,302	$108,777	$12,494	$5,452	$(6,579)	$1,593	$(4,714)	$1,796
General and administrative expenses .	70,124	153,579	15,417	3,909	(7,992)	2,728	(4,952)	3,240
	$106,426	$262,356	$27,911	$9,361	$(14,571)	$4,321	$(9,666)	$5,036

The following table displays costs of services and general and administration expenses when stock-based compensation expense and transaction costs are excluded.
	Three Months Ended
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Costs of services (exclusive of depreciation and amortization of intangible assets) .	$74,230	$147,866	$51,894	$44,685	$33,416	$41,059	$34,455	$40,677
Less: stock-based compensation	36,302	108,777	12,494	5,452	(6,579)	1,593	(4,714)	1,796
Costs of services excluding stock-based compensation	$37,928	$39,089	$39,400	$39,233	$39,995	$39,466	$39,169	$38,881
General and administrative expenses	$121,488	$176,380	$36,066	$21,701	$12,712	$25,986	$14,337	$22,190
Less: stock-based compensation	70,124	153,579	15,417	3,909	(7,992)	2,728	(4,952)	3,240
Less: transaction costs	26,527	2,464	2,338	360	3	3,245	13	10
General and administrative expenses excluding stock-based compensation and transaction costs	$24,837	$20,337	$18,311	$17,432	$20,701	$20,013	$19,276	$18,940
All values from the statements of operations data, expressed as a percentage of revenues, were as follows:
	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Revenues	100%	100%	100%	100%	100%	100%	100%	100%
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	29%	66%	25%	18%	14%	17%	14%	17%
General and administrative expenses	48%	79%	17%	9%	5%	11%	6%	9%
Depreciation	6%	7%	7%	6%	6%	6%	6%	6%
Amortization of intangible assets .	33%	37%	40%	33%	34%	34%	34%	34%
Total expenses	116%	189%	90%	65%	58%	67%	60%	65%
Operating income .	(16)%	(89)%	10%	35%	42%	33%	40%	35%
Interest expense	30%	37%	42%	36%	36%	38%	39%	40%
Interest income	(0)%	0%	(0)%	(0)%	(0)%	(0)%	(0)%	(0)%
Loss (gain) on extinguishment of debt	40%	0%	0%	0%	0%	(8)%	0%	0%
Loss on investments	2%	3%	0%	0%	0%	0%	0%	0%
Change in fair value of Private Placement Warrants and unvested founder shares	(14)%	0%	0%	0%	0%	0%	0%	0%
Net (loss) income before income taxes	(74)%	(130)%	(32)%	(1)%	5%	3%	2%	(5)%
(Benefit) provision for income taxes	6%	0%	(5)%	(0)%	0%	0%	1%	(2)%
(Loss) income from continuing operations	68%	(129)%	(27)%	(1)%	5%	2%	0%	(3)%
Net (loss) income	68%	(129)%	(27)%	(1)%	5%	2%	0%	(3)%
Comprehensive (loss) income	68%	(129)%	(27)%	(1)%	5%	2%	0%	(3)%

Quarterly Trends
Revenues
Revenues for the time periods presented ranged from $206.9 million to $255.3 million. Our quarterly revenues grew consistently from first quarter 2019 through first quarter 2020 primarily due to increases in our Analytics-Based Services and Payment Integrity Services. In first quarter 2020, our revenues were $252.0 million, representing a $7.0 million or 2.9% increase in revenues, as compared to $245.0 million for first quarter 2019. By March 2020, COVID-19 resulted in restrictions on elective medical procedures and non-essential medical services. In second quarter 2020, we incurred a reduction in medical claims as a result of the COVID-19 restrictions and revenues declined to $206.9 million, a decline of $45.1 million or 17.9% as compared to first quarter 2020. In third and fourth quarter 2020, the effects of COVID-19 and the related reductions in claims volume were still prevalent. However, we began to see an improvement in revenues as third quarter 2020 revenues were $223.5 million, an increase of $16.6 million, or 8.0% over second quarter 2020. Fourth quarter 2020 revenues improved further to $255.3 million, an increase of $31.8 million, or 14.2% over third quarter 2020.
Costs of Services
Costs of services for the time periods presented ranged from $33.4 million to $147.9 million. This is the result of fluctuations in stock-based compensation included in costs of services. Costs of services excluding stock-based compensation is relatively consistent across all quarters ranging from $37.9 million to $40.0 million.
General and Administrative Expenses
General and administrative expenses for the time periods presented ranged from $12.7 million to $176.4 million. This range is the result of fluctuations in stock-based compensation and transaction costs included in general and administrative expenses. General and administrative expenses excluding stock-based compensation and transaction costs were relatively consistent ranging from $17.4 million to $24.8 million.
Interest Expense and Gain on Repurchase and Retirement of Notes
Interest expense has declined over the quarters presented primarily due to reductions in our outstanding debt balance. In 2019, we made $100.0 million of voluntary principal loan prepayments on our Term Loan G. In addition, in third quarter 2019, we repurchased and cancelled $121.3 million of our Senior PIK Notes, resulting in a gain on debt extinguishment. The prepayments of debt and the repurchase and the retirement of Senior PIK Notes resulted in reduced interest expense in the quarters following these prepayments and cancellation of notes. In first quarter 2020, interest expense was overstated by $2.3 million as a result of an out-of-period adjustment to correct an error from not recognizing expense for the portions of debt issuance costs related to the amounts of principal loan prepayments made in the years ended December 31, 2017, 2018 and 2019. In fourth quarter 2020, we restructured our debt reducing our interest expense by redeeming in full the $1.179 billion of Senior PIK Notes and issuing $1.3 billion of Senior Convertible PIK Notes on October 8, 2020. In addition, we prepaid $369 million of indebtedness under our term loan facility, redeemed in full the $1.56 billion of 7.125% Notes and issued $1.3 billion of 5.750% Notes on October 29, 2020.
Liquidity and Capital Resources
As of December 31, 2020, we had cash and cash equivalents of $126.8 million and $450.0 million of loan availability under the revolving credit facility. In connection with the Refinancing, the commitments under the Revolver G were increased from $100.0 million to $450.0 million and $369.0 million of indebtedness under the Term Loan G were repaid. In March 2020, $98.0 million of borrowings were drawn on our Revolver G. This borrowing was a precautionary measure taken due to the uncertainty of the COVID-19 pandemic. As there were no liquidity issues related to COVID-19, the Revolver G and associated interest were repaid on June 25, 2020.
As of December 31, 2019, we had cash and cash equivalents of $21.8 million, three letters of credit totaling $1.8 million of utilization against the Revolver G and $98.2 million loan availability under Revolver

G. The three letters of credit are used to satisfy real estate lease agreements for three of our offices in lieu of security deposits. We had $1.8 million letters of credit outstanding as of December 31, 2020; however they are no longer utilized against Revolver G.
Our primary sources of liquidity are internally generated funds combined with our borrowing capacity under our Revolver G. We believe that these sources will provide sufficient liquidity for us to meet our working capital, capital expenditure and other cash requirements for at least the next twelve months from the date of issuance of the consolidated financial statements. We may from time to time at our sole discretion, purchase, redeem or retire our long-term debt, through tender offers, in privately negotiated or open market transactions or otherwise. We plan to finance our capital expenditures with cash from operations. Furthermore, our future liquidity and future ability to fund capital expenditures, working capital and debt requirements are also dependent upon our future financial performance, which is subject to many economic, commercial, financial and other factors that are beyond our control, including the ability of financial institutions to meet their lending obligations to us. If those factors significantly change, our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to meet our liquidity needs. We anticipate that to the extent we require additional liquidity as a result of these factors or in order to execute our strategy, it would be financed either by borrowings under our senior secured credit facilities, by other indebtedness, additional equity financings or a combination of the foregoing. We may be unable to obtain any such additional financing on reasonable terms or at all.
Cash Flow Summary
The following table is derived from our consolidated statements of cash flows:
	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Net cash flows provided by (used in):
Operating activities	$377,374	$284,313	$292,303
Investing activities	$(210,845)	$(66,414)	$(63,556)
Financing activities	$(61,599)	$(201,088)	$(245,150)
Cash Flows from Operating Activities
For the year ended December 31, 2020 as compared to the year ended December 31, 2019
Cash flows from operating activities provided $377.4 million for the year ended December 31, 2020 and $284.3 million for the year ended December 31, 2019. This $93.1 million, or 32.7%, increase in cash flows from operating activities was primarily the result of increases in net income after adjusting for non-cash items of $69.4 million and changes in net working capital of $23.7 million.
The increase of net income adjusted for non-cash items of $69.4 million was due to an increase of non-cash items of $599.7 million partially offset by an increase in net loss of $530.3 million.
The $599.7 million increase in non-cash items was primarily due to an increase in stock-based compensation of $420.9 million, increase in loss on extinguishment of debt of $121.4 million, change in the deferred tax benefit of $66.4 million, loss on investments of $12.2 million, and the increase in non-cash interest costs of $9.5 million including increases in debt issue costs, increases in depreciation expense of $4.8 million, increase in amortization of intangible assets $0.6 million, and loss on disposal of assets of $0.4 million, offset by the change in fair value of Private Placement Warrants and unvested founder shares of $35.4 million and decrease in the amortization of right-of-use-asset of $1.2 million.
The increase in net loss of $530.3 million was primarily the result of reductions in revenues, increases in costs of services, general and administrative expenses, depreciation, and loss on debt extinguishment, offset by reductions in interest expense, increases in change in fair value of Private Placement Warrants and unvested founder shares, increases in the benefit for income taxes, and increases in interest income as explained above.

During the year ended December 31, 2020, $30.0 million was provided by changes in working capital including decreases in net accounts receivable of $14.8 million primarily due to declines in year-over-year revenues and timing of collections, decreases in prepaid taxes of $2.1 million primarily due to a retrospective change in the tax law, and increases in accounts payable and accrued expenses of $29.1 million primarily due to an increase in accrued interest of $13.6 million and accrued taxes of $9.8 million, offset by increases in prepaid expenses and other assets of $7.5 million and decreases in operating lease obligations of $8.5 million.
During the year ended December 31, 2019, $6.4 million was provided by changes in working capital including decreases in net accounts receivable of $5.3 million primarily due to declines in year-over-year revenues and timing of collections, and increases in accounts payable and accrued expenses and other of $20.8 million primarily due to a $13.4 million increase in accrued compensation, offset by increases in prepaid expenses and other assets of $8.8 million, prepaid taxes of $1.4 million and decreases in operating lease obligations of $9.5 million.
For the year ended December 31, 2019 as compared to the year ended December 31, 2018
Cash flows from operating activities provided $284.3 million for the year ended December 31, 2019 and $292.3 million for the year ended December 31, 2018. This $8.0 million reduction in cash flows from operating activities was primarily the result of reductions in net income of $26.5 million adjusted for changes in non-cash items of $35.0 million, offset by changes in net working capital of $53.6 million. The reduction in net income of $26.5 million was primarily the result of reductions in revenues, gain on repurchase and cancellation of notes, and reductions in the provision for income taxes, as explained above. Changes in non-cash items are primarily due to changes in the gain on repurchase and cancellation of notes, as explained above, and stock-based compensation as a result of the semi-annual valuation as of December 31, 2019 and December 31, 2018, as explained above.
During the year ended December 31, 2019, $6.4 million was provided by changes in working capital including decreases in net accounts receivable of $5.3 million primarily due to declines in year-over-year revenues and timing of collections, and increases in accounts payable and accrued expenses and other of $20.8 million primarily due to a $13.4 million increase in accrued compensation, offset by increases in prepaid expenses and other assets of $8.8 million prepaid taxes of $1.4 million and decreases in operating lease obligations of $9.5 million.
During the year ended December 31, 2018, $37.6 million was used by operating activities for changes to working capital, including decreases in accounts payable and other accrued expenses of $40.4 million and increases in prepaid expenses and other assets of $4.7 million, offset by decreases in net accounts receivable of $3.0 million primarily due to declines in year-over-year revenues and timing of collections, and decreases in prepaid taxes of $4.4 million due to the impact of the TCJA in 2017 as explained below. Accounts payable and accrued expenses and other decreased $40.4 million primarily due to decreases in accrued interest of $3.8 million, accrued other liabilities of $8.4 million including administrative and network fees, and accrued compensation of $27.6 million resulting from reductions in employee bonuses, commissions, related fringe benefits and profit sharing in the year ended December 31, 2018 as compared to the year ended December 31, 2017.
Cash Flow from Investing Activities
For the year ended December 31, 2020 as compared to the year ended December 31, 2019
For the year ended December 31, 2020, net cash of $210.8 million was used in investing activities including $140.0 million for the acquisition of HST and $70.8 million for purchases of property and equipment and capitalization of software development. For the year ended December 31, 2019, net cash of $66.4 million was used in investing activities for purchases of property and equipment and capitalization of software development. This increase in purchases of property and equipment and capitalization of software development of $4.4 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.

For the year ended December 31, 2019 as compared to the year ended December 31, 2018
For the year ended December 31, 2019, net cash of $66.4 million was used in investing activities for purchases of property and equipment and capitalization of software development. For the year ended December 31, 2018, net cash of $63.6 million was used in investing activities for purchases of property and equipment and capitalization of software development. This increase of $2.8 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.
Cash Flow from Financing Activities
For the year ended December 31, 2020 as compared to the year ended December 31, 2019
Cash flows used in financing activities for the year ended December 31, 2020 were $61.6 million primarily consisting of $369.0 million of prepayments on our Term Loan G, $1,615.6 million for the extinguishment of the 7.125% Notes, $1,202.3 million for extinguishment of the Senior PIK Notes, $682.4 million for the effect of the Transactions, $101.1 million for the purchase of treasury stock, and $23.5 million for the payment of debt issuance costs, offset by $1,267.5 million of cash provided by the issuance of Senior Convertible PIK Notes and $1,300.0 million of cash provided by the issuance of the 5.750% Notes. In addition, there was $98.0 million of borrowings on and repayments of our Revolver G.
Cash flows used in financing activities for the year ended December 31, 2019 were $201.1 million primarily consisting of $100.0 million of prepayments on our Term Loan G and $101.0 million for the repurchase of Senior PIK Notes.
For the year ended December 31, 2019 as compared to the year ended December 31, 2018
Cash flows used in financing activities for the year ended December 31, 2019 were $201.1 million primarily consisting of $100.0 million of prepayments on our Term Loan G and $101.0 million for the repurchase of Senior PIK Notes.
Cash flows used in financing activities for the year ended December 31, 2018 were $245.2 million primarily consisting of $245.0 million of prepayments on our Term Loan G. In addition, there was $5.0 million of borrowings on and repayments of our Revolver G.
Term Loans and Revolvers
On June 7, 2016, in conjunction with the acquisition of us by affiliates of H&F, we borrowed $3,500.0 million with a group of lenders due and payable on June 7, 2023, creating the Term Loan G and settled all other outstanding term loans. We had a $100.0 million revolving credit facility in conjunction with Term Loan G. On March 19, 2020 we drew $98.0 million on Revolver G. This borrowing was a precautionary measure taken due to the uncertainty of the COVID-19 pandemic. As there were no liquidity issues related to COVID- 19, the Revolver G and associated interest were repaid on June 25, 2020.
The term loan and revolver are secured by a first priority lien on substantially all of our tangible and intangible property, including a pledge of all of the capital stock of each of our subsidiaries.
Term Loan G was refinanced on June 12, 2017 to lower the applicable margin on the interest rate by 1.00 % with terms otherwise similar to the former term loan, including a 2023 maturity and the same security and guarantee package. The proceeds of the new term loan were used to repay our existing term loan. As a result of the Term Loan G refinancing on June 12, 2017, and in accordance with GAAP, we incurred expenses of $20.1 million recorded as loss on extinguishment of debt, including the write off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs. During the first quarter of 2018, we achieved a 25 basis point reduction in the interest rate margin of Term Loan G due to an improved leverage ratio, resulting in a lower interest rate of LIBOR plus 2.75%. These amounts are included in the loss on early extinguishments and modifications of debt in the accompanying consolidated statements of income and comprehensive income.

On July 2, 2020, we, the administrative agent and the revolving credit lenders agreed to amend the revolving credit facility maturity date to June 7, 2023, or September 1, 2022 should the aggregate principal outstanding on the Senior PIK Notes exceed $300 million on September 1, 2022.
For all our debt agreements with an interest rate dependent on LIBOR, we are currently assessing and monitoring how transitioning from LIBOR to an alternative reference rate may affect us past 2023. See “— Quantitative and Qualitative Disclosure about Market Risk” below.
Interest on Term Loan G and Revolver G is calculated, at our option, as (a) LIBOR (or, with respect to the term loan facility only 1.00%, whichever is higher), plus the applicable margin, or (b) the highest rate of (1) prime rate, (2) the federal funds effective rate plus 0.50%, (3) LIBOR for an interest period of one month plus 1.00% and (4) 2.00% for Term Loan G and 0.00% for Revolver G, in each case plus an applicable margin of 2.00%. The interest rate in effect for Term Loan G was 3.75%, 4.69% and 5.55% as of December 31, 2020, 2019 and 2018 respectively. Term G interest expense was $119.1 million, $144.2 million and $147.9 million for the year ended December 31, 2020, 2019 and 2018, respectively. These amounts are included in the accompanying consolidated statements of income and comprehensive income.
We are obligated to pay a commitment fee on the average daily unused amount of Revolver G. The annual commitment fee rate was 0.25% at December 31, 2020, 2019 and 2018. The fee can range from an annual rate of 0.25% to 0.50% based on our leverage ratio, as defined in the agreement. Commitment fees were $0.2 million, $0.2 million and $0.4 million for the year ended December 31, 2020, 2019 and 2018, respectively. These amounts are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
In connection with the Refinancing, the commitments under the Revolver G were increased from $100.0 million to $450.0 million and $369.0 million of indebtedness under the Term Loan G were repaid.
Senior Notes
On June 7, 2016, we sold $1,100.0 million of 7.125% Notes. The 7.125% Notes are guaranteed on a senior unsecured basis jointly and severally by us and our subsidiaries and will mature on June 7, 2024. On November 18, 2016, MultiPlan sold $460.0 million of additional 7.125% Notes at 103.5% plus accrued interest from June 7, 2016 to November 18, 2016 of $14.7 million. The notes were issued as additional notes under the same indenture governing our $1,100.0 million of 7.125% Notes. The proceeds of the sale were used to make a $385.0 million distribution to our Class A Unit holders and pay related fees and expenses of $6.9 million, and $98.9 million was transferred to our operating account.
The interest rate on the 7.125% Notes was fixed at 7.125% and was payable semi-annually on June 1 and December 1 of each year. Annual interest expense on the 7.125% Notes was $93.8 million, $111.2 million and $111.2 million for the years ended December 31, 2020, 2019 and 2018, respectively. These amounts are included in interest expense in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
We sold $1,300.0 million of Senior PIK Notes on November 21, 2017. The Senior PIK Notes were issued by Polaris Intermediate Corp. with a 1.0% discount and will mature on December 1, 2022. The net proceeds of the Senior PIK Notes plus $28.6 million of operating cash were used to make distributions of $1,300.0 million to Class A and B unit holders and pay related transaction expenses and debt issuance costs.
The interest rate on the Senior PIK Notes was fixed at 8.5% and was payable semi-annually on June 1 and December 1 of each year. Interest expense on the Senior PIK Notes was $80.9 million, $107.0 million and $110.4 million for the years ended December 31, 2020, 2019 and 2018, respectively. These amounts are included in the interest expense in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
During August and September of 2019, we repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of income and comprehensive income.

We sold $1,300.0 million of Senior Convertible PIK Notes on October 8, 2020 in connection with the Transactions. The Senior Convertible PIK Notes were issued by MultiPlan with a 2.5% discount and will mature on October 15, 2027. The Senior Convertible PIK Notes will accrue interest at a rate per annum equal to six percent (6.00%) with respect to interest paid in cash and seven percent (7.00%) with respect to interest paid through an increase in the principal amount of the outstanding Senior Convertible PIK Notes or through the issuance of additional Senior Convertible PIK Notes. We must elect prior to the third business day prior to any interest payment date to pay Cash Interest or PIK Interest for such interest period; provided that prior to any such election, we are deemed to have selected Cash Interest.
On October 8, 2020, we redeemed the Senior PIK Notes in full at a redemption price of 102.000% of the principal amount plus accrued and unpaid interest for a total redemption price of $1,237.6 million.
On October 29, 2020, MPH issued $1,300.0 million in aggregate principal amount of 5.750% Notes and redeemed the 7.125% Notes in full at a redemption price of 103.563% of the principal amount plus accrued and unpaid interest for a total redemption price of $1,661.3 million.
Debt Covenants and Events of Default
We are subject to certain affirmative and negative debt covenants under the debt agreements governing the Term Loan G, the Revolver G and the 5.750% Notes that limit our and our subsidiaries ability to engage in specific types of transactions. These covenants limit our and our subsidiaries’ ability to, among other things:
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incur additional indebtedness or issue disqualified or preferred stock;

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pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

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make certain loans, investments or other restricted payments;

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transfer or sell certain assets;

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incur certain liens;

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place restrictions on the ability of its subsidiaries to pay dividends or make other payments to us;

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guarantee indebtedness or incur other contingent obligations;

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consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its business units, assets or other properties; and

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engage in transactions with our affiliates.

In addition, solely with respect to the Revolver G, if, as of the last day of any fiscal quarter of MPH, the aggregate amount of loans under the Revolver G, letters of credit issued under the Revolver G (to the extent not cash collateralized or backstopped or, in the aggregate, in excess of $10.0 million) and swingline loans are outstanding and/or issued in an aggregate amount greater than 30% of the total commitments in respect of the Revolver G at such time, we were required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 6.75 to 1.00 (the “Revolver Ratio”). Our consolidated first lien debt to consolidated EBITDA ratio was 3.14 times, 3.58 times, and 3.40 times as of December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020 and 2019, we were in compliance with all of the debt covenants. In connection with the Refinancing, the Revolver Ratio was amended such that, if, as of the last day of any fiscal quarter of MPH, the aggregate amount of loans under the Revolver G, letters of credit issued under the Revolver G (to the extent not cash collateralized or backstopped or, in the aggregate, in excess of $10.0 million) and swingline loans are outstanding and/or issued in an aggregate amount greater than 35% of the total commitments in respect of the Revolver G at such time, the Revolver G will require MPH to maintain a maximum first lien secured leverage ratio of 6.75 to 1.00.
The debt agreements governing the Term Loan G, the Revolver G and the 5.750% Notes contain customary events of default, subject to grace periods and exceptions, which include, among others, payment defaults, cross-defaults to certain material indebtedness, certain events of bankruptcy, material judgments, and, in the case of the debt agreement governing the Term Loan G and the Revolver G, any change of control. Upon the occurrence of an event of default under such debt agreements, the lenders and holders of such debt will be permitted to accelerate the loans and terminate the commitments, as applicable, thereunder and exercise other specified remedies available to the lenders and holders thereunder.
See the footnotes to the EBITDA and Adjusted EBITDA reconciliation table provided above under "Non-GAAP Financial Measures" for material differences between the financial information of MultiPlan and MPH.
Critical Accounting Policies
A critical accounting policy is one that is both important to the portrayal of a company’s financial condition and results and requires management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our financial statements and accompanying notes are prepared in accordance with GAAP. Preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these determinations upon the best information available to us during the period in which we account for our financial condition and results. Our estimates and assumptions could change materially as conditions within and beyond our control change or as further information becomes available. We record changes in our estimates in the period the change occurs.
The following is a discussion of our critical accounting policies and the related management estimates and assumptions necessary in determining the value of related assets, liabilities, revenues and expenses.
Revenue Recognition
We derive revenues from contracts with customers by selling various cost management services and solutions. Variable consideration is estimated using the expected value method based on our historical experience and best judgment at the time. Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenues will occur when the uncertainty is resolved. For our PSAV contracts, portions of revenues that are recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payors not utilizing the discounts that were initially calculated, or differences between our estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and these estimates are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available.
See Note 2 Summary of Significant Accounting Policies of the notes to our consolidated financial statements for additional information.
Goodwill
Goodwill is calculated as the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so.
We assess the impairment of our goodwill at least annually and whenever events or changes in circumstances indicate that the carry value may not be recoverable. We performed our 2020 impairment assessment of goodwill and intangible assets and determined that no impairment existed as of November 1, 2020. The Company’s management is not aware of any triggering events subsequent to the impairment review, and management believes no impairments exist as of December 31, 2020 that need to be disclosed.
The goodwill arose from the acquisition of the Company in 2016 by Holdings and the HST acquisition in 2020. The carrying value of goodwill was $4,257.3 million and $4,142.0 million as of December 31, 2020 and 2019, respectively and no impairment has been recognized to date.

Stock-Based Compensation
Prior to the Transactions
Stock-based compensation expense includes costs associated with Units awarded to certain members of key management. Stock-based compensation is measured at the grant date based on the fair value of the Unit and is recognized as compensation expense, net of forfeitures, over the applicable requisite service period of the Unit. The fair value of the Units is remeasured at each reporting period. Based on the put right available to the employee participants, stock-based compensation Units have been accounted for as liability classified within Holdings’ consolidated financial statements and we recorded these Units within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period.
Each individual award was composed of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each award agreement. We amortize the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis.
We determined the fair value of our awards based on (i) the customized payout structure of the subject Units, (ii) liquidity timing, and (iii) vesting hurdles, as applicable, based on the output of Monte Carlo simulations. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.
Changes in the assumptions made on (i) liquidity dates, (ii) volatility, (iii) discount rates and (iv) the risk-free rate can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. The Company has historically been a private company and lacked company-specific historical and implied volatility information. Therefore, it estimated its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The risk-free interest rate is based on U.S. Treasury constant maturity yields commensurate with the remaining term for each liquidity date assumption. These inputs are subjective and generally require significant analysis and judgment to develop.
The consummation of the Transactions constituted a definitive Liquidity Event under the agreements governing the Unit awards and as a result the valuation as of October 7, 2020 used the cumulative exit value of the company, corresponding to the transaction value and prior distributions, and removed the discount for lack of marketability.
After the consummation of the Transactions
The fair value of the awards under the 2020 Omnibus Incentive Plan is typically based on the fair value of our common shares on the date of grant. We amortize the value of these awards to expense over the vesting period on a straight line basis for employees, and in the same period(s) and in the same manner as if we had paid cash in exchange for the goods or services instead of a share-based award for non-employees. We recognize forfeitures as they occur. See Note 15 Stock-Based Compensation of the notes to our consolidated financial statements for additional information.
Private Placement Warrants and unvested founder shares
The Company classifies the Private Placement Warrants and unvested founder shares as a long-term liability on its consolidated balance sheets. Each Private Placement Warrant and unvested founder share is initially recorded at fair value on the date of consummation of the Transactions using an option pricing model, and it is re-measured to fair value at each subsequent reporting date. The Company will continue to adjust the liability for changes in fair value for the founder shares until the earlier of the re-vesting or forfeiture of these instruments. The Company will continue to adjust the liability for changes in fair value for the private placement warrants until the warrant is equity classified.
We determine the fair value of the Private Placement Warrants and unvested founder shares using an option pricing model while taking into consideration (i) the price of the Company’s Class A common stock,

(ii) transfer restrictions, and (iii) vesting hurdles, as applicable. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.
Certain assumptions used in the model are subjective and require significant management judgment, and include the (i) the risk-free rate, (ii) volatility, and (iii) the discount for lack of marketability. Changes in these assumptions can materially affect the estimate of the fair value of these instruments and ultimately change in fair value of Private Placement Warrants and unvested founder shares and expenses. The Company has historically been a private company and lacked sufficient company-specific historical and implied volatility information. Therefore, it estimated its expected stock volatility based on the implied volatility of our publicly traded financial instruments and the historical volatility of a publicly traded set of peer companies. The risk-free interest rate is based on the 5 year U.S. Treasury constant maturity yields. The discount for lack of marketability for privately held securities is based on the average rate protective put method that estimates the discount based on the average price over the restriction period rather than based on the final price.
Income Taxes
We account for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized for deductible temporary differences, net operating loss carryforwards, and tax credit carryforwards if it is more likely than not that the tax benefits will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We evaluate a variety of factors on a regular basis to determine the amount of deferred income tax assets to recognize in our financial statements, including our recent earnings history, current and projected future taxable income, the number of years our net operating loss and tax credits can be carried forward, the existence of taxable temporary differences, any changes in current tax law, such as the CARES Act, the TCJA and available tax planning strategies.
The CARES Act was signed into law on March 27, 2020. The law features tax relief measures for businesses including a change in the Section l63(j) interest deduction limitation increasing the adjusted taxable income limitation from 30% to 50% retroactively to tax years beginning on or after January 1, 2019. The provision also allows the taxpayer to elect to use its 2019 adjusted taxable income for its 2020 limitation. The Treasury and the IRS released final regulations on the Section 163(j) interest deduction limitation on July 28, 2020. Taxpayers may apply the final regulations in their entirety to tax years beginning after December 31, 2017. The final regulations clarify the definition of interest to limit it to items treated as “interest” for U.S. Federal income tax purposes. The CARES Act had additional impacts to the 2019 tax year, however, they do not have a material impact to our income tax provision. See Note 12 Income Taxes to our consolidated financial statements for further discussion.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.
Customer Concentration
Two customers individually accounted for 35% and 20% of revenues during each of the years ended December 31, 2020 and December 31, 2019. During the year ended December 31, 2018, two customers individually accounted for 30% and 20% of revenues. The loss of the business of one or more of our larger customers could have a material adverse effect on our results of operations.

Recent Accounting Pronouncements
See Note 3 New Accounting Pronouncements of the notes to our consolidated financial statements for additional information.
Quantitative and Qualitative Disclosure about Market Risk
As a result of our financing activities, we are exposed to market risks that may affect our consolidated results of operations and financial position. These market risks include fluctuations in interest rates, which impact the amount of interest we must pay on our variable-rate debt. Other than the interest rate swaps described below, financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.
Trade accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled, certain estimated contract changes, claims in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. We continuously monitor collections and payments from customers. Based upon historical experience and any specific customer collection issues that have been identified, we record a provision for estimated credit losses, as deemed appropriate.
While such credit losses have historically been within our expectations, we cannot guarantee that we will continue to experience the same credit loss rates in the future.
Interest Rate Risks.   We are exposed to changes in interest rates. Borrowings under our senior secured credit facilities are variable rate debt. Interest rate changes generally impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. A 100-basis point increase (decrease) in the variable interest rates under Term Loan G would result in a $23.4 million increase (decrease) in interest expense, per annum on our borrowings.
We may manage our exposure to fluctuations in interest rates with respect to our senior secured credit facilities by entering into interest rate swap or cap agreements. From time to time, we have entered into interest rate swap and cap agreements or other financial instruments in the normal course of business for purposes other than trading. These financial instruments were used to mitigate interest rate or other risks, although to some extent they exposed us to market risks and credit risks. We currently have no derivative instruments and had no derivatives in 2020, 2019 and 2018.
We controlled the credit risks associated with these instruments through the evaluation of the creditworthiness of the counterparties. In the event that the counterparty failed to meet the terms of a contract or agreement then our exposure would have been limited to the current value, at that time, of the interest rate differential, not the full notional or contract amount. Management believes that such contracts and agreements were executed with creditworthy financial institutions. As such, we considered the risk of nonperformance to be remote.
In July 2017, the United Kingdom Financial Conduct Authority announced its intention to phase out LIBOR rates by the end of 2021, which has recently been extended to June 30, 2023. The effect of any changes in the methods by which LIBOR is determined, or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere cannot be predicted. Such developments may cause LIBOR to perform differently than the past, including sudden or prolonged increases or decreases in LIBOR, or LIBOR may cease to exist resulting in the application of a successor base rate under our credit facilities. Either development could have unpredictable effects on our interest payment obligations, including an increase in interest payments under our credit facilities.
Internal Controls of Financial Reporting
In connection with the audits of our consolidated financial statements as of December 31, 2019 and 2018, and for the years ended December 31, 2017, 2018 and 2019, we identified two material weaknesses in our internal control over financial reporting:
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We did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge and experience commensurate with the financial reporting requirements for a public company, including condensed timelines to close and sufficient oversight of internal control over financial reporting.

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We did not maintain sufficient formal accounting policies, procedures, and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements, including accounting for debt and equity arrangements.

Our remediation efforts will include the hiring of additional resources, with the requisite knowledge of accounting and financial reporting, sufficient to meet the needs of a public company in the United States. We will also develop and maintain formal accounting policies, procedures and controls for accounting and financial reporting. In addition, as of the date of this prospectus:
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We hired a Chief Accounting Officer with the requisite skills in public company financial reporting and whose employment commenced in September 2020.

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We hired a Vice President of Internal Audit with the requisite skills in risk assessment, Sarbanes- Oxley Act compliance and internal control over financial reporting, whose employment commenced in October 2020.

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We hired an Executive Vice President of Finance and Strategy, a Senior Vice President of Finance and Investor Relations, and an Assistant Vice President and Assistant General Counsel of Securities in November 2020, January 2021, and December 2020, respectively.

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We engaged third-party consulting firms to help us review and develop formal accounting policies, procedures and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.

While progress has been made to remediate both material weaknesses, material weaknesses will not be considered remediated until the applicable remedial processes and procedures have been in place for a sufficient period of time and management has concluded, through testing, that associated controls are effective. Accordingly, the material weaknesses are not remediated as of December 31, 2020.

BUSINESS
Our Business
MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management, payment and revenue integrity solutions to the U.S. healthcare industry. We are also one of the largest independent PPOs in the U.S., with contracted providers in all 50 states and the District of Columbia. We are committed to helping healthcare payors manage the cost of care, improve their competitiveness and inspire positive change. Leveraging sophisticated technology, data analytics and a team rich with industry experience, MultiPlan interprets clients’ needs and customizes innovative solutions through the following offerings:
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Analytics-Based Services: data-driven algorithms which detect claims over-charges and recommend or negotiate fair reimbursement;

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Network-Based Services: contracted discounts with healthcare providers, including one of the largest independent preferred provider organizations in the United States, and outsourced network development and/or management services; and

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Payment and Revenue Integrity Services: data, technology, and clinical expertise deployed to identify and remove improper and unnecessary charges before or after claims are paid, or to identify and help restore and preserve underpaid premium dollars.

Our customers almost entirely are payors. We offer these payors a single electronic gateway to a comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services and Payment and Revenue Integrity Services) which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payments to the providers. These offerings have enabled us to maintain long-term relationships with a number of our customers, including relationships of over 25 years with some of the nation’s largest commercial payors. For the year ended December 31, 2020, our expansive network included access to over 1,200,000 healthcare providers and our comprehensive services identified approximately $18.8 billion in potential medical cost savings.
Payors generally aim to pay provider claims at a discount to reduce cost, to eliminate any improperly billed charges before payment is made, and to recover any incorrectly paid charges after payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or re-pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Also included in this category are services that enable lower cost health plans that feature reference-based pricing either in conjunction with or in place of a provider network. These services are generally priced at a bundled PEPM rate. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. This service category also includes customized network development and management services for payors seeking to expand their network footprint using outsourced services. These build services are generally priced on a per contract or other project-based price. Our Payment and Revenue Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before or after claims are paid, as well as issues with premiums paid by CMS for government health plans caused by discrepancies with enrollment-related data. Payment and Revenue Integrity Services are generally priced based on a percentage of savings achieved.
We believe that our solutions provide a strong value proposition to consumers, as well as to providers. Overall, our service offerings aim to reduce healthcare costs for payors and consumers in a manner that is orderly, efficient and fair to all parties. In addition, because the fee for our services is in most instances directly linked to the savings realized by our customers, our interests are aligned with the interests of our customers.
Industry
Healthcare Industry
According to CMS, healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of GDP by 2028, representing a compounded annual growth rate of 5.5%. There are a multitude of factors driving this expected growth, including recent regulations and ongoing secular trends, such as the aging population and other demographic factors, which are driving expanded healthcare coverage and increased utilization. Additional growth in healthcare costs are driven by availability of new medical technologies, therapies and modalities. As expenditures continue to rise, stakeholders and especially payors are becoming increasingly focused on solutions that reduce medical costs and improve payment accuracy.
We believe cost management and revenue/payment integrity solutions will continue to be highly valuable to payors. We expect that growth in demand for these services will be driven by two major trends: (i) increasing costs per claim from medical inflation and technology enhancements and (ii) increasing treatment volume from an aging population and increases in the insured population. As medical activity rises as a result of an aging population and a focus on preventative healthcare and technological advances, medical claims volume and value are expected to increase significantly, which we believe will further increase utilization of our solutions. Furthermore, we benefit from medical cost inflation since the access fee we charge for use of our services is primarily based on a percentage of the savings achieved. We see opportunity in trying to counter the accelerating pace of medical cost inflation, leading to more savings for our customers, and associated revenues for us. For example, for those services priced in this manner, if the average charge per claim increases by 10%, we will have a 10% greater dollar value of claims from which to capture savings and revenue.
Cost Management Solutions
Payors of medical claims include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored and independent health plans, TPAs, Taft-Hartley plans, property and casualty bill review vendors, and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation and auto medical markets. The government market comprises state and federal government programs such as Medicare Advantage, Medicaid, TRICARE and Veterans Administration. These payors attempt to manage and control the medical costs they face by addressing the price and the quantity of the procedures and products utilized. The chart below demonstrates the way in which payors employ several solutions and services to control medical costs.
Services
Analytics-Based Services
The Company leverages its information technology platform to offer customers Analytics-Based Services to reduce medical costs. Our proprietary algorithms allow claims to be quickly and accurately compared against a library of the most updated and relevant pricing data. Our extensive nationwide network of providers and our list of payor customers provides us with deep insights into the latest pricing trends. Customers of our Analytics-Based Services are primarily large commercial insurers, Blue Cross and Blue Shield plans, provider-sponsored and independent health plans, TPAs, and property and casualty carriers through their bill review companies. Fees are generally based on a percentage of savings achieved.
Reference-Based Pricing.   RBP provides payors with a recommended payment amount on claims using a variety of methodologies based on a reference point. The Company relies on data from public and private sources on a national and local level which are then analyzed using proprietary automated algorithms that deliver consistency and defensibility. The recommendations factor in key variables such as the provider’s location, type and size; and where applicable, the severity and resource intensity of the procedures performed; costs/accepted reimbursements of other providers under the same circumstances; and/or Medicare-based price. Three approaches are used to arrive at these recommendations, which are then used by the payor during the adjudication and payment process. The first approach is a cost-based (facilities) or reimbursement-based (professionals) approach which determines a fair reimbursement by calculating the median cost incurred or payment amount accepted by a benchmark group of like providers to deliver the same service. The second approach is charge-based and arrives at the recommended amount based on analysis of charges from comparable facilities for a specific procedure. The third applies a mark up or down from the amount Medicare reimburses for the same service, with various methodologies deployed to determine the amount when a Medicare equivalent is not available.
Financial Negotiation.   Our Financial Negotiation services assist payors with claims from providers with whom neither they nor MultiPlan have been able to secure a contractual discount. We handle these claims on an individual basis and attempt to negotiate with the provider an acceptable payment amount for a specific claim. Approximately half of the successfully negotiated claims are completed in a fully automated manner. The claims include those in which the proposed negotiated amount is generated by algorithms and automatically transmitted to the provider’s office. Certain providers also choose to set up an arrangement with MultiPlan for pre-determined levels of discount to be automatically deducted on claims that would otherwise be individually negotiated. For those claims that are not automatically negotiated, MultiPlan negotiates directly with the provider’s office through our negotiations staff that are aided by compiled statistics about the discounts typically received on these types of claims.
Network-Based Services
Network-Based Services includes MultiPlan’s Primary and Complementary Networks in which payors can utilize our extensive national network of over 1,200,000 contracted providers to process claims at a significant discount compared to billed fee-for-service rates, or increasingly, to build customized access for use by the customer’s health plan. The establishment of a large and successful network of providers utilized by multiple payors creates a self-reinforcing network effect whereby, as more payors and their consumers access the network, participation in the network becomes more desirable to other providers. MultiPlan’s large provider network allows payors to share the prohibitive costs of maintaining a large and complex network. In addition, providers that join MultiPlan’s network gain access to a wide range of payors with the execution of a single contractual relationship.
Primary Network.   For customers without their own direct contractual discount arrangements with providers, our Primary Network serves as the network for the payor’s commercial or government health plan in a given service area in exchange for a PEPM rate, or as the payor’s out-of-area extended primary network in exchange for a percentage of the savings achieved. Increasingly, the network is also being used to configure custom-built access for a payor’s Medicare Advantage plans. The Primary Network is NCQA accredited, which we believe provides assurances to payors regarding provider credentials and network compliance and provides consumers additional confidence regarding the quality of the providers in our network. Customers mainly include provider-sponsored and independent health plans; Medicare Advantage, Medicaid and other government-sponsored health plans; Taft-Hartley plans and TPAs as it is more cost effective for these payors to outsource this function than to incur the expense of developing and maintaining their own network of thousands of doctors and hospitals.
Complementary Network.   Our Complementary Network provides payor customers with access to our national network of healthcare providers that offer discounts under the health plan’s out-of-network benefits, or otherwise can be accessed secondary to another network. Payors use the network to expand provider choice for consumers, and to achieve contracted reductions on more claims. Our customers pay us if they achieve savings from the Complementary Network; therefore, we believe that MultiPlan provides payors with an effective method to reduce costs. Our Complementary Network customers include large commercial insurers, property and casualty carriers via their bill review vendors, TPAs and provider-sponsored and independent health plans.
Payment and Revenue Integrity Services
This category includes Payment Integrity Services, which we have offered since 2014, and Revenue Integrity Services, which we introduced in 2021 with the acquisition of DHP. Our Payment Integrity Services use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges before or after claims are paid. There are six services presently offered to a variety of payors.
Clinical Negotiation (pre-payment).   With Clinical Negotiation, payment integrity analytics score the claim, and then based on the score the claim is reviewed by a clinician and/or coder and routed to a negotiator to attempt to reach an agreement for a lower reimbursement as a result of the identified billing issues. If successful, the payor reimburses under the negotiated agreement. This service targets non-contracted claims and is used by large commercial insurers and Blue Cross and Blue Shield plans. The service is also integrated into MultiPlan’s network pricing, so is used by many of the customers of our primary and/or complementary networks.
Claim Correction (pre-payment).   With Claim Correction, payment integrity analytics and the clinician/coder review (if needed, based on the confidence level of the analytics findings) lead to a recommendation to remove certain charges which is factored into the payor’s final adjudication of the claim. This service targets all claims, including the in-network claims of large commercial and Medicare Advantage insurers, Blue Cross and Blue Shield plans, provider-sponsored commercial and Medicare Advantage health plans, property and casualty carriers via their bill review vendors, and TPAs. It is also integrated into MultiPlan’s network pricing, so is used by many of the customers of our primary and/or complementary networks.
Clinical Audits (pre- and post-payment).   Clinical Audits deploys payment integrity analytics backed by expert clinical review to evaluate the cost and clinical appropriateness of inpatient and other facility charges before or after they are paid. Specific audits include itemized bill review, medical necessity short stays and hospital bill audits. This service is used by commercial, Medicare Advantage, Managed Medicaid and state Medicaid payors.
Data Mining (pre- and post-payment).   Data Mining deploys artificial intelligence based payment integrity analytics combining industry-accepted rules and plan-specific policies to identify potential or actual overpayments associated with claim adjudication errors, billing errors and contract language, as well as their root causes. This service is used by commercial, Medicare Advantage, Managed Medicaid and state Medicaid payors.
Coordination of Benefits (pre- and post-payment).   Coordination of Benefits identifies payments that should have been made by a health plan member’s other health insurance coverage (for example, if the member’s spouse has coverage through another employer-sponsored plan). Outcomes include validation of coverage status, recovery of claims paid in error, and updated eligibility data. This service is used by commercial, Medicare Advantage and Managed Medicaid payors.
Subrogation Services (post-payment).   Subrogation Services identifies payments made related to an accident that are the responsibility of another responsible third party. Outcomes include case identification, validation, management and recovery of claims paid in error. Available as an outsourced service or inhouse technology, this service is used by at-risk commercial, Medicare Advantage and Managed Medicaid payors.
Our Revenue Integrity Services use data, technology, and clinical expertise to improve accuracy of premiums paid to Medicare Advantage plans by CMS. There are three services currently offered, each specific to Medicare Advantage payors.
Medicare Secondary Payer.   Medicare Secondary Payer interfaces with CMS to confirm member eligibility records, correct inaccuracies, and help restore and preserve underpaid premium dollars.

End Stage Renal Disease.   ESRD identifies Medicare Advantage plan members with missing ESRD statuses at CMS, works with dialysis centers and CMS to correct the statuses and help restore and preserve underpaid premiums.
Part D OHI.   Launched in late 2020, Part D OHI leverages analytics to identify Medicare Advantage plan members where the Part D Pharmacy Coverage on file with CMS is inaccurate. Updates correct information directly to the CMS source file to improve compliance, efficiencies and member satisfaction.
Strategy
We operate in the healthcare market, which continues to grow each year as a result of aging, growth in services and technology. MultiPlan works on the front lines of these trends, working to reduce healthcare costs, and has established itself as a leader in the Payor Out-of-Network segment. With our decades-long strategic relationships with payors, we believe that we can further deepen our relationships with payors by providing new products and services that address additional cost savings opportunities. Further, with our proprietary data and algorithms, we have a growth opportunity to expand into services that support our payors, providers and consumers to service the healthcare market more completely. We intend to seize the opportunity to address a larger market and grow our revenues by executing our enhance, extend, and expand strategy.
The first part of our strategy is enhancing the platform by improving and innovating upon our existing core products through combining proprietary data with third party data, further deploying artificial intelligence and machine learning, and increasing cross selling activity with our payor customers.
The second element of the strategy is extending the platform by deepening penetration in under-performing customer segments. The initial target segments are the in-network cost management product segment, government programs such as Medicare Advantage and Managed Medicaid, TPAs and P&C.
The third element of the strategy is to expand the platform by adding new business models to deliver value-added services for our providers and consumers. This strategy is a natural progression given the 1.2 million providers under contract and the more than 60 million consumers who have access to MultiPlan’s services. Our data, algorithms and service components can be leveraged by MultiPlan, our payor customers, and partner software companies to tackle some of providers’ and consumers’ biggest pain points such as transparency of patient medical bills and consumer financing of medical expenses.
Markets
Substantially all of MultiPlan’s services are available in all 50 U.S. states and the District of Columbia. All services are available to all customers regardless of geographic location, company type or size.
Group Health
The rising cost of healthcare to employers and a focus on slowing the growth of healthcare expenditures are increasing the importance of cost management and payment integrity solutions such as those offered by MultiPlan. The demographic shifts caused by an aging population are expected to lead to more utilization while increased treatment sophistication will drive the cost of care.
Government Programs
Government health programs with growing member bases increasingly require cost management and payment integrity services, and we have recently leveraged our network and payment integrity assets to compete in the Medicare, Managed Medicaid and other public sector markets. The Affordable Care Act, related regulations and administrative actions, and an aging population are driving increased membership in state and federal government funded health insurance programs. Membership in Medicare is growing by an estimated 10,000 people every day, and as of December 31, 2020, 39 states and the District of Columbia have committed to Medicaid expansion under the Affordable Care Act. With over 80% of Medicaid enrollees receiving services through managed care in 2018, Managed Medicaid penetration is also expected to increase as a result of Medicaid expansion.

Workers’ Compensation
Workers’ compensation insurers must pay both the indemnity costs and the medical costs associated with an injured worker. Recent trends in medical cost inflation have become a major driver in the overall cost growth for workers’ compensation insurers. Medical services today constitute about 60% of workers’ compensation claims costs, up from 40% in the early 1980s. Rising medical costs have increased focus on cost management measures for the medical portion of workers’ compensation insurance claims through network and analytics-based cost reductions and improved payment accuracy.
Auto Medical
Auto insurance carriers face both costs from auto damage and medical claims. Economic losses for bodily injury liability claims increased 10% annually from 2012 – 2017, well above the 3% annual medical inflation rate, with medical expenses accounting for 79% of claimed losses. Given anticipated medical cost inflation, this trend is expected to continue into the future. Similar to the aforementioned markets, the increasing costs are driving auto insurance carriers to seek out cost management and payment accuracy solutions for the medical cost portion of auto insurance claims.
Strengths
We believe the following competitive strengths have been instrumental to our success and position us for future growth.
Long-standing customer relationships.   We believe that we have strong relationships with our customers, which include substantially all of the largest health plans. We have a diversified customer base and long- standing relationships with our top customers. Our top ten customers have been customers for an average of 25 years. Our contracts with large customers generally have terms of three to five years while other contracts have terms of one year that include automatic renewals (although most contracts permit early termination without penalty and with short notice periods). Once a contract is signed with a payor, we have typically retained that customer for many years, and the volume of claims repriced typically continues to grow as we introduce new services or receive more claims by strengthening EDI connectivity or deepening penetration. Our customer relationships are further strengthened by high switching costs for our customers as MultiPlan is both electronically linked to customers in their time-sensitive claims processing functions and its logo is often featured on commercial customers’ membership cards when networks are used.
Proprietary, scalable and secure IT platform.   We believe that our IT platform provides us with a substantial competitive advantage. Recently, we have made significant investments in upgrading our IT infrastructure which is certified under HITRUST, NIST and AICPA SOC programs and in May 2020, we were rated at the top of our peer group by BitSight, an IT security rating organization. This upgrade enables us to automatically process and store significantly more transactions and greatly improve our capacity to serve our customers. It is designed for high throughput: our proprietary network repricing application is capable of returning approximately 99% of network claims to our payor customers within one business day. We also have implemented connectivity via EDI (the sending and receiving of claims data between entities in an agreed upon electronic format) or direct web service integration with all of our top customers. In the year ended December 31, 2020, nearly all of the claims processed in our system were received via EDI or direct web service integration. As we process more claims through EDI and direct web service integration, our electronic integration with customers results in substantial back office interconnectivity and considerably reduces complexity and processing failures. As our IT platform is scalable, it is able to absorb significant increases in volume at minimal marginal costs. Today our platform accesses historical claims data for 1 billion claims and processes an average of 360,000 claims per day with the capacity to grow substantially within our current infrastructure.
Comprehensive Services.   We believe the combination of our Analytics-Based, Network-Based and Payment and Revenue Integrity Services is the most comprehensive in the industry. Our network of providers includes approximately 5,600 hospitals, 164,000 ancillary facilities, and 1,075,000 practitioners. We employ approximately 350 negotiators and support staff, 100 clinicians, medical coders, data scientists and others dedicated to creating payment integrity analytic algorithms, and over 450 IT and approximately 700 operations and service staff focused on MRA and the back-end services associated with all three solution areas. In 2020, these services identified approximately $18.8 in potential medical cost savings. Moreover, the solutions are highly customizable, so payors can use them in any combination and in any order to achieve the objectives each of their customers seek.
Strong cash flow generation.   We have historically been able to generate strong cash flow from operations less capital expenditures because of low capital expenditure requirements and minimal working capital needs. For example, MultiPlan’s capital expenditures as a percentage of revenues were less than 7% in each of the last three fiscal years. Our current strategy may require moderate additional capital investment in the near future as our internally developed IT platform is highly scalable. Our ability to generate strong and consistent cash flow has historically enabled us to invest in our operations, opportunistically reduce our debt and pursue attractive growth opportunities.
Proven and experienced management team.   Our chief executive officer, chief financial officer and chief revenue officer have over 100 years of combined experience managing and leading companies in the healthcare cost management industry. Despite significant payor consolidation over the past several years, our management team has continued to develop new revenue opportunities, expand our margins and strengthen our customer relationships. In addition, our management team has successfully grown our operations in size and profitability through a combination of focused network and product expansion, cost initiatives and acquisitions. Our management team also has a successful track record of acquiring, integrating and managing healthcare businesses.
Limited legal and regulatory risks.   We believe that each of MultiPlan’s service offerings bears less risk than other healthcare businesses that bear insurance risk and bill federal healthcare programs or directly provide care. While we support our customers that are regulated entities, we generally are not directly regulated or face significantly lower levels of regulatory complexity. We function as a transaction processor and we believe we have limited risk for services or billing.
Customers
Our customers are payors, such as large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored and independent health plans, TPAs, bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation and auto medical markets. We believe that we have strong relationships with our customers, which include substantially all of the largest health plans. We have a diversified customer base and long-standing relationships with our top customers. Our two largest customers accounted for approximately 35% and 20%, respectively, of our full year 2020 revenues. Contract terms with larger customers are often three and as many as five years, while mid- to small-sized customer contracts are often annual and typically include automatic one year renewals. However, we continue to experience high renewal rates and our top ten customers based on full year 2020 revenues have been customers for an average of 25 years. Our customer relationships are further strengthened by high switching costs for our customers as MultiPlan is both electronically linked to customers in their time-sensitive claims processing functions and its logo is often featured on commercial customers’ membership cards when networks are used.
Network
As of December 31, 2020, our network includes over 1,200,000 healthcare providers. MultiPlan’s team of approximately 100 network development professionals manages these network relationships across our Primary and Complementary PPO Networks. For both networks, the team is responsible for strengthening our existing relationships with these providers. For existing providers, the goal of the network development team is to help providers maintain participation across products as well as increase the discounts the providers extend to our customers that utilize our provider networks.
In addition, the network development team is responsible for executing new contracts with providers that are not currently affiliated with our networks, either under our own contracts or on behalf of a payor that seeks to outsource its network development function. We strategically grow the number of providers that participate across all network product lines so we can continue to increase the value we provide to our customers. The network development team manages a sophisticated program of data mining, profiling, recruiting and ultimately contracting with new providers. An incentive driven pay-for-performance plan measures and rewards the success of our network development team.
Sales and Marketing
Our largest customers are serviced by a team of national account managers and senior executives responsible for continued growth of the relationship. The account team partners strategically with our customers, leveraging our Healthcare Economics unit to mine the customer’s data and proactively present opportunities to the customer to improve performance and competitive position. This team also delivers account service, including daily claims management, requests for proposal, service inquiries and other marketing and operational support functions. The national account managers are compensated with a base salary plus bonus linked to customer retention.
The majority of our customers are serviced by a dedicated team of account managers and account service professionals organized into three market-focused departments — Commercial Health, Property and Casualty, and Government. These teams also include sales professionals responsible for new customer acquisition. The market-focused account managers are responsible for relationship management as well as for growing revenue through expanded use of services. They are compensated with a base salary plus a bonus and commission based on customer retention and revenue from upselling new products. The sales professionals are compensated with a base salary plus commission based on revenue from new customers. Sales and upselling efforts are supported by a marketing team which generates leads, builds brand awareness, implements and educates customers and develops proposals.
Information Technology
We believe that our IT platform provides us with a substantial competitive advantage. We have made significant investments in upgrading our IT infrastructure enabling us to automatically process significantly more transactions with greater accuracy and greatly improving our capacity to continuously serve our customers. Our IT is certified under HITRUST, NIST and AICPA SOC programs and in May 2020, we were rated at the top of our peer group by BitSight, an IT security rating organization. Our proprietary network repricing application is capable of returning approximately 99% of repriced claims to our payor customers on the same day. In 2020, our payment integrity and reference-based pricing services returned 99% and 97%, respectively, of claims within one day. Our proprietary negotiation application features portal technology with electronic signature acceptance, sophisticated claim distribution and prioritization algorithms enhanced with machine learning. We have implemented connectivity via EDI or direct integration using web services with all of our top customers. During 2020, nearly all of the claims processed in our system were received via EDI or direct web service integration. As we process more claims through EDI and direct web service integration, our substantial back office interconnectivity significantly reduces complexity and the number of processing errors. Because our IT platform is scalable, it is able to absorb substantial increases in volume at minimal marginal costs.
Competition
MultiPlan’s competitors vary by service as follows.
Analytics-Based Services.   MultiPlan competes with a variety of medical cost management companies for negotiation and reference-based pricing services. We compete for these services on the basis of savings effectiveness, provider acceptance, and plan member satisfaction. Workflow and claim processing technology, user interaction and analytic algorithms are key competitive advantages. MultiPlan’s competitors for these services typically include Zelis and reference-based pricing services such as 6Degrees, Advanced Medical Pricing Solutions (AMPS), ClearHealth Strategies, ELAP Services and PayerCompass.
Network-Based Services.   We compete directly with other independent PPO networks, which are primarily regional, and with PPO network aggregators. We compete with independent PPO networks primarily on the basis of network discounts and access, but also on the basis of quality, independence and price. MultiPlan’s nationwide Primary PPO Network is NCQA accredited, which we believe provides assurances to payors and consumers regarding the quality of the providers in our network. Because some independent PPO networks are owned by large commercial payers, our customers may prefer to purchase

PPO network services from a fully independent vendor. PPO aggregators offer national access by patching together third-party networks, in some cases including MultiPlan’s network. While aggregators rely on third-party networks, MultiPlan’s network features direct contracts with 98% of its participating providers. MultiPlan’s competitors for these services typically include First Health, TRPN and Zelis.
Payment and Revenue Integrity Services.   We compete with a variety of larger and smaller vendors of payment and revenue integrity services. Our Payment Integrity solutions compete on the basis of analytic breadth and depth, human expertise and scope. Virtually all payment integrity competitors originated as post-payment specialists and to varying degrees have migrated services to a pre-payment modality, while our services were built to focus on examining claims before payment occurs and now, with the recent acquisition of DHP, we have a broader capability to address post-payment integrity. Our Revenue Integrity solutions compete on the basis of identification and assistance in restoration and preservation of underpaid premiums from CMS caused by member eligibility and status errors. MultiPlan’s competitors for these services typically include Change Healthcare Inc., Conduent, Cotiviti, Inc., Optum, SCIO and The Rawlings Group.
Government Regulations
We believe that each of MultiPlan’s service offerings bears less risk than other healthcare businesses that bear insurance risk and bill federal healthcare programs or directly provide care. While we support our customers that are regulated entities, we generally are not directly regulated or face significantly lower levels of regulatory complexity. We function as a transaction processor and we believe we have limited risk for services or billing.
We do not deliver health care services, provide or manage healthcare services, provide care or care management. We do not bear insurance, underwriting, payment, malpractice or reimbursement risks, nor do we adjudicate or pay claims. Our business is compensated directly by private payor customers, not by Medicare, Medicaid or other government healthcare programs. In some instances we provide services to payors that contract directly with a federal or state agency. In those instances we may be subject to certain federal and state law requirements associated with those programs, and a failure to comply with those requirements could subject us to criminal or civil penalties, debarment or exclusion from government health care programs.
We are, however, subject, either directly or indirectly through our customer relationships, to federal and state laws and regulations governing privacy, security and breaches of patient information and the conduct of certain electronic health care transactions, including, for example, HIPAA, which imposes rules protecting individually identifiable health information and setting national standards for the security of electronic Protected Health Information (“PHI”). We are a “Business Associate” (as defined by HIPAA) of our customers. As such, we must comply with all applicable provisions of HIPAA, including the HIPAA Security Rule and applicable provisions of the HIPAA Privacy Rule and the Breach Notification Rule.
In addition, we are subject to certain state licensure and/or certification laws and other state and federal laws and regulations governing our operations and our products. Among other examples, contracts governing our relationships with healthcare providers may be subject to the federal Anti-Kickback Statute, federal False Claims Law and comparable state laws, as well as state laws prohibiting fee-splitting and the corporate practice of medicine and state and federal laws regarding transparency. Furthermore, we may be subject to some state laws regulating the ability of PPOs to allow broad access to their provider networks. We may directly or indirectly be subject to state and federal regulation regarding the payment of out of network claims, including regulations regarding the determination of payment amounts and what data and other factors are permitted to be used by commercial health payors and other payors in making such determinations, as well as regulations targeting surprise billing and requiring transparency.
For example, the Consolidated Appropriations Act, 2021, which was signed into law on December 27, 2020, included the No Surprises Act, which will necessitate new compliance efforts by group health plans and health insurance issuers offering group or health insurance coverage and may require changes to the conduct of our business or operations. The law requires such plans and issuers that provide benefits with respect to emergency services to provide coverage for emergency services provided by non-participating providers and emergency facilities without imposing prior authorization requirements, more restrictive coverage limitations or greater cost-sharing requirements than would apply if the emergency services were provided by participating providers or emergency facilities. The law enables non-participating providers or facilities and such plans and issuers to address payment disputes for certain claims through a 30-day open negotiation period or, if such negotiations fall through, an independent dispute resolution process. The No Surprises Act will also require new compliance efforts by non-participating providers and facilities. For example, beginning in 2022, the law prohibits the imposition of cost-sharing requirements by non-participating providers providing items and services in participating facilities if certain notice and consent requirements are not satisfied, including the provision of information, such as a good faith estimate of potential charges, at least 72 hours before the individual receives out-of-network items or services. The law will be implemented through regulations that establish an independent dispute resolution (“IDR”) process and a methodology for calculating median contract rates, which are referred to in the law as “qualifying payment amounts.” Certified IDR entities must consider these qualifying payment amounts (market adjusted for the Consumer Price Index) when making a determination as to which proposed payment amount (either provider’s or payor’s) to select. Regulations will also create a process for auditing group health plans and health insurance issuers to ensure that plans and coverage are in compliance with such requirements.
We may directly or indirectly be subject to regulation in some states regarding the application of payment integrity edits to claims, including regulations impacting what data and other factors are permitted to be used by commercial health payors and other payors in making such determinations. Our services may directly or indirectly be subject to state regulations specifically covering certain categories of clients, such as workers compensation insurers and auto medical insurers. We regularly monitor legislative and regulatory activity in all states and at the federal level that could impact any of the products we offer in all relevant market segments. In addition, we are committed to supporting our clients in meeting their regulatory obligations, so we work cooperatively with them in establishing processes and procedures that comply with applicable requirements.
While we believe that we are in compliance with such laws and regulations and we will undertake efforts to comply with new laws and regulations, once effective, a failure to comply with these laws and regulations could adversely affect our contractual relationships and possibly expose us to civil or criminal sanctions by federal or state authorities. Please see the section entitled “Risk Factors — Risks Related to our Business and Operations.”
Human Capital
We employed approximately 2,000 people as of December 31, 2020, substantially all of whom are full time employees and none of whom are covered by unions. We believe that we have a good relationship with our employees.
We strive to create a workplace that fosters mutual respect and collaboration, where talented individuals from all backgrounds, perspectives and abilities can participate and perform their best work. In 2020, we formed a Diversity, Inclusion and Belonging (“DIB”) Governance Committee to establish, oversee and advance MultiPlan’s DIB program. The committee seeks to champion and foster organizational changes with a dedicated focus on DIB priorities, to facilitate the integration of the DIB program with the Company’s corporate objectives and values, to create accountability for program results and to engage and communicate with the MultiPlan community on all DIB efforts.
MultiPlan partners with America’s Job Exchange, in the recruiting process, to ensure job postings are distributed to diversity websites to expand visibility to individuals seeking employment opportunities from a wide variety of backgrounds. We also partner with local CareerOneStop services for outreach and participate in job fairs.
The Company offers competitive pay, and a robust benefits package, including healthcare benefits, flexible spending accounts, life insurance, short-term and long-term disability plans, a generous PTO policy, and a 401(k) Plan with employer match. We also offer voluntary wellness programs which can result in reduced benefit premiums, employee assistance programs, tuition assistance programs, voluntary benefits programs (including home & auto insurance, pet insurance, legal services, etc.), summer hours and employee referral programs. In addition, children of eligible full-time employees may qualify for the MultiPlan scholarship program. Through our MultiPlan ACTS program, we are able to provide financial assistance for employees experiencing hardship; the program is funded 100% from employee donations and is administered by the ACTS Committee, comprised of MultiPlan employees.
We believe that education is essential to MultiPlan employees’ professional growth and our organization’s success. To support this belief, our Corporate Education Department offers many learning opportunities beginning with our new employee orientation and continuing with our ongoing operational and compliance training plus a variety of optional courses to help employees further their career development on topics such as: business management, personal productivity and working with teams.
We also believe that it is important to foster employee feedback and recognition. We utilize our MultiSTAR: MultiPlan Service Talent Achievement & Reward program to allow colleagues an opportunity to acknowledge co-workers for their great work and to recognize their professional accomplishments.

MANAGEMENT
Executive Officers and Directors
The following persons are the members of our board of directors (the “Board”) and our executive officers as of the date of this prospectus:
Name	Age	Title
Mark H. Tabak	71	Chief Executive Officer and Chairperson of the Board
David L. Redmond	69	Executive Vice President and Chief Financial Officer
Paul S. Galant	53	President, New Markets
Dale A. White	65	President, Payor Markets
Jeffrey A. Doctoroff	52	Senior Vice President, General Counsel and Secretary
Michael Kim	55	Senior Vice President and Chief Information Officer
Glenn R. August	59	Director
Richard A. Clarke	70	Director
Anthony Colaluca, Jr.	54	Director
Paul D. Emery	35	Director
C. Martin Harris	64	Director
Julie D. Klapstein	66	Director
Michael Klein	57	Director
P. Hunter Philbrick	41	Director
Allen R. Thorpe	50	Lead Independent Director
William L.Veghte	53	Director
Mark H. Tabak has served as our Chief Executive Officer and as a member of our Board since the closing of the Transactions in October 2020, and has served as President and Chief Executive Officer of MultiPlan Parent (or its predecessor) since 2002 and as a director of MultiPlan Parent since June 2016. Mr. Tabak served as Vice Chairman of MultiPlan Parent (or its predecessor) from 2000 to 2002. Prior to that, Mr. Tabak held executive roles at Healthcare Capital Partners, the healthcare arm of Capital Z Partners, International Management Care Advisors, LLC, now an affiliate of Insurance Partners, American International Group, Inc. (NYSE: AIG), a global insurance company, Group Health Plan Inc., a managed care company, Health America, a pioneering HMO, and The International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America. Mr. Tabak also served on a commission created to evaluate the impact of various healthcare reform proposals on New York State.
Mr. Tabak is qualified to serve as a director due to his extensive knowledge of the healthcare industry as well as his experience as MultiPlan’s Chief Executive Officer.
David L. Redmond has served as our Executive Vice President and Chief Financial Officer since the closing of the Transactions in October 2020, and has served as Executive Vice President and Chief Financial Officer of MultiPlan Parent (or its predecessor) since March 2010. Prior to that, Mr. Redmond served as Executive Vice President and Chief Financial Officer of Viant, a company which provides cost-control strategies to healthcare payors which was acquired by MultiPlan in 2010, since March 2008. From 2003-2007, Mr. Redmond served as President and Chief Financial Officer of AmeriPath, Inc., a provider of anatomic pathology and molecular diagnostics. Before entering the healthcare industry, Mr. Redmond, a certified public accountant, was with KPMG Peat Marwick for 16 years, including six years as a partner.
Paul S. Galant has served as our President, New Markets since the closing of the Transactions in October 2020. Prior to joining MultiPlan, he served as an Operating Partner at Churchill Capital and as a Senior Advisor at McKinsey since 2019. He served as CEO of Brightstar, a SoftBank Company, and an Operating Partner, SoftBank, from 2018-2019, CEO at Verifone, Inc. from 2013-2018, and prior to that as CEO of Citigroup Institutional and Consumer Bank divisions, and held business head roles at Donaldson, Lufkin & Jenrette, Smith Barney and Credit Suisse First Boston, managing global businesses in payments, consumer credit cards, merchant acquiring, transaction processing, e-commerce, platform services, and capital markets. Paul served as Chairman and Member of the Payments Risk Committee at the Federal Reserve Bank NY 2006-2013 and Chairman and Member of the Banking Payments Committee at the US Clearing House, 2006-2013. He currently serves on the board of directors of Vivint, Inc.
Dale A. White has served as our President, Payor Markets since the closing of the Transactions in October 2020, and has served as Executive Vice President and Chief Revenue Officer of MultiPlan Parent since January 2018. Prior to that, Mr White served as MultiPlan’s Executive Vice President, Sales and Account Management since 2004. Prior to that, he served as Senior Vice President of Sales and Marketing for BCE Emergis Corp., a provider network and healthcare cost management company, which was acquired by MultiPlan in 2004, and previously held strategic management positions with several other healthcare companies.
Jeffrey A. Doctoroff has served as our Senior Vice President, General Counsel and Secretary since the closing of the Transactions in October 2020, and has served as Senior Vice President and General Counsel of MultiPlan Parent since August 2014. Prior to that, he served as Senior Vice President and General Counsel for Health Dialog, a provider of personalized health management support services, since October 2009. Prior to that, he served as Deputy General Counsel at Health Dialog from November 2006 to October 2009. Prior to joining Health Dialog, he was an associate at Ropes & Gray LLP, a law firm.
Michael C. Kim has served as our Senior Vice President and Chief Information Officer since the closing of the Transactions in October 2020, and has served as Chief Information Officer of MultiPlan Parent since December 2013. Prior to that, he served as Chief Administrative Officer of Technology and Operations at Torus Insurance Holdings Limited, an insurance company, from August 2010 to November 2013, at the Hartford Financial Services Group, Inc. (NYSE: HIG), an insurance company, from March 2004 to July 2010 in various roles including Chief Technology Officer and as Chief Executive Officer of Converit, Inc., a startup software company, prior to working at the Hartford Financial Services Group, Inc.
Glenn R. August has served as a member of our Board since the Churchill IPO. Mr. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors. In addition, he serves as global head of the firm’s distressed investment business. Mr. August has played leadership roles in numerous restructurings and served on numerous public and private company boards since 1987. Since 1996, he co-founded each of Oak Hill Advisors’ funds, where he serves as Managing Partner. He co-founded the predecessor firm to Oak Hill Advisors in 1987 and took over responsibility for its credit and distressed investment activities in 1990. Mr. August currently serves on the board of directors of Churchill Capital Corp II and Churchill Capital Corp IV.
Mr. August is qualified to serve as a director due to his extensive financial and operational experience in both public and privately owned multi-national technology businesses.
Richard A. Clarke has served as a member of our Board since the closing of the Transactions in October 2020, and has served as a director of MultiPlan Parent since October 2016. Mr. Clarke has served as Chief Executive Officer of Good Harbor Security Risk Management, an advisor on cyber security risk management, since 2012. Mr. Clarke served for thirty years in the United States Government, serving three consecutive Presidents. In the White House he served as America’s first “Counter-Terrorism Czar” and its first “Cyber Czar.” Prior to his White House years, he served as a diplomat. He was confirmed as Assistant Secretary of State, and held other positions in the State Department (Deputy Assistant Secretary of State for Intelligence) and the Pentagon for twenty years. Since leaving government in 2003, Mr. Clarke has served as an on-air consultant for ABC News and taught at Harvard’s Kennedy School of Government for five years.
Mr. Clarke was co-chair of Virginia Governor McAuliffe’s Cyber Security Commission and is the Chairman of the Board of Governors, Middle East Institute. He also has served on New York Governor Cuomo’s Cyber Security Advisory Board since 2013. Mr. Clarke was formerly a member of President Obama’s Review Group on Intelligence and Technology. He has served as a director of Veracode, Inc., Carbon Black, Inc. (f/k/a Bit9, Inc.), Visible Assets, Inc., BlueCat Networks, Inc. and Nok Labs, Inc. He has served on corporate advisory boards including RedSeal, Inc., Paladin Capital Group, Awake Security, Inc., Red Five Security, LLC and HawkEye 360, Inc.

Mr. Clarke is qualified to serve as a director due to his extensive knowledge and experience of cyber security and security risk management.
Anthony Colaluca, Jr. has served as a member of our Board since the closing of the Transactions in October 2020. He currently serves as the President of Colaluca Business Advisors, LLC, where he serves as an independent consultant providing business and financial advisory services primarily to private equity firms. From March 2015 to February 2016 he served as Chief Financial Officer and Executive Vice President at MedAssets, Inc. (NASDAQ: MDAS), a healthcare performance improvement company. From 2005 through 2010, he served as Chief Financial Officer and Executive Vice President of Intergraph Corporation (NASDAQ: INGR), a global provider of engineering and geospatial software. Prior to joining Intergraph Corporation, he served as Chief Financial Officer for Harland Financial Solutions, Inc., a software division of John H. Harland Company. Previously, Mr. Colaluca also served as Chief Financial Officer for Solution 6 North America, and Chief Financial Officer for Computer Management Sciences Inc., a NASDAQ-listed company that was later acquired by Computer Associates. Earlier in his career, he was a senior manager with KPMG LLP and a certified public accountant in the State of New York. Mr. Colaluca currently serves on the board of directors of Feeding Northeast Florida. He previously served as a director of Tekelec (NASDAQ: TKLC) and member of its audit and compensation committees from February 2011 until the company was taken private in January 2012.
Mr. Colaluca is qualified to serve as a director due to his extensive financial and operational experience in both public and privately owned multi-national technology businesses.
Paul D. Emery has served as a member of our Board since the closing of the Transactions in October 2020, and has served as a director of MultiPlan Parent since June 2016. Mr. Emery currently serves as a Director of Hellman & Friedman. Prior to joining Hellman & Friedman in 2010, Mr. Emery worked as an investment banker in the power and utilities department of Morgan Stanley & Co. He currently serves on the board of directors of Hub International Limited.
Mr. Emery is qualified to serve as a director due to his financial expertise and capital markets experience, as well as the experience gained from advising or serving as a director of multiple Hellman & Friedman portfolio companies.
C. Martin Harris, MD, MBA has served as a member of our Board since January 1, 2021. Dr. Harris currently serves as Associate Vice President of the Health Enterprise and Chief Business Officer at the Dell Medical School at The University of Texas at Austin. Previously, he was CIO and Chairman of the Information Technology Division, as well as a Staff Physician at The Cleveland Clinic Foundation Department of General Internal Medicine. He also served as a Staff Physician for the Cleveland Clinic Hospital. Dr. Harris currently serves on the board of directors of Thermo Fisher Scientific (NYSE: TMO), Invacare Corporation (NYSE: IVC) and Colgate-Palmolive Company (NYSE: CL) and served on the board of directors of HealthStream, Inc. (NASDAQ: HSTM) from September 8, 2010 through February 26, 2021.
Dr. Harris is qualified to serve as a director due to his experience in the healthcare industry as a leader of healthcare organizations and also his expertise in the use of information technology in the healthcare industry, as well as his board-level experience from his many years served on public company boards in the healthcare industry.
Julie D. Klapstein has served as a member of our Board since November 19, 2020. Ms. Klapstein was the founding Chief Executive Officer of Availity, LLC, a health information network optimizing the automated delivery of critical business and clinical information among healthcare stakeholders. She served as Availity’s Chief Executive Officer and board member from 2001 to 2011. She also served as the interim Chief Executive Officer at Medical Reimbursements of America, Inc., a private company, from February 2017 to June 2017. Ms. Klapstein has more than 30 years of experience in the healthcare information technology industry including executive roles at healthcare companies including Phycom, Sunquest Information Systems, SMS’ Turnkey Systems Division and GTE Health Systems. Her early career with AT&T Information Systems also focused on the healthcare industry. Ms. Klapstein currently serves on the boards of: Amedisys (NASDAQ:AMED) on the Quality and Governance committees and chair of the Compensation committee; NextGen Healthcare (NASDAQ:NXGN) on the Audit and Compensation

committees; Oak Street Health (NYSE:OSH) on the Compliance committee and chair of the Compensation committee; and Revcore, a private company on the board of directors.
Ms. Klapstein is qualified to serve as a director due to her extensive experience in the healthcare and healthcare technology industries, having served in executive capacities for multiple healthcare technology companies, as well as her public company board experience.
Michael S. Klein has served as a member of our Board since the Churchill IPO, and previously served as Churchill’s Chief Executive Officer and President. Mr. Klein is also the Chief Executive Officer and Chairman of the board of directors of Churchill Capital Corp II, Churchill Capital Corp IV, Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Capital Corp VII, which are blank check companies whose sponsors are an affiliate of M. Klein and Company, LLC. Mr. Klein is currently a Director of Credit Suisse Group AG and Credit Suisse AG.
Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed in 2018. Churchill Capital Corp merged with Clarivate Analytics in May 2019, and Mr. Klein currently serves on the board of directors of Clarivate Analytics. Mr. Klein is the founder and senior member of M. Klein and Company, which he founded in 2012. M. Klein and Company is a global strategic advisory firm that provides its clients a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi.
Mr. Klein is qualified to serve as a director due to his significant investment banking and advisory experience, including for companies in information services.
P. Hunter Philbrick has served as a member of our Board since the closing of the Transactions in October 2020, and has served as a director of MultiPlan Parent since June 2016. Mr. Philbrick has served as a Partner at Hellman & Friedman since January 2013. Prior to joining Hellman & Friedman in 2003, Mr. Philbrick worked as an investment banker in the mergers, acquisitions and restructuring and general industrial departments of Morgan Stanley & Co. He currently serves as a member of the board of directors of Vantage Group Holdings, Ltd., PPD, Inc. and Hub International Limited. Mr. Philbrick was formerly a director of Change Healthcare Inc. (formerly Emdeon) (NASDAQ: CHNG), GeoVera Insurance Holdings Ltd., and Sedgwick Inc.
Mr. Philbrick is qualified to serve as a director due to his finance and capital markets experience as well as insight into the healthcare industry, gained from advising and serving as a director of multiple Hellman & Friedman portfolio companies.
Allen R. Thorpe has served as a member of our Board since the closing of the Transactions in October 2020, and has served as a director of MultiPlan Parent since June 2016. Mr. Thorpe has served as a Partner of Hellman & Friedman LLC , a private equity firm, since January 2004 and leads the firm’s New York office. Prior to joining Hellman & Friedman in 1999, Mr. Thorpe was a vice president with Pacific Equity Partners in Australia, a private equity firm, and was a manager at Bain & Company, Inc., a management consulting firm. He currently serves on the board of directors of PPD, Inc. (NASDAQ: PPD) and Edelman Financial Engines LLC. Mr. Thorpe also previously served as Chairman of Sheridan Healthcare, Inc., a director of Change Healthcare Inc. (NASDAQ: CHNG), Mitchell International Inc., Artisan Partners Asset Management Inc. (NYSE: APAM), the lead independent director of LPL Financial Holdings Inc. (NASDAQ:LPLA), and a member of the advisory board of Grosvenor Capital Management Holdings, LLP, among others.
Mr. Thorpe is qualified to serve as a director due to his extensive knowledge of the healthcare industry as well as financial and corporate governance experience gained through years of serving as a director of multiple Hellman & Friedman portfolio companies.

William L. Veghte has served as a member of our Board since the closing of the Transactions in October 2020, and is an operating partner of Churchill with extensive management and operating experience in the consumer and enterprise technology sectors. Mr. Veghte is the Founder & Chief Executive Officer of Athene Partners, a U.S.-based advisory company that partners with CEOs and investors of technology companies to accelerate their growth and transformations. Mr. Veghte previously served as CEO and Director of SurveyMonkey. Mr. Veghte also served as an Executive Vice President and General Manager of the Hewlett-Packard Company Enterprise Business from 2013 to 2015 and Chief Operating Officer of Hewlett-Packard from 2012 to 2013. Prior to Hewlett-Packard, Mr. Veghte spent nearly two decades at Microsoft, where he held a wide range of leadership positions including Senior Vice President of Windows Business, Server Business and led Microsoft’s North American Sales, Services and Marketing. Mr. Veghte currently serves on the board of directors of Embroker Insurance Services, LLC and previously served on the board of directors of Xero Limited (ASX: XRO), Turbonomic, Inc. and View, Inc.
Mr. Veghte is qualified to serve as a director due to his extensive financial and operational experience in both public and privately owned multi-national technology businesses.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Board Structure
Our Board consists of eleven members:
Class I directors:   Paul D. Emery, C. Martin Harris, Mark H. Tabak (Chairperson) and William L. Veghte;
Class II directors:   Glenn R. August, Richard D. Clarke, Julie D. Klapstein and P. Hunter Philbrick; and
Class III directors:   Anthony Colaluca, Jr., Michael S. Klein and Allen R. Thorpe (Lead Director).
Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2021, 2022 and 2023, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board.
The Board has determined that each of Messrs. August, Clarke, Colaluca, Emery, Harris, Philbrick, Thorpe and Veghte and Ms. Klapstein are independent directors under applicable SEC and NYSE rules.
Lead Independent Director
Our Corporate Governance Guidelines (the “Corporate Governance Guidelines”) provide that the roles of Chairperson of the Board and Chief Executive Officer may be separated or combined. In the event that the roles are combined, the Corporate Governance Guidelines provide for the naming of a lead independent director (the “Lead Director”). In accordance with the Corporate Governance Guidelines, since Mr. Tabak, our Chief Executive Officer, is serving as Chairperson of the Board, the Board appointed Mr. Thorpe as Lead Director.
As Lead Director, Mr. Thorpe will help coordinate the efforts of the independent directors and Non- Employee Directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management.
The Lead Director has the following authority:
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preside over all meetings of the Board at which the Chairperson is not present, including meetings of the Non-Employee Directors which are to be held at least quarterly;

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assist in scheduling Board meetings and approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

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request the inclusion of certain materials for Board meetings;

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approve of all information sent to the Board;

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communicate to the Chief Executive Officer, together with the Chairperson of the compensation committee, the results of the Board’s evaluation of Chief Executive Officer performance;

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collaborate with the Chief Executive Officer on Board meeting agendas and approve such agendas;

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collaborate with the Chief Executive Officer in determining the need for special meetings of the Board;

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provide leadership and serve as temporary Chairperson of the Board or Chief Executive Officer in the event of the inability of the Chairperson of the Board or Chief Executive Officer to fulfill his/her role due to crisis or other event or circumstance which would make leadership by existing management inappropriate or ineffective, in which case the Lead Director shall have the authority to convene meetings of the full Board or management;

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serve as the liaison for stockholders who request direct communications with the Board;

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act as the liaison between the Non-Employee Directors and the Chairperson of the Board, as appropriate;

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call meetings of the Non-Employee Directors when necessary and appropriate;

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recommend to the Board, in concert with the chairpersons of the respective Board committees, the retention of consultants and advisors who directly report to the Board, including such independent legal, financial or other advisors as he or she deems appropriate, without consulting or obtaining the advance authorization of any officer of the Company; and

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such additional duties and authority as our Board may otherwise determine and delegate.

The Board currently combines the role of Chairperson of the Board with the role of Chief Executive Officer, coupled with a Lead Director position to further strengthen the governance structure. Our Board believes this provides an efficient and effective leadership model for the Company. Combining the Chairperson and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy.
Role of the Board in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including the risks described above under the heading “Risk Factors.” Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management of the Company. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
A copy of the Corporate Governance Guidelines is available on our investor relations website.
Committees of the Board of Directors
The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules, the rules of NYSE and

Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Both our compensation committee and nominating and corporate governance committee are composed solely of independent directors. Because of Mr. Emery’s relationship with H&F, our Board has determined that Mr. Emery may be considered an “affiliated person” of the Company and therefore may not qualify as an independent member of the audit committee under the current NYSE listing rules and Rule 10A-3 of the Exchange Act. As such, in accordance with the applicable phase-in rules, Ms. Klapstein replaced Mr. Emery as a member of the audit committee prior to the one year anniversary of the Churchill IPO.
Each committee operates under a charter that was approved by the Board. The charter of each committee is available on our investor relations website.
Audit Committee
The members of our audit committee are Messrs. Clarke and Colaluca and Ms. Klapstein, and Mr. Colaluca serves as chair of the audit committee. As discussed above, Mr. Emery has moved to an observer status with respect to the audit committee; as a result, he may still attend meetings but in a non-voting capacity. Each member of the audit committee is financially literate and the Board has determined that Mr. Colaluca and Ms. Klapstein each qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
Our audit committee is directly responsible for, among other things:
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appointing, retaining, compensating and overseeing the work of our independent registered public accounting firm;

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assessing the independence and performance of the independent registered public accounting firm;

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reviewing with our independent registered public accounting firm the scope and results of the firm’s annual audit of our financial statements;

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overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we will file with the SEC;

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pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

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reviewing policies and practices related to risk assessment and management;

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reviewing our accounting and financial reporting policies and practices and accounting controls, as well as compliance with legal and regulatory requirements;

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reviewing, overseeing, approving or disapproving any related-person transactions;

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reviewing with our management the scope and results of management’s evaluation of our disclosure controls and procedures and management’s assessment of our internal control over financial reporting, including the related certifications to be included in the periodic reports we will file with the SEC; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters, or other ethics or compliance issues.

Compensation Committee
The members of our compensation committee are Messrs. Clarke, Colaluca and Philbrick, and Mr. Philbrick serves as chair of the compensation committee. Our compensation committee is responsible for, among other things:
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reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;

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acting as an administrator of our equity incentive plans;

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reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and

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establishing and reviewing general policies relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Messrs. August, Philbrick and Thorpe, and Mr. Thorpe serves as chair of the nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:
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identifying and recommending candidates for membership on our Board, including the consideration of nominees submitted by stockholders, and to each of the Board’s committees;

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reviewing and recommending our corporate governance guidelines and policies;

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reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;

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overseeing and setting compensation for our directors, including approval of performance-based compensation by reference to corporate goals and objectives resolved by the Board from time to time;

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overseeing the process of evaluating the performance of our Board; and

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assisting our Board on corporate governance matters.

Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all employees, officers and directors of the Company, as well as to the Company’s agents, representatives and consultants. The Code of Ethics was adopted to reflect what the Company considers to be current best practices and policies for an operating company.
The Code of Ethics is available on our investor relations website. If any substantive amendments to the Code of Ethics are made or any waivers are granted, including any implicit waiver, from a provision of the Code of Ethics, to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, we will disclose the nature of such amendment or waiver on our investor relations website, www.investors.multiplan.us, or in a Current Report on Form 8-K.
Corporate Governance Documents
You can learn more about our corporate governance by visiting www.investors.multiplan.us where you will find the following documents under “Governance — Governance Documents”:
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Audit Committee Charter;

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Code of Ethics;

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Compensation Committee Charter;

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Corporate Governance Guidelines; and

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Nominating and Corporate Governance Committee Charter.

The Company’s stockholders may obtain printed copies of these documents by writing to MultiPlan Corporation, Corporate Secretary, 16 Crosby Drive, Bedford, MA 01730-1402.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, as a member of the Board or compensation committee of any entity that has one or more officers serving on our Board. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Compensation of Directors
For information on director compensation, see the section titled “Executive Compensation — Director Compensation.”

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation for the fiscal year ended December 31, 2020 that we provided to each person who served as our principal executive officer or principal financial officer during 2020 and our three other most highly compensated executive officers employed at the end of 2020, all of whom we refer to collectively as our named executive officers.
Our named executive officers for the fiscal year ended December 31, 2020 were as follows:
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Mark H. Tabak, our Chief Executive Officer;

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David L. Redmond, our Executive Vice President & Chief Financial Officer;

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Dale A. White, our President, Payor Markets;

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Michael C. Kim, our Senior Vice President & Chief Information Officer; and

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Jeffrey A. Doctoroff, our Senior Vice President, General Counsel & Secretary.

Executive Compensation Objectives and Philosophy
The goal of our executive compensation program is to create long-term value for our investors while at the same time rewarding our executives for superior financial performance and encouraging them to remain with us for long, productive careers. We believe the most effective way to achieve this objective is to design an executive compensation program rewarding the achievement of specific annual financial goals and aligning executives’ interests with those of our investors by further rewarding performance above established goals. We use this philosophy as the foundation for evaluating and improving the effectiveness of our executive pay program. The following are the core elements of our executive compensation philosophy:
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Market Competitive:   Compensation levels and programs for executives, including the named executive officers, should be competitive relative to the marketplace in which we operate. It is important for us to leverage an understanding of what constitutes competitive pay in our market and build unique strategies to attract the high caliber talent we require to manage and grow MultiPlan;

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Performance-Based:   A significant portion of executive compensation should be performance- based pay that is “at risk,” based on financial goals, which reward both organizational and individual performance;

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Investor Aligned:   Incentives should be structured to create alignment between executives and investors; and

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Financially Efficient:   Pay programs and features should attempt to minimize the impact on our earnings and maximize our tax benefits, all other things being equal.

By incorporating these elements, we believe our executive compensation program is responsive to our investors’ objectives and effective in attracting, motivating and retaining the level of talent necessary to grow and manage our business successfully.
Process for Determining 2020 Compensation
The Compensation Committee of the Board of Directors of MultiPlan Parent determined the compensation of our named executive officers. The Compensation Committee assessed the performance of Mr. Tabak, our Chief Executive Officer, during 2019, and established a compensation structure aimed at ensuring that a substantial portion of Mr. Tabak’s compensation would be directly linked to his individual performance and the performance of our business. As discussed under “— Employment Agreements with Named Executive Officers,” we entered into an employment agreement with our Chief Executive Officer as well as certain of our named executive officers, which addresses certain elements of their compensation and benefit packages.
In determining the compensation of each of our named executive officers other than the Chief Executive Officer, the Compensation Committee sought the input of the Chief Executive Officer. The Chief

Executive Officer provided recommendations to the Compensation Committee regarding the compensation of the other named executive officers. The performance of our named executive officers is reviewed at least annually by the Compensation Committee, with assessments provided by the Chief Executive Officer on all of our named executive officers (other than the Chief Executive Officer), and the Compensation Committee determines each named executive officer’s compensation at least annually. The Chief Executive Officer is not, however, involved in decisions regarding his own compensation.
In determining compensation levels for our named executive officers, the Compensation Committee considered each named executive officer’s particular position and responsibility and relied upon the judgment and experience of its members, including their knowledge of competitive compensation levels in our industry. We believe that compensation should be competitive with compensation for executive officers in similar positions and with similar responsibilities in our marketplace. Although the Compensation Committee did not retain its own compensation consultant or review survey or other publicly available benchmark data specific to each named executive officer in 2020, MultiPlan, in making the compensation recommendation submitted to Compensation Committee for review and approval, took into consideration its general understanding of current compensation practices, along with several different factors, including the individual’s performance, scope of responsibilities, depth and breadth of overall leadership experience, and the importance of the position to achieving our strategies. In alignment with the considerations described above, the Compensation Committee determined the total amount of compensation for our named executive officers, and the allocation of total compensation among each of our three main components of compensation described below.
Considerations in Setting 2020 Compensation
The 2020 compensation of our named executive officers was set taking into account the named executive officers’ contributions to company-wide operating results and their individual performance objectives. The total 2020 compensation opportunity for our named executive officers was designed to be competitive and based on actual achievement because a significant percentage of total compensation in 2020 was allocated to variable compensation, paid only upon achievement of MultiPlan’s performance objectives.
Our compensation program provides increased pay opportunity correlated with superior performance. When evaluating base salary, the Compensation Committee reviews, among other factors, our overall financial and operating performance in the prior year as well as individual performance and the performance of the divisions, business units or departments for which a named executive officer is responsible. The annual bonus plan was designed to emphasize and reward the named executive officers for corporate performance and hold them accountable for overall company results.
Elements of 2020 Compensation Program
The 2020 executive compensation program consisted of the following elements: base salary annual incentive compensation and long-term equity incentive compensation in the form of Class B Units, which are profits interests with a distribution threshold of fair market value on the date of grant (or deal price for those units granted in connection with the closing of the original transaction (the “Original Closing”)). Each element, which is further discussed below, is intended to reward and motivate executives in different ways consistent with MultiPlan’s overall guiding principles for compensation (as described above). In addition to these key compensation elements, the named executive officers are provided certain other compensation. See “— Other Compensation.”
We believe that offering each of the components of our executive compensation program is necessary to remain competitive in attracting and retaining talented executives. Base salaries are designed to reward executives for their performance and our short-term performance and to attract and retain individuals with superior talent. The annual incentive program promotes our near-term performance objectives and rewards individual contributions to the achievement of those objectives. We believe that providing long-term incentive compensation ensures that our executives have a continuing stake in our long-term success and have incentives to increase our equity value. Total compensation for each named executive officer is reviewed annually to ensure that the proportions of the executive’s short-term incentives and long-term incentives are properly balanced.
The components of incentive compensation (the annual incentive awards) are significantly “at risk,” as the degree to which the annual incentive bonuses are paid and the performance vesting and the intrinsic value of the equity awards all depend on the extent to which certain of our operating and financial goals are achieved. When reviewing compensation levels, each component of compensation is reviewed independently, and the total pay package is reviewed in the aggregate. In 2020, approximately 48% of total cash compensation (comprised of base salary and target annual incentive award) for executive officers was “at risk.”
Base Salary
Our base salary is designed to recognize the duties and responsibilities of each executive officer and the experience, knowledge, ability and skill of the named executive officer that holds each such position. The base salaries are an important component of our executive compensation program and are critical in attracting and retaining executive talent. The named executive officers’ base salaries were initially set in their employment agreement or offer letter, as applicable, and are reviewed each year. In setting annual base salaries, the Compensation Committee takes into consideration our overall financial and operating performance in the prior year, our company-wide target for base salary increases for all employees, its members’ knowledge of market and competitive salary information, inflation, changes in the scope of an executive officer’s job responsibilities, other components of compensation and other relevant factors. The Compensation Committee also reviews each named executive officer’s individual performance and the performance of the divisions, business units or departments for which that person is responsible. For named executive officers other than the Chief Executive Officer, the Compensation Committee receives an evaluation from the Chief Executive Officer on that person’s performance and a recommendation for a salary adjustment. In 2020, in recognition of their performance, each of our named executive officers received a 2% base salary increase.
The base salary for each of the named executive officers during 2020 was as follows:
Name	2020 Base Salary
Mr. Tabak	$875,308
Mr. Redmond	$573,071
Mr. White	$475,597
Mr. Kim .	$399,396
Mr. Doctoroff	$354,270
Annual Incentive Compensation
In addition to receiving base salaries, each of the named executive officers is eligible to receive an annual incentive payment each year pursuant to our annual bonus plan. Our annual bonus plan is designed to create a link between executive compensation and MultiPlan’s annual performance and to reward the named executive officers when we meet our annual performance goals. As such, the annual incentive amount actually received by each named executive officer pursuant to our annual bonus plan is tied to our EBITDA performance during the year.
2020 Annual Incentive Opportunity.   For 2020, the targeted annual incentive payout for each of the named executive officers represented a percentage of the named executive officer’s base salary, which the executive could earn based upon MultiPlan achieving an EBITDA target of $797.9 million for 2020, as approved by MultiPlan Parent’s board of directors (the “MultiPlan Parent Board”). The annual incentive opportunity provided for no payout if target was not achieved and no additional payout was available if actual results exceeded target.

The target incentive payout amounts for each of the named executive officers were as follows:
Name	Annual Incentive Target % of Base Salary	Base Salary	Annual Incentive Target Payout
Mr. Tabak	125%	$875,308	$1,094,135
Mr. Redmond	100%	$573,071	$573,071
Mr. White	100%	$475,597	$475,597
Mr. Kim	50%	$399,396	$199,698
Mr. Doctoroff	50%	$354,270	$177,135
Actual 2020 Annual Incentive Payout.   For 2020, MultiPlan Parent did not achieve its target EBITDA needed to fund the Annual Incentive Plan. However, in light of the extraordinary circumstances impacting employees in 2020, including the COVID-19 pandemic and the shift to work-from-home, the Committee determined that the achievements met in the 2020 calendar year should be recognized and rewarded with the payment of bonuses to all eligible employees, including the named executive officers, paid in December 2020. The Compensation Committee determined it was appropriate to award discretionary bonuses of $1,094,135, $573,071, $475,597, $200,000 and $177,135, respectively, to Mr. Tabak, Mr. Redmond, Mr. White, Mr. Kim and Mr. Doctoroff. The discretionary bonuses were awarded based on their outstanding contributions to the Company in their respective roles for the year.
Long-Term Equity Incentive Compensation
In 2016, following our acquisition by Hellman & Friedman, certain directors and key executives, including the named executive officers, were granted long-term equity incentive awards designed to promote our interests and incentivize them to remain in our service. These long-term equity incentive awards were granted to our named executive officers in the form of Class B Units in Holdings.
The Class B Units were “profits interests” under U.S. federal income tax law having economic characteristics similar to stock appreciation rights (i.e., representing the right to share in any increase in the equity value of Holdings that exceeds a specified threshold). The Class B Units were divided into Time- Vesting Class B Units (60% of the Class B Units granted) (the “Time Vested Units”) and Performance-Vesting Class B Units (40% of the Class B Units granted) (the “Performance Vested Units”). Unvested Class B Units were not entitled to distributions from Holdings.
The specific sizes of the Class B Unit grants made to our named executive officers were determined in consideration of Hellman & Friedman’s practices with respect to management equity programs at other private companies in its portfolio and the executive officer’s position and level of responsibilities with us.
For a discussion of the vesting and other terms of the Class B Units, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Class B Unit Awards.”
Other Compensation
Benefits
We provide various employee benefit programs to our named executive officers, including medical, vision, dental, life insurance, accidental death & dismemberment, long-term disability, short-term disability, health savings accounts and wellness programs. These benefit programs are generally available to all of our U.S.-based employees.
These benefits are provided to the named executive officers to eliminate potential distractions from performing their regular job duties. We believe the cost of these programs is counterbalanced by an increase in productivity by the executives receiving access to them.
Defined Contribution Plan
We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and that we refer to as the “401(k) Retirement Savings Plan” or the “401(k) Plan.” The 401(k) Plan is offered on a nondiscriminatory basis to our full-time regular employees, including our named executive officers, and our eligible part-time and temporary employees.

Subject to certain limitations imposed by the Code, the 401(k) Plan permits eligible employees to defer receipt of portions of their eligible compensation by making contributions, including after-tax Roth contributions and catch-up contributions.
We provide matching contributions to the 401(k) Plan in an amount equal to 50% of each participant’s contribution up to a maximum of 5% of the participant’s annual eligible salary, subject to certain other limits. Participants are 100% vested in their individual contributions and vest 20% per year of credited vesting service in the matching contributions until they are 100% vested in matching contributions at the completion of the fifth year of credited vesting service. Participants receive one year of vesting service for each plan year in which they have at least 1,000 hours of service, commencing after the first anniversary of employment.
We believe that matching contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax- deferred basis and to achieve financial security, thereby promoting retention.
Severance Arrangements
MultiPlan believes that reasonable and appropriate severance benefits are necessary in order to be competitive in MultiPlan’s executive attraction and retention efforts. As discussed below, the employment agreements we enter into with our named executive officers provide for certain payments, rights and benefits to the named executive officers upon certain qualifying terminations from MultiPlan. See “— Potential Payments upon Termination or Change in Control” below for a description of these benefits.
Clawback Policy
We have adopted an Incentive Compensation Clawback Policy in order to help ensure that incentive compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets. If the Compensation Committee determines, in its discretion, that incentive compensation of a covered employee, including all current and former executive officers, was overpaid, in whole or in part, as a result of a restatement of our or any of our segments’ reported financial results due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed, directly or indirectly, by a covered employee’s fraud, willful misconduct, or gross negligence, the Compensation Committee will review the incentive compensation paid, granted, vested, settled, or accrued based on the prior inaccurate results. To the extent practicable, and as permitted by and consistent with applicable law, the Compensation Committee will determine, in its discretion, whether to seek to recover or cancel the difference between (i) any incentive compensation paid, granted, vested, settled or accrued based on the belief that we or the segment had met or exceeded performance targets that would not have been met had the financial information been accurate, and (ii) the incentive compensation in which the covered employee would have been paid or awarded based on the accurate financial information or restated results, as applicable. If the Compensation Committee determines, in its discretion, that a covered employee has engaged in any Detrimental Activity (as defined in the MultiPlan Corporation 2020 Omnibus Incentive Plan), the Compensation Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such covered employee’s incentive compensation or (ii) forfeiture by the covered employee of any gain realized on the vesting or exercise of or of any payment in connection with any incentive compensation.
In addition, our 2020 Omnibus Incentive Plan contains clawback provisions that all awards made under the plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with any clawback, forfeiture or other similar policy adopted by us or as otherwise required by law. To the extent that an award recipient receives any amount in excess of the amount that such award recipient should otherwise have received under the terms of an award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the award recipient will be required to repay any such excess amount to us.
Tax and Accounting Implications
We operate our compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”).

Actions Taken in Connection with the Transactions
Transaction Bonuses
The Compensation Committee approved a transaction bonus pool to be paid to certain employees after consummation of the Transactions, in recognition of their efforts in connection with the completion of the Transactions. In connection with the completion of the Transactions, each of Messrs. Tabak, Redmond and White received a $4 million transaction bonus and Mr. Tabak was granted authority to allocate up to an aggregate amount of $8 million to general employees, excluding executive officers and holders of Class B Units.
Treatment of Equity Incentive Awards in Connection with the Transactions
The Transactions constituted a Qualifying Liquidity Event (as defined in the named executive officer’s award agreement). Accordingly, all of the Class B Units vested in connection with the Transactions. In addition, the Transactions resulted in a Residual Unit Adjustment (as defined in the limited partnership agreement of Holdings) and accordingly all outstanding vested Class B Units received distributions in respect of any unallocated Class B Units under the 2016 Plan on a pro rata basis.
Summary Compensation Table
The following table summarizes the total compensation earned during the last two fiscal years by the named executive officers.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Mr. Tabak	2020	872,976	5,094,135	—	—	—	—	7,125	5,974,236
Chief Executive Officer	2019	858,145	—	—	—	—	—	7,000	865,145
Mr. Redmond	2020	571,342	4,573,071	—	—	—	—	7,125	5,151,538
Executive Vice President & Chief Financial Officer	2019	561,834	—	—	—	—	—	7,000	568,834
Mr. White	2020	474,163	4,475,597	—	—	—	—	7,125	4,956,885
President, Payor Markets	2019	466,272	—	—	—	—	—	7,000	473,272
Mr. Kim	2020	398,191	200,000	—	—	—	—	7,125	605,316
Senior Vice President & Chief Information Officer	2019	391,565	175,000	—	—	—	—	7,000	573,565
Mr. Doctoroff	2020	353,201	177,135	—	—	—	—	7,125	537,461
Senior Vice President & General Counsel	2019	347,323	150,000	—	—	—	—	7,000	504,323

(1)
The amounts in the “Salary” column represent the base salary earned by each named executive officer.

(2)
Bonus amounts in 2020 and 2019 include discretionary bonuses paid to the named executive officer based on outstanding contributions to the Company in the year paid and in 2020 includes a $4 million transaction bonus paid to each of Messrs. Tabak. Redmond and White in recognition of their efforts in connection with the completion of the Transactions. For additional information, see “Compensation Discussion and Analysis — Annual Incentive Compensation” and “— Actions Taken in Connection with the Transactions — Transaction Bonuses.”

(3)
The amounts in the “All Other Compensation” column represent MultiPlan contributions to our 401(k) Plan.

Grants of Plan-Based Awards in 2020
The following table provides information with respect to grants of plan-based awards to our named executive officers during 2020.
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Mr. Tabak	—	$1,094,135	—
Mr. Redmond	—	$573,071	—
Mr. White	—	$475,597	—
Mr. Kim	—	$199,698	—
Mr. Doctoroff	—	$177,135	—

(1)
The amounts reported in this column reflect the cash incentive award opportunity under our 2020 Annual Incentive Plan, the terms of which are summarized under “— Compensation Discussion and Analysis — Annual Incentive Compensation” above. Based on 2020 results, MultiPlan did not achieve its target EBITDA needed to fund the 2020 Annual Incentive Plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements with Named Executive Officers
Messrs. Tabak, Redmond and White have entered into employment agreements with MultiPlan and Holdings. The employment agreements provide the terms of the named executive officer’s compensation, including severance compensation and benefits in the event of a termination of employment, and contain restrictive covenants. MultiPlan and Holdings do not have employment agreements with Messrs. Kim or Doctoroff.
Mr. Tabak
MultiPlan and Holdings are party to an employment agreement with Mr. Tabak, dated May 5, 2016 (the “Tabak Employment Agreement”). The Tabak Employment Agreement provides for an initial five-year term, beginning on June 7, 2016, with automatic renewal of the employment term for successive one-year periods thereafter. During the term of the Tabak Employment Agreement, Mr. Tabak is expected to serve as Chief Executive Officer of MultiPlan and is entitled to:
•
an annual base salary of $804,705, subject to adjustment by the MultiPlan Parent Board from time to time (for fiscal 2020 Mr. Tabak’s base salary was $875,308); provided that no decrease may be made except a proportionate decrease made in connection with MultiPlan-wide salary reductions for senior executives, as determined by the MultiPlan Parent Board; and

•
an annual bonus opportunity with a target amount equal to 125% of his annual base salary, with the annual bonus awards opportunity based on the achievement of performance goals established by the MultiPlan Parent Board in consultation with Mr. Tabak.

For a description of the restrictive covenants contained in Mr. Tabak’s employment agreement and payments and benefits to which Mr. Tabak would be entitled under his employment agreement in connection with a qualifying termination, see “— Potential Payments upon Termination or Change in Control” below.
Mr. Redmond
MultiPlan and Holdings are party to an employment agreement with Mr. Redmond, dated May 5, 2016 (the “Redmond Employment Agreement”). The Redmond Employment Agreement provides for an initial five-year term, beginning on June 7, 2016, with automatic renewal of the employment term for successive one-year periods thereafter. During the term of the Redmond Employment Agreement, Mr. Redmond is expected to serve as Executive Vice President and Chief Financial Officer of MultiPlan and is entitled to:
•
an annual base salary of $526,847, subject to adjustment by the MultiPlan Parent Board from time to time (for fiscal 2020, Mr. Redmond’s base salary was $573,071); provided that no decrease may be made except a proportionate decrease made in connection with MultiPlan-wide salary reductions for senior executives, as determined by the MultiPlan Parent Board; and

•
an annual bonus opportunity with a target amount equal to 100% of his annual base salary, with the annual bonus awards opportunity based on the achievement of performance goals established by the MultiPlan Parent Board in consultation with Mr. Redmond.

For a description of the restrictive covenants contained in Mr. Redmond’s employment agreement and payments and benefits to which Mr. Redmond would be entitled under his employment agreement in connection with a qualifying termination, see “— Potential Payments upon Termination or Change in Control” below.
Mr. White
MultiPlan and Holdings are party to an employment agreement with Mr. White, dated May 5, 2016 (the “White Employment Agreement”). The White Employment Agreement provides for an initial five-year term, beginning on June 7, 2016, with automatic renewal of the employment term for successive one-year periods thereafter. During the term of the White Employment Agreement, Mr. White was initially expected to serve as Executive Vice President of Sales and Marketing of MultiPlan but was promoted to President, Payor Markets in fiscal 2020. Pursuant to his Employment Agreement, Mr. White is entitled to:
•
an annual base salary of $382,315, subject to adjustment by the MultiPlan Parent Board from time to time (for fiscal 2020, Mr. White’s base salary was $475,597); provided that no decrease made be made except a proportionate decrease made in connection with MultiPlan-wide salary reductions for senior executives, as determined by the MultiPlan Parent Board; and

•
an annual bonus opportunity with a target amount equal to 100% of his annual base salary, with the annual bonus awards opportunity based on the achievement of performance goals established by the MultiPlan Parent Board.

For a description of the restrictive covenants contained in Mr. White’s employment agreement and benefits to which Mr. White would be entitled under his employment agreement in connection with a qualifying termination, see “— Potential Payments upon Termination or Change in Control” below.
Terms of Class B Unit Awards
In 2016, each of the named executive officers received grants of Class B Units in Holdings. The grants consisted of Time Vested Units and Performance Vested Units. As a condition to receiving the awards, each of the named executive officers was required to enter into a board agreement, unitholder agreement and become a party to the limited partnership agreement of Holdings. These agreements generally govern the executives’ rights with respect to the Class B Units. The Transactions constituted a Qualifying Liquidity Event (as defined in the award agreement). Accordingly, all of the Class B Units vested in connection with the Transaction.
Time Vested Units
The Time Vested Units vested and became exercisable 25% on the first anniversary of the grant date set forth in the applicable award agreement and the remainder vested pro rata in monthly installments over a three-year period, subject to the applicable named executive officer’s continued employment with Holdings or its subsidiaries on each applicable vesting date.
Performance Vested Units
The Performance Vested Units were subject to a five-year performance-based vesting schedule, with 12.5% of the Performance Vested Units eligible to vest on December 31, 2016, 25% of the Performance

Vested Units eligible to vest on December 31, 2017, 2018 and 2019 fiscal years, and 12.5% of the Performance Vested Units eligible to vest on December 31, 2020, subject to the achievement of annual fiscal year target EBITDA and/or cumulative target EBITDA targets by Holdings, as set forth in the applicable award agreement.
If actual EBITDA for a given fiscal year during the performance period was greater than 95% but less than 100% of the target EBITDA for such year, a number of Performance Vested Units vested on the applicable vesting date for such year in an amount equal to (x) the number of Performance Vested Units that would have vested during such year had the target EBITDA been achieved multiplied by (y) a fraction, the numerator of which is equal to the percentage of the target EBITDA actually achieved minus 95% and the denominator of which is equal to 5%.
If either 100% of the target EBITDA or the cumulative target EBITDA was not achieved in a given fiscal year, but 100% of the cumulative target EBITDA was achieved or exceeded in any subsequent year during the award’s applicable performance period, then on the applicable vesting date for such subsequent year, any previously unvested Performance Vested Units that were outstanding and were eligible to vest in any prior year but did not due to 100% of the target EBITDA or the cumulative target EBITDA not being achieved in such prior year vested as a result of the EBITDA achievement associated with the subsequent year.
Return-Based Vesting
Upon the occurrence, on or before the end of the award’s applicable performance period, of either (i) a recapitalization or (ii) the sale or disposition of securities of the entity resulting from a reorganization, conversion, redomiciliation, distribution, exchange or other transaction undertaken in preparation for an initial public offering (the “IPO Corporation”) on or following an initial public offering, and as a result of such event in clause (i) or (ii), the H&F Investors (as defined in the limited partnership agreement of Holdings) realize certain multiple of money and internal rate of return targets that occurs (i) prior to the named executive officer’s termination or (ii) solely with respect to Messrs. Tabak, Redmond and White, within 180 days following such named executive officer’s termination without “cause” or for “good reason” (each as defined in the named executive officer’s employment agreement) (the “Tail Period”), all Performance Vested Units that were outstanding and unvested were to vest.
Call Rights
In connection with the grant of Class B Units, each named executive officer became a party to a unitholders agreement, under which Holdings had the right to repurchase vested Class B Units held by each named executive officer in connection with any termination of employment or the breach of any restrictive covenants applicable to the named executive officer (the “Call Right”). The purchase price payable for Class B Units repurchased upon exercise of the Call Right would have been the fair market value of such Class B Units, except with respect to exercise of the Call Right in connection with any termination for cause or in connection with a breach of restrictive covenants, in which case, the Class B Units would have been forfeited for no consideration.
Forfeiture and Acceleration
Other than the potential vesting that may have occurred in connection with certain termination or other events, all unvested Class B Units would have been forfeited upon a termination of employment. For a description of the terms of the acceleration of the Class B Units that occurred in connection with the Transactions, see “— Potential Payments upon Termination or Change in Control” below.
Outstanding Equity Awards at 2020 Year End
As a result of the Transactions, there were no outstanding equity awards held by the named executive officers as of December 31, 2020. The vesting terms of the Class B Units are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Class B Unit Awards.”
Option Exercises and Stock Vested During Fiscal Year 2020
The following table includes information regarding the amounts realized by our named executive officers upon vesting of Class B Units during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Tabak	27,878	34,088,138
Mr. Redmond	18,585	22,725,426
Mr. White	18,585	22,725,426
Mr. Kim	1,021	1,248,150
Mr. Doctoroff	1,021	1,248,150

(1)
Value realized upon vesting of Time Vested Units and the accelerated vesting of the Performance Vested Units is based on the value received in connection with the Transactions.

Pension Benefits and Nonqualified Deferred Compensation
Our named executive officers do not participate in any pension or nonqualified deferred compensation plans and received no pension benefits or nonqualified deferred compensation during the year ended December 31, 2020.
Potential Payments upon Termination or Change in Control
Severance Benefits upon Termination
Messrs. Tabak, Redmond and White
The severance payments and benefits due to Messrs. Tabak, Redmond and White in connection with certain terminations of employment with MultiPlan are set forth in their respective employment agreements.
Pursuant to the respective employment agreements of Messrs. Tabak, Redmond and White, in the event of a termination of employment by MultiPlan without “cause” (as defined in the respective employment agreement), by the named executive officer for “good reason” (each, as defined in the respective employment agreement), as a result of non-extension of the term of the employment agreement by MultiPlan or, solely with respect to Messrs. Tabak and Redmond, by the named executive officer without “good reason” upon a “change in control” (as defined in the respective employment agreement), in each case, subject to the named executive officer’s execution of a general release of claims in favor MultiPlan and continued compliance with the restrictive covenants set forth in the employment agreement, the named executive officer will receive: (i) a cash payment equal to: with respect to Messrs. Tabak and Redmond, two times the sum of the named executive officer’s annual base salary and target bonus opportunity, in each case, as in effect on the date of termination, payable in 24 equal monthly installments, with respect to Mr. Tabak, or in a lump sum, with respect to Mr. Redmond; with respect to Mr. White, the sum of the named executive officer’s annual base salary and target bonus opportunity, payable in 12 equal monthly installments, (ii) payment of, or reimbursement for, COBRA premiums for a period ending on the earlier of 18 months following the termination date and the date the named executive officer obtains other employment that offers group health benefits, and, (iii) solely with respect to Mr. Tabak, a pro rata (based on the number of days employed by MultiPlan) cash payment equal to the greater of Mr. Tabak’s target bonus opportunity as in effect on the date of termination and Mr. Tabak’s annual bonus in respect of the prior fiscal year, payable in a lump sum on the 30th day following the date of termination.
Pursuant to the terms of their respective employment agreements, Messrs. Tabak, Redmond and White are subject to non-competition and non-solicitation covenants that apply during their employment and 24 months (with respect to Messrs. Tabak and Redmond) or 18 months (with respect to Mr. White) following termination of employment with MultiPlan, as well as indefinite covenants of confidentiality and non-disparagement.
Messrs. Kim and Doctoroff
Pursuant to his offer letter with MultiPlan, Inc., dated June 25, 2014, in the event of a termination of employment by MultiPlan without “cause,” Mr. Doctoroff would be entitled to a severance payment equal to six months of base salary. Pursuant to company policy, in the event of a termination of employment by

MultiPlan without “cause,” each of Messrs. Kim and Doctoroff, would be entitled to six months’ salary continuation and payment of, or reimbursement for, COBRA premiums for a period ending on the earlier of 18 months following the termination date and the date the named executive officer obtains other employment that offers group health benefits.
Assuming a termination of employment effective as of December 31, 2020 (i) by us without cause (including non-extension of the term of the named executive officer’s employment agreement, if applicable) or (ii) by the executive for good reason (solely for Messrs. Tabak, Redmond and White), each of the specified named executive officers in the table below would have received the following severance payments and benefits:
Name	Payment Type	Termination Without Cause or for Good Reason (Including Non- Extension of Term)(6) ($)	Termination Without Good Reason Upon a Change in Control ($)
Mr. Tabak .	Cash Severance(1)	5,033,021	5,033,021
	Benefit Continuation(2)	37,900	37,900
	Total	5,070,921	5,070,921
Mr. Redmond	Cash Severance(3)	2,292,284	2,292,284
	Benefit Continuation(2)	37,900	37,900
	Total	2,330,184	2,330,184
Mr. White	Cash Severance(4)	951,194	—
	Benefit Continuation(2)	37,900	—
	Total	989,094	—
Mr. Kim	Cash Severance(5)	199,698	—
	Benefit Continuation(2)	35,092	—
	Total	234,790	—
Mr. Doctoroff	Cash Severance(5)	177,135	—
	Benefit Continuation(2)	48,612	—
	Total	225,747	—

(1)
Amount represents (i) 2.0 times annual base salary and target bonus opportunity for 2020 and (ii) Mr. Tabak’s target bonus opportunity for 2020 (representing the greater of Mr. Tabak’s target bonus opportunity for 2020 and Mr. Tabak’s annual bonus in respect of 2019).

(2)
Amounts represent monthly payments equal to the COBRA premiums required for 18 months.

(3)
Amount represents 2.0 times annual base salary and target bonus opportunity for 2020.

(4)
Amount represents 1.0 times annual base salary and target bonus opportunity for 2020.

(5)
Amount represents 0.5 times annual base salary for 2020.

(6)
Only Messrs. Tabak, Redmond and White are eligible for special termination benefits upon resignation for good reason.

Accelerated Vesting of Equity Awards Upon Termination
As a result of the Transactions, there were no outstanding equity awards held by the named executive officers as of year-end 2020; therefore, there would have been no accelerated vesting or other impact related to equity awards in the event of termination of employment on December 31, 2020.
Actual Payments to Named Executive Officers as a Result of the Accelerated Vesting of Class B Units in 2020
In connection with any transaction or series or related transactions involving (i) the sale of all or substantially all of the assets of Holdings on a consolidated basis to a person, or group of persons, other than (A) the H&F Investors and their affiliates or (B) a distribution of IPO Corporation to the unitholders of Holdings as part of an IPO Conversion (as defined in the unitholders agreement) or following an initial public offering, (ii) a merger, reorganization, consolidation or other similar corporate transaction in which the outstanding voting securities of Holdings are exchanged for securities of the successor entity and the holders of the voting securities of Holdings immediately prior to such transaction do not own a majority of the outstanding voting securities of the successor entity immediately upon completion of such transaction or (iii) the direct or indirect sale (whether by sale, merger or otherwise) of all or a majority of the voting securities of Holdings to a person, or group of persons, other than the H&F Investors and their affiliates (such transaction, a “Liquidity Event”) occurring prior to a termination of employment, all unvested Time Vested Units vest immediately prior to such Liquidity Event. Solely with respect to Messrs. Tabak, Redmond and White, in connection with a Liquidity Event occurring during the Tail Period, (i) all Tail Time Units (as defined below) vest immediately prior to such Liquidity Event and (ii) the value of any distributions and dividends, as applicable, that would have otherwise been received with respect to such Tail Time Units from the date of such termination through but not including the applicable Liquidity Event, that would be paid to, or received by, the named executive officer in such Liquidity Event.
Solely in the event of a Qualifying Liquidity Event and prior to the named executive officer’s termination, all unvested Performance Vested Units vest immediately prior to such Liquidity Event. In addition, solely with respect to Messrs. Tabak, Redmond and White if such Qualifying Liquidity Event occurs during an applicable Tail Period, the named executive officer is entitled to (i) vesting of all Tail Performance Units immediately prior to a Qualifying Liquidity Event and (ii) the value of any distributions and dividends, as applicable, that would have otherwise been received with respect to such Tail Performance Units from the date of such termination through but not including the applicable Liquidity Event, that would be paid to, or received by, the named executive officer in such Liquidity Event. In addition, for purposes of the vesting and forfeiture of the Tail Performance Units, to the extent that a definitive agreement for a Liquidity Event transaction is entered into on or prior to the end of the performance period that has not been completed or terminated prior to December 31, 2020, such transaction will be deemed to be a Qualifying Liquidity Event with respect to Class B Units held by the named executive officers upon the closing of the transaction, and if such transaction terminates without closing, the applicable Tail Period shall terminate on the date of such termination.
Residual Unit Adjustment in Connection with a Liquidity Event
In the event of a distribution occurring on or after the occurrence of a Liquidity Event, the amount distributed shall be calculated as if all Residual Units (defined below) had been issued in connection with Original Closing and were outstanding and vested at the time of the distribution. “Residual Units” means the aggregate number of Class B Units equal to the sum of (i) (x) the aggregate number of Class B Units reserved for issuance under the 2016 Plan as of the Original Closing (i.e., 343,114 Class B Units) that were never issued prior to the first Liquidity Event minus (y) phantom units that have been issued or reserved for issuance under the 2016 Plan that reduce the plan unit reserve of the 2016 Plan on a one-for-one basis, plus (ii) the number of phantom units that were never issued prior to the first Liquidity Event plus (iii) the aggregate number of Class B Units and phantom units that were issued and did not vest and were forfeited solely due to a termination of employment and were not subsequently reissued. The amounts that would have been distributed to the Residual Units if they were outstanding at the time of the distribution will be allocated and paid on a pro rata basis to outstanding vested Class B Units who are otherwise receiving distributions. The named executive officers therefore are entitled to receive such distributions with respect to Residual Units on a pro rata basis with respect to their outstanding vested Class B Units following the occurrence of a Liquidity Event.
The Transactions constituted a Liquidity Event under the terms of the Class B Units. The following table sets forth the amounts the named executive officers received from such accelerated vesting on October 7, 2020. The amounts shown in the table do not include amounts that may have been payable to a named executive officer upon the sale of his vested equity pursuant to the exercise of call rights.
Name	Equity Award	Liquidity Event/Qualifying Liquidity Event ($)(1)
Mr. Tabak	Performance Vested Units	26,221,645
Mr. Redmond	Performance Vested Units	17,481,097
Mr. White	Performance Vested Units	17,481,097
Mr. Kim	Performance Vested Units	891,536
Mr. Doctoroff	Performance Vested Units	891,536

(1)
Amounts reported reflect full accelerated vesting of the Performance Vested Units. The amounts reported are based upon the value received in connection with the Transactions.

Director Compensation
2020 Director Compensation
Prior to the Transactions, the Company’s non-employee director compensation policy provided for cash and equity compensation to be paid or made, as applicable, to each member of our board of directors who was not either (i) an employee of us or any parent or subsidiary of us, or (ii) an employee of Hellman & Friedman or its affiliates (excluding portfolio companies). Richard Clarke was our only director who qualified for and received compensation under this policy prior to the Transactions. Under our non-employee director compensation policy, Mr. Clarke was entitled to receive an annual retainer of $200,000, paid in quarterly installments.
None of our directors receive separate compensation for attending meetings of our board of directors or any committees thereof. All directors are reimbursed for travel and other expenses directly related to director activities and responsibilities.
Director Compensation following the Transactions
On October 8, 2020, our board of directors approved new annual cash and equity retainers to be paid to Non-Employee Directors. We will not pay any compensation to a director who is not a Non-Employee Director.
Each Non-Employee Director is entitled to receive an annual cash retainer of $100,000, payable quarterly in four equal installments of $25,000 each. In addition, each Non-Employee Director is entitled to receive an annual restricted stock unit award with respect to a number of shares of our Class A common stock having an aggregate grant date fair market value of $100,000. Provided that the director has not undergone a termination prior to the applicable vesting date, 100% of the units will vest on the earlier of (i) the first anniversary of the director’s applicable vesting commencement date and (ii) the first regularly scheduled annual meeting of the stockholders of the Company following the date of grant; provided, however, that the units will, to the extent not vested, become fully vested if the director’s service to the Company terminates (other than for Cause in connection with or following a Change in Control) or if the director voluntarily resigns other than when grounds for Cause exist, then a pro-rated number of units will vest upon the date such resignation.
The chairpersons and members of the following committees will receive the additional fixed annual cash retainers (payable in quarterly installments in arrears) listed below.
Committee	Committee Member Retainer	Committee Chair Retainer
Audit Committee	$12,500	$25,000
Compensation Committee	$10,000	$20,000
Nominating and Corporate Governance Committee	$7,500	$15,000
All directors, including our Non-Employee Directors, are reimbursed for travel and other expenses directly related to director activities and responsibilities. Notwithstanding the foregoing, any member of the Board that is entitled to the above compensation may elect to forego all or a portion of such compensation from time to time by giving notice to the General Counsel of the Company. Until otherwise notified to the General Counsel of the Company, each of Messrs. Emery, Philbrick and Thorpe have elected to forego their right to such compensation.
Director Compensation Table
The following table summarizes compensation paid to each Non-Employee Director during 2020.
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	All Other Compensation ($)	Total ($)
Mr. August	26,875	66,667	—	93,542
Mr. Clarke	230,625(4)	66,667	—	297,292
Mr. Colaluca	33,750	66,667	—	100,417
Dr. Harris (5)	—	—	—	—

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	All Other Compensation ($)	Total ($)
Ms. Klapstein (6)	14,063	58,333	—	72,396
Mr. Klein	25,000	66,667	—	91,667
Mr. Veghte	25,000	66,667	—	91,667

(1)
Excludes Messrs. Emery, Philbrick and Thorpe, who have elected to forego their right to director compensation.

(2)
Represents aggregate grant date fair value of awards computed in accordance with Topic 718. For additional information see Note 15 Stock-Based Compensation to our consolidated financial statements included elsewhere in this prospectus.

(3)
The aggregate number of restricted stock units held by each non-employee director as of December 31, 2020 was as follows:

Name	Aggregate Unvested Unit Awards Outstanding
Mr. August	7,293
Mr. Clarke	7,293
Mr. Colaluca	7,293
Dr. Harris	—
Ms. Klapstein	6,382
Mr. Klein	7,293
Mr. Veghte	7,293

(4)
Includes compensation paid to or earned by Mr. Clarke in 2020 prior to the Transactions.

(5)
Dr. Harris was elected to the Board effective January 1, 2021.

(6)
Ms. Klapstein was elected to the Board effective November 19, 2020.

Certain Relationships and Related Party Transactions
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, including employment, termination of employment and change in control arrangements, which are described where required under “Executive Compensation”. We believe the terms of the transactions described below were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Churchill Related Party Transactions
In December 2019, the Sponsor purchased an aggregate of 17,250,000 shares of Churchill’s Class B common stock for an aggregate purchase price of $25,000, or approximately $0.001 per share. On February 12, 2020, Churchill effected a stock dividend of one-third of a share for each outstanding share of Churchill’s Class B common stock and on February 13, 2020, Churchill effected a stock dividend of approximately 0.1957 shares of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, resulting in 27,500,000 shares of Churchill’s Class B common stock. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares of common stock upon completion of Churchill IPO. In connection with the Transactions, the Sponsor’s 27,500,000 shares of Churchill’s Class B common stock were converted into shares of our Class A common stock. In addition, the Sponsor agreed to transfer 375,000 shares of our Class A common stock to William Veghte, who was appointed to our Board upon the consummation of the Transactions.
The Sponsor purchased an aggregate of 23,000,000 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of Churchill IPO. As such, the Sponsor’s interest in the Churchill IPO was valued at $23,000,000, based on the number of Private Placement Warrants purchased. Each Private Placement Warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment.
Glenn R. August, Michael Eck, Bonnie Jonas and Karen G. Mills, each of whom was a director of Churchill, has an indirect economic interest in the founder shares and Private Placement Warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In addition, Jeremy Abson may be deemed to have an indirect economic interest in the founder shares and Private Placement Warrants purchased by the Sponsor as a result of TBG having membership interests in the Sponsor, and Mr. Abson’s affiliation with such entity.
Churchill engaged KG to act as Churchill’s financial advisor in connection with the Transactions and as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, Churchill paid KG a transaction fee of $15,000,000 and a placement fee of $15,500,000. The engagement was terminated in full upon completion of the Mergers. Therefore, KG and Michael Klein had financial interests in the completion of the Mergers in addition to the financial interest of the Sponsor. The engagement of KG and the payment of the fees described above were approved by Churchill’s audit committee and the Churchill Board in accordance with Churchill’s related persons transaction policy. KG directed Churchill to pay a portion of such fees totaling $8 million to Project Isaiah, a philanthropic entity formed to provide meals in underserved communities in the United States impacted by the COVID-19 crisis of 2020. Michael Klein is the Chairman of Project Isaiah.
On July 12, 2020, Churchill issued a Sponsor Note in the principal amount of $1,500,000 to the Sponsor. The Sponsor Note bore no interest and was repayable in full upon the closing of Mergers. The Sponsor elected to convert the unpaid balance of the Sponsor Note into 1,500,000 Working Capital Warrants. The terms of such Working Capital Warrants are identical to the terms of the Private Placement Warrants held by the Sponsor. The proceeds of the Sponsor Note were used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
PIPE Investment
Funds affiliated with certain members of the Churchill Board invested in the PIPE Investment, including the following:
•
Garden State invested an aggregate of $85,000,000 in the Common PIPE Investment. Michael Klein manages and has an ownership interest in Garden State.

•
TBG invested an aggregate of $45,000,000 in the Common PIPE Investment. Jeremy Abson is the president of TBG.

•
Oak Hill Advisors Entities invested an aggregate of (i) $25,000,000, in the Common PIPE Investment and (ii) $500,000,000 in the Convertible PIPE Investment. Glenn R. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors, L.P.

The Common PIPE Investment was issued to Garden State, TBG and Oak Hill Advisors Entities on the same terms and conditions as all other Common PIPE Investors and the Convertible PIPE Investment was issued to Oak Hill Advisors Entities on the same terms and conditions as all other Convertible PIPE Investors.
Holdings Board Structure and Voting
The business and affairs of Holdings were managed by a board of directors (the “Holdings Board”). The governance documents of Holdings provided that, prior to an initial underwritten public offering of equity securities of Holdings or one of its subsidiaries that directly or indirectly holds substantially all of the operating assets of Holdings and its subsidiaries, among other things, certain investors would be entitled to nominate or appoint members of the Holdings Board and the boards of directors of certain subsidiaries of Holdings.
On July 12, 2020, Holdings entered into a Plan of Liquidation and Dissolution and Distribution Agreement, which, among other things, provides for (i) the wind up of business affairs of Holdings, (ii) on the day prior to the Closing Date, the distribution by Holdings of beneficial ownership of its MultiPlan Parent stock to Holdings’ equityholders, and (iii) on the Closing Date, the receipt and distribution by Holdings, as agent on behalf of Holdings’ equityholders, of the Closing Merger Consideration to Holdings’ equityholders. In connection with the consummation of the Transactions, this process was carried out and Holdings was dissolved.
The Transactions
On July 12, 2020, Churchill entered into the Merger Agreement with MultiPlan Parent, Holdings, First Merger Sub and Second Merger Sub, which among other things, provides for (i) First Merger Sub to be merged with and into MultiPlan Parent with MultiPlan Parent surviving the First Merger and (ii) MultiPlan Parent to be merged with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Churchill.
On October 8, 2020, the Transactions were consummated and, in accordance with the terms of the Merger Agreement.
In connection with the consummation of the Transactions:
•
$1,521,000,000 in cash was paid to Holdings on behalf of Holdings’ equityholders as the Closing Cash Consideration;

•
Churchill issued 415,700,000 shares of its Class A common stock as Closing Share Consideration;

•
8,693,855 shares of Churchill’s Class A common stock were redeemed for an aggregate of $87.2 million, or approximately $10.03 per share, paid from the Churchill trust account;

•
Churchill issued and sold to the Common PIPE Investors, (x) 130,000,000 shares of Churchill’s Class A common stock at a purchase price of $10.00 per share for aggregate proceeds of $1,300,000,000, (y) warrants to purchase 6,500,000 shares of Churchill’s Class A common stock and (z) an additional 2,050,000 shares of Churchill’s Class A common stock in lieu of an original issue discount;

•
Churchill issued and sold to the Convertible PIPE Investors $1,300,000,000 in aggregate principal amount of Senior Convertible PIK Notes, with an original issue discount of $32,500,000, for aggregate proceeds of $1,267,500,000;

•
the Senior PIK Notes were redeemed in full for a total redemption price of $1,237.6 million (which includes accrued interest through October 7, 2020);

•
all of Churchill’s 27,500,000 outstanding shares of Class B common stock were converted into shares of Churchill’s Class A common stock on a one-for-one basis;

•
Churchill paid KG a transaction fee of $15,000,000 and a placement fee of $15,500,000, all of which was paid in cash; and

•
Sponsor elected to convert the full balance of the Sponsor Note, in the principal amount of $1,500,000, into 1,500,000 Working Capital Warrants.

Investor Rights Agreement
MultiPlan, the Sponsor, Holdings, H&F and certain other parties thereto have entered into the Investor Rights Agreement, pursuant to which such stockholders will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. Certain parties to the Investor Rights Agreement, including the Sponsor and H&F, have agreed not to sell, transfer, pledge or otherwise dispose of shares of our Class A common stock and certain warrants they hold or receive for certain time periods specified therein.
Capital Market Advisory Fee
In connection with the Transactions, Credit Suisse Securities (USA) LLC was engaged by Churchill as a capital markets advisor. Pursuant to the engagement, Credit Suisse Securities (USA) LLC was paid $2 million upon the Closing. Mr. Klein is a director of Credit Suisse Group AG and Credit Suisse AG, which are affiliates of Credit Suisse Securities (USA) LLC.
Services Provided by P. Galant & Associates, LLC
In connection with the Transactions, P. Galant & Associates, LLC (“PG&A”) was engaged as an advisor by Churchill. Pursuant to the engagement, upon closing of the Transactions, PG&A was paid an aggregate of $2.2 million. PG&A is an affiliate of Paul Galant, one of our executive officers.
Arrangements with Beneficial Owners of Holdings
In connection with the 2016 acquisition of the Company by H&F, certain other investors and certain members of management, the General Partner and Holdings entered into a unitholders agreement and a limited partnership agreement of Holdings, in each case with H&F, the GIC Investor, the LGP investors, each of C.V. Starr & Co., Partners Group (USA) Inc. and Cohen Private Ventures, LLC (collectively, the “Rollover Investors”), certain members of management, and certain other investors (the “Unitholders”). The unitholders agreement contains agreements with respect to, among other things, election of directors as referred to above, participation rights in equity and debt offerings, rights and restrictions relating to the issuance or transfer of units, including tag-along rights and drag-along rights, registration rights, information rights, indemnification rights, expense reimbursement and corporate governance provisions. The limited partnership agreement of Holdings sets forth, among other things, the class and type of units held by each Unitholder and the respective rights of each Unitholder to receive distributions of cash or other property of Holdings.
Upon the consummation of the Transactions, the unitholders agreement was terminated.
For the three years ended December 31, 2020, MultiPlan reimbursed expenses and paid consulting fees to affiliates of H&F in an aggregate amount of $0.1 million.
Transactions with Change Healthcare Inc.
MultiPlan is party to certain ordinary course commercial arrangements with Change Healthcare Inc., which was an affiliate of H&F. During the years ended December 31, 2018, 2019 and 2020, MultiPlan paid Change Healthcare Inc. $5.0 million, $3.8 million and $2.0 million, respectively, for services rendered. In addition, during the years ended December 31, 2018, 2019 and 2020, MultiPlan Parent recognized revenue from Change Healthcare Inc. of $2.4 million, $2.4 million and $2.0 million, respectively, for use of MultiPlan’s healthcare cost management solutions.
Services Provided by Hub International Limited
During the three years ended December 31, 2020, MultiPlan has obtained insurance policies through Hub International Limited, which is an affiliate of H&F. As the insurance broker for such policies, Hub

International Limited may have received commissions from the insurance carriers with which MultiPlan’s insurance policies were placed in excess of $120,000.
Services Provided by Good Harbor Security Risk Management LLC
MultiPlan is party to certain ordinary course commercial arrangements with Good Harbor Security Risk Management LLC, which is an affiliate of Richard Clarke, who was a member of the Holdings Board and is currently a member of the Board. For the three years ended December 31, 2020, MultiPlan paid Good Harbor Security Risk Management LLC an aggregate amount of $0.1 million in consulting and other fees.
Other Related Party Transactions
In the ordinary course of business, MultiPlan has in the past and may in the future enter into commercial arrangements with other entities that are affiliated with members of the Board, H&F, the Rollover Investors, the GIC Investor, the Sponsor, Green Equity Investors, Oak Hill Advisors Entities, Partners Group Entities and The PIF.
Related-Party Transaction Policy
We have adopted a formal written policy that applies to our executive officers, directors, holders of more than five percent of any class of our voting securities and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons. Such persons will not be permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent members of our Board in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 5, 2021 by:
•
each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;

•
each of our named executive officers and directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.
The beneficial ownership of our common stock is based on 668,923,984 shares of common stock issued and outstanding, excluding 9,132,164 shares held by the Company as treasury shares.
Beneficial Ownership Table
Name and Address of Beneficial Owner(1)	Number of Shares	Percent Owned
Five Percent Holders:
Churchill Sponsor III LLC(2)	52,000,000	7.8%
GIC Investor(3)	49,612,794	7.4%
Green Equity Investors(4)	38,449,957	5.7%
H&F Investors(5)	215,514,491	32.2%
Magnetar Financial LLC(6)	35,748,476	5.3%
Oak Hill Advisors Entities(7)	41,937,815	6.3%
The Public Investment Fund of The Kingdom of Saudi Arabia(8)	61,750,000	9.2%
T. Rowe Price Associates(9)	33,996,887	5.1%
Named Executive Officers and Directors:
Mark H. Tabak(10)	13,890,202	2.1%
David L. Redmond	1,832,682	*
Dale A. White	8,066,106	1.2%
Jeffrey A. Doctoroff	301,464*
Michael C. Kim	301,464*
Glenn R. August(11)(12)	41,937,815	6.3%
Richard A. Clarke	—	—
Anthony Colaluca Jr	—	—
Paul D. Emery(13)	—	—
C. Martin Harris	—	—
Julie D. Klapstein	—	—
Michael S. Klein(2)(14)	52,000,000	7.8%
P. Hunter Philbrick(13).	—	—
Allen R. Thorpe(13)	—	—
William L. Veghte(11)	—	—
All executive officers and directors as a group (16 persons)	118,358,283	17.7%

*
Less than 1%.

(1)
Unless otherwise noted, the address of each of the following entities or individuals is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003.

(2)
Interests shown consist of (i) 27,500,000 shares of Class A common stock and (ii) warrants to purchase 24,500,000 shares of Class A common stock (including warrants issued in satisfaction of the Note to purchase 1,500,000 shares of Class A common stock). Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. 12,404,080 of such shares of Class A common stock and 4,800,000 of such warrants unvested as of October 8, 2020 and will revest at such time as, during the 4-year period starting on October 8, 2021 and ending on October 8, 2025, the closing price of our Class A common stock exceeds $12.50 for any 40 trading days in a 60 consecutive day period. The business address for Churchill Sponsor III LLC is 640 Fifth Avenue, 12th Floor, New York, New York 10019. Excludes 481,711 shares of our Class A common stock owned by M. Klein & Company LLC, an entity in which Mr. Klein has a minority interest.

(3)
Interests shown consist of 49,612,794 shares of Class A common stock held by Viggo Investment Pte. Ltd. (the “GIC Investor”). The GIC Investor shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(4)
Interests shown consist of 23,447,087 shares of Class A common stock held by Green Equity Investors VI, L.P., 13,992,386 shares of Class A common stock held by Green Equity Investors Side VI, L.P., 62,670 shares of Class A common stock held by LGP Associates VI-A LLC and 917,814 shares of Class A common stock held by LGP Associates VI-B LLC (each a “Green Equity Investor”) pursuant to a Schedule 13D filed by the Green Equity Investors on October 13, 2020 (the “GEI 13D”). Pursuant to the GEI 13D, voting and investment power with respect to the shares held by the Green Equity Investors is shared; voting and investment power may also be deemed to be shared with certain affiliated entities and investors whose holdings are included in the above amount; and each of the foregoing entities’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(5)
Interests shown consist of: (i) 1,712,045 shares of Class A common stock held by Music Investments, L.P. (“Music Investments”) pursuant to a Form 4 filed on December 8, 2020 (the “H&F Form 4”), and (ii) 112,593,413 shares of Class A common stock held by Hellman & Friedman Capital Partners VIII, L.P., 50,532,114 shares of Class A common stock held by Hellman & Friedman Capital Partners VIII (Parallel), L.P., 9,549,505 shares of Class A common stock held by HFCP VIII (Parallel-A), L.P. (“H&F Parallel-A”), 2,953,631 shares of Class A common stock held by H&F Executives VIII, L.P. and 496,709 shares of Class A common stock held by H&F Associates VIII, L.P. (collectively, the “H&F VIII Funds”) and 37,677,074 shares of Class A common stock held by H&F Polaris Partners, L.P. (“Polaris Partners” and, collectively with Music Investments and the H&F VIII Funds, the “H&F Investors”) pursuant to a Schedule 13D filed by the H&F Investors on October 13, 2020, as amended on November 16, 2020 (the “H&F 13D”). Pursuant to the H&F Form 4 and the H&F 13D: H&F Parallel-A is the managing member of Music Investments, GP, LLC, which is the general partner of Music Investments; H&F Polaris Partners GP, LLC (“Polaris Partners GP”) is the general partner of Polaris Partners; Hellman & Friedman Capital Partners VIII, L.P. is the managing member of Polaris Partners GP; Hellman & Friedman Investors VIII, L.P. (“H&F Investors VIII”) is the general partner of the H&F VIII Funds; H&F Corporate Investors VIII, Ltd. (“H&F VIII”) is the general partner of H&F Investors VIII; and as the general partner of H&F Investors VIII, H&F VIII may be deemed to have beneficial ownership of the shares beneficially owned by the H&F Investors. Voting and investment determinations with respect to shares held by the H&F Investors are made by the board of directors of H&F VIII, which consists of Philip U. Hammarskjold, David R. Tunnell and Allen R. Thorpe, and each of the members of the board of directors of H&F VIII disclaims beneficial ownership of such shares. The address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(6)
Pursuant to a Schedule 13G filed on February 16, 2021, interests shown are held for Magnetar

Constellation Master Fund, Ltd (“Constellation Master Fund”), Magnetar Constellation Fund II, Ltd (“Constellation Fund”), Magnetar Xing He Master Fund Ltd (“Xing He Master Fund”), Magnetar SC Fund Ltd (“SC Fund”), Magnetar Capital Master Fund Ltd (“Master Fund”), Purpose Alternative Credit Fund Ltd (“Purpose Fund”), all Cayman Islands exempted companies; Magnetar Structured Credit Fund, LP, (“Structured Credit Fund”), Magnetar Longhorn Fund LP (“Longhorn Fund”), both Delaware limited partnerships; Magnetar Lake Credit Fund LLC (“Lake Credit Fund) and Purpose Alternative Credit Fund — T LLC (“Purpose Fund — T”), Delaware limited liability companies; a certain Managed Account; collectively (the “Magnetar Funds and Account”). Magnetar Financial serves as the investment adviser to the Magnetar Funds and Account, and as such, Magnetar Financial exercises voting and investment power over the Shares held for the Magnetar Funds and Account’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Alec N. Litowitz. As of December 31, 2020, each of Magnetar Financial, Magnetar Capital Partners, Supernova Management and Mr. Litowitz held 35,748,476 Shares. The amount consists of (i) 12,509,770 Shares held for the account of Constellation Master Fund; (ii) 230,769 Shares held for the account of Master Fund; (iii) 4,833,562 Shares held for the account of Xing He Master Fund; (iv) 3,989,642 Shares held for the account of Constellation Fund; (v) 4,182,005 Shares held for the account of SC Fund; (vi) 4,038,111 Shares held for the account of Structured Credit Fund; (vii) 1,793,077 Shares held for the account of Longhorn Fund; (viii) 769,231 Shares held for the account of Lake Credit Fund; (ix) 986,154 Shares held for the account of Purpose Fund: (x) 493,077 Shares held of the account of Purpose Fund — T.; and (xi) 1,923,078 Shares held for the account of the Managed Account. The address of the principal business office of each of Magnetar Financial, Magnetar Capital Partners, Supernova Management, and Mr. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(7)
Interests shown are held by client accounts (each, an “Oak Hill Advisors Entity”) advised and/or managed by Oak Hill Advisors, L.P. or its affiliates. Interests shown consists of (i) 3,351,265 shares of Class A common stock, (ii) warrants to purchase 125,000 shares of Class A common stock and (iii) 38,461,550 shares of Class A common stock that may be acquired upon conversion of Senior Convertible PIK Notes. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $12.50 per share, subject to adjustment. The Senior Convertible PIK Notes are convertible into shares of Class A common stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments. The business address for the Oak Hill Advisors Entities is 1114 Avenue of the Americas, 38th Floor, New York, NY 10036.

(8)
Interests shown consists of (i) 51,250,000 shares of Class A common stock, (ii) warrants to purchase 2,500,000 shares of Class A common stock and (iii) option purchase warrants exercisable for 8,000,000 shares of Class A common stock held by The Public Investment Fund of The Kingdom of Saudi Arabia (“The PIF”) pursuant to a Schedule 13G, as amended, filed by The PIF on February 16, 2021 (“The PIF 13G”). Pursuant to The PIF 13G, the business address for The PIF is P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

(9)
Pursuant to a Schedule 13G filed on February 16, 2021, T. Rowe Price Associates, Inc. has sole voting power with respect to 12,497,462 of the indicated shares of Class A Common Stock and sole dispositive power with respect to all of these shares. T. Rowe Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to T. Rowe Price Associates may be revoked in whole or in part at any time.

(10)
Interests shown consist of: (i) 5,023,610 shares of Class A common stock held by Mr. Tabak; (ii) 4,433,296 shares of Class A common stock held by the Lauren Fass 2012 Dynasty Trust, dated July 11, 2012, of which Mr. Tabak’s spouse is the trustee; and (iii) 4,433,296 shares of Class A common stock held by the Lindsay Levin 2012 Dynasty Trust, dated July 11, 2012, of which Mr. Tabak’s spouse is the trustee.

(11)
Glenn R. August and William Veghte each have an economic interest (or deemed economic interest) in shares of our Class A common stock through their respective ownership of membership interests in Churchill Sponsor III LLC, but do not beneficially own any shares of our Class A common stock. The indirect ownership interest via Churchill Sponsor III LLC is reflected solely under the rows for Churchill Sponsor III LLC and its controlling person, Michael Klein. The economic interests (or deemed economic interests) of these individuals in the founder shares held by Churchill Sponsor III LLC are as shown below:
Founder Shares
Glenn R. August(A)	3,933,137
William L. Veghte	669,985

(A)
Reflects economic interests (or deemed economic interests) held on behalf of Oak Hill Advisors Entities.

(12)
Interests shown are held by Oak Hill Advisors Entities. As an advisor or manager to the Oak Hill Advisors Entities, Oak Hill Advisors, L.P. and/or its affiliates may be deemed to have the power to vote or direct the vote of, and the power to dispose or to direct the disposition of, the shares of Class A common stock owned by such entities. Oak Hill Advisors, L.P. and its affiliates are managed or otherwise controlled directly or indirectly by Glenn R. August, who is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors, L.P. The interests beneficially owned by the Oak Hill Advisors Entities may also be deemed to be beneficially owned by Mr. August, Oak Hill Advisors, L.P. and/or its affiliates. Mr. August, Oak Hill Advisors, L.P. and/or its affiliates disclaim beneficial ownership of shares of our Class A common stock beyond their respective pecuniary interest in the Oak Hill Advisors Entities for purposes of Section 16 under the Exchange Act.

(13)
Business address is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(14)
Michael S. Klein is the sole stockholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor III LLC. The shares beneficially owned by Churchill Sponsor III LLC may also be deemed to be beneficially owned by Mr. Klein. The business address for Mr. Klein is c/o Churchill Sponsor III LLC, 640 Fifth Avenue, 12th Floor, New York, New York 10019. Excludes 2,622,711 shares of our Class A common stock owned by M. Klein & Company LLC , an entity in which Mr. Klein has a minority interest.

Selling Securityholders
This prospectus relates to the resale by the Selling Securityholders from time to time of up to 576,882,592 shares of Class A common stock (including 23,000,000 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, 1,500,000 shares of Class A common stock that may be issued upon exercise of the Working Capital Warrants and 6,500,000 shares of Class A common stock that may be issued upon exercise of the PIPE Warrants) and warrants to purchase up to 24,500,000 shares of Class A common stock (consisting of the Private Placement Warrants and the Working Capital Warrants). The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants.
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock and warrants beneficially owned, the aggregate number of shares of Class A common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Class A common stock and warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. We have based percentage ownership on 668,923,984 shares of Class A common stock outstanding as of March 5, 2021. The amount of shares of common stock issued and outstanding excludes the 9,132,164 shares held by the Company as treasury shares.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”
Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003.

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering(1)		Securities Beneficially Owned After this Offering
Name of Selling Securityholder	Shares of Class A common stock(2)	Warrants(3)	Shares of Class A common stock	Warrants	Shares of Class A common stock(2)%		Warrants(3)%
30 MP Investment, LLC(4)	19,810,354	—	19,810,354	—	—	—	—	—
Alberta Investment Management Corporation(5)	5,246,614	—	1,755,000	—	3,491,614	*	—	—
Alyeska Investors(6)	726,878	—	125,000	—	601,878	*	—	—
BDG Enterprises, L.P.(7).	302,352	—	302,352	—	—	—	—	—
CCC-III Investments LLC(8)	10,600,000	—	10,600,000	—	—	—	—	—
Churchill Sponsor III LLC(9)	27,500,000	24,500,000	27,500,000	24,500,000	—	—	—	—
Dale White(10)	8,066,106	—	8,066,106	—	—	—	—	—
Darlington Investors(11) .	4,025,000	—	2,650,000	—	1,375,000	*	—	—
David L. Redmond(12)	1,832,682	—	1,832,682	—	—	—	—	—
David L. Redmond Children’s 2007 Irrevocable Trust(13)	5,911,061	—	5,911,061	—	—	—	—	—
FIAM Target Date Blue Chip Growth Commingled Pool By: Fidelity Institutional Asset Management Trust Company as Trustee(14)(15)	75,424	—	75,424	—	—	—	—	—
Fidelity Advisor Series I: Fidelity Advisor Equity Growth Fund(14)(16)	775,187	—	775,187	—	—	—	—	—
Fidelity Advisor Series I: Fidelity Advisor Series Equity Growth Fund(14)(17)	212,762	—	212,762	—	—	—	—	—
Fidelity Blue Chip Growth Commingled Pool By: Fidelity Management Trust Company, as Trustee (14)(18)	30,183	—	30,183	—	—	—	—	—
Fidelity Blue Chip Growth Institutional Trust By its manager Fidelity Investments Canada ULC(14)(19)	4,040	—	4,040	—	—	—	—	—
Fidelity Capital Trust: Fidelity Capital Appreciation Fund(14)(20)	1,117,158	—	1,117,158	—	—	—	—	—
Fidelity Hastings Street Trust: Fidelity Growth Discovery Fund(14)(21)	519,005	—	519,005	—	—	—	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(14)(22)	929,589	—	929,589	—		—	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund(14)(23)	64,655	—	64,655	—	—	—	—	—
Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund(14)(24)	212	—	212	—	—	—	—	—
Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund(14)(25)	298,568	—	298,568	—	—	—	—	—
Garden State Capital Partners LLC(26)	9,010,000	—	9,010,000	—	—	—	—	—
GIC Investor(27)	49,612,794	—	49,612,794	—	—	—	—	—
Green Equity Investors(28)	38,449,957	—	38,449,957	—	—	—	—	—
H&F Investors(29)	215,514,491	—	213,802,446	—	1,712,045	*	—	—
Integrated Core Strategies (US) LLC(30)	2,077,013	—	72,500	—	2,004,513	*	—	—

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering(1)		Securities Beneficially Owned After this Offering
Name of Selling Securityholder	Shares of Class A common stock(2)	Warrants(3)	Shares of Class A common stock	Warrants	Shares of Class A common stock(2)%		Warrants(3)%
Intrinsic Edge Capture, L.P.(31)	660,612	—	660,612	—	—	—	—	—
Lauren Fass 2012 Dynasty Trust(32)	4,433,296	—	4,433,296	—	—	—	—	—
L H Capital Markets, LLC(33)	1,100,000	—	100,000	—	1,000,000	*	—	—
Lindsay Levin 2012 Dynasty Trust(34)	4,433,296	—	4,433,296	—	—	—	—	—
Longfellow Investment Management Co., LLC(35)	1,289,750	—	1,219,000	—	70,750	*	—	—
Mark Tabak(36)	5,023,610	—	5,023,610	—	—	—	—	—
The Michael and Susan Dell Foundation(37)	5,300,000	—	5,300,000	—	—	—	—	—
Michael Ferrante(38)	4,534,383	—	4,534,383	—	—	—	—	—
MMCAP International Inc. SPC(39)	1,983,961	—	965,534	—	1,018,427	*	—	—
Moore Global Investments, LLC(40)	1,625,000	—	1,625,000	—	—	—	—	—
MSD Value Investments, L.P.(41)	5,300,000	—	5,300,000	—	—	—	—	—
Nomura Global Financial Products Inc.(42)	150,000	—	150,000	—	—	—	—	—
Oak Hill Advisor Entities(43)	2,650,000	—	2,650,000	—	—	—	—	—
Partners Group Entities(44)	30,309,824	—	30,309,824	—	—	—	—	—
Peridian Fund L P (45) .	687,266	—	687,266	—	—	—	—	—
The Public Investment Fund of The Kingdom of Saudi Arabia(46)	53,750,000	—	53,750,000	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(47)	3,847,500	—	1,060,000	—	2,787,500	*	—	—
SIH MPH Rollover Co, L.P.(48)	24,412,106	—	24,412,106	—	—	—	—	—
TBG AG(49) .	5,395,000	—	4,770,000	—	625,000	*	—	—
Tech Opportunities LLC(50)	810,000	—	810,000	—	—	—	—	—
UBS O’Connor(51)	3,517,251	—	250,000	—	3,267,251	*	—	—
Variable Insurance Products Fund III: Dynamic Capital Appreciation Portfolio(14)(52)	34,543	—	34,543	—	—	—	—	—
Variable Insurance Products Fund: Growth Portfolio(14)(53)	1,391,354	—	1,391,354	—	—	—	—	—
Additional Selling Securityholders(54)	4,765,736	—	4,765,736	—	—	—	—	—

*
Less than 1%.

(1)
The amounts set forth in this column are the number of shares of Class A common stock and warrants that may be offered for sale from time to time by each Selling Securityholder using this prospectus, consisting of (a) 415,700,000 shares of Class A common stock issued in connection with the Mergers, (b) 102,682,592 shares of Class A common stock issued in connection with the Common PIPE Investment, (c) 27,500,000 shares of Class A common stock issued upon the conversion of Churchill’s Class B common stock in connection with the Transactions and (d) 58,500,000 shares of our Class A common stock that may be issued upon exercise of the Private Placement Warrants, Working Capital Warrants and PIPE Warrants. These amounts do not represent any other shares of our Class A common stock or the Public Warrants (or shares of Class A common stock issuable upon exercise thereof) that the Selling Securityholder may own beneficially or otherwise.

(2)
Represents shares of Class A common stock, including the shares of Class A common stock underlying the Public Warrants, the Private Placement Warrants, the Working Capital Warrants and the PIPE Warrants.

(3)
Represents the Private Placement Warrants and Working Capital Warrants.

(4)
The business address of this Selling Securityholder is c/o Cohen Private Ventures, LLC, 55 Hudson Yards, 5th floor, New York, New York 1001. This Selling Securityholder is party to the Investor Rights Agreement.

(5)
Interests shown consist of 4,134,389 shares of Class A common stock, 1,024,725 shares of Class A common stock purchasable upon exercise of Public Warrants and 87,500 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 1600-10250 101 Street NW, Edmonton, Alberta T5J 3P4.

(6)
Interests shown consist of: (i) 4,776 shares of Class A common stock and 1,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Alyeska Master Fund 3, L.P. and (b) 597,102 shares of Class A common stock and 124,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Alyeska Master Fund, L.P. The business address of these Selling Securityholders is 77 W. Wacker, Suite 700, Chicago, Illinois, 60601.

(7)
The business address of this Selling Securityholder is c/o Brad Bassler, Manager, 2514 W. Prospect Road, Tampa, Florida 33629. This Selling Securityholder is party to the Investor Rights Agreement.

(8)
Interests shown consist of 10,100,000 shares of Class A common stock and 500,000 shares of Class A common stock purchasable upon the exercise of PIPE Warrants. The business address of this Selling Securityholder is 40 West 57th Street, New York, New York 10019.

(9)
Interests shown consist of 27,500,000 shares of Class A common stock, 23,000,000 shares of Class A common stock purchasable upon exercise of Private Placement Warrants and 1,500,000 shares of Class A common stock purchasable upon exercise of Working Capital Warrants. 12,404,080 of such shares of Class A common stock and 4,800,000 of such warrants unvested as of October 8, 2020 and will revest at such time as, during the 4-year period starting on October 8, 2021 and ending on October 8, 2025, the closing price of our Class A common stock exceeds $12.50 for any 40 trading days in a 60 consecutive day period. The business address for Churchill Sponsor III LLC is 640 Fifth Avenue, 12th Floor, New York, New York 10019. Michael Klein, who is a member of our Board of Directors, is the sole stockholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor III LLC. Churchill Sponsor III LLC is party to the Sponsor Agreement.

(10)
Mr. White is our Executive Vice President and Chief Revenue Officer. The business address for Mr. White is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. Mr. White is party to the Investor Rights Agreement.

(11)
Interests shown consist of: (i) 3,264,172 shares of Class A common stock, 248,534 shares of Class A common stock purchasable upon exercise of Public Warrants and 112,378 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Darlington Partners, L.P. and (ii) 360,828 shares of Class A common stock, 26,466 shares of Class A common stock purchasable upon exercise of Public Warrants and 12,622 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Darlington Partners II, L.P. The business address of these Selling Securityholders is 300 Drakes Landing Rd. Suite 250, Greenbrae, California 94904.

(12)
Mr. Redmond is our Executive Vice President and Chief Financial Officer. The business address for Mr. Redmond is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. Mr. Redmond is party to the Investor Rights Agreement.

(13)
The business address of this Selling Securityholder is c/o Brad Bassler, Trustee, 2514 W. Prospect Road, Tampa, Florida 33629. This Selling Securityholder is party to the Investor Rights Agreement.

(14)
These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, LLC (“FMR Co”), a wholly-owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(15)
Interests shown consist of 61,739 shares of Class A common stock and 13,685 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is State Street Bank & Trust, P.O. Box 5756, Boston, Massachusetts 02206, Attn: FLAPPER CO fbo FIAM Target Date Blue Chip Growth Commingled Pool.

(16)
Interests shown consist of 738,622 shares of Class A common stock and 36,565 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is M. Gardiner & Co, c/o JPMorgan Chase Bank, N.A., P.O. Box 35308, Newark, New Jersey 07101-8006.

(17)
Interests shown consist of 202,726 shares of Class A common stock and 10,036 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is The Northern Trust Company, Attn: Trade Securities Processing, 333 South Wabash Avenue — 32nd Floor, Chicago, Illinois 60604.

(18)
Interests shown consist of 25,009 shares of Class A common stock and 5,174 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is Mag & Co., c/o Brown Brothers Harriman & Co., Attn: Corporate Actions/Vault, 140 Broadway, New York, New York 10005.

(19)
Interests shown consist of 3,569 shares of Class A common stock and 471 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is State Street Bank & Trust, P.O. Box 5756, Boston, Massachusetts 02206, Attn: THISBE & Co: FBO Blue Chip Growth Institutional Trust.

(20)
Interests shown consist of 1,064,462 shares of Class A common stock and 52,696 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is Mag & Co., c/o Brown Brothers Harriman & Co., Attn: Corporate Actions/Vault, 140 Broadway, New York, New York 10005.

(21)
Interests shown consist of 494,524 shares of Class A common stock and 24,481 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is Mag & Co., c/o Brown Brothers Harriman & Co., Attn: Corporate Actions/Vault, 140 Broadway, New York, New York 10005.

(22)
Interests shown consist of 790,730 shares of Class A common stock and 138,859 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is M. Gardiner & Co, c/o JPMorgan Chase Bank, N.A., P.O. Box 35308, Newark, New Jersey 07101-8006.

(23)
Interests shown consist of 50,799 shares of Class A common stock and 13,856 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is The Northern Trust Company, Attn: Trade Securities Processing, 333 South Wabash Avenue — 32nd Floor, Chicago, Illinois 60604.

(24)
Interests shown consist of 212 shares of Class A common stock purchasable upon exercise of PIPE Warrants.The address of this Selling Securityholder is The Northern Trust Company, Attn: Trade Securities Processing, 333 South Wabash Avenue — 32nd Floor, Chicago, Illinois 60604.

(25)
Interests shown consist of 274,362 shares of Class A common stock and 24,206 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The address of this Selling Securityholder is State Street Bank & Trust, P.O. Box 5756, Boston, Massachusetts 02206, Attn: WAVECHART + CO fbo Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund.

(26)
Interests shown consist of 8,585,000 shares of Class A common stock and 425,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 640 Fifth Avenue, 12th Floor, New York, New York 10019. Michael Klein, who is a member of our Board of Directors, is the sole stockholder of M. Klein Associates, Inc., which is the managing member of Garden State Capital Partners LLC.

(27)
Interests shown consist of 49,612,794 shares of Class A common stock held by the GIC Investor. The GIC Investor shares the power to vote and the power to dispose of these shares with GIC SI, and GIC, both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. This Selling Securityholder is party to the Investor Rights Agreement.

(28)
Interests shown consist of 23,477,087 shares of Class A common stock held by Green Equity Investors VI, L.P., 13,992,386 shares of Class A common stock held by Green Equity Investors Side VI, L.P., 62,670 shares of Class A common stock held by LGP Associates VI-A LLC and 917,814 shares of Class A common stock held by LGP Associates VI-B LLC as reported in the GEI 13D. As reported by the Green Equity Investors in the GEI 13D, voting and investment power with respect to the shares held by the Green Equity Investors is shared. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors whose holdings are included in the above amount. Each of the foregoing entities’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025. The Green Equity Investors are party to the Investor Rights Agreement.

(29)
Interests shown consist of 112,593,413 shares of Class A common stock held by Hellman & Friedman Capital Partners VIII, L.P., 50,532,114 shares of Class A common stock held by Hellman & Friedman Capital Partners VIII (Parallel), L.P., 9,549,505 shares of Class A common stock held by HFCP VIII (Parallel-A), L.P., 2,953,631 shares of Class A common stock held by H&F Executives VIII, L.P. and 496,709 shares of Class A common stock held by H&F Associates VIII, L.P. and 37,677,074 shares of Class A common stock held by Polaris Partners pursuant to the H&F 13D. Pursuant to the H&F 13D: Polaris Partners GP is the general partner of Polaris Partners; Hellman & Friedman Capital Partners VIII, L.P. is the managing member of Polaris Partners GP; H&F Investors VIII is the general partner of the H&F VIII Funds; H&F VIII is the general partner of H&F Investors VIII; and as the general partner of H&F Investors VIII, H&F VIII may be deemed to have beneficial ownership of the shares beneficially owned by the H&F Investors. Pursuant to the H&F 13D, voting and investment determinations with respect to shares held by the H&F Investors are made by the board of directors of H&F VIII, which consists of Philip U. Hammarskjold, David R. Tunnell and Allen R. Thorpe, and each of the members of the board of directors of H&F VIII disclaims beneficial ownership of such shares. Pursuant to the H&F 13D, the address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105. These Selling Securityholders are party to the Investor Rights Agreement.

(30)
Interests shown consist of (i) 201,687 shares of Class A common stock purchasable upon exercise of Public Warrants and 72,500 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), (ii) 16,020 shares of Class A common stock purchasable upon exercise of Public Warrants held by Riverview Group, LLC (“Riverview Group”), (iii) 1,461,602 shares of Class A common stock and 50,000 shares of Class A common stock purchasable upon exercise of Public Warrants held by ICS Opportunities, Ltd. (“ICS Opportunities”) and (iv) 275,204 shares of Class A common stock held by ICS Opportunities II, LLC (“ICS Opportunities II”). Millennium International Management LP (“Millennium International Management”) is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Management LLC (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities or ICS Opportunities II, as the case may be. The address of this Selling Securityholder is c/o Millennium Management LLC, 666 Fifth Avenue, 8th Floor, New York, New York 10103.
(31)
Interests shown consist of 585,612 shares of Class A common stock and 75,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 180 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601.

(32)
Mr. Tabak’s spouse is the trustee of this trust. The business address for these Selling Securityholders is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. This Selling Securityholder is party to the Investor Rights Agreement.

(33)
Interests shown consist of 1,000,000 shares of Class A common stock purchasable upon exercise of Public Warrants and 100,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 437 Madison Avenue, New York, New York 10022.

(34)
Mr. Tabak’s spouse is the trustee of this trust. The business address for these Selling Securityholders is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. This Selling Securityholder is party to the Investor Rights Agreement.

(35)
Acting as investment advisor, Longfellow Investment Management Co., LLC is deemed to have investment discretion and voting control over these MultiPlan Corporation securities. Interests shown consist of: (i) 9,759 shares of Class A common stock and 5,000 shares of Class A common stock purchasable upon exercise of Public Warrants beneficially owned by BBR Absolute Return 01QP, (ii) 1,105 shares of Class A common stock and 625 shares of Class A common stock purchasable upon exercise of Public Warrants beneficially owned by BBR Absolute Return 02LP, (iii) 747 shares of Class A common stock and 750 shares of Class A common stock purchasable upon exercise of Public Warrants beneficially owned by BBR Absolute Return 03OS, (iv) 1,518 shares of Class A common stock and 750 shares of Class A common stock purchasable upon exercise of Public Warrants beneficially owned by BBR Absolute Return 04REF, (v) 1,871 shares of Class A common stock beneficially owned by BBR Fixed Income Opportunities Fund — Credit Opportunities, (vi) 31,310 shares of Class A common stock, 6,250 shares of Class A common stock purchasable upon exercise of Public Warrants and 1,550 shares of Class A common stock purchasable upon exercise of PIPE Warrants beneficially owned by Boothbay Absolute Return Strategies, LP, (vii) 46,965 shares of Class A common stock, 8,750 shares of Class A common stock purchasable upon exercise of Public Warrants and 2,325 shares of Class A common stock purchasable upon exercise of PIPE Warrants beneficially owned by Boothbay Diversified Alpha Master, LP, (viii) 65,650 shares of Class A common stock, 3,750 shares of Class A common stock purchasable upon exercise of Public Warrants and 3,250 shares of Class A common stock purchasable upon exercise of PIPE Warrants beneficially owned by Christian Brothers Investment Services, Inc., (ix) 1,010,000 shares of Class A common stock and 50,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants beneficially owned by HF Fund LP, (x) 7,575 shares of Class A common stock, 500 shares of Class A common stock purchasable upon exercise of Public Warrants and 375 shares of Class A common stock purchasable upon exercise of PIPE Warrants beneficially owned by Starr Commonwealth, (xi) 9,375 shares of Class A common stock purchasable upon exercise of Public Warrants beneficially owned by Walleye Investment Fund, LLC and (xii) 20,000 shares of Class A common stock purchasable upon exercise of Public Warrants beneficially owned by Walleye Opportunities Master Fund, Ltd. The business address for this Selling Securityholder is 125 High Street, Suite 832, Boston, MA 02110.

(36)
Mr. Tabak is our Chief Executive Officer and Chairman. The business address for Mr. Tabak is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. Mr. Tabak is party to the Investor Rights Agreement.

(37)
Interests shown consist of 5,050,000 shares of Class A common stock and 250,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is c/o MSD Capital, L.P., 645 5th Avenue, 21st Fl., New York, New York 10022.

(38)
The business address for this Selling Securityholder is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. This Selling Securityholder is party to the Investor Rights Agreement.

(39)
Interests shown consist of 590,534 shares of Class A common stock, 1,018,427 shares of Class A common stock purchasable upon exercise of Public Warrants and 375,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is c/o MM Asset Management Inc., 161 Bay Street-Suite 2440, Toronto, Ontario M5J 2S1.

(40)
Interests shown consist of 1,425,000 shares of Class A common stock and 200,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. Moore Capital Management, LP, the investment manager of Moore Global Investments, LLC (“MGI LLC”), has voting and investment control of the shares held by MGI LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MGI LLC. Mr. Bacon also is the indirect majority owner of MGI LLC. The business address of MGI LLC, Moore Capital Management, LP and Mr. Bacon is Eleven Times Square, 38th Floor, New York, New York 10036.

(41)
Interests shown consist of 5,050,000 shares of Class A common stock and 250,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is c/o MSD Capital, L.P., 645 5th Avenue, 21st Fl., New York, New York 10022.

(42)
Interests shown consist of 150,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 309 West 49th Street, New York, New York 10019.

(43)
Interests shown are held by client accounts advised and/or managed by Oak Hill Advisors, L.P. and/or its affiliates. Interests shown consist of: (i) 66,256 shares of Class A common stock and 3,280 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Enhanced Credit Strategies Master Fund, L.P.; (ii) 54,035 shares of Class A common stock and 2,675 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Credit Fund, L.P.; (iii) 22,523 shares of Class A common stock and 1,115 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA BCSS SSD II, L.P.; (iv) 29,492 shares of Class A common stock and 1,460 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA MPS SSD II, L.P.; (v) 141,299 shares of Class A common stock and 6,995 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA KC Customized Credit Master Fund, L.P.; (vi) 109,484 shares of Class A common stock and 5,420 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Structured Products Master Fund D, L.P.; (vii) 140,592 shares of Class A common stock and 6,960 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Artesian Customized Credit Fund I, L.P.; (viii) 284,517 shares of Class A common stock and 14,085 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Black Bear Fund, L.P.; (ix) 812,343 shares of Class A common stock and 40,215 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Strategic Credit Master Fund II, L.P.; and (x) 864,459 shares of Class A common stock and 42,795 shares of Class A common stock purchasable upon exercise of PIPE Warrants held by OHA Tactical Investment Master Fund, L.P. The business address of these Selling Securityholders is 1114 Avenue of the Americas, 38th Floor, New York, New York 10036.

(44)
Interests shown consist of: (i) 28,198,024 shares of Class A common stock held by Partners Group Client Access 17, L.P. and (ii) 2,111,800 shares of Class A common stock held by Partners Group Private Equity (Master Fund), LLC. The business address of these Selling Securityholders is c/o Partners Group (USA) Inc., 114 Avenue of the Americas, 37th Floor, New York, New York 10036. These Selling Securityholders are party to the Investor Rights Agreement.

(45)
Interests shown consist of 587,266 shares of Class A common stock and 100,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 333 Bay Street, Suite 1240, Toronto, Ontario M5H 2R2.
(46)
Interests shown consist of 51,250,000 shares of Class A common stock and 2,500,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is Alra’dah Digital City, Building MU04, A1. Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

(47)
Interests shown consist of 3,047,500 shares of Class A common stock, 750,000 shares of Class A common stock purchasable upon exercise of Public Warrants and 50,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The business address of this Selling Securityholder is 460 Park Ave., Fl. 19, New York, New York 10022.

(48)
The business address of this Selling Securityholder is 399 Park Avenue, 17th Floor, New York, New York 10022. This Selling Securityholder is party to the Investor Rights Agreement.

(49)
Interests shown consist of 5,045,000 shares of Class A common stock, 125,000 shares of Class A common stock purchasable upon exercise of Public Warrants and 225,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. TBG AG, a company registered in Switzerland, is wholly owned by Favorita Investment Limited, a company registered in Malta. In turn, Favorita Investment Limited is 95.4% owned by Kaszony Limited as trustee of the TB Continuity II Trust. Kaszony Limited, a company registered in Malta, is authorized by the Malta Financial Services Authority to act as a trustee. The business address of this Selling Securityholder is Claridenstrasse 26, 8002 Zurich, Switzerland.

(50)
Interests shown consist of 710,000 shares of Class A common stock and 100,000 shares of Class A common stock purchasable upon exercise of PIPE Warrants. Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The business address of Tech Opportunities LLC is c/o Hudson Bay Capital Management LP, 777 Third Ave, 30th Floor, New York, New York 10017.

(51)
Interests shown consist of: (i) 1,315,679 shares of Class A common stock and 58,912 shares of Class A common stock purchasable upon exercise of Public Warrants held by Nineteen77 Global Multi-Strategy Alpha Master Limited and (ii) 2,061,547 shares of Class A common stock and 81,113 shares of Class A common stock purchasable upon exercise of Public Warrants held by Nineteen77 Global Merger Arbitrage Master Limited. The business address of these Selling Securityholders is One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.

(52)
Interests shown consist of 32,914 shares of Class A common stock and 1,629 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The address of this Selling Securityholder is State Street Bank & Trust, P.O. Box 5756, Boston, Massachusetts 02206, Attn: RINGOMARSH + CO. fbo Variable Insurance Products Fund III: Dynamic Capital Appreciation Portfolio.

(53)
Interests shown consist of 1,325,724 shares of Class A common stock and 65,630 shares of Class A common stock purchasable upon exercise of PIPE Warrants. The address of this Selling Securityholder is Gerlach & Co, c/o Citibank N.A/Custody IC&D Lock Box, P.O Box 7247-7057, Philadelphia, Pennsylvania 19170-7057.

(54)
The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A common stock. The business address for these Selling Securityholders is c/o MultiPlan Corporation, 115 Fifth Avenue, New York, New York 10003. These Selling Securityholders are party to the Investor Rights Agreement.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by our second amended and restated certificate of incorporation and amended and restated bylaws. The full text of our second amended and restated certificate of incorporation and amended and restated bylaws are filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of the rights and preferences of our securities, we urge you to read our second amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of Delaware law.
Authorized and Outstanding Stock
Our second amended and restated certificate of incorporation authorizes the issuance of shares of our capital stock, each with a par value of $0.0001, consisting of (a) 1,500,000,000 shares of Class A common stock and (b) 10,000,000 shares of preferred stock. The outstanding shares of Class A common stock are, and the shares of common stock issuable upon exercise of the PIPE Warrants and upon conversion of the Senior Convertible PIK Notes will be, duly authorized, validly issued, fully paid and non-assessable.
As of March 5, 2021, there were (i) 668,923,984 shares of our Class A common stock outstanding excluding the 9,132,164 shares held by the Company as treasury shares, (ii) no shares of preferred stock outstanding, (iii) 27,500,000 shares of Class A common stock issuable upon the excercise of the Public Warrants, (iv) 23,000,000 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, (v) 1,500,000 shares of Class A common stock issuable upon the exercise of the Working Capital Warrants and (vi) 6,500,000 shares of Class A common stock issuable upon the exercise of the PIPE Warrants.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our second amended and restated certificate of incorporation, the holders of common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of our Class A common stock will at all times vote together as one class on all matters submitted to a vote of the common stock under the second amended and restated certificate of incorporation.
Dividends
Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under our second amended and restated certificate of incorporation, holders of our Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of our Class A common stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Class A common stock held by them, after the rights of creditors of the Company and the holders of any outstanding shares of preferred stock have been satisfied.
Preemptive or Other Rights
The holders of our Class A common stock do not have preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to our Class A common stock.
Units
Churchill’s publicly traded units separated into the component securities upon consummation of the business combination and no longer trade as a separate security.

Founder Shares
In connection with the execution of the Merger Agreement, Churchill and the Insiders entered into the Sponsor Agreement. Pursuant to the terms of the Sponsor Agreement, 12,404,080 of the Sponsor’s shares of our Class A common stock and 4,800,000 Private Placement Warrants unvested as of October 8, 2020 and will revest at such time as, during the 4-year period starting on October 8, 2021 and ending on October 8, 2025, the closing price of our Class A common stock exceeds $12.50 per share for any forty (40) trading days in a sixty (60) consecutive day period. Sponsor also agreed not to transfer such 4,800,000 Private Placement Warrants until April 8, 2022. Such founder shares and Private Placement Warrants that do not re-vest on or before October 8, 2025 will be forfeited and cancelled.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) until April 8, 2022.
Preferred Stock
Our second amended and restated certificate of incorporation authorizes 10,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board is to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on November 7, 2020. Pursuant to the warrant agreement, a holder may exercise its Public Warrants only for a whole number of shares of our Class A common stock. This means only a whole Public Warrant may be exercised at a given time by a holder. The Public Warrants will expire at 5:00 p.m., New York City time, on October 8, 2025 or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we are not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
Registration Rights
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after October 8, 2020, we will use our reasonable best efforts to file with the SEC, and within sixty (60) business days following October 8, 2020 to have declared effective, a registration statement covering the issuance of the shares of our Class A common stock issuable upon exercise of the Public Warrants and to maintain a current prospectus relating to those shares of Class A common stock until the Public Warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash.   Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon a minimum of thirty (30) days’ prior written notice of redemption, or the thirty (30)-day redemption period, to each warrant holder; and

•
if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise.   If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of our Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our Class A common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.   If the number of outstanding shares of our Class A common stock is increased by a stock dividend payable in shares of our Class A common stock, or by a split-up of shares of our Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our Class A common stock. A rights offering to holders of our Class A common stock entitling holders to purchase shares of our Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Class A common stock equal to the product of (1) the number of shares of our Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of our Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for our Class A common stock, in determining the price payable for our Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price per share of our Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of our Class A common stock.
Whenever the number of shares of our Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our Class A common stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. If you hold warrants, you should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a description of the terms and conditions applicable to the Public Warrants. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of our Class A common stock. After the issuance of shares of our Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants and Working Capital Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until (i) with respect to 4,800,000 Private Placement Warrants and pursuant to the terms of the Investor Rights Agreement, April 8, 2022 and (ii) with respect to all other Private Placement Warrants, November 7, 2020, (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of our Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor loaned us $1,500,000 pursuant to that certain promissory note, dated July 12, 2020. The principal amount of such promissory note was converted into Working Capital Warrants by the Sponsor. The Working Capital Warrants are identical to the Private Placement Warrants issued to the Sponsor.
Registration Rights
Pursuant to the Investor Rights Agreement, we have agreed to file a shelf registration statement within 45 days following October 8, 2020 in respect of the equity securities held by certain parties to the Investor Rights Agreement and will use reasonable best efforts to maintain or, in the event it ceases to be effective, replace such shelf registration statement until such parties have sold all eligible equity securities of the Company beneficially owned by such parties as of October 8, 2020. Pursuant to the Investor Rights Agreement, certain parties will be entitled to customary piggyback rights on registered offerings of equity securities of the Company and certain other registration rights.
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Following April 8, 2021, H&F will be entitled to initiate unlimited shelf take-downs or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.

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Following October 8, 2021, if there has been no registered offering pursuant to which the parties participated prior to such date, certain other parties will be entitled to initiate one (1) underwritten shelf take-down or, if a shelf registration statement is not then effective, demand registration, subject to participation rights of certain other parties.

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Following April 8, 2022, the Sponsor will be entitled to initiate up to two (2) underwritten shelf take- downs or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.

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Following the applicable lock-up period with respect to each party, such party will be entitled to initiate unlimited non-underwritten shelf take-downs.

Any underwritten offering of our equity securities will be subject to customary cut-back provisions. Pursuant to the Investor Rights Agreement, we have agreed to cooperate and use commercially reasonable efforts to consummate the applicable registered offerings initiated by the parties and will pay the fees and expenses of such offerings (including fees of one counsel for the parties participating in such offering).
Pursuant to the Common PIPE Subscription Agreements, we have agreed to file a registration statement within 15 business days after October 8, 2020 in respect of the shares of Class A common stock and the PIPE Warrants issued to each subscriber in connection with the Common PIPE Investment and will use commercially reasonable efforts to maintain the effectiveness of such registration statement until the earlier of such subscriber ceasing to hold any such shares of Class A common stock or PIPE Warrants and (ii) the date all such shares of Class A common stock or PIPE Warrants held by such subscriber may be sold without restriction under Rule 144. The foregoing summary of the Common PIPE Subscription Agreement is not complete and is qualified in its entirety by the full text of the Common PIPE Subscription Agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

Pursuant to the Registration Rights Agreement, dated as of October 8, 2020, by and among the Company and the parties party thereto (the “RRA”), the holders of the Senior Convertible PIK Notes are entitled to customary registration rights with respect to the shares of Class A common stock issuable upon conversion of the Senior Convertible PIK Notes. Pursuant to the RRA, we have agreed to use commercially reasonable efforts to file a shelf registration statement with the SEC on or prior to December 8, 2021 providing for the registration and sale of such shares. We have agreed to cause such registration statement to become effective on or prior to April 8, 2022 and use commercially reasonable efforts to keep the shelf registration statement effective to and including the earlier of (a) the twentieth (20th) trading day immediately following October 15, 2027 (subject to extension) and (b) the date (i) that is the twentieth (20th) trading day immediately following the date on which there are no longer outstanding any Convertible Notes or (ii) on which there are no longer outstanding any registrable securities (as defined in the RRA). We have agreed to pay all expenses incurred in connection with the registration of such shares, including the fees and expenses of counsel to the holders of the Senior Convertible PIK Notes related to the review of the shelf registration statement and any supplements or amendments thereto. The foregoing summary of the RRA is not complete and is qualified in its entirety by the full text of the RRA, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Annual Stockholder Meetings
Our second amended and restated certificate of incorporation and amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Effects of Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law
Our second amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of our Class A common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Class A common stock. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
The Board may generally issue one or more series of preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Classified Board of Directors
Our second amended and restated certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. Our second amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to the Investor Rights Agreement or any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board; however, any determination by the Board to increase or decrease the total number of directors shall require the approval of 66 2/3% of the directors present at a meeting at which a quorum is present.
Business Combinations
We have opted out of Section 203 of the DGCL; however, our second amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
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prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares;

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at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder; or

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the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of sufficient ownership to cease to be an interested stockholder and (ii) had not been an interested stockholder but for the inadvertent acquisition of ownership within three years of the business combination.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Our second amended and restated certificate of incorporation provides that Hellman & Friedman LLC (together with its affiliates, subsidiaries, successors and assigns (other than the Company and its subsidiaries)), any of its direct transferees, any of their respective affiliates or successors, and any group as to which such persons or entities are a party, does not constitute an “interested stockholder” for purposes of this provision.
Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in our second amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause.

Our second amended and restated certificate of incorporation provides that, without limiting the rights of any party to the Investor Rights Agreement and other than directors elected by holders of our preferred stock, if any, directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our second amended and restated certificate of incorporation provides that, without limiting the rights of any party to the Investor Rights Agreement, any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director or by the stockholders; provided, however, at any time when the Sellers and their Permitted Transferees beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Our second amended and restated certificate of incorporation provides that the Board may increase or decrease the number of directors by the affirmative vote of 66 2/3% of the directors present at the meeting at which a quorum is present.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our second amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.
Special Stockholder Meetings
Our second amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board or the chairman of the Board. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received by our secretary not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (which, for 2021, is deemed to be May 26, 2021). Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our second amended and restated certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation precludes stockholder action by written consent at any time when the Sellers and their Permitted Transferees beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, other than certain rights that holders of our preferred stock may have to act by written consent.
Supermajority Provisions
Our second amended and restated certificate of incorporation and amended and restated bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law, our second amended and restated certificate of incorporation or the Investor Rights Agreement. At any time when the Sellers and their Permitted Transferees beneficially own less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission, change, addition or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our second amended and restated certificate of incorporation provides that at any time when the Sellers and their Permitted Transferees beneficially own less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in our second amended and restated certificate of incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then- outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:
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the provision requiring a 66 2/3% supermajority vote for stockholders to amend our second amended and restated bylaws;

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the provisions providing for a classified board of directors (the election and term of our directors);

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the provisions regarding resignation and removal of directors;

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the provisions regarding competition and corporate opportunities;

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the provisions regarding filling vacancies on the Board and newly created directorships; and

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the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of the Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Because the Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management of the Company.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the incident to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our second amended and restated certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the DGCL or our second amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine, or (v) action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. These provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selections of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our second amended and restated certificate of incorporation. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our second amended and restated certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our second amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of any Seller, Churchill or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in and possessing interests in other business ventures of every type and description, including corporate opportunities in the same or similar business activities or lines of business in which we or our subsidiaries now engage or propose to engage or (ii) competing with us or any of our subsidiaries, on their own account, or in partnership with, or as an employee, officer, director or shareholder of any other person. In addition, to the fullest extent permitted by law, in the event that any Seller, Churchill or any non-employee director acquires knowledge of a potential transaction or other matter which may be a corporate or other business opportunity for itself or himself, or herself, or its or his, or her, affiliates or for us or our affiliates, such person will have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to us or any of our subsidiaries or any Seller, as the case may be, and they may take any such opportunity for themselves or direct it to another person or entity. Our second amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Indemnification of Directors and Officers
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our second amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.
We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s second amended and restated certificate of incorporation, the Company’s second amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Company’s second amended and restated bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Dividends
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and our general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Securities Act Restrictions on Resale of Securities
In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Transactions, we are no longer a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, we expect Rule 144 to be available for the resale of our restricted securities.
If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of common stock or warrants, as applicable, then outstanding; or

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the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.
As of March 5, 2021, we had 668,923,984 shares of Class A common stock outstanding excluding the 9,132,164 shares held by the Company as treasury shares. Of these, 110,000,000 shares sold in the Churchill IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of our Class A common stock owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The shares of Churchill’s Class A common stock we issued to the Common PIPE Investors pursuant to the Common Subscription Agreements are restricted securities for purposes of Rule 144.
As of March 5, 2021, we had warrants to purchase an aggregate of 58,500,000 shares of Class A common stock outstanding, consisting of: (a) the Public Warrants (warrants to purchase an aggregate of 27,500,000 shares of Class A common), (b) the Private Placement Warrants (warrants to purchase an aggregate of 23,000,000 shares of Class A common stock), (c) the Working Capital Warrants (warrants to purchase an aggregate of 1,500,000 shares of Class A common stock) and (d) the PIPE Warrants (warrants to purchase an aggregate of 6,500,000 shares of Class A common stock). Each whole warrant is exercisable for one share of our Class A common stock, in accordance with the terms of the applicable warrant agreement governing such warrants. The Public Warrants, and the shares of Class A common stock issuable upon the exercise thereof will be, are freely tradable, except for any warrants purchased by, or any shares issued upon exercise to, one of our affiliates within the meaning of Rule 144 under the Securities Act.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions.
Registration Rights
Upon completion of this offering, the holders of the Senior Convertible PIK Notes will be entitled to various rights with respect to the registration of the shares of Class A common stock issuable upon conversion of the Senior Convertible PIK Notes under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the sections titled “Description of Securities — Registration Rights” for additional information.
Lock-up Agreements
Pursuant to the Investor Rights Agreement, certain parties agreed with Churchill, subject to certain exceptions, not to sell, transfer, pledge or otherwise dispose of shares of Class A common stock or certain warrants to purchase shares of Class A common stock they receive in connection with the Transactions or otherwise beneficially own as of October 8, 2020 for the following time periods:
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in the case of H&F, until April 8, 2021;

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in the case of the Sponsor, until April 8, 2022;

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in the case of the parties who are current or former employees of MultiPlan Parent, until October 8, 2021; and

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in the case of the other parties (other than PIF), until between October 8, 2021 and April 8, 2022.

Additionally, following certain underwritten offerings of our equity securities, such parties will also agree to a customary market stand-off period not to exceed 90 days.
Form S-8 Registration Statement
We have filed a registration statement on Form S-8 under the Securities Act to register 85,850,000 shares of Class A common stock issued or issuable under our 2020 Omnibus Incentive Plan. These shares can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock purchased in this offering that is held as a capital asset by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.
If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “— Gain on Disposition of Class A Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Class A Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to United States federal income tax unless:
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the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Federal Estate Tax
Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of our Class A common stock

PLAN OF DISTRIBUTION
We are registering the issuance of (a) 415,700,000 shares of Class A common stock issued in connection with the Mergers, (b) 132,050,000 shares of Class A common stock issued in connection with the Common PIPE Investment, (c) 27,500,000 shares of Class A common stock issued upon the conversion of Churchill’s Class B common stock in connection with the Transactions and (d) 58,500,000 shares of Class A common stock issuable by us upon exercise of the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants.
We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (a) up to 576,662,592 shares of our Class A common stock and (b) up to 24,500,000 warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants.
The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Except as otherwise set forth in a prospectus supplement, any underwritten offering pursuant to this prospectus will be underwritten by one, several or all of the following financial institutions: Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of NYSE;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the

Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
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through one or more underwritten offerings on a firm commitment or best efforts basis;

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settlement of short sales entered into after the date of this prospectus;

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agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Class A common stock or warrants, such Selling Securityholder may transfer shares of Class A common stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
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the specific securities to be offered and sold;

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the names of the selling securityholders;

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the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

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settlement of short sales entered into after the date of this prospectus;

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the names of any participating agents, broker-dealers or underwriters, if not already named herein; and

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any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock and warrants are currently listed on NYSE under the symbols “MPLN” and “MPLN.WS,” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Private Placement Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are subject to restrictions on transfer, assignment and sale and, in certain circumstances, are subject to redemption. See “Description of Securities — Private Placement Warrants and Working Capital Warrants.”
Lock-up Agreements
Certain of our stockholders have entered into lock-up agreements. See “Securities Act Restrictions of Resale of Securities — Lock-up Agreements.”

LEGAL MATTERS
The validity of the issuance of the shares of Class A common stock and the Private Placement Warrants and Working Capital Warrants offered hereby will be passed upon for MultiPlan Corporation by Simpson Thacher & Bartlett LLP, Palo Alto, California.
EXPERTS
The financial statements as of December 31, 2020 and December 31, 2019 and for each of the three years in the period ended December 31, 2020 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
In connection with the Transactions, PricewaterhouseCoopers LLP (“PwC”) completed an independence assessment to evaluate the services and relationships with MultiPlan Parent and its affiliates that may bear on PwC’s independence under the SEC and PCAOB independence rules for an audit period commencing January 1, 2017. PwC informed MultiPlan Parent that certain of its member firms within PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity (each, a “PwC member firm”), had performed non-audit services for and entered into a business relationship with certain entities that were affiliates of MultiPlan Parent. The performance of employee activities, deemed a management function pursuant to Rule 2-01(c)(4)(vi) of Regulation S-X under the SEC’s auditor independence rules, and the existence of a prohibited business relationship in violation of Rule 2-01(c)(3) of Regulation S-X identified at certain controlled portfolio companies of investment funds controlled by Hellman & Friedman LLC and its affiliates, which currently are the majority equity holder of MultiPlan Parent’s immediate parent company, are described below:
•
Commencing in January 2017 and continuing through March 2019, a PwC member firm provided certain professional services related to a whistleblower program to an entity under common control with MultiPlan Parent. The fees for these services were less than $125,000.

•
Commencing in January 2017 and continuing through March 2018, a PwC member firm provided certain shareholder resolution preparation services to an entity under common control with MultiPlan Parent. The fees for these services were approximately $170.

•
Commencing in January 2019 and continuing through May 2019, a PwC member firm entered into a business relationship with an entity under common control with MultiPlan Parent to provide insurance advisory services to an unrelated third party client. The fees for these services were approximately $2,000.

PwC noted, among other things, the business relationship and non-audit services were entered into with sister entities under common control with MultiPlan Parent and the fees for projects involving the business relationship and relating to the non-audit services were immaterial to MultiPlan Parent, PwC, the respective PwC member firms, and the sister entities under common control with MultiPlan Parent.
After consideration of the relevant facts and circumstances, management and the Audit Committee of MultiPlan Parent’s parent company concurred with PwC’s conclusion that, for the reasons described above, the impermissible services and business relationship did not impair PwC’s objectivity and impartiality with respect to the planning and execution of the audits of MultiPlan Parent’s financial statements for each of the years ended December 31, 2020, 2019 and 2018 that are included elsewhere in this prospectus and that no reasonable investor would conclude otherwise.
Change in Registrant’s Certifying Accountant
Dismissal of Independent Registered Public Accounting Firm
On October 8, 2020, the Board dismissed Marcum, Churchill’s independent registered public accounting firm prior to the business combination as the Company’s independent registered public accounting firm following completion of the Company’s review of the quarter ended September 30, 2020, which consists only of the accounts of the pre-business combination special purpose acquisition company, Churchill. On November 13, 2020, Marcum’s dismissal was effective.

The report of Marcum on Churchill’s, the Company’s legal predecessor, balance sheet as of December 31, 2019 and the statements of operations, changes in stockholders’ equity and cash flows for the period from October 30, 2019 (inception) to December 31, 2019, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from October 30, 2019 (inception) to December 31, 2019, and subsequent interim period through October 8, 2020, there were no disagreements between the Company and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on Churchill’s financial statements for such period.
During the period from October 30, 2019 (inception) to December 31, 2019, and subsequent interim period through October 8, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
The Company has provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated October 8, 2020, was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on October 9, 2020. A copy of Marcum’s letter dated November 16, 2020 has been included as an exhibit herein.
Disclosures Regarding the New Independent Auditor
On October 8, 2020, the Board approved the engagement of PwC as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. PwC served as independent registered public accounting firm of MultiPlan Parent prior to the business combination. During the year ended December 31, 2019 and December 31, 2018, we did not consult with PwC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that PwC concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock and warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.
We also maintain an Internet website at www.multiplan.us. Through our website, we make available, free of charge, the following documents of MultiPlan Corporation as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

INDEX TO FINANCIAL STATEMENTS
MultiPlan Corporation Audited
Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of MultiPlan Corporation:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of MultiPlan Corporation and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of (loss) income and comprehensive (loss) income, of shareholders’ equity and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
PSAV Revenue — Variable Consideration
As described in Note 2 to the consolidated financial statements, the Company’s revenue is generated from the compensation received from healthcare cost payors in exchange for various cost management services and solutions. Compensation from payors includes commissions received for each claim based on the percentage of savings (“PSAV”) achieved compared to the providers’ billed fee-for service rates. Revenue under a PSAV arrangement is entirely variable and variable consideration is estimated using the expected value method based on the Company’s historical experience and management’s best judgment at the time. Management uses significant judgment when assessing whether estimates of variable consideration are constrained and these estimates are calculated based on both client-specific and aggregated factors that include historical billing and adjustment data, client contractual terms, and performance guarantees. When assessing the estimate of variable consideration, the period of historical experience considered as part of the expected value method requires significant management judgment. For the year ended December 31, 2020, revenue from PSAV arrangements was $871.0 million.
The principal considerations for our determination that performing procedures relating to the PSAV revenue, specifically the variable consideration, is a critical audit matter are (i) the significant judgment by management due to the measurement uncertainty involved in developing these estimates, as the estimates are based on assumptions developed using both client-specific and aggregated factors related to historical billing and adjustment data, including the period of historical experience utilized in determining the estimate of variable consideration, and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to management’s significant assumption related to the period of historical experience.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) testing management’s process for developing the estimate of PSAV variable consideration, (ii) evaluating the appropriateness of the expected value method, (iii) testing the completeness and accuracy of underlying data used in the method, and (iv) evaluating the reasonableness of the significant assumption related to the period of historical experience. Evaluating the reasonableness of the assumption related to the period of historical experience involved considering the historical relationships of revenue recognized and collected and amounts returned or credited in subsequent periods, and whether this assumption was consistent with evidence obtained in other areas of the audit.
Convertible Notes Transaction
As described in Note 9 to the consolidated financial statements, the Company issued $1.3 billion aggregate principal amount of 6% convertible PIK notes (the “Senior Convertible PIK Notes”) in October 2020. The nature of the convertible PIK notes required management to separate the Senior Convertible PIK Notes into liability and equity components. The carrying amount of the liability component was determined by measuring the fair value of a similar debt instrument that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the principal amount, net of original issue discount of the Senior Convertible PIK Notes.
The principal considerations for our determination that performing procedures relating to the convertible notes transaction is a critical audit matter are (i) the significant judgment by management in determining the fair value of the liability component of the notes, which included a significant assumption related to the estimated interest rate of a similar debt instrument that does not have an associated convertible feature, (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the valuation, the accounting for the conversion option, and the other embedded features of the notes, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, reading the agreements, evaluating the accounting for the convertible notes, and testing management’s process for determining the fair value of the liability component of the notes as of the issuance date. Testing management’s process included (i) evaluating the methodology used by management to determine the fair value of the liability component of the notes, (ii) testing the mathematical accuracy of management’s model, (iii) assessing the reasonableness of the significant assumption related to management’s selection of the interest rate of a similar debt instrument that does not have an associated convertible feature, and (iv) testing the completeness and accuracy of data provided by management. Professionals with specialized skill and knowledge were used to assist in evaluating the methodology to calculate the fair value of the liability component of the notes, testing the mathematical accuracy of the model, and evaluating whether the interest rate of a comparable non-convertible note used by management was reasonable considering consistency with external market data.
Valuation of Unvested Founder Shares
As described in Notes 2 and 10 to the consolidated financial statements, the Company classifies the unvested founder shares as a liability on its consolidated balance sheets as these unvested founder shares are precluded from being indexed to the Company’s stock given the terms allow for a settlement adjustment that does not meet the scope of the fixed-for-fixed exception in the relevant accounting guidance. The unvested founder shares were initially recorded at fair value on the date of consummation of the Transactions using the Monte Carlo model, and subsequently remeasured to fair value at each subsequent reporting date. Changes in fair value are recognized in the consolidated statements of (loss) income and comprehensive (loss) income. The Monte Carlo model incorporates the (i) price of the Company’s Class A common stock, (ii) transfer restrictions, and (iii) vesting hurdles, as applicable, in calculating the fair value. Assumptions used in the model are subjective and require significant management judgment, and include (i) the risk-free rate, (ii) volatility, and (iii) the discount for lack of marketability. Changes in these assumptions can materially affect the estimate of the fair value of the unvested founder shares. As of October 8, 2020, the fair value of the unvested founder shares was $86.0 million. As of December 31, 2020, the fair value of the unvested founder shares was $62.1 million.
The principal considerations for our determination that performing procedures relating to the valuation of the unvested founder shares is a critical audit matter are (i) the significant judgment by management in determining the fair value of the unvested founder shares which included the significant assumptions related to the volatility and discount for lack of marketability, (ii) the high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the valuation of the unvested founder shares and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, reading the agreements, evaluating the accounting for the unvested founder shares, and testing management’s process related to determining the fair value as of the October 8, 2020 and as of year-end. Testing management’s process included (i) evaluating the methodology used by management to determine the fair value of the unvested founder shares, (ii) testing the mathematical accuracy of management’s model, (iii) assessing the reasonableness of management’s significant assumptions related to the volatility and discount for lack of marketability, and (iv) testing the completeness and accuracy of data provided by management. Professionals with specialized skill and knowledge were used to assist in evaluating the methodology to calculate the fair value of the unvested founder shares, testing the mathematical accuracy of the model, and evaluating whether the significant assumptions related to the volatility and discount for lack of marketability used by management were reasonable considering consistency with external market data.
Accounting for and Valuation of Private Placement Warrants
As described in Notes 2 and 10 to the consolidated financial statements, the Company classifies the private placement warrants as a liability on its consolidated balance sheets as the private placement warrants are precluded from being indexed to the Company’s stock given the terms allow for a settlement adjustment that does not meet the scope of the fixed-for-fixed exception in the relevant accounting guidance. The warrants were initially recorded at fair value on the date of consummation of the Transactions using an option pricing model, and subsequently remeasured to fair value at each subsequent reporting date. Changes in fair value are recognized in the consolidated statements of (loss) income and comprehensive (loss) income. The option pricing model incorporates the (i) price of the Company’s Class A common stock, (ii) transfer restrictions, and (iii) vesting hurdles, as applicable, in calculating the fair value. Assumptions used in the model are subjective and require significant management judgment, and include (i) the risk-free rate, (ii) volatility, and (iii) the discount for lack of marketability. Changes in these assumptions can materially affect the estimate of the fair value of the private placement warrants. As of October 8, 2020, the fair value of the private placement warrants was $56.0 million. As of December 31, 2020, the fair value of the private placement warrants was $44.5 million.

The principal considerations for our determination that performing procedures relating to the accounting for and valuation of the private placement warrants is a critical audit matter are (i) the significant judgment by management in determining the accounting for and fair value of the private placement warrants; (ii) the high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the accounting for the private placement warrants and the significant assumptions related to the volatility and discount for lack of marketability used in the valuation of the private placement warrants; (iii) the audit effort involved the use of professionals with specialized skill and knowledge and (iv) as disclosed by management, a material weakness related to accounting for debt and equity instruments existed as of December 31, 2020.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, reading the agreements, evaluating the accounting for the private placement warrants, and testing management’s process related to determining the fair value as of October 8, 2020 and as of year-end. Testing management’s process included (i) evaluating the methodology used by management to determine the fair value of the warrants, (ii) testing the mathematical accuracy of management’s model, (iii) assessing the reasonableness of management’s significant assumptions related to the volatility and discount for lack of marketability, and (iv) testing the completeness and accuracy of data provided by management. Professionals with specialized skill and knowledge were used to assist in evaluating management’s accounting for the private placement warrants, evaluating the methodology to calculate the fair value of the private placement warrants, testing the mathematical accuracy of the model, and evaluating whether the significant assumptions related to the volatility and discount for lack of marketability used by management were reasonable considering consistency with external market data.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 16, 2021
We have served as the Company’s auditor since 2009.

MULTIPLAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share and per share data)
	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$126,755	$21,825
Trade accounts receivable, net	63,198	77,071
Prepaid expenses	17,708	14,393
Prepaid taxes	—	2,130
Other current assets, net	1,193	195
Total current assets	208,854	115,614
Property and equipment, net	187,631	177,992
Operating lease right-of-use assets	31,339	29,998
Goodwill	4,257,336	4,142,013
Other intangibles, net	3,584,187	3,886,643
Other assets	14,231	8,151
Total assets	$8,283,578	$8,360,411
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,261	$9,565
Accrued interest	31,528	17,966
Accrued taxes	10,176	382
Operating lease obligation, short-term	6,439	9,521
Accrued compensation	21,843	26,311
Other accrued expenses	27,251	22,041
Total current liabilities	112,498	85,786
Long-term debt	4,578,488	5,397,122
Operating lease obligation, long-term	27,499	23,086
Private Placement Warrants and unvested founder shares	106,595	—
Deferred income taxes	900,633	869,199
Total liabilities	5,725,713	6,375,193
Commitments and contingencies (Note 13)
Shareholders’ equity:
Shareholder interests
Preferred stock, $0.0001 par value – 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value – 1,500,000,000 shares authorized; 664,183,318 and 415,700,000 issued; 655,075,355 and 415,700,000 shares outstanding	66	42
Additional paid-in capital	2,530,410	1,347,613
Retained earnings	116,999	637,563
Treasury stock – 9,107,963 and 0 shares	(89,610)	—
Total shareholders’ equity	2,557,865	1,985,218
Total liabilities and shareholders’ equity	$8,283,578	$8,360,411
The accompanying notes are an integral part of these consolidated financial statements

MULTIPLAN CORPORATION
Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income
(in thousands, except share and per share data)
	Years Ended December 31,
	2020	2019	2018
Revenues	$937,763	$982,901	$1,040,883
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	318,675	149,607	149,463
General and administrative expenses	355,635	75,225	77,558
Depreciation	60,577	55,807	52,268
Amortization of intangible assets	334,697	334,053	334,053
Total expenses	1,069,584	614,692	613,342
Operating (loss) income	(131,821)	368,209	427,541
Interest expense	335,638	376,346	383,261
Interest income	(288)	(196)	(51)
Loss (gain) on extinguishment of debt	102,993	(18,450)	—
Loss on investments	12,165	—	—
Change in fair value of Private Placement Warrants and unvested founder shares	(35,422)	—	—
Net (loss) income before income taxes	(546,907)	10,509	44,331
(Benefit) provision for income taxes	(26,343)	799	8,108
Net (loss) income	$(520,564)	$9,710	$36,223
Weighted average shares outstanding – Basic and Diluted	470,785,192	415,700,000	415,700,000
Net (loss) income per share – Basic and Diluted	$(1.11)	$0.02	$0.09
Comprehensive (loss) income	$(520,564)	$9,710	$36,223
The accompanying notes are an integral part of these consolidated financial statements

MULTIPLAN CORPORATION
Consolidated Statements of Shareholders’ Equity
(in thousands, except share data)
	Common Stock Issued		Additional Paid-in Capital	Retained Earnings	Treasury stock		Total Shareholders’ Equity
	Shares	Amount			Shares	Amount
Balance as of December 31, 2017(1)	415,700,000	$42	$1,357,776	$591,630	—	$—	$1,949,448
Class B Unit expense	—	—	4,717	—	—	—	4,717
Net income	—	—	—	36,223	—	—	36,223
Balance as of December 31, 2018(1)	415,700,000	42	1,362,493	627,853	—	1,990,388
Class B Unit expense	—	—	(14,880)	—	—	—	(14,880)
Net income	—	—	—	9,710	—	—	9,710
Balance as of December 31, 2019(1)	415,700,000	42	1,347,613	637,563	—	1,985,218
Effect of the Mergers (Note 4)	128,806,148	13	(548,636)	—	—	—	(548,623)
Private Placement Warrants and unvested founder shares (Note 10)	(12,404,080)	(2)	(142,017)	—	—	—	(142,019)
PIPE Investment, net of costs (Note 4)	132,050,000	13	1,467,396	—	—	—	1,467,409
Class B Unit expense (Note 15)	—	—	405,843	—	—	—	405,843
2020 Omnibus Incentive Plan (Note 15)	31,250	—	211	—	(13,087)	(117)	94
Treasury stock purchases	—	—	—	—	(9,094,876)	(89,493)	(89,493)
Net loss	—	—	—	(520,564)	—	—	(520,564)
Balance as of December 31, 2020	664,183,318	$66	$2,530,410	$116,999	(9,107,963)	$(89,610)	$2,557,865

(1)
The shares of the Company’s common stock, prior to the Transactions, have been retroactively restated as shares reflecting the exchange ratio established in the Transactions.

The accompanying notes are an integral part of these consolidated financial statements

MULTIPLAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)
	Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net (loss) income	$(520,564)	$9,710	$36,223
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	60,577	55,807	52,268
Amortization of intangible assets	334,697	334,053	334,053
Amortization of the right-of-use asset	8,405	9,594	—
Stock-based compensation	406,054	(14,880)	4,717
Deferred tax benefit	(45,041)	(111,404)	(112,483)
Non-cash interest costs	22,888	13,368	12,925
Loss (gain) on debt extinguishment	102,993	(18,450)	—
Loss on investments	12,165	—	—
Loss on disposal of property and equipment	610	163	2,210
Change in fair value of Private Placement Warrants and unvested founder shares	(35,422)	—	—
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable, net	14,758	5,279	3,019
Prepaid expenses and other assets	(7,480)	(8,822)	(4,681)
Prepaid taxes	2,130	(1,426)	4,402
Operating lease obligations	(8,461)	(9,462)	—
Accounts payable and accrued expenses and other	29,065	20,783	(40,350)
Net cash provided by operating activities	377,374	284,313	292,303
Investing activities:
Purchases of property and equipment	(70,813)	(66,414)	(63,556)
HST Acquisition, net of cash acquired	(140,032)	—	—
Net cash used in investing activities	(210,845)	(66,414)	(63,556)
Financing activities:
Repayments of Term Loan G	(369,000)	(100,000)	(245,000)
Extinguishment of 7.125% Notes	(1,615,583)	—	—
Extinguishment of Senior PIK Notes	(1,202,302)	(101,013)	—
Issuance of Senior Convertible PIK Notes	1,267,500	—	—
Issuance of 5.750% Notes	1,300,000	—	—
Borrowings on revolving credit facility	98,000	—	5,000
Repayment of revolving credit facility	(98,000)	—	(5,000)
Effect of the Transactions (Note 4)	682,408	—	—
Purchase of treasury stock	(101,123)	—	—
Payment of debt issuance costs	(23,489)	—	—
Payments on finance leases, net	(10)	(75)	(150)
Net cash used in financing activities	(61,599)	(201,088)	(245,150)
Net increase (decrease) in cash and cash equivalents	104,930	16,811	(16,403)
Cash and cash equivalents at beginning of period	21,825	5,014	21,417
Cash and cash equivalents at end of period	$126,755	$21,825	$5,014
Noncash investing and financing activities:
Purchases of property and equipment not yet paid	$4,334	$3,768	$3,782
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(312,349)	$(363,907)	$(374,168)
Income taxes, net of refunds	$(3,917)	$(114,569)	$(116,634)
The accompanying notes are an integral part of these consolidated financial statements

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
1.   General Information and Business
General Information
MultiPlan Corporation, formerly known as Churchill Capital Corp III (formerly known as Butler Acquisition Corp), was incorporated in Delaware on October 30, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
On July 12, 2020, Churchill entered into the Merger Agreement by and among First Merger Sub, Second Merger Sub, Holdings, and MultiPlan Parent. On October 8, 2020, the Merger Agreement was consummated and the Transactions were completed. In connection with the Transactions, Churchill changed its name to MultiPlan Corporation and The New York Stock Exchange ticker symbols for its Class A common stock and warrants to “MPLN” and “MPLN.WS”, respectively.
The Transactions were accounted for as a reverse recapitalization. Under this method of accounting, Churchill has been treated as the acquired company for financial reporting purposes. This determination was primarily based on our existing stockholders being the majority stockholders and holding majority voting power in the combined company, our senior management comprising the majority of the senior management of the combined company, and our ongoing operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of MultiPlan issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which were consistent with carrying value), with no goodwill or other intangible assets recorded. Operations prior to the Transactions in these financial statements are those of Polaris and the retained earnings of Polaris has been carried forward after the Transactions. Earnings per share calculations for all periods prior to the Transactions have been retrospectively adjusted for the equivalent number of shares reflecting the exchange ratio established in the Transactions.
Throughout the notes to the consolidated financial statements, unless otherwise noted, “we,” “us,” “our”, “MultiPlan”, and the “Company” and similar terms refer to MultiPlan Parent or Polaris and its subsidiaries prior to the consummation of the Transactions, and MultiPlan and its subsidiaries after the Transactions.
Business
We are a provider of data analytics and technology-enabled end-to-end cost management, payment and revenue integrity solutions to the U.S. healthcare industry as measured by revenue and claims processed. We are also an independent PPO in the U.S., with contracted providers in all 50 states and the District of Columbia. The Company, through its operating subsidiary, MultiPlan, Inc., offers these solutions nationally through its Analytics-Based Services, which reduce medical cost through means other than contracted provider discounts and include Fee Negotiation and RBP Services, its Network-Based Services, which reduce medical cost through contracted discounts with healthcare providers and include one of the largest independent PPOs in the United States, and its Payment Integrity Services, which reduce medical cost by identifying and removing improper, unnecessary and excessive charges before claims are paid. We are a technology-enabled service provider and transaction processor and do not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management, or adjudicate or pay claims.
Our customers almost entirely are payors. We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services — see descriptions below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. For the year ended December 31, 2020, our expansive network included access to over 1,200,000 healthcare providers.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and our fees are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and our fees are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid and our fees are generally priced based on a percentage of savings achieved.
2.   Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with GAAP. The consolidated financial statements include the accounts of all subsidiaries, all of which are wholly owned.
The consolidated financial statements include the accounts of the Company and its subsidiaries for the years ended December 31, 2020, December 31, 2019 and December 31, 2018. Intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to revenue recognition, recoverability of long-lived assets, goodwill, valuation of debt instruments, valuation of stock-based compensation awards and income taxes.
COVID-19
COVID-19 has negatively impacted our business, results of operations and financial condition during 2020. Effects from COVID-19 began to impact our business in first quarter 2020 with various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The Company experienced an approximately 4.6% decline in revenues for the year ended December 31, 2020 compared to 2019 primarily due to reduced volume from customers as a result of restrictions on elective medical procedures and non-essential medical services. The extent of the ultimate impact will depend on the severity and duration of the pandemic. Future developments are highly uncertain, including the widespread availability and distribution of COVID-19 vaccines, the emergence of highly contagious variants, and any actions taken by federal, state and local governments such as economic relief efforts, as well as U.S. and global economies and consumer behavior and health care utilization patterns. See Note 9 Long-Term Debt for discussion of our precautionary measures to ensure our cash flow requirements were met and Note 12 Income Taxes for discussion on the impact of the CARES Act.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker. The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
singular focus is being a leading value-added provider of data analytics and technology-enabled end-to-end cost management, payment and revenue integrity solutions to the U.S. healthcare industry.
In addition, all of the Company’s revenues and long-lived assets are attributable to operations in the United States for all periods presented.
Business Combinations
The Company determines whether substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If this threshold is met, the set is not a business. If it is not met, the Company then evaluates whether the set meets the requirement that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs.
Business combinations are accounted for using the acquisition method at the acquisition date, which is when control is obtained. The consideration transferred is generally measured at fair value, as are the identifiable assets acquired and liabilities assumed. During the one-year period following the acquisition date, if an adjustment is identified based on new information about facts and circumstances that existed as of the acquisition date, the Company will record measurement-period adjustments related to the acquisitions in the period in which the adjustment is identified.
Goodwill is measured at the acquisition date as the fair value of the consideration transferred (including, if applicable, the fair value of any previously held equity interest and any non-controlling interests) less the net recognized amount (which is generally the fair value) of the identifiable assets acquired and liabilities assumed.
Transaction costs, other than those associated with the issuance of debt or equity securities incurred in connection with a business combination, are expensed as incurred and included in general and administrative expenses in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of these investments approximates fair value due to the short maturity of those investments. The Company had deposits in a major financial institution that exceeded Federal Deposit Insurance Corporation insurance limits. Management believes the credit risk related to these deposits is minimal.
Accounts Receivable
Accounts receivable are stated at the net amount expected to be collected, using an expected loss methodology that is referred to as the CECL.
Prior to January 1, 2020, accounts receivable was stated at net realizable value, net of allowances for doubtful accounts and constraints on variable consideration.
Allowance for Doubtful Accounts
The Company is paid for virtually all of its services by insurance companies, third-party administrators and employers. Management estimates constraints on variable consideration for anticipated contractual billing adjustments that its clients or the Company may make to invoiced amounts, refer to Revenue Recognition accounting policies for additional detail. Management also maintains allowances for doubtful accounts for estimated losses resulting from the Company’s clients’ inability to make required payments. The Company establishes an allowance for doubtful accounts based upon a specific customer’s credit risk.
The following table details the changes in the allowance for doubtful accounts:

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
(in thousands)	2020	2019	2018
Allowance as of January 1,	$408	$529	$579
Provision for doubtful accounts	58	—	—
Write-offs of uncollectible receivables	—	(121)	(50)
Allowance as of December 31,	$466	$408	$529
Management regularly evaluates the adequacy of the assumptions used in determining these allowances and adjusts as necessary. Changes in estimates are recognized in the period in which they are determined. Management writes off accounts after all substantial collection efforts have failed and any resulting losses are included in general and administrative expenses within our consolidated statements of (loss) income and comprehensive (loss) income.
Property and Equipment
Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. Direct internal and external costs of developing software for internal use, including programming and enhancements, are capitalized and amortized over the estimated useful lives once the software is ready for its intended use. Software training costs, maintenance and repairs are expensed as incurred. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in costs of goods sold and general and administrative expenses within our consolidated statements of (loss) income and comprehensive (loss) income.
The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated lives as follows:
Asset Classification	Estimated Used Life
Leasehold improvements	The shorter of the life of lease or asset life, 5 – 15 years
Furniture and equipment	5 – 7 years
Computer hardware	3 – 5 years
Computer software	3 – 5 years
Internal-use software development costs incurred in the preliminary project stage are expensed as incurred; costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset, generally five years; and costs incurred in the post-implementation/operations stage are expensed as incurred.
Leases
Effective January 1, 2019, the Company adopted the new lease accounting standard issued by the FASB ASC 842, which requires the recording of operating lease ROU assets and operating lease liabilities. Finance leases were not impacted by the adoption of ASC 842, as finance lease liabilities and the corresponding assets under capital leases were already recorded on the balance sheet under the previous guidance, ASC Topic 840.
The Company adopted this new accounting standard on a modified retrospective basis using a simplified transition approach. As a result, comparative financial information was not restated and continues to be reported under the accounting standards in effect for those periods. Additionally, we elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed us to carry forward (1) our historical lease classification and assessments for expired and existing leases, and (2) our historical accounting for initial direct costs for existing leases. We elected not to

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
record on the consolidated balance sheets any lease whose term is 12 months or less and does not include a purchase option that we are reasonably certain to exercise. We also elected to account for the non-lease components within our leases as part of the single lease component to which they are related. The adoption of the standard resulted in the recognition of operating lease right-of-use assets and operating lease liabilities of $35.7 million and $38.1 million, respectively, as of January 1, 2019. Included in the measurement of the right-of-use assets is the reclassification of certain balances including those historically recorded as prepaid or deferred rent.
Substantially all of our operating leases are related to office space we lease in various buildings for our own use. The terms of these non-cancelable operating leases typically require us to pay rent and a share of operating expenses and real estate taxes. We also lease equipment under both operating and finance lease arrangements. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
ROU assets represent the Company’s right to control the use of the underlying assets for the lease term and lease liabilities represent the Company’s obligations to make lease payments arising from the Company’s portfolio of leases. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term beginning at the lease commencement date. The lease term is the noncancelable period of the lease, and includes any renewal and termination options we are reasonably certain to exercise. The reasonably certain threshold is evaluated at lease commencement and is typically met if substantial economic incentives or termination penalties are identified. The operating lease ROU assets are adjusted for lease incentives, any lease payments made prior to the commencement date and initial direct costs, if incurred. Our leases generally do not include an implicit rate; therefore, we use an incremental borrowing rate based on information available at the lease commencement date in determining the present value of future lease payments. The incremental borrowing rate is determined using an approach based on the rate of interest that the lessee would pay to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. We utilized a market-based approach to estimate the incremental borrowing rate for each individual lease. The lease expense for our operating leases is recognized on a straight-line basis over the lease term and is included in cost of services or general and administrative expenses in our consolidated statements of (loss) income and comprehensive (loss) income.
Finance leases are included in property and equipment, net and long-term debt on our consolidated balance sheets. Our finance leases are not material to the financial statements as a whole.
Leases with an initial term of 12 months or less are not recorded on the balance sheet; lease expense is recognized for these short-term leases on a straight-line basis over the lease term.
Accounting Policy Applicable Prior to January 1, 2019
Assets held under capital leases are included in property and equipment, net. Operating lease rentals are expensed on a straight-line basis over the life of the lease beginning on the date we take possession of the property. At lease inception, we determine the lease term by assuming the exercise of those renewal options that are reasonably assured. The exercise of lease renewal options is at our sole discretion. The lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the depreciable life of leased assets and leasehold improvements is limited by the expected lease term.
See Note 7 Leases for additional information on leases.
Goodwill and Other Intangible Assets
Goodwill is calculated as the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. Acquired intangible assets are separately recognized if the benefit of the

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so.
The Company assessed the impairment of its goodwill and indefinite-lived intangible assets at least annually on June 30 and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. During the fourth quarter of fiscal 2020, the Company changed the date of its annual goodwill impairment test from June 30 to November 1. The change was made to more closely align the impairment testing date with the Company’s long-term planning and forecasting process. The change in the annual impairment testing date did not delay, accelerate or avoid an impairment charge. The Company has determined this change in accounting principle is preferable. It is impracticable to determine the cumulative effect of this change to any prior period because the Company would not be able to distinguish objectively whether the significant estimates used in this process would have been available in prior periods without the use of hindsight; the Company will apply the effects of this change prospectively.
Important factors that may trigger an impairment review include but are not limited to:
•
significant underperformance relative to expected historical or projected future operating results;

•
significant changes in the manner of use of the acquired assets or the strategy for the overall business;

•
significant negative industry or economic trends; and

•
significant decline in the Company’s estimated enterprise value relative to carrying value.

The Company is required to write down its goodwill and indefinite-lived intangible assets if they are determined to be impaired. The Company tests its goodwill for impairment on a reporting unit basis. A reporting unit is the operating segment unless, at businesses one level below the operating segment (the component level), discrete financial information is prepared and regularly reviewed by management and the businesses are not otherwise aggregated due to having certain common characteristics, in which case such component is the reporting unit.
We have the option to assess goodwill for impairment by initially performing a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If we determine that it is not more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, then the quantitative goodwill impairment test is not required to be performed. If we determine that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, or if we do not elect the option to perform an initial qualitative assessment, we perform a quantitative goodwill impairment test. In the quantitative impairment test, we calculate the estimated fair value of the reporting unit using a (i) discounted cash flow analysis, (ii) comparable public company analysis and (iii) comparable acquisitions analysis, giving equal weight to the three approaches. If the carrying amount of the reporting unit after all of the reporting unit’s other assets (excluding goodwill) have been adjusted for impairment exceeds the estimated fair value, an impairment charge is recorded for the amount that its carrying amount, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit.
Indefinite-lived intangible assets, such as certain trademarks with indefinite lives, are subject to an impairment review annually and whenever indicators of impairment exist. We have the option to assess indefinite-lived intangible assets for impairment by first performing qualitative assessments to determine whether it is more-likely-than-not that the fair values of the indefinite-lived intangible assets are less than the carrying amounts. If we determine that it is more-likely-than-not that an indefinite-lived intangible asset is impaired, or if we elect not to perform an initial qualitative assessment, we then perform the quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying amount. If the carrying amount exceeds the fair value of the indefinite-lived intangible asset, we write the carrying amount down to the fair value.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
We performed our 2020 qualitative impairment assessment of goodwill and intangible assets and determined that no impairment existed as of November 1, 2020. No goodwill or indefinite-lived intangible asset impairment was identified in any of the periods presented. The Company’s management is not aware of any triggering events subsequent to the impairment review, and management concludes no impairment exists as of December 31, 2020.
The value of definite-lived intangible assets are recorded at their acquisition date fair value and amortized on a straight-line basis over their estimated lives. The Company tests definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We measure recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that the assets or the asset group are expected to generate. If the assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. No definite-lived intangible asset impairment was identified in any of the periods presented.
Following is a summary of the range of estimated useful life of other intangible assets:
Asset Classification	Range of Estimated Useful Life
Client relationships	10 to 15 years
Provider Network	15 years
Technology	5 years
Trade Names	10 years to indefinite
The Company adopted ASU 2017-04, Intangibles — Goodwill and Other (Topic 350) — Simplifying the Test for Goodwill Impairment, for the year ended December 31, 2018.
See Note 8 Goodwill and Other Intangible Assets for additional information.
Revenue Recognition
On January 1, 2018, the Company adopted the new revenue accounting standard issued by the FASB ASC 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606. All revenue recognized in the consolidated statements of (loss) income and comprehensive (loss) income is considered to be revenue from contracts with customers.
Revenue is generated from the compensation received from healthcare cost payors in exchange for various cost management services and solutions. Our service offerings include the following: (i) Network-Based Solutions that process claims at a discount compared to billed fee-for-service rates and using an extensive network, (ii) Analytics-Based Solutions that use its leading and proprietary information technology platform to offer clients Analytics-Based Solutions to reduce medical costs and (iii) Payment Integrity Solutions that use data, technology and clinical expertise to identify improper, unnecessary and excessive charges. Compensation from payors includes (1) commissions received for each claim based on the PSAV achieved compared to the providers’ billed fee-for service rates and (2) fees for standing ready to provide cost management solutions for each covered member, which are based on a PEPM.
Our performance obligation to the customer for a PSAV arrangement is the cost management services provided for each submitted claim regardless of the service offering used to achieve savings, as they are not distinct in the context of the contract. Our performance obligation for PEPM arrangements is to stand ready to process and achieve savings for all covered members each month.
For services performed under a PSAV arrangement, the Company enters into a contract with the customer once the claim is submitted. Revenue under a PSAV arrangement is entirely variable and estimated using the expected value method obtained by applying the contractual rates to the materialized savings that

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
can be reliably estimated leveraging extensive historical data of results obtained for claims of similar nature. Revenue is recognized at a point in time where the customer obtains control over the service promised by the Company, which generally occurs when the Company successfully transfers the savings for the claim to the customer. Judgment is not typically required when assessing whether the savings have materialized.
Fees from customers for standing ready to provide cost management solutions for each customer’s members each month vary depending on the number of employees covered each month. PEPM contracts represent a series of performance obligations to stand ready to provide cost management solutions to our customers’ covered employees on a monthly basis with each time increment representing a distinct service. We recognize revenue over time using the time elapsed output method. In accordance with the series guidance, we allocate variable consideration to the period to which the fees relate.
Variable consideration is estimated using the expected value method based on our historical experience and best judgment at the time. Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our PSAV contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payors not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used when assessing whether estimates of variable consideration are constrained and these estimates are calculated based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. When assessing the estimate of variable consideration, the period of historical experience considered as part of the expected value method requires significant management judgment. We update our estimates at the end of each reporting period as additional information becomes available.
The timing of payments from customers from time to time generates contract assets or contract liabilities, however these amounts are immaterial in all periods presented.
Payment terms vary on a contract-by-contract basis, although terms generally include a requirement of payment within 15 to 30 days. We do not have any significant financing components in our contracts with customers.
The Company expenses sales commissions and other costs to obtain a contract when incurred, because our commissions are deemed contingent on factors broader than the simple intention of the contracts and cannot be considered directly incremental. These costs are recorded within selling, general and administrative expenses.
Practical Expedients and Accounting Policy Elections
The Company excludes sales taxes and other similar taxes from the measurement of the transaction price.
The Company does not disclose the value of unsatisfied performance obligations, nor do we disclose the timing of revenue recognition for contracts with an original expected length of one year or less.
The Company uses a portfolio approach when estimating the amount of consideration it expects to receive from certain classes of customer contracts with similar characteristics, and expects that the difference from applying the new revenue standard to a portfolio of contracts as compared to an individual contract would not result in a material effect on the financial statements.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
Disaggregation of Revenue
The following table presents revenues disaggregated by services and contract types:
	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Revenues
Network Services	$271,262	$314,510	$363,510
PSAV	208,276	249,095	289,874
PEPM	55,301	56,841	60,950
Other	7,685	8,574	12,686
Analytic-Based Services	564,661	561,525	584,998
PSAV	560,981	560,675	584,453
PEPM	3,680	850	545
Payment Integrity Services	101,840	106,866	92,375
PSAV	101,753	106,782	92,223
PEPM	87	84	152
Total Revenues	$937,763	$982,901	$1,040,883
Costs of Services
Costs of services consist of all costs specifically associated with claims processing activities for customers, sales and marketing and the development and maintenance of the Company’s networks and analytics-based solutions.
Insurance
The Company employs various risk transfer methodologies in dealing with the various insurance policies it purchases. These methodologies include the use of large deductible programs and self-insured retentions with stop loss limits. Errors and omissions liability, directors and officers liability, fiduciary liability, cybersecurity, employment practices liability and crime insurance are all claims made coverages and utilize self-insured retentions subject to an annual aggregate limit. These self-insured retentions range from $10,000 to $2,500,000 per claim. The Company retains the services of an insurance broker to assess current risk and exposure levels as a standalone entity. The appropriate types and levels of coverage were determined by the Company, and the Company had active policies providing the desired level of coverage deemed necessary by the Company.
Health insurance and employee benefits are subject to the participant’s deductible amounts with amounts exceeding the deductibles self-insured by the Company. The Company uses historical claim data and loss trends to project incurred losses and record loss reserves. Other factors utilized in determining loss reserves include, but are not limited to, the amount and timing of historical payments, severity of individual claims, jurisdictional considerations, the anticipated future volume of claims, the life span of various types of claims and input from the Company’s legal representatives responsible for the defense of these claims. The ultimate value of casualty claims (primarily general liability) and professional liability (primarily errors and omissions) claims may take several years before becoming known.
Stock-Based Compensation
Prior to the Transactions
The Company’s awards were granted in the form of Units via the Polaris Agreement.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as compensation expense, net of forfeitures, over the applicable requisite service period of the stock award using the straight-line method for awards with only service conditions and using the graded-vesting method for awards with performance conditions. The fair value of the awards is remeasured at each reporting period. The Units are classified as liabilities and their fair value is remeasured at each reporting period.
We determine the fair value of our awards based on (i) the customized payout structure of the subject Units, (ii) liquidity timing, and (iii) vesting hurdles, as applicable, based on the output of Monte Carlo simulations. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.
Changes in the assumptions made on (i) liquidity dates, (ii) volatility, (iii) discount rates and (iv) the risk-free rate can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. The Company has historically been a private company and lacked company-specific historical and implied volatility information. Therefore, it estimated its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The risk-free interest rate is based on US Treasury constant maturity yields commensurate with the remaining term for each liquidity date assumption. These inputs are subjective and generally require significant analysis and judgment to develop.
After the consummation of the Transactions
The Company’s awards are granted via the 2020 Omnibus Incentive Plan in the form of Employee RS and Director RSUs.
Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as compensation expense for Employee RS, net of forfeitures, over the applicable requisite service period of the stock award using the straight-line method for awards with only service conditions and using the graded-vesting method for awards with performance conditions. The compensation expense for Director RSUs is recognized in the same period(s) and in the same manner as if the Company had paid cash in exchange for the goods or services instead of a share-based award.
We determine the fair value of the awards with time based vesting using the value on our common stock on the date of the grant.
See Note 15 Stock-Based Compensation for further information.
Private Placement Warrants and Unvested Founder Shares
The Company classifies the Private Placement Warrants and unvested founder shares as a liability on its consolidated balance sheets as these instruments are precluded from being indexed to our own stock given the terms allow for a settlement adjustment that does not meet the scope of the fixed-for-fixed exception in ASC 815.
The Private Placement Warrants and unvested founder shares were initially recorded at fair value on the date of consummation of the Transactions and are subsequently adjusted to fair value at each subsequent reporting date. Changes in the fair value of these instruments are recognized within the change in fair value of Private Placement Warrants and unvested founder shares in the consolidated statements of (loss) income and comprehensive (loss) income. The fair value of the unvested founder shares and unvested Private Placement Warrants is obtained using a Monte Carlo model and the fair value of the remaining Private Placement Warrants using a Black Scholes model, together referenced as the ‘‘option pricing’’ model. The Company will continue to adjust the liability for changes in fair value for the founder shares until the earlier of the re-vesting or forfeiture of these instruments. The Company will continue to adjust the liability for changes in fair value for the Private Placement Warrants until the warrant is equity classified.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
We determine the fair value of the Private Placement Warrants and unvested founder shares using an option pricing model while taking into consideration (i) the price of the Company’s Class A common stock, (ii) transfer restrictions, and (iii) vesting hurdles, as applicable. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.
Certain assumptions used in the model are subjective and require significant management judgment, and include the (i) the risk-free rate, (ii) volatility, and (iii) the discount for lack of marketability. Changes in these assumptions can materially affect the estimate of the fair value of these instruments and ultimately other income and expenses. The Company has historically been a private company and lacked sufficient company-specific historical and implied volatility information. Therefore, it estimated its expected stock volatility based on the implied volatility of our publicly traded financial instruments and the historical volatility of a publicly traded set of peer companies. The risk-free interest rate is based on the 5 year U.S. Treasury constant maturity yields. The discount for lack of marketability for privately held securities is based on the average rate protective put method that estimates the discount based on the average price over the restriction period rather than based on the final price.
Customer Concentration
Two customers individually accounted for 35% and 20% of revenues during each of the years ended December 31, 2020 and December 31, 2019. During the year ended December 31, 2018, two customers individually accounted for 30% and 20% of revenues. The loss of the business of one or more of the Company’s larger customers could have a material adverse effect on the Company’s results of operations.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include cash and accounts receivable, approximate their fair values due to their short maturities.
The fair value of long-term debt is based on interest rates currently available for instruments with similar terms. The fair value of the Private Placement Warrants and unvested founder shares described in Note 10 Private Placement Warrants and Unvested Founder Shares is based on the price of the Company’s Class A common stock while taking in consideration restrictions and vesting conditions, as applicable.
See Note 11 Fair Value Measurements for additional details.
Income Taxes
The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized for deductible temporary differences, net operating loss carry forwards and tax credit carry forwards if it is more likely than not that the tax benefits will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.
The Company evaluates all factors on a regular basis to determine the amount of deferred income tax assets to recognize in the financial statements, including its recent earnings history, current and projected future taxable income, the number of years its net operating loss and tax credits can be carried forward, the existence of taxable temporary differences and available tax planning strategies.
Loss and Earnings per Common Share
The Company calculates EPS based on the weighted average number of common shares outstanding for the period.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
Diluted EPS includes the potential dilution of common stock equivalent shares that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Such potential common shares include options, unvested RSUs, and warrants.
In periods when the Company records net loss, potential common shares are excluded in the computation of diluted EPS because their inclusion would be anti-dilutive.
See Note 17 Basic and Diluted Loss and Earnings Per Share for additional information.
3.
New Accounting Pronouncements

We consider the applicability and impact of all ASUs and applicable authoritative guidance. The ASUs not listed below were assessed and determined to be either not applicable or are expected to have an immaterial impact on our consolidated financial position.
New Accounting Pronouncements Recently Adopted
ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses.   In 2016, the FASB issued Accounting Standards Update ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments including subsequent amendments to the initial guidance: ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses. ASU 326 and related amendments require credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach with an expected loss methodology that is referred to as CECL. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We adopted this standard on January 1, 2020, using a modified retrospective approach. Our financial instruments in the scope of the new standard consist primarily of trade receivables and loans. The adoption of ASC 326 had no material impact on our consolidated financial statements.
ASU 2018-15, Intangibles-Goodwill and Other — Internal-Use Software (Subtopic 350-40) — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.    In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other — Internal-Use Software (Subtopic 350-40) — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU addresses a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). We adopted this new accounting standard as of January 1, 2020 on a prospective basis. The adoption of this ASU did not have a material impact on our consolidated financial statements.
ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Change to the Disclosure Requirements for Fair Value Measurement.   In June 2016, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Change to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying and adding certain disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance on January 1, 2020 and it had no material impact on our consolidated financial statements.
New Accounting Pronouncements Issued but Not Yet Adopted
ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740).   In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.   In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard is effective for all entities as of March 12, 2020 through December 31, 2022. Early adoption is permitted. The Company has a term loan and a revolving credit loan for which the interest rates are indexed on the LIBOR and as a result is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.   On August 5, 2020, the FASB issued ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The amendments simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. As a result of the Transactions described in Note 4 The Transactions, the Company issued convertible debt and is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
4.
The Transactions

As discussed in Note 1 General Information and Business, on October 8, 2020, the Company consummated the Transactions. Upon the consummation of the Transactions: (i) First Merger Sub was merged with and into Polaris with Polaris being the surviving company in the merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Polaris was merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of the Company. In connection with the consummation of the Transactions:
•
$1,521.0 million in cash was paid to Holdings on behalf of Holdings’ equity holders as the closing cash consideration;

•
the Company issued 415,700,000 shares of its Class A common stock as closing share consideration;

•
holders of 8,693,855 shares of the Company’s Class A common stock sold in its Initial Public Offering properly exercised their right to have such shares redeemed for a full pro rata portion of the Trust Account holding the proceeds from the Company’s Initial Public Offering, calculated as of two business days prior to the consummation of the Transactions, or approximately $10.03 per share and $87.2 million in the aggregate;

•
the Company issued and sold to investors in a private placement, (x) 130,000,000 shares of the Company’s Class A common stock at a purchase price of $10.00 per share for aggregate proceeds of

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
$1,300.0 million, (y) warrants to purchase 6,500,000 shares of the Company’s Class A common stock and (z) an additional 2,050,000 shares of the Company’s Class A common stock in lieu of an original issue discount;
•
the Company issued and sold to investors in a private placement $1,300.0 million in aggregate principal amount of Senior Convertible PIK Notes, with an original issue discount of $32.5 million, for aggregate proceeds of $1,267.5 million;

•
the Senior PIK Notes were redeemed in full for a total redemption price of $1,237.6 million (which includes accrued interest through October 7, 2020);

•
all of the Company’s 27,500,000 outstanding shares of Class B common stock were converted into shares of the Company’s Class A common stock on a one-for-one basis;

•
the Company paid KG a transaction fee of $15.0 million and a placement fee of $15.5 million, all of which was paid in cash; and

•
The Sponsor elected to convert the full balance of the unsecured promissory note issued by the Company, in the principal amount of $1.5 million, into 1,500,000 Working Capital Warrants.

The consummation of the Transactions constituted a definitive Liquidity Event under the agreements governing the Unit awards and as a result all unvested Units vested on October 7, 2020, as more fully described in Note 15 Stock-Based Compensation. Polaris recorded these awards within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. The settlement of these awards was made in a combination of cash and shares of the Company’s Class A common stock and was included in the aggregate consideration paid to Polaris Owners.
After giving effect to the Transactions and the redemption of public shares as described above, there were 664,152,068 shares of the Company’s Class A common stock issued and 655,057,192 shares of the Company’s Class A common stock outstanding, excluding (i) the 9,094,876 shares purchased by a subsidiary of MultiPlan in August 2020, which shares are held by the Company as treasury shares and (ii) the 12,404,080 founder shares that unvested in connection with the Transactions as more fully described in Note 10 Private Placement Warrants and Unvested Founder Shares. The shares, options and net loss per share available to holders of the Company’s common stock, prior to the Transactions, have been retroactively restated as shares reflecting the exchange ratio established in the Transactions.
In connection with the Transactions, the Company has incurred transaction costs. The transaction costs directly attributable to the Transactions represent $113.1 million and have been recorded as a reduction to additional paid in capital in the accompanying consolidated balance sheets. The transaction costs considered incremental have been expensed as incurred and these amounts, $28.7 million for the year ended December 31, 2020 are included in general and administrative expenses in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
Remaining funds held on the Closing Date in the Trust Account of $792.7 million were released to be used for working capital and general corporate purposes.
5.   Business Combinations
HST Acquisition
On November 9, 2020, the Company completed the acquisition of HST, a reference-based pricing company that uses data analytics and tools to engage members and providers on the front and back end of healthcare. The Company acquired 100 percent of the voting equity interest of HST. The acquisition increases the value that MultiPlan offers to healthcare payors by adding complementary services to help them better manage cost, enhances MultiPlan’s analytics products and services and further extends the company into adjacent customer segments such as TPAs and Regional Health Plans.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
The HST acquisition was accounted as a business combination using the acquisition method of accounting. As a result of the HST acquisition and the application of purchase accounting, HST’s identifiable assets and liabilities were adjusted to their fair market values as of the acquisition date. The HST goodwill is not deductible for income tax purposes.
The following table summarizes the consideration transferred to acquire HST and the amounts of identified assets acquired and liabilities assumed at the acquisition date:
(in thousands)
Total consideration transferred in cash	$145,416
Cash and cash equivalents	5,384
Trade accounts receivable, net	885
Prepaid expenses	138
Operating lease right-of-use assets	1,306
Property and equipment, net	78
Other current assets, net	60
Trademark, net	1,430
Technology, net	6,350
Client relationships intangible, net	24,460
Accounts payable	(419)
Other accrued expenses	(310)
Deferred income taxes	(7,854)
Operating lease obligation	(1,415)
Total identifiable net assets	30,093
Goodwill	$115,323
The results of operations and financial condition of HST have been included in the Company’s consolidated results from the date of acquisition. Through December 31, 2020, HST’s impact on revenues and net earnings was not material and as a result no pro forma disclosures were required.
In connection with the HST acquisition, the Company incurred transaction costs. The transaction costs have been expensed as incurred and these amounts totaling $0.9 million for the year ended December 31, 2020, are included in general and administrative expenses in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
6.   Property and Equipment
Property and equipment, net consisted of the following as of December 31, 2020 and 2019:
	As of December 31,
	2020			2019
(in thousands)	Property and Equipment	Accumulated Depreciation	Property and Equipment, Net	Property and Equipment	Accumulated Depreciation	Property and Equipment, Net
Leasehold improvements	$3,583	$(2,507)	$1,076	$3,569	$(2,072)	$1,497
Furniture & equipment	5,719	(3,810)	1,909	5,499	(3,109)	2,390
Computer hardware	45,865	(29,115)	16,750	36,979	(23,174)	13,805
Computer software	33,903	(27,796)	6,107	32,905	(23,055)	9,850

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
	As of December 31,
	2020			2019
(in thousands)	Property and Equipment	Accumulated Depreciation	Property and Equipment, Net	Property and Equipment	Accumulated Depreciation	Property and Equipment, Net
Capitalized software development	341,844	(180,055)	161,789	283,391	(132,941)	150,450
Total Property and Equipment	$430,914	$(243,283)	$187,631	$362,343	$(184,351)	$177,992

Furniture and equipment includes assets under finance leases of $0.4 million and $0.3 million with accumulated depreciation of $0.2 million and $0.1 million as of December 31, 2020 and 2019, respectively.
During the years ended December 31, 2020 and 2019, the Company conducted a review of its property and equipment records and wrote-off assets with a net value of $0.7 million and $2.2 million, respectively.
7.   Leases
The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease ROU assets and current and non-current operating lease obligation on the consolidated balance sheets. Finance lease ROU assets are included in property and equipment, net, and the current and non-current portion of finance lease liabilities are included in other accrued expenses and long-term debt, respectively, on the consolidated balance sheets.
The Company has operating and finance leases for corporate offices and certain equipment. Leases have remaining lease terms ranging from one to six years. Certain leases include options to renew in increments of five years; the options to renew are not considered reasonably certain to be exercised at commencement and are not included in the lease term. Some leases have variable payments, however, because they are not based on an index or rate, they are not included in the measurement of ROU assets and operating lease liabilities. Variable payments for real estate leases relate primarily to common area maintenance, insurance and property taxes associated with the properties. These variable payments are expensed as incurred. The Company elected to not separate lease and non-lease components for building and equipment leases. The Company will account for the lease and non-lease components, such as those described above, as a single lease component.
For the year ended December 31, 2020, operating lease expense was $10.9 million, of which $7.1 million was recorded within costs of services and $3.8 million was recorded within general and administrative expenses. For the year ended December 31, 2020, variable lease expense was $1.9 million, of which $1.0 million was recorded within cost of services and $0.9 million was recorded within general and administrative expenses. Short-term and finance lease expense was determined to not be material. In addition, $10.2 million of operating lease ROU assets were obtained in exchange for lease obligations during the year ended December 31, 2020.
For the year ended December 31, 2019, operating lease expense was $11.0 million, of which $7.0 million was recorded within costs of services and $4.0 million was recorded within general and administrative expenses. For the year ended December 31, 2019, variable lease expense was $1.8 million, of which $1.0 million was recorded within cost of services and $0.8 million was recorded within general and administrative expenses. Short-term and finance lease expense was determined to not be material. In addition, $4.0 million of operating lease ROU assets were obtained in exchange for lease obligations during the year ended December 31, 2019.
For the year ended December 31, 2018, fixed rent expense was $10.6 million and variable rent expense was $1.0 million.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
Future lease payments due in each of the next five years and thereafter, as of December 31, 2020, in accordance with ASC Topic 842, are presented in the table below:
(in thousands)
2021	$8,395
2022	8,857
2023	8,252
2024	3,669
2025	2,724
Thereafter	5,916
Total lease payments	37,813
Less: Interest	(3,875)
Present value of lease liabilities	$33,938
Weighted average remaining lease terms and discount rates were as follows:
December 31, 2020
Weighted-average remaining lease term
Operating leases	5 years, 4 months
Weighted-average discount rate
Operating leases	6.5%
The discount rate applied to our leases in determining the present value of lease payments is our incremental borrowing rate based on the information available at the commencement date.
Supplemental cash flow information related to leases was as follows:
	For the Year Ended December 31,
(in thousands)	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$10,527	$10,961
As of December 31, 2020 and 2019, there were no material lease transactions that we have entered into but have not yet commenced.
8.   Goodwill and Other Intangible Assets
As of each balance sheet date, other intangible assets consisted of the following:
		As of December 31,
		2020			2019
(in thousands)	Weighted- average amortization period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Client relationships	15 years	$4,138,460	$(1,252,892)	$2,885,568	$4,114,000	$(978,218)	$3,135,782
Provider network	15 years	896,800	(273,026)	623,774	896,800	(213,239)	683,561
Technology	5 years	6,350	(211)	6,139	—	—	—
Trade names	10 years	1,430	(24)	1,406	—	—	—
Trade names	Indefinite	67,300	—	67,300	67,300	—	67,300
Total		$5,110,340	$(1,526,153)	$3,584,187	$5,078,100	$(1,191,457)	$3,886,643

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
Amortization expense was $334.7 million, $334.1 million and $334.1 million for the year ended December 31, 2020, 2019 and 2018, respectively. The estimated aggregate amortization expense for each of the five succeeding years is $337.9 million per year.
The goodwill arose from the acquisition of the Company in 2016 by Holdings and the HST acquisition in 2020. The carrying value of goodwill was $4,257.3 million and $4,142.0 million as of December 31, 2020 and 2019, respectively, and no impairment has been recognized to date.
Goodwill for the years ended December 31, 2020 and 2019 are as follows:
(in thousands)	2020	2019
Beginning balance, January 1	$4,142,013	$4,142,013
Acquisitions	115,323	—
Ending balance, December 31	$4,257,336	$4,142,013
9.   Long-Term Debt
As of December 31, 2020, and 2019, long-term debt consisted of the following:
	As of December 31,
(in thousands)	2020	2019
Term Loan G	$2,341,000	$2,710,000
7.125% Notes	—	1,560,000
5.750% Notes	1,300,000	—
Senior PIK Notes	—	1,178,727
Senior Convertible PIK Notes	1,300,000	—
Finance lease obligations, non-current	92	101
Long-term debt	4,941,092	5,448,828
Discount – Term Loan G	(3,831)	(6,195)
Premium – 7.125% Notes	—	10,327
Discount – Senior PIK Notes	—	(7,436)
Discount – Senior Convertible PIK Notes	(329,494)	—
Debt issuance costs, net:
Term Loan G	(9,666)	(18,332)
7.125% Notes	—	(21,539)
5.750% Notes	(19,613)	—
Senior PIK Notes	—	(8,531)
Long-term debt, net	$4,578,488	$5,397,122

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
As of December 31, 2020, the estimated future principal payments due were as follows:
	Payments Due by Period
(in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Term Loan G	$2,341,000	$—	$2,341,000	$—	$—
5.750% Notes	$1,300,000	$—	$—	$—	$1,300,000
Senior Convertible PIK Notes	$1,300,000	$—	$—	$—	$1,300,000
Finance lease obligations, non-current	$199	$107	$92	$—	$—
Total contractual obligations	$4,941,199	$107	$2,341,092	$—	$2,600,000
Term Loan and Revolver
On June 7, 2016, the Company borrowed $3,500.0 million with a group of lenders due and payable on June 7, 2023, Term Loan G and settled all other outstanding term loans at that time.
The Company had a $100.0 million Revolver G in conjunction with Term Loan G. On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of COVID-19. The revolver and associated interest was repaid on June 25, 2020. On July 2, 2020 the Company, the administrative agent and the revolving credit lenders agreed to amend the maturity date of Revolver G to June 7, 2023, or September 1, 2022 should the aggregate principal outstanding on the Senior PIK Notes exceed $300 million on September 1, 2022.
On October 29, 2020, the Company entered into an amendment to increase the commitments under Revolver G from $100.0 million to $450.0 million, and the revolving credit facility will require the Company to maintain a maximum first lien secured leverage ratio of 6.75 to 1.00. The Company used the net proceeds from the issuance of senior notes described below, together with $715.0 million of cash on hand, (i) to redeem, satisfy and discharge all of the 7.125% Notes (as defined below) and repay $369.0 million of indebtedness under the Term Loan G and (ii) to pay fees and expenses in connection therewith. As a result of the Term Loan G repayment, and in accordance with GAAP, we wrote off $0.6 million of the term loan discount and $1.6 million of debt issuance costs. These amounts are included in the Loss (gain) on extinguishment of debt in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
The term loan and revolver are secured by a first priority lien on substantially all of the Company’s tangible and intangible property, including a pledge of all of the capital stock of each of its subsidiaries.
During the year ended December 31, 2020, a correcting adjustment of $2.3 million was made to increase interest expense to account for acceleration of debt issuance cost due to principal prepayments made on the Term Loan G in the years 2017, 2018 and 2019. The adjustment was not material to the current period or historical period financial statements.
Interest on Term Loan G and Revolver G is calculated, at the Company’s option, as (a) LIBOR (or, with respect to the term loan facility only 1.00%, whichever is higher), plus the applicable margin, or (b) the highest rate of (1) prime rate, (2) the federal funds effective rate plus 0.50%, (3) LIBOR for an interest period of one month plus 1.00% and (4) 2.00% for Term Loan G and 0.00% for Revolver G, in each case plus an applicable margin of 2.00%. The interest rate in effect for Term Loan G was 3.75%, 4.69% and 5.55% as of December 31, 2020, 2019 and 2018, respectively. Term Loan G interest expense was $119.1 million, $144.2 million and $147.9 million for the year ended December 31, 2020, 2019 and 2018, respectively. These amounts are included in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
For all our debt agreements with an interest rate dependent on LIBOR, the Company is currently assessing and monitoring how transitioning from LIBOR to an alternative reference rate may affect the Company beyond 2023.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
The Company is obligated to pay a commitment fee on the average daily unused amount of Revolver G. The annual commitment fee rate was 0.25% at December 31, 2020, 2019 and 2018. The fee can range from an annual rate of 0.25% to 0.50% based on the Company’s leverage ratio, as defined in the agreement. Interest expense, including commitment fees, were $1.9 million, $0.2 million and $0.2 million for the year ended December 31, 2020, 2019 and 2018, respectively. These amounts are included in interest expense in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
Senior Notes
7.125% Notes
On June 7, 2016 the Company sold 7.125% Notes of $1,100.0 million. The 7.125% Notes were guaranteed on a senior unsecured basis jointly and severally by the Company and its subsidiaries and had a maturity date of June 7, 2024. On November 18, 2016, MultiPlan sold senior subordinated notes of $460.0 million at 103.5% plus accrued interest from June 7, 2016 to November 18, 2016 of $14.7 million. The notes were issued as additional notes under the same indenture governing our $1,100.0 million of 7.125% Notes. The proceeds of the sale were used to make a $385.0 million distribution to our Class A Unit holders and pay related fees and expenses of $6.9 million, and $98.9 million was transferred to the Company’s operating account.
On October 29, 2020, the 7.125% Notes were redeemed in full for a total redemption price of $1,661.3 million, which includes a redemption premium of $55.6 million and accrued interest of $45.7 million. The difference between the redemption price and the net carrying amount of the debt (including the accrued interest for $45.7 million, the unamortized debt issuance costs of $18.0 million and the unamortized debt premium of $8.6 million) was recognized as a loss of $65.0 million included in Loss (gain) on extinguishment of debt in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
The interest rate on the 7.125% Notes was fixed at 7.125% and was payable semi-annually on June 1 and December 1 of each year. Annual interest expense on the 7.125% Notes was $93.8 million, $111.2 million and $111.2 million for the twelve month period ended December 31, 2020, 2019 and 2018, respectively. These amounts are included in interest expense in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
5.750% Notes
On October 29, 2020 the Company sold 5.750% Notes of $1,300.0 million. The 5.750% Notes are guaranteed on a senior unsecured basis jointly and severally by the Company and its subsidiaries and have a maturation date of November 1, 2028. The 5.750% Notes were issued at par.
The interest rate on the 5.750% Notes is fixed at 5.750%, and is payable semi-annually on May 1 and November 1 of each year. Interest expense on the 5.750% Notes was $13.4 million for the twelve month period ended December 31, 2020. These amounts are included in the interest expense in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
Senior PIK Notes
The Company sold Senior PIK Notes of $1,300.0 million on November 21, 2017. The Senior PIK Notes were issued with a 1.0% discount and had a maturity date of December 1, 2022. The net proceeds of the Senior PIK Notes plus $28.6 million of operating cash were used to make distributions of $1,300.0 million to Class A and B unit holders and pay related transaction expenses and debt issuance costs.
During August and September of 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
On October 8, 2020, the Senior PIK notes were redeemed in full for a total redemption price of $1,237.6 million, which includes a redemption premium of $23.6 million and accrued interest of $35.3 million. The difference between the redemption price and the net carrying amount of the debt (including the accrued interest for $35.3 million, the unamortized debt issuance costs of $6.5 million and the unamortized debt discount of $5.7 million) was recognized as a loss of $35.7 million included Loss (gain) on extinguishment of debt in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
The interest rate on the Senior PIK Notes was fixed at 8.5% and was payable semi-annually on June 1 and December 1 of each year. Interest expense on the Senior PIK Notes was $80.9 million, $107.0 million and $110.4 million for the twelve month period ended December 31, 2020, 2019 and 2018, respectively. These amounts are included in the interest expense in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
Senior Convertible PIK Notes
On October 8, 2020, the company issued and sold $1,300.0 million in aggregate principal amount of Senior Convertible PIK Notes. The Senior Convertible PIK Notes were issued with a 2.5% discount with a maturity date of October 15, 2027. The nature of the notes required management to separate the Senior Convertible PIK Notes into liability and equity components. The carrying amount of the liability was determined by measuring the fair value of a similar debt instrument (including any embedded features other than the conversion option) that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the principal amount, net of original issue discount of the Senior Convertible PIK Notes.
The Senior Convertible PIK Notes are convertible into shares of Class A common stock based on a $13.00 conversion price, subject to customary anti-dilution adjustments.
The interest rate on the Senior Convertible PIK Notes is fixed at 6% in cash and 7% in kind, and is payable semi-annually on April 15 and October 15 of each year. Interest expense on the Senior Convertible PIK Notes was $26.3 million for the year ended December 31, 2020. These amounts are included in the interest expense in the accompanying consolidated statements of (loss) income and comprehensive (loss) income.
Debt Covenants and Events of Default
The Company is subject to certain affirmative and negative debt covenants under Term Loan G, the 5.750% Notes, the 7.125% Notes and the Senior PIK Notes that limit the Company and its subsidiaries’ ability to engage in specified types of transactions. These covenants limit the Company and its subsidiaries’ ability to, among other things:
•
incur additional indebtedness or issue disqualified or preferred stock;

•
pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•
make certain loans, investments or other restricted payments;

•
transfer or sell certain assets;

•
incur certain liens;

•
place restrictions on the ability of its subsidiaries to pay dividends or make other payments to the Company;

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
•
guarantee indebtedness or incur other contingent obligations;

•
consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its business units, assets or other properties; and

•
engage in transactions with the Company’s affiliates.

Under our debt agreements, a Change of Control is an immediate Event of Default.
In addition, solely with respect to the Revolver G, the Company is required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 6.75 to 1.00. As of December 31, 2020 and 2019 the Company was in compliance with all of the debt covenants.
Debt Issuance Costs
In connection with the issuance of our debt instruments, the Company incurred specific expenses related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized and are being amortized over the term of the related debt using the effective interest method.
The following table is a summary of the cost and accumulated amortization of debt issuances costs as of December 31, 2020 and 2019:
		As of December 31,
		2020		2019
(in thousands)	Amortization Period	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Term Loan G	84 months	$32,324	$(22,658)	$34,654	$(16,322)
7.125% Notes	96 months	—	—	34,089	(12,550)
5.750% Notes	96 months	19,939	(326)	—	—
Senior PIK Note	60 months	—	—	14,909	(6,378)
Revolver G	84 months	4,722	(1,076)	971	(692)
		$56,985	$(24,060)	$84,623	$(35,942)
These debt issuance costs associated with the Revolver G are included in other assets in the accompanying consolidated balance sheets.
10.   Private Placement Warrants and Unvested Founder Shares
In connection with the execution of the Merger Agreement, Churchill and the Insiders entered into a Sponsor Agreement. Pursuant to the terms of the Sponsor Agreement, 12,404,080 of the founder shares and 4,800,000 Private Placement Warrants were unvested as of October 8, 2020 and will revest at such time as, during the 4-year period starting on October 8, 2021 and ending on October 8, 2025, the closing price of our Class A common stock exceeds $12.50 per share for any forty (40) trading days in a sixty (60) consecutive day period. Such founder shares and Private Placement Warrants that do not re-vest on or before October 8, 2025 will be forfeited and cancelled.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) until April 8, 2022. The 4,800,000 Private Placement Warrants that vest are not transferable, assignable or salable (except to our officers and

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
directors and other persons or entities affiliated with the Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) until they re-vest, and not before April 8, 2022.
In the event of an “Acquiror Sale” defined by the Sponsor Agreement as (i) a purchase, sale, exchange, business combination or other transaction in which the equity securities of the acquiror, its successor or the surviving entity of such business combination or other transaction are not registered under the Securities Exchange Act of 1934, or listed or quoted for trading on a national securities exchange or (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the acquiror’s assets to a third party that is not an affiliate of the Sponsor, changes based on the acquiror price. If the Acquiror Price is less than $10 per share, no founder shares or vesting Private Placement Warrants will vest; if the Acquiror Price exceeds $12.50 per share, all founder shares or vesting Private Placement Warrants will vest; and if the Acquiror Price is between $10 per share and $12.50 per share, the number of founder shares or vesting Private Placement warrants that vest will be determined based on linear interpolation between such share price levels. The remaining founder shares and vesting Private Placement warrants will be forfeited and cancelled for no consideration.
The Company classifies the Private Placement Warrants and unvested founder shares as a liability on its consolidated balance sheets as these instruments are precluded from being indexed to our own stock given the terms allow for settlement that does not meet the scope of the fixed-for-fixed-exception in ASC 815.
Each Private Placement Warrant and unvested founder share is initially recorded at fair value on date of consummation of the Transactions using an option pricing model, and it is subsequently re-measured to fair value at each subsequent reporting date.
As of October 8, 2020, the fair value of the Private Placement Warrants and unvested founder shares was $56.0 million and $86.0 million, respectively. As of December 31, 2020, the fair value of the Private Placement Warrants and unvested founder shares is $44.5 million and $62.1 million, respectively. From the consummation of the Transactions to December 31, 2020, and primarily as a result of the decrease in the price of the Company’s Class A common stock over that period, the fair value of the Private Placement Warrants and the unvested founder shares decreased by $11.5 million and $23.9 million, respectively and the corresponding gain is recognized within change in fair value of Private Placement Warrants and unvested founder shares in the consolidated statements of (loss) income and comprehensive (loss) income.
11.   Fair Value Measurements
Fair value measurements are based on the premise that fair value represents an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities on the reporting date.

•
Level 2 — Inputs, other than quoted prices in active markets (Level 1), that are observable for the asset or liability, either directly or indirectly.

•
Level 3 — Unobservable inputs in which there is little or no market data, which require the entity to develop its own assumptions

Financial instruments
Certain financial instruments which are not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable and accounts payable, which approximate fair value due to their short-term nature. The financial instrument that potentially subjects the Company to concentrations of credit risk consists primarily of accounts receivable.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
We estimate the fair value of long-term debt, including current maturities of finance lease obligations, based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Assumptions include interest rates currently available for instruments with similar terms as well as the five, seven, and eight-year Treasury bill rates. As such, this is considered a Level 2 fair value measurement.
As of December 31, 2020 and 2019, the Company’s carrying amount and fair value of long-term debt consisted of the following:
	As of December 31,
	2020		2019
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Term Loan G, net of discount	$2,337,169	$2,390,720	$2,703,805	$2,769,645
7.125% Notes, net of premium	—	—	1,570,327	1,544,976
5.750% Notes, net of discount	1,300,000	1,300,000	—	—
Senior PIK Note, net of discount	—	—	1,171,291	1,191,694
Senior Convertible PIK Notes, net of discount	970,506	970,506	—	—
Finance lease obligations	92	92	101	101
Total Liabilities	$4,607,767	$4,661,318	$5,445,524	$5,506,416
Recurring fair value measurements
Prior to the Transactions, we measured our 2016 Class B Unit Incentive Plan at fair market value on a recurring basis. The fair value of the stock-based compensation awards was determined based on significant inputs not observable in the market which would represent a level 3 measurement within the fair value hierarchy. The Company uses a Monte Carlo simulation to estimate the fair value of the stock-based compensation awards. See Note 15 Stock-Based Compensation for further information.
The Private Placement Warrants and unvested founder shares are measured at fair value on a recurring basis. The fair value of these instruments was determined based on significant inputs not observable in the market which would represent a level 3 measurement within the fair value hierarchy. The Company uses an option pricing simulation to estimate the fair value of these instruments.
Non-recurring fair value measurements
We also measure certain non-financial assets at fair value on a nonrecurring basis, primarily goodwill and long-lived tangible and intangible assets, in connection with periodic evaluations for potential impairment. We estimate the fair value of these assets using primarily unobservable inputs and, as such, these are considered Level 3 fair value measurements. There were no material impairment charges for these assets for fiscal years 2020, 2019 and 2018.
For additional information related to goodwill, intangible assets, long-lived assets and impairments, see Note 2 Summary of Significant Accounting Policies.
12.   Income Taxes
The Company does not have operations in foreign jurisdictions. The (benefit) provision for income taxes for the years ended December 31, 2020, 2019 and 2018 are as follows:

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Current
Federal	$14,602	$96,148	$103,806
State and local	4,096	16,055	16,785
	$18,698	$112,203	$120,591
Deferred
Federal	$(48,168)	$(97,326)	$(92,764)
State and local	3,127	(14,078)	(19,719)
	(45,041)	(111,404)	(112,483)
Total (benefit) provision from continuing operations	$(26,343)	$799	$8,108
The Company’s provision for income taxes for the years ending December 31, 2020, 2019 and 2018 was impacted by the TCJA, which was enacted into law on December 22, 2017. Income tax effects resulting from changes in tax laws are accounted for by the Company in accordance with the authoritative guidance, which requires that these tax effects be recognized in the period in which the law is enacted. Thus, at December 22, 2017, the date of enactment, the Company’s deferred taxes were re-measured utilizing the new federal income tax rate of 21%. During 2020 the Internal Revenue Service issued final regulations relating to the TCJA that the Company assessed and was accounted for in the period when issued. Additional changes under the CARES act in Q1 2020 increased the allowable interest expense deduction for 2019 and 2020. These changes reduced the Company’s deferred tax asset and taxes payable in the amount of $32.5 million. This was recorded in the period of enactment. Other impacts of the CARES act were reviewed and determined not to be material to the Company.
The TCJA includes significant changes to the U.S. corporate income tax system including a reduction of the U.S. federal corporate tax rate from 35.0% to 21.0% as of January 1, 2018, and a limitation on business interest deductions.
The pre-tax loss during the year ended December 31, 2020 of $546.9 million generated an income tax benefit of $26.3 million. The pre-tax income during the year ended December 31, 2019 and 2018 were $10.5 million and $44.3 million which generated income tax provisions of $0.8 million and $8.1 million, respectively.
The reconciliation of the tax provision at the U.S. federal statutory rate to the provision for income taxes and the effective tax rate for the years ended December 31 is as follows:

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Tax at Statutory	$(114,850)	$2,207	$9,310
Non-Deductible Expenses	639	75	57
Equity Compensation Plan	85,227	(3,125)	990
Non-Deductible Private Placement Warrants and unvested founder shares Liability	(7,439)	—	—
State Taxes (net)	(1,741)	1,704	2,617
Valuation Allowance	2,555	—	—
Non-Deductible Compensation	2,725	—	—
Tax Credits	(915)	—	—
Other	40	87	9
State Deferred Rate Changes	7,416	(149)	(4,875)
Total	(26,343)	799	8,108
Our effective tax rate for the years ended December 31, 2020, 2019 and 2018 differed from the statutory rate primarily due to non-deductible stock-based compensation expense, non-deductible mark-to-market liability, changes in the Company's deferred state tax rate due to operations, and state tax expense.
The following are significant deferred income tax assets and liabilities as of December 31, 2020, 2019 and 2018:
	As of December 31,
(in thousands)	2020	2019	2018
Deferred income tax assets:
Allowances on trade receivables	$93	$147	$356
Net operating loss carryforwards	432	549	712
Capital loss carryforwards	153	—	—
Accrued expenses and reserves	4,205	2,593	2,677
Interest limitation carryforward	47,192	73,297	34,766
Leases – right-of-use liability	8,311	7,604	—
Transaction expenses	8,422	5,859	6,577
Other	50	—	560
Valuation allowance	(153)	—	—
Deferred income tax assets	$68,705	$90,049	$45,648
Deferred income tax liabilities:
Intangible assets	846,049	907,039	982,319
Depreciable assets	42,078	39,553	36,866
Leases – right-of-use asset	7,712	6,957	—
Debt costs	73,027	5,492	6,900
Other	472	207	166
Deferred income tax liabilities	969,338	959,248	1,026,251
Net deferred income tax liabilities	$900,633	$869,199	$980,603

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
The Company has NOL carry forwards for federal income tax purposes of $0.3 million that will be available to reduce future taxable income. The utilization of most of these losses is subject to annual limitations under federal income tax law. The Company believes that it will be able to fully utilize these losses under current federal tax law. The net operating losses begin to expire in 2021. The Company has net operating loss carry forwards for state income tax purposes of $0.4 million. The Company believes that it will be able to fully utilize these losses under current state tax laws. Substantially all of the Company’s NOL carryforwards expire by 2025.
The Company has disallowed interest carry forwards for federal income tax purposes of $204.1 million that will be available to reduce future taxable income, subject to certain income limitations and which have an indefinite carryforward period. The Company believes that it will be able to fully utilize these interest carryforwards under current tax laws.
During the third and fourth quarters of 2020, the Company marked-to-market certain investments which would result in a capital loss deferred tax asset for which the Company recorded a corresponding valuation allowance of $2.6 million. Commensurate with the Transactions, one of these investments and the corresponding deferred tax asset related valuation allowance, were written off to additional paid-in capital totaling $2.4 million. As of December 31, 2020, the Company maintained a valuation allowance related to the remaining estimated capital losses in excess of capital gain based on the difference between the tax and book balance of these investments.
The Company does not have reserves for uncertain tax positions. Any need for a reserve or changes in a reserve would be a component of the Company’s tax provision. The Company includes interest and tax penalties as part of the tax provision. The Company does not reasonably expect any other significant changes in the next twelve months.
Various regulatory tax authorities periodically examine the Company’s and its subsidiaries’ tax returns. Tax years December 2017 through 2020 are open for Federal examination. The Company was notified by the IRS during the fourth quarter of 2019, that the Company’s 2017 tax return was selected for audit. The audit commenced during the first quarter of 2020, there are no impacts as of December 31, 2020. Tax years 2016 through 2020 are still open for examination related to income taxes to various state taxing authorities.
13.   Commitments and Contingencies
Commitments
The Company has certain irrevocable letters of credit used to satisfy real estate lease agreements for three of our offices in lieu of security deposits that reduced the capacity of Revolver G by $1.8 million as of December 31, 2019. The $1.8 million letters of credit remain outstanding as of December 31, 2020; however they no longer reduce the Revolver G capacity following a 2020 amendment to the credit agreement.
Claims and Litigation
The Company is a defendant in various lawsuits and other pending and threatened litigation and other adversarial matters which have arisen in the ordinary course of business as well as regulatory investigations, all which have arisen in the ordinary course of business. While the ultimate outcome with respect to such proceedings cannot be predicted with certainty, the Company does not believe they will result, individually or in the aggregate, in a material adverse effect upon our financial condition or results of operations, or cash flows.
In addition, on February 24, 2021 and March 5, 2021, putative securities class action complaints captioned Srock v. MultiPlan Corporation et al., No. 1:21-cv-1640 (S.D.N.Y.) and Verger v. MultiPlan Corporation et al., No. 1:21-cv-01965 (S.D.N.Y.) were filed in the United States District Court for the Southern District of New York. The Srock lawsuit was voluntarily dismissed on March 15, 2021. The Verger lawsuit is brought against the Company; its Chief Executive Officer, Mr. Mark Tabak; and its Chief

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
Financial Officer, Mr. David Redmond, as well as individuals and entities involved in the Transactions, including Paul Galant, our President, New Markets, and Glenn August and Michael Klein, each of whom currently serve on our Board. The complaint asserts claims for violations of Sections 10(b), 14(a), and 20(a) of the Securities Exchange Act of 1934 and Rules 10b-5 and 14a-9 promulgated thereunder and seeks damages based on alleged material misrepresentations and omissions concerning the Transactions. The proposed class period is July 12, 2020, through November 10, 2020, inclusive. The Company cannot reasonably estimate a potential future loss or a range of potential future losses and has not recorded a contingent liability accrual as of December 31, 2020.
We accrue for costs associated with certain contingencies, including, but not limited to, settlement of legal proceedings, regulatory compliance matters and self-insurance exposures when such costs are probable and reasonably estimable. Such accruals are included in other accrued expenses on the accompanying consolidated balance sheets. In addition, we accrue for legal fees incurred in defense of asserted litigation and regulatory matters as such legal fees are incurred. To the extent it is probable under our existing insurance coverage that we are able to recover losses and legal fees related to contingencies, we record such recoveries concurrently with the accrual of the related loss or legal fees. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. In our determination of the probability and ability to estimate contingent liabilities and related insurance recoveries we consider the following: litigation exposure based on currently available information, consultations with external legal counsel, adequacy and applicability of existing insurance coverage and other pertinent facts and circumstances regarding the contingency. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingencies are resolved; and such changes are recorded in the accompanying consolidated statements of (loss) income and comprehensive (loss) income during the period of the change and appropriately reflected in other accrued liabilities on the accompanying consolidated balance sheets.
14.   Shareholders’ Equity
Preferred Stock
The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.
Class A Common Stock
The Company is authorized to issue 1,500,000,000 shares of Class A common stock with a par value of $0.0001 per share. At December 31, 2020, there were 664,183,318 shares of Class A common stock issued, excluding (i) 85,818,750 shares of Class A common stock available for future issuance under our MultiPlan Corporation 2020 Omnibus Incentive Plan, (ii) the 100,000,000 shares of Class A common stock issuable upon conversion of the Senior Convertible PIK Notes, and (iii) the 58,500,000 shares of Class A common stock issuable upon exercise of the warrants described below.
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of our Class A common stock will at all times vote together as one class on all matters submitted to a vote of the common stock.
Class B Common Stock
Holders of Class B common stock had the right to elect all of the Company’s directors prior to a business combination. The shares of Class B common stock automatically converted into shares of Class A common stock at the time of the Transactions on a one-for-one basis.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing on November 7, 2020. Pursuant to the warrant agreement, a holder may exercise its Public Warrants only for a whole number of shares of our Class A common stock. This means only a whole public warrant may be exercised at a given time by a holder. The Public Warrants will expire at 5:00 p.m., New York City time, on October 8, 2025 or earlier upon redemption or liquidation.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants.
The Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Public Warrants are classified as equity on the Company’s consolidated balance sheet.
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until (i) with respect to 4,800,000 Private Placement Warrants and pursuant to the terms of the Investor Rights Agreement, April 8, 2022 and (ii) with respect to all other Private Placement Warrants November 7, 2020, (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. All Private Placement Warrants held by the Sponsor or its permitted transferees are classified as a liability on the Company’s consolidated balance sheets.
In connection with the Transactions on July 12, 2020, the Sponsor loaned us an unsecured promissory note (the “Note”) in the principal amount of $1.5 million. The Note had no interest and was repayable in full upon the closing of the Transactions. The Sponsor also had the option to convert any unpaid balance of the Note into Working Capital Warrants equal to the principal amount of the Note. The Sponsor elected to convert the full balance of the Note, in the principal amount of $1.5 million, into 1,500,000 Working Capital Warrants. The Working Capital Warrants have identical terms to the Private Placement Warrants. All Working Capital Warrants held by the Sponsor or its permitted transferees are classified as a liability on its consolidated balance sheets.
In connection with the Transactions, the Company issued PIPE Warrants on terms identical to the terms of the Private Placement Warrants, other than the redemption feature exists for all holders of the

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
PIPE warrants. Each whole PIPE warrant entitles the holder to purchase one share of our Class A common stock at a price of $12.50 per share. The PIPE warrants are classified as equity on the Company’s consolidated balance sheets.
As of December 31, 2020, we had warrants to purchase an aggregate of 58,500,000 shares of Class A common stock outstanding, consisting of: (a) the Public Warrants (warrants to purchase an aggregate of 27,500,000 shares of Class A common), (b) the Private Placement Warrants (warrants to purchase an aggregate of 23,000,000 shares of Class A common stock), (c) the Working Capital Warrants (warrants to purchase an aggregate of 1,500,000 shares of Class A common stock) and (d) the PIPE Warrants (warrants to purchase an aggregate of 6,500,000 shares of Class A common stock).
Additional paid-in capital
Additional paid-in capital is reported in the shareholders’ equity section of the balance sheet and corresponds to the cash that shareholders have given the Company in exchange for stock. The changes in additional paid-in capital are mainly due to (i) the effect of the reverse recapitalization part of the Transactions in 2020, and (ii) stock-based compensation expenses.
Treasury stock
During 2020, a subsidiary of the Company purchased 9,094,876 shares to be held in treasury for the purpose of facilitating the Transactions for a total amount of $100.6 million excluding fees and commissions. Prior to the consummation of the Transactions, this investment was accounted for as equity securities with a readily determinable fair value and carried at fair value with changes in fair value recorded in ‘‘loss on investments’’ in the consolidated statements of (loss) income and comprehensive (loss) income. Upon the consummation of the Transactions, the fair value of the shares of $89.5 million was recorded as a reduction to shareholder’s equity.
In addition, the Company repurchased 13,087 shares of Class A common stock in payment of withholding taxes upon the vesting of stock based compensation awards for a total amount of $0.1 million.
At December 31, 2020 and 2019, there were 9,107,963 and no shares of Class A common stock held in treasury, respectively.
15.   Stock-Based Compensation
Prior to the Transactions
Prior to the Transactions, the Company operated under the Polaris Plan. The purpose of the Polaris Plan was to provide a means through which Holdings may attract and retain key personnel and to provide a means whereby Polaris Plan Participants can acquire and maintain an equity interest in Holdings, thereby strengthening their commitment to the welfare of Holdings and its subsidiaries, including MultiPlan, Inc. Under the Polaris Plan, Holdings may grant awards to select Polaris Plan Participants at the sole discretion of the Holdings Board. Polaris Plan awards are granted in the form of Holdings’ Class B Units via the Polaris Agreement.
There were 343,114 Units available for issuance under the Polaris Plan. There were 269,645 Units issued and outstanding as of December 31, 2019, and 267,768 Units issued and outstanding as of the date of the Liquidity Event, October 7, 2020. The Company’s CEO, with the approval of the Holdings Board, determined participation and the allocation of the Units.
Each individual Award is comprised of time vesting units and performance vesting units. Time vesting units and performance vesting units vest based on the vesting dates and the achievement of certain performance measures as defined in each agreement. The Company amortizes the time vesting units on a straight line basis, and the performance vesting units on a graded vesting basis. In the event of the

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
termination of an employee Participant due to a Qualifying Termination as defined by the Polaris Agreement, the Polaris Plan Participant shall have the right to cause Holdings to purchase all or any portion of the vested Units owned by the employee, subject to the approval of the Company’s CEO. Based on this put right available to the employee Participants, stock-based compensation awards related to the Polaris Plan have been accounted for as liability classified awards within Holdings’ consolidated financial statements. The Company records these awards within Shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. Upon the occurrence of a definitive Liquidity Event all unvested units vest immediately prior to such Liquidity Event. All vested shares will be exchanged for new shares and cash as determined at the time of such Liquidity Event. See Note 4 The Transactions for details regarding the Transactions.
The consummation of the Transactions described in Note 4 The Transactions constituted a definitive Liquidity Event under the agreements governing the Unit awards and as a result all unvested Units vested on October 7, 2020. Therefore, the Company recorded an expense of $106.2 million related to the accelerated vesting during the fourth quarter of 2020. The Company recorded these awards within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period.
The fair value of the outstanding Units was $475.5 million as of October 7, 2020, and $98.1 million as of December 31, 2019. The valuation as of October 7, 2020 used the cumulative exit value of the Company, which reflects the transaction value plus prior distributions. We also removed the discount for lack of marketability from the calculation of fair value. The Company recorded stock-based compensation expense for Class B Units of $405.8 million during the period ended December 31, 2020, stock-based compensation profit of $14.9 million during the period ended December 31, 2019, and stock-based compensation expense of $4.7 million during the period ended December 31, 2018. Forfeitures are accounted for as they occur.
The following table lists the assumptions used in the analyses as of December 31, 2019 and 2018:
	As of December 31,
	2019	2018
Risk free rate of return	1.6%	2.5%
Expected volatility	24.9%	25.0%
Expected dividend yield	0.0%	0.0%
Discount for Lack of Marketability	20.0%	20.0%
Stock-based compensation expense related to Class B Units has been allocated between costs of services and general and administrative expenses in the accompanying consolidated statements of (loss) income and comprehensive (loss) income for the years ending December 31, 2020, 2019 and 2018 as follows:
	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Cost of services	$163,025	$(7,904)	$242
General and administrative	242,818	(6,976)	4,475
Total stock-based compensation	$405,843	$(14,880)	$4,717

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
Following is a vesting summary of the Class B Units for the periods ended December 31, 2020, 2019 and 2018:
	Number of Units	Weighted Average Fair Value
Nonvested at December 31, 2018	118,289	$546.40
Awarded	—	$—
Vested	(36,687)	$363.91
Forfeited	(931)	$363.91
Nonvested at December 31, 2019	80,671	$363.91
Awarded	—	$—
Vested	(78,794)	$1,775.68
Forfeited	(1,877)	$1,775.68
Nonvested at December 31, 2020	—	$1,775.68
The Company did not declare or pay any distributions during 2019 and 2018.
After the consummation of the Transactions
The Company operates under the 2020 Omnibus Incentive Plan effective October 8, 2020. The purpose of the 2020 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and its subsidiaries can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and aligning their interests with those of the Company’s stockholders. In 2020, awards granted under the 2020 Omnibus Incentive Plan were in the form of Employee RS and Director RSUs.
There are 85,850,000 shares of Class A common stock available for the issuance of awards under the 2020 Omnibus Incentive Plan. The Company’s CEO, with the approval of the Board, determines participation and the allocation of the Units. For reporting purposes, there were 31,250 Employee RS issued and 18,163 outstanding as of December 31, 2020, excluding 13,087 shares held in treasury for tax withholding.
Activity under the 2020 Omnibus Incentive Plan for the year ended December 31, 2020 is summarized in the table below:
	Number of Employee RS	Number of Director RSUs	Weighted-Average Grant Date Fair Value
Nonvested at December 31, 2019	—	—	—
Awarded	1,500,000	42,847	$8.82
Vested	(31,250)	—	$8.83
Nonvested at December 31, 2020	1,468,750	42,847	$8.82
Awards under the 2020 Omnibus Incentive Plan typically vest from one to four years and are generally subject to either cliff vesting or graded vesting. Awards do not have non-forfeitable rights to dividends or dividend equivalents. The fair value of the awards is typically based on the fair value of our common shares on the date of grant. We amortize the value of these awards to expense over the vesting period on a straight line basis for employees, and in the same period(s) and in the same manner as if the Company had paid cash in exchange for the goods or services instead of a share-based award for non-employees. The Company recognizes forfeitures as they occur.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
The Company has adopted an Incentive Compensation Clawback Policy in order to help ensure that incentive compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets.
The Company recorded stock-based compensation expense under the 2020 Omnibus Incentive Plan of $0.2 million in general and administrative expenses in the accompanying consolidated statements of (loss) income and comprehensive (loss) income during the year ended December 31, 2020. There was $13.4 million of unrecognized compensation cost as of December 31, 2020 related to the outstanding awards which is expected to be recognized over a weighted average period of 3 years, 9 months.
16.   Employee Benefit Plan
The Company sponsors a profit-sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers eligible employees and provides for discretionary employer contributions and a matching contribution subject to certain limitations of employee salary deferrals. Profit sharing expense was immaterial during the periods ended December 31, 2020, 2019, and 2018.
17.   Basic and Diluted Loss and Earnings Per Share
Basic and diluted loss and earnings per share was calculated as follows for the years ended December 31, 2020, 2019 and 2018:
	For the Year Ended December 31,
(in thousands, except number of shares and per share data)	2020	2019	2018
Numerator for loss and earnings per share calculation
Net (Loss) Income	$(520,564)	$9,710	$36,223
Denominator for loss and earnings per share calculation
Weighted average number of shares outstanding – basic and diluted	470,785,192	415,700,000	415,700,000
(Loss) Income per share – basic and diluted:
Net (loss) income per share – basic and diluted	$(1.11)	$0.02	$0.09
Earnings per share calculations for all periods prior to the Transactions have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the reverse recapitalization . Subsequent to the Transactions, earnings per share will be calculated based on the weighted average number of shares of common stock then outstanding.
The Company’s potentially dilutive securities included (i) warrants outstanding of 58,500,000, (ii) shares which may be issued upon conversion of the Senior Convertible PIK Notes of 100,000,000, (iii) unvested founder shares of 12,404,080, (iv) unvested Employee RS of 1,468,750 and (iv) unvested Director RSUs of 42,847 for the year ended December 31, 2020. There were no warrants, options, unvested founder shares, Employee RS or Director RSUs for the years ended December 31, 2019 and 2018. For the year ended December 31, 2020, potentially dilutive securities were excluded from the calculation of diluted net loss per share, as their effect would have been anti-dilutive given the Company’s losses incurred in 2020 and because contingencies for vesting have not been met. Therefore, the weighted average number of shares outstanding used to calculate both basic and diluted net loss per share is the same.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
18.   Related Party Transactions
The accompanying consolidated statements of (loss) income and comprehensive (loss) income include expenses and revenues to and from related parties for the years ended December 31, 2020, 2019 and 2018 as follows:
	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Revenues	$1,973	$2,373	$2,431
Total revenues from related parties	$1,973	$2,373	$2,431
Cost of services	$(2,137)	$(3,753)	$(4,985)
General and administrative	(231)	(288)	(222)
Total expense from related parties	$(2,368)	$(4,041)	$(5,207)
The accompanying consolidated balance sheets include accruals from related parties as of December 31, 2020 and 2019 as follows:
	As of December 31,
(in thousands)	2020	2019
Current liabilities:
Accounts payable	$2,725	$2,500
Total liabilities from related parties	$2,725	$2,500
In 2020, the related party transactions included the following:
•
The Company purchased PPO network services from a company controlled by Hellman & Friedman LLC to supplement our provider network. We also recognize revenues from that same company for the use of our provider network and other claims processing services.

•
The Company has obtained insurance brokered through a company controlled by Hellman & Friedman LLC.

•
The Company compensates a non-employee member of the Board for his services on the Board. The Company also purchases cyber security risk management services from a company controlled by that same member of the Board.

•
The Company reimburses Hellman & Friedman LLC for reasonable out of pocket expenses that include travel, lodging, meals, and any similar expenses.

•
Companies controlled or managed by members of the Board have participated in the PIPE Investment, including the Senior Convertible PIK Notes.

•
The Company purchased advisory services in connection with the Transactions from companies controlled or managed by members of the Board.

MULTIPLAN CORPORATION
Notes to Consolidated Financial Statements
19.   Quarterly Financial Data (Unaudited)
Selected quarterly financial information for all quarters of 2020 and 2019 are as follows:
	For the Quarter Ended
(in thousands, except per share data) 2020	March 31,	June 30,	September 30,	December 31,
Revenues	$252,022	$206,880	$223,517	$255,344
Total operating expenses	164,405	186,609	423,021	295,549
Operating income (loss)	87,617	20,271	(199,504)	(40,205)
Net (loss) income	(2,594)	(56,246)	(288,402)	(173,322)
Basic and Diluted loss per share	$(0.01)	$(0.14)	$(0.69)	$(0.27)
2019
Revenues	$245,024	$245,653	$245,820	$246,404
Total operating expenses	159,924	146,332	164,711	143,725
Operating income (loss)	85,100	99,321	81,109	102,679
Net (loss) income	(8,364)	868	5,362	11,844
Basic and Diluted (loss) earnings per share	$(0.02)	$—	$0.01	$0.03
20.   Subsequent Events
Acquisition of Discovery Health Partners
On February 26, 2021, the Company acquired 100 percent of DHP, an analytics and technology company offering healthcare payment and revenue integrity services, for approximately $154.0 million in cash. Due to the timing of the acquisition, our initial accounting for the DHP acquisition is incomplete. In connection with this acquisition, we incurred approximately $0.6 million of transaction costs during the year ended December 31, 2020.
We believe this acquisition will complement and extend MultiPlan’s payment integrity offerings, spanning the claims life cycle to ensure the legitimacy of a payor’s payment requests as well as its premium collections.

Part II
Information not required in prospectus
Item 13. Other expenses of issuance and distribution
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the Class A common stock and warrants being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.
Amount paid or to be paid
SEC registration fee	$549,198
Printing and engraving expenses	100,000
Legal fees and expenses	500,000
Accounting fees and expenses	154,000
Miscellaneous	100,000
Total	$1,403,198
Item 14. Indemnification of directors and officers
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s second amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
The Company’s amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.
We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s second amended and restated certificate of incorporation, the Company’s second amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Company’s second amended and restated bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Item 15. Recent sales of unregistered securities
Private Placements in Connection with the Churchill IPO
In December 2019, Churchill Sponsor III LLC, purchased an aggregate of 17,250,000 founder shares, for an aggregate offering price of  $25,000 at an average purchase price of approximately $0.001 per share. On February 12, 2020, Churchill effected a stock dividend of one-third of a share of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, resulting in Churchill’s initial stockholders holding an aggregate of 23,000,000 founder shares. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares of Churchill’s common stock upon completion of the Churchill IPO. Such securities were issued in connection with Churchill’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Churchill Sponsor III LLC is an accredited investor for purposes of Rule 501 of Regulation D.
In addition, Churchill Sponsor III LLC purchased from Churchill an aggregate of 19,400,000 private placement warrants at $1.00 per warrant (for an aggregate purchase price of  $19,400,000) upon the completion of the Churchill IPO. The private placement warrants were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
No underwriting discounts or commissions were paid with respect to such sales.
Business Combination Consideration and PIPE Investments
At the Closing, the Company (i) issued to the former owners of Polaris Parent Corp. an aggregate of 415,700,000 shares of its Class A common stock pursuant to the Merger Agreement, (ii) consummated the Common PIPE Investment and issued 132,050,000 shares of its Class A common stock and warrants to purchase 6,500,000 shares of its Class A common Stock for aggregate gross proceeds of $1,300,000,000, (iii) issued $1,300,000,000 in aggregate principal amount of Convertible Notes for aggregate gross proceeds of $1,267,500,000 and (iv) issued an unsecured promissory note to Churchill Sponsor III, LLC in an aggregate principal amount of $1,500,000, which Churchill Sponsor III, LLC converted into warrants to purchase 1,500,000 shares of Class A common stock at a purchase price of $1.00 per share.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.
Item 16. Exhibits and financial statement schedules
See the Exhibit Index immediately following the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.
Item 17. Undertakings
(a)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)      The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6) That for purposes of determining any liability under the Securities Act:
(i) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(ii) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit index
		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Agreement and Plan of Merger, dated as of July 12, 2020, by and among Churchill Capital Corp III, Music Merger Sub I, Inc., Music Merger Sub II, LLC, Polaris Parent Corp. and Polaris Investment Holdings, L.P.	8-K	001-39228	2.1	July 13, 2020
3.1	Second Amended and Restated Certificate of Incorporation of MultiPlan Corporation	8-K	001-39228	3.1	October 9, 2020
3.2	Amended and Restated Bylaws of MultiPlan Corporation	8-K	001-39228	3.2	October 9, 2020
4.1	Specimen Class A common stock Certificate	8-K	001-39228	4.1	October 9, 2020
4.2	Specimen Warrant Certificate (included in Exhibit 4.3)
4.3	Warrant Agreement, dated February 13, 2020, between Continental Stock Transfer & Trust Company and Churchill Capital Corp III	8-K	001-39228	4.1	February 19, 2020
4.4	Specimen Warrant Certificate (included in Exhibit 4.5)
4.5	Warrant Agreement, dated October 8, 2020, between Continental Stock Transfer & Trust Company and Churchill Capital Corp III	8-K	001-39228	4.5	October 9, 2020
4.6	Indenture, dated as of October 8, 2020, by and between Churchill Capital Corp III and Wilmington Trust, National Association	8-K	001-39228	4.6	October 9, 2020
4.7	Form of 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027 (included in Exhibit 4.6)
4.8	Indenture, dated as of November 21, 2017, between Polaris Intermediate Corp. and Wilmington Trust, National Association	8-K	001-39228	4.8	October 9, 2020
4.9	Form of 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (included in Exhibit 4.8)
4.10	Indenture, dated as of June 7, 2016, between MPH Acquisition Corp. 1 (as successor to Polaris Merger Sub Corp.) and Wilmington Trust, National Association	8-K	001-39228	4.10	October 9, 2020

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.11	Form of 7.125% Senior Notes due 2024 (included in Exhibit 4.10)
4.12	First Supplemental Indenture, dated as of June 7, 2016, to that certain Indenture, dated as of June 7, 2016, between MPH Acquisition Holdings LLC (as successor to MPH Acquisition Corp. 1) and Wilmington Trust, National Association	8-K	001-39228	4.12	October 9, 2020
4.13	Second Supplemental Indenture, dated as of November 18, 2016, to that certain Indenture, dated as of June 7, 2016, between MPH Acquisition Holdings LLC and Wilmington Trust, National Association	8-K	001-39228	4.13	October 9, 2020
4.14	Indenture, dated as of October 29, 2020, between MPH Acquisition Holdings LLC, the guarantors named therein and Wilmington Trust, National Association	8-K	001-39228	4.1	October 30, 2020
4.15	Form of 5.750% Senior Notes due 2028 (included in Exhibit 4.14)
5.1	Opinion of Simpson Thacher & Bartlett LLP	S-1	333-249779	5.1	October 30, 2020
10.1	Investor Rights Agreement, dated as of July 12, 2020, by and among Churchill Capital Corp III, Polaris Investment Holdings, L.P., Churchill Sponsor III LLC, Hellman & Friedman Capital Partners VIII, L.P., The Public Investment Fund of The Kingdom of Saudi Arabia, and the other parties named therein	8-K	001-39228	10.1	July 13, 2020
10.2	Private Placement Warrants Purchase Agreement between Churchill Capital Corp III and Churchill Sponsor III LLC	S-1	333-236153	10.6	January 29, 2020
10.3	Common Subscription Agreement dated as of July 12, 2020, by and between Churchill Capital Corp III and The Public Investment Fund of The Kingdom of Saudi Arabia	8-K	001-39228	10.2	July 13, 2020
10.4	Form of Other Common Subscription Agreement	8-K	001-39228	10.3	July 13, 2020
10.5	Form of Convertible Subscription Agreement	8-K	001-39228	10.4	July 13, 2020

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.6	Promissory Note, dated as of July 12, 2020, by and between Churchill Capital Corp III and Churchill Sponsor III LLC	8-K	001-39228	10.6	July 13, 2020
10.7	Credit Agreement, dated as of June 7, 2016, among MPH Acquisition Holdings LLC (as successor in interest), the Lenders party thereto, the Co-Obligors party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, Letter of Credit Issuer and Swingline Lender, and the other parties party thereto	8-K	001-39228	10.8	October 9, 2020
10.8	Incremental Agreement No. 1, dated as of June 12, 2017, in respect of that certain Credit Agreement, dated as of June 7, 2016, among MPH Acquisition Holdings LLC (as successor in interest), the Lenders party thereto, the Co-Obligors party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, Letter of Credit Issuer and Swingline Lender, and the other parties party thereto	8-K	001-39228	10.9	October 9, 2020
10.9	Amendment Agreement No. 2, dated as of July 2, 2020, in respect of that certain Credit Agreement, dated as of June 7, 2016, among MPH Acquisition Holdings LLC (as successor in interest), the Lenders party thereto, the Co-Obligors party thereto, Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, Letter of Credit Issuer and Swingline Lender, and the other parties party thereto	8-K	001-39228	10.10	October 9, 2020
10.10	Incremental Revolving Credit Commitment Increase Agreement No. 1, dated as of October 29, 2020, among MPH Acquisition Corp 1, MPH Acquisition Holdings LLC, as the Borrower, Barclays Bank PLC, as Administrative Agent, the Incremental Revolving Credit Commitment Increase Lenders party thereto and the other parties party thereto.	8-K	001-39228	10.1	October 30, 2020
10.11#	MultiPlan Corporation 2020 Omnibus Incentive Plan	S-8	333-251250	4.1	December 10, 2020
10.12#	Form of Director Restricted Stock Unit Award under the 2020 Omnibus Incentive Plan	10-K	001-39228	10.12	March 16, 2021

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.13#	Form of Employee Restricted Stock Unit Award under the 2020 Omnibus Incentive Plan	10-K	001-39228	10.13	March 16, 2021
10.14#	Form of Restricted Stock Award under the 2020 Omnibus Incentive Plan	10-K	001-39228	10.14	March 16, 2021
10.15#	Form of Option Award under the 2020 Omnibus Incentive Plan	10-K	001-39228	10.15	March 16, 2021
10.16#+	Amended and Restated Employment Agreement, dated May 5, 2016, by and among Mark Tabak, Polaris Investment Holdings, L.P. and MultiPlan, Inc.	8-K	001-39228	10.13	October 9, 2020
10.17#+	Amended and Restated Employment Agreement, dated May 5, 2016, by and among David Redmond, Polaris Investment Holdings, L.P. and MultiPlan, Inc.	8-K	001-39228	10.14	October 9, 2020
10.18#+	Amended and Restated Employment Agreement, dated May 5, 2016, by and among Dale White, Polaris Investment Holdings, L.P. and MultiPlan, Inc.	8-K	001-39228	10.15	October 9, 2020
10.19#	Offer Letter to Jeffrey Doctoroff, dated June 25, 2014	8-K	001-39228	10.16	October 9, 2020
10.20#	Form of Director and Officer Indemnification Agreement	8-K	001-39228	10.17	October 9, 2020
16.1	Letter from Marcum LLP, dated October 8, 2020	8-K	001-39228	16.1	October 9, 2020
16.2	Letter from Marcum LLP, dated November 16, 2020	S-1/A	333-249779	16.2	November 16, 2020
21.1	List of Subsidiaries	10-K	001-39228	21.1	March 16, 2021
23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP					X
24.1	Power of Attorney	S-1	333-249779	24.1	October 30, 2020
24.2	Power of Attorney for C. Martin Harris					X
24.3	Power of Attorney for Julie D. Klapstein					X
101.INS	XBRL Instance Document					X
101.SCH	XBRL Taxonomy Extension Schema Document					X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document					X

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document					X
101.LAB	XBRL Taxonomy Extension Label Linkbase Document					X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document					X

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The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

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Management contract or compensatory plan or arrangement.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of March, 2021.
MultiPlan Corporation
By:
/s/ Jeffrey A. Doctoroff

Name:
Jeffrey A. Doctoroff

Title:
Senior Vice President,
General Counsel and
Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
* Mark H. Tabak	Chief Executive Officer (Principal Executive Officer) and Chairperson of the Board of Directors	March 17, 2021
* David L. Redmond	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	March 17, 2021
* Gerald J. Kozel	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 17, 2021
* Allen R. Thorpe	Lead Independent Director	March 17, 2021
* Glenn R. August	Director	March 17, 2021
* Richard A. Clarke	Director	March 17, 2021
* Anthony Colaluca, Jr.	Director	March 17, 2021
* Paul D. Emery	Director	March 17, 2021
* C. Martin Harris	Director	March 17, 2021
* Julie D. Klapstein	Director	March 17, 2021
* Michael S. Klein	Director	March 17, 2021
* P. Hunter Philbrick	Director	March 17, 2021
* William L. Veghte	Director	March 17, 2021
* By: /s/ Jeffrey Doctoroff
Jeffrey Doctoroff
As Attorney-in-Fact